EXECUTION VERSION

Exhibit 4.1
AMENDED AND RESTATED LOAN GUARANTEE AGREEMENT

dated as of March 22, 2019

between

GEORGIA POWER COMPANY, as Borrower,

and

U.S. DEPARTMENT OF ENERGY, as Guarantor

Plant Vogtle Nuclear Units 3&4

Burke County, Georgia

i

Exhibits to the Loan Guarantee Agreement

Exhibit A	Definitions
Exhibit B	Rules of Interpretation
Exhibit C-1	Form of Borrower Guarantee Issuance Date Certificate
Exhibit C-2	Form of Borrower Advance Date Certificate
Exhibit C-3	Form of Borrower Financial Officer Certificate
Exhibit C-4	Form of Borrower Pre-Closing Certificate
Exhibit C-5	Form of Compliance Program Certificate
Exhibit D-1	Form of Lender's Engineer Guarantee Issuance Date Certificate
Exhibit D-2	Form of Lender's Engineer Advance Date Certificate
Exhibit E	Form of Insurance Advisor Certificate
Exhibit F	Form of Advance Notice
Exhibit G	Davis-Bacon Act Required Provisions
Exhibit H-1	Form of Lien Waivers and Releases with Respect to CCA Contractor Invoices
Exhibit H-2	Form of Lien Waivers and Releases with Respect to Service Provider Invoices
Exhibit I	Form of Contractor Affidavit with Respect to CCA Invoices
Exhibit J	DOL Letter
Exhibit K	Form of Additional Project Document Consent to Assignment
Exhibit L-1	Form of Restricted Data Site Nondisclosure Agreement for Outside Legal Counsel
Exhibit L-2	Form of Nondisclosure Agreement for Lender's Engineer
Exhibit L-3	Definitions of "competitor of Westinghouse"
Exhibit M	Form of Project Cost Spreadsheet

Exhibit N	Example Calculation of the DOE Maintenance Fee

Schedules to the Loan Guarantee Agreement

Schedule 4.1.2	Principal Project Document Matters
Schedule 4.1.4(d)(i)	Unapproved Expenditures in Construction Monitoring Reports
Schedule 4.1.4(d)(iv)	Outstanding Rights to Appeal Certificate, Construction Monitoring Orders and NCCR Tariff Orders
Schedule 4.1.31	Form of Borrower Appropriations Act Certificate
Schedule 5.4	Equity Interests of the Borrower and Operator
Schedule 5.7	Required Consents
Schedule 5.8	Governmental Judgments
Schedule 5.11(a)	Compliance with Environmental Laws
Schedule 6.3	Required Insurances
Schedule 6.11(h)(i)	Davis-Bacon Act Wage Determinations
Schedule 7.4	Provisions of Certain Project Documents Not to Be Amended without DOE Consent
Schedule 10.1	Addresses

AMENDED AND RESTATED LOAN GUARANTEE AGREEMENT
This AMENDED AND RESTATED LOAN GUARANTEE AGREEMENT (this "Agreement"), dated as of March 22, 2019, is by and between (i) Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia (the "Borrower") and (ii) the U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) ("DOE" or the "Guarantor").
RECITALS
WHEREAS, the Borrower, together with each of the other Owners, intends to expand the facilities at the existing nuclear power generating facility commonly known as the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia, near Waynesboro, Georgia, on the west bank of the Savannah River, by developing, constructing, owning, operating and maintaining two additional nuclear generating units, consisting of two Westinghouse AP1000 nuclear reactors, each with a nominally rated generating capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process (together, the "Project"), located adjacent to such existing facility.
WHEREAS, for the purpose of financing a portion of its ownership interest in the Project the Borrower, FFB and DOE entered into the Original FFB Note Purchase Agreement to evidence FFB's agreement to (A) make Advances in an aggregate principal amount not to exceed three billion four hundred sixty-two million four hundred nine thousand one hundred seventeen Dollars ($3,462,409,117) and (B) purchase from the Borrower the Original FFB Promissory Note evidencing the Borrower's obligation to repay such Advances.
WHEREAS, the Guarantor guaranteed all of the obligations of the Borrower under the Original FFB Promissory Note pursuant to the Original DOE Guarantee.
WHEREAS, pursuant to the Original Loan Guarantee Agreement, dated as of February 20, 2014, by and between the Borrower and DOE, the Borrower agreed to reimburse the Guarantor for any payments made by the Guarantor to FFB under the Original DOE Guarantee.
WHEREAS, the EPC Contractor filed for protection under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., and the fixed-price EPC Contract was rejected in connection with those proceedings.
WHEREAS, on behalf of the Owners, the Owners' Agent has entered into the Services Agreement and the Construction Completion Agreement to replace the EPC Contract on a non-fixed-price basis, which will result in the Owners incurring Project Costs in excess of those anticipated on the Original Guarantee Issuance Date.
WHEREAS, in connection with the Owners' Agent's entry into the Services Agreement and the Construction Completion Agreement, the Owners' Agent has entered into an amendment of the Letter Agreement for Construction Services to expand the scope of services thereunder.

WHEREAS, the Borrower has requested, for the purpose of financing a portion of its ownership interest in the Project, that:
(i)    FFB enter into the Additional FFB Note Purchase Agreement to evidence its agreement to (A) make Advances in an aggregate principal amount not to exceed one billion six hundred sixty-eight million two hundred twenty-three thousand seven hundred seventy-nine Dollars ($1,668,223,779) in addition to the three billion four hundred sixty-two million four hundred nine thousand one hundred seventeen Dollars ($3,462,409,117) evidenced under the Original FFB Note Purchase Agreement and (B) purchase from the Borrower the Additional FFB Promissory Note evidencing the Borrower's obligation to repay such Advances; and
(ii)    the Guarantor guarantee all of the obligations of the Borrower under the Additional FFB Promissory Note pursuant to the Additional DOE Guarantee;
WHEREAS, the execution of this Agreement is a condition precedent to DOE's issuance of the Additional DOE Guarantee, and FFB's receipt of the Additional DOE Guarantee is a condition precedent to FFB's execution of the Additional FFB Credit Facility Documents.
NOW, THEREFORE, in consideration of the foregoing, DOE's entering into this Agreement, and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS; RULES OF INTERPRETATION

1.1.	Definitions.
Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its exhibits and schedules shall have the meanings given in Exhibit A hereto.

1.2.	Rules of Interpretation.
Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit B hereto shall apply to this Agreement.

1.3.	Conflict with FFB Credit Facility Documents.
Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any FFB Credit Facility Document, the terms of this Agreement, as between the Borrower and the Secured Parties party thereto, shall control.

ARTICLE 2
FUNDING

2.1.	Summary of Key Terms; Financial Plan.
2.1.1.    Summary of Key Terms.
The following is a summary of certain key terms, conditions and dates. To the extent of any inconsistency between the provisions of this Section 2.1 and any other provision of this Agreement, the provisions of this Agreement other than this Section 2.1 shall control:

Project Costs	U.S. Dollars ($)
	Actual through June 30, 2018	Projected July 2018 through November 2022	Total
Eligible Base Project Costs	5,385,404,385	4,721,360,140	10,106,764,525
Ineligible Base Project Costs	112,981,471	58,405,753	171,387,224
Base Project Costs	5,498,385,856	4,779,765,893	10,278,151,749

Funding of Eligible Base Project Costs
FFB Credit Facility Commitment	2,625,000,000	2,505,632,896	5,130,632,896
Base Funding (including Settlement Proceeds)	2,760,404,385	2,215,727,244	4,976,131,629

Funding of Ineligible Base Project Costs
Base Funding	112,981,471	58,405,753	171,387,224

Funding of Overrun Project Costs
Overrun Funding	100% of all Overrun Project Costs in accordance with Section 2.7

Completion of Project
Anticipated Completion Date	Fourth calendar quarter of 2022

Certain Key Terms
Last Day for an Advance	December 31, 2020 under the Original FFB Promissory Note November 30, 2023 under the Additional FFB Promissory Note
First Principal Payment Date	February 20, 2020
Maturity Date	February 20, 2044

2.1.2.    Financial Plan.
The proposed sources and uses of financing with respect to the Borrower's Undivided Interest are set forth in the Financial Plan below:

SOURCES:
Debt
Maximum Amount of DOE Guaranteed Loan	$5,130,632,896

Borrower Funding
Base Funding (including Settlement Proceeds)	$5,147,518,853
Overrun Funding	100% of all Overrun Project Costs in accordance with Section 2.7
TOTAL SOURCES		$10,278,151,749
USES:
Plant in Service Costs (excluding Contingency and Transmission Interconnect Costs)(1):	$9,412,895,024
Contingency:	365,600,000
Debt Financing Costs(2):	$183,863,098
Nuclear Fuel Costs(3):	$176,687,860
Transmission Interconnect Costs:	$61,435,314
Other Costs(4):	$77,670,453
TOTAL USES (BASE PROJECT COSTS):		$10,278,151,749

(1)    Includes EPC Contract costs incurred through the rejection of that contract, costs under other contracts that effectively replaced the EPC Contract after its rejection (including costs under the Services Agreement, the Construction Completion Agreement and subcontractor costs), payments under the Interim Assessment Agreement, payments to satisfy liens filed by EPC Contractor subcontractors, site construction management costs, Owners’ Costs, start-up and testing and ad valorem taxes.
(2)    Includes capitalized debt financing costs (AFUDC) accrued on construction work in progress (i) through December 2010 prior to implementation of the NCCR Tariff and (ii) above the original Georgia PSC-certified capital cost for the Project (which financing costs are not recovered through the NCCR Tariff). Excludes debt financing costs on construction work in progress recovered through the NCCR Tariff.
(3)    Of the nuclear fuel costs, $171,387,224 represent Ineligible Project Costs.
(4)    Includes DOE ongoing support costs and independent evaluator and construction monitor costs.

2.2.	Availability of Advances.
2.2.1.    Availability.
Subject to the satisfaction (or waiver by DOE) of each applicable condition precedent set forth in this Agreement and satisfaction (or waiver by FFB) of each applicable condition precedent in the FFB Credit Facility Documents, Advances shall be made during the Availability Period.
2.2.2.    FFB Credit Facility Commitment Reductions and Cancellations.
The Borrower may, on not less than fifteen (15) days prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of each FFB Credit Facility Document, permanently cancel or reduce the unutilized portions of the FFB Credit Facility Commitment, in whole or in part, but only if:
(a)    each partial reduction is in an amount permitted under the FFB Credit Facility Documents;
(b)    the Borrower certifies in writing that any such partial reduction could not reasonably be expected to impair the completion of the Project by the Anticipated Completion Date; provided that no such certification shall be required in connection with the prepayment in full of the DOE Guaranteed Loan pursuant to Section 3.3.2(a); and
(c)    upon such cancellation or reduction, the Borrower pays all fees, Periodic Expenses, and other amounts then due with respect to such cancellation or reduction under the Loan Documents.

Once canceled, the FFB Credit Facility Commitment may not be reinstated, and once reduced, the FFB Credit Facility Commitment may not be increased.
2.2.3.    No Obligation to Make Advances.
Nothing in this Agreement obligates the Secured Parties to make Advances to the Borrower. Any Advances will be made solely by FFB pursuant to the FFB Credit Facility Documents.

2.3.	Mechanics for Requesting Advances.
2.3.1.    Advance Notices.
(a)    The Borrower may request an Advance by delivering to DOE, with a copy to the Lender's Engineer, an appropriately completed Advance Notice with respect to such Advance at any time not less than (i) eighteen (18) Business Days prior to the Requested Advance Date in the case of an Advance in an amount less than $500,000,000, (ii) twenty (20) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater $500,000,000 and less than $2,000,000,000, and (iii) twenty-five (25) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater than $2,000,000,000. Without DOE's written consent, the Borrower may not request an Advance more frequently than once per calendar quarter; provided that the Borrower may make the initial request for an Advance under the Additional FFB Credit Facility Documents concurrently with a request for an Advance of the remaining FFB Credit Facility Commitment under the Original FFB Credit Facility Documents and such requests shall be deemed to be one request.
(b)    Each Advance Notice shall be in the form set forth in Exhibit F or otherwise in form and substance acceptable to DOE.

2.4.	Mechanics for Funding Advances.
2.4.1.    Satisfaction of Conditions Precedent. If DOE determines that (i) the Advance Notice has been satisfactorily completed, (ii) all conditions precedent set forth in Article 4 applicable to the requested Advance have been satisfied (or waived) and (iii) the FFB Advance Request and all other certificates and documentation required under the FFB Credit Facility Documents in respect of the requested Advance have been provided and are satisfactory (or have been waived), then, no later than fifteen (15) Business Days from DOE's receipt of the Advance Notice with respect to such Advance, DOE shall sign the FFB Advance Request Approval Notice attached to the FFB Advance Request accompanying such Advance Notice, and forward it together with such FFB Advance Request to FFB with a copy to the Borrower and the Lender's Engineer.
2.4.2.    Drawstop Notices.
(a)    Issuance. At any time after DOE forwards an Advance Notice to FFB and prior to the FFB's making of the Advance requested therein, whether or not DOE has issued an FFB Advance Request Approval Notice, DOE may issue a notice (a "Drawstop Notice") to FFB pursuant to Section 7.4(d) of the applicable FFB Note Purchase Agreement or otherwise pursuant to the FFB Credit Facility Documents, if DOE has determined that:

(i)    the conditions in Article 4 with respect to such Advance are not met or, having been met, are no longer met; or
(ii)    the conditions precedent to such Advance contained in the FFB Credit Facility Documents are not met or, having been met, are no longer met.
(b)    Consequences. If a Drawstop Notice is issued, the requested Advance shall not be made, unless DOE shall have delivered a notice to FFB indicating that DOE has waived the conditions precedent referred to in clauses (a)(i) and (ii) of this Section 2.4.2 that were not met or were no longer met or that such conditions precedent have been met to its satisfaction (such notice, a "Drawstop Withdrawal Notice"). The issuance of a Drawstop Notice shall not preclude the Borrower from resubmitting an Advance Notice within the same or subsequent calendar quarter (notwithstanding Section 2.3.1) with respect to all or any portion of the same Advance.
(c)    Costs. The Borrower shall pay all expenses incurred by DOE, FFB and the Collateral Agent (including all fees and Periodic Expenses of the Independent Consultants) in respect of any Advance that is not made due to the issuance of a Drawstop Notice.
(d)    Copies to Borrower; No Effect on Validity. DOE shall make commercially reasonable efforts to provide a copy of each Drawstop Notice and Drawstop Withdrawal Notice to the Borrower upon the issuance thereof, provided that the failure to deliver a copy of any such notice to the Borrower shall have no effect on its validity.
2.4.3.    No Liability.
No Secured Party shall have any liability to the Borrower or any Affiliate thereof or to any other Person solely arising from the issuance of or failure to issue for any reason (including due to an Uncontrollable Cause as defined both hereunder and in the FFB Note Purchase Agreements) any FFB Advance Request Approval Notice, Drawstop Notice, or any other notice contemplated by this Section 2.4, except in each case to the extent of such Secured Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable Governmental Judgment.

2.5.	Advance Requirements under the FFB Credit Facility Documents.
Notwithstanding anything to the contrary contained in this Article 2, the Borrower also shall comply with all disbursement requirements set forth in the FFB Credit Facility Documents.

2.6.	No Approval of Work.
None of (x) the signing of any FFB Advance Request Approval Notice by DOE, (y) DOE's forwarding any FFB Advance Request Approval Notice, FFB Advance Request or Advance Notice to FFB or (z) the making of any Advance under the Loan Documents shall be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

2.7.	Borrower Funding Commitments.
Prior to or concurrently with each Advance, the Borrower agrees to pay from sources other than the DOE Guaranteed Loan, (i) at least 30% of the sum of the Eligible Base Project Costs being financed or reimbursed using the proceeds of such Advance plus all other Eligible Project Costs incurred to date and 100% of all Ineligible Base Project Costs previously incurred or then required to be paid (such obligation, the "Base Funding Commitment") and (ii) 100% of all Overrun Project Costs previously incurred or then required to be paid (if any) (such obligation, the "Overrun Funding Commitment" and, together with the Base Funding Commitment, collectively, the "Funding Commitments"); provided that the Funding Commitments shall terminate (a) upon the occurrence of any Mandatory Prepayment Event described in clause (iii) or (iv) of the definition of Mandatory Prepayment Event or (b) in the event the FFB Credit Facility Commitment is cancelled or terminated for any reason.

2.8.	Approval of Maturity Extension Election Notices by DOE after Notice from FFB.
If DOE receives any notice from FFB pursuant to Section 14(a)(3)(B) of the applicable FFB Promissory Note requiring DOE to approve each Maturity Extension Election Notice (as defined therein) delivered by the Borrower after the date of such notice, then DOE shall approve each such Maturity Extension Election Notice so long as no Potential Default, Event of Default, Potential Mandatory Prepayment Event or Mandatory Prepayment Event is continuing.
ARTICLE 3
PAYMENTS; PREPAYMENTS

3.1.	Place and Manner of Payments.
3.1.1.    Generally.
All payments due under the DOE Guaranteed Loan shall be made by the Borrower pursuant to the terms of the FFB Credit Facility Documents and as specified herein.
3.1.2.    Net of Tax, Etc.
(a)    Tax. Any and all payments to any Secured Party by the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all Taxes excluding (i) taxes imposed on or measured by the net income (however denominated) of such Secured Party by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a present or former connection between such Secured Party and such jurisdiction or political subdivision (other than any connection arising as a result of the transactions contemplated by the Loan Documents), and (ii) any withholding Taxes or other Tax based on gross income imposed by the United States of America (all such Taxes, other than those Taxes described in clauses (i) and (ii) of this Section 3.1.2(a), the "Covered Taxes"). If the Borrower shall be required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Secured Party, (A) the sum payable shall be increased as may be necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 3.1.2), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with all Governmental Rules. If the Borrower shall make any payment with respect to Covered Taxes under this clause (a) to or for the benefit of any Secured Party and if such Secured Party shall claim any credit or deduction for such Covered Taxes against any other Taxes payable by such Secured Party that are not Covered Taxes, then such Secured Party shall pay to the Borrower an amount equal to the amount such Secured Party determines, absent manifest error, is the amount by which such other Taxes are actually reduced; provided that the aggregate amount payable by such Secured Party pursuant to this sentence shall not exceed the aggregate amount previously paid by the Borrower with respect to such Covered Taxes.
(b)    Indemnity. The Borrower hereby indemnifies each Secured Party for the full amount of Covered Taxes (including any Covered Taxes imposed by any jurisdiction on amounts payable under this Section 3.1.2) paid by any Secured Party, whether or not such Covered Taxes were correctly or legally asserted. Each Secured Party shall give notice to the Borrower of the assertion of any claim against such Secured Party relating to such Secured Party's Covered Taxes as promptly as is practicable after being notified of such assertion; provided that any failure to notify the Borrower promptly of such assertion shall not relieve the Borrower of its obligation under this Section 3.1.2, except, with respect to any such notice given by a Secured Party more than ninety (90) days after such Secured Party has notice or knowledge of such claim, to the extent that the Borrower is actually prejudiced by such failure. Payments by the Borrower pursuant to this indemnification shall be made within ten (10) days after the date such Secured Party makes written demand therefor (which may be submitted through DOE), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Each Secured Party agrees to repay to the Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Covered Taxes paid by the Borrower pursuant to this clause (b) for the period following such Borrower payment) received by such Secured Party for Covered Taxes that were paid by the Borrower pursuant to this clause (b), and to provide reasonable assistance to the Borrower (at the expense of the Borrower) to contest any such Covered Taxes that such Secured Party or the Borrower reasonably believes not to have been properly assessed.
(c)    Notice. Within ten (10) days after the date of any payment of Covered Taxes by the Borrower, the Borrower shall furnish to each affected Secured Party the original or a certified copy of a receipt evidencing such payment or, if the relevant tax authority has not provided the Borrower with such a receipt, shall furnish such other evidence of such payment as may be available to the Borrower (in which case the Borrower shall promptly request a receipt from the relevant tax authority, and so furnish the original or a certified copy thereof promptly on receipt thereof). The Borrower shall compensate each Secured Party for all reasonable losses and expenses sustained by such Secured Party as a result of any failure by the Borrower to so furnish such copy of such evidence or, if available, such receipt.
(d)    Survival of Obligations. The obligations of the Borrower under this Section 3.1.2 shall survive the termination of this Agreement and the repayment of the Secured Obligations.

3.2.	Interest Provisions Relating to All Advances.

3.2.1.    Interest Account and Interest Computations.
(a)    Interest shall accrue on the unpaid principal amount of each Advance from the date such Advance is disbursed or deemed disbursed pursuant to the FFB Credit Facility Documents, to the date such Advance is paid in full, at a rate per annum relating thereto as specified in the applicable FFB Promissory Note.
(b)    The Borrower hereby authorizes DOE to record in an account or accounts maintained by DOE (A) the interest rates applicable to all Advances, (B) the interest periods for each Advance outstanding, (C) the date and amount of each principal and interest payment on the DOE Guaranteed Loan, and (D) such other information as DOE may determine is necessary for the computation of interest payable by the Borrower hereunder.
(c)    All computations of interest (including with respect to the FFB Late Charge Rate on Overdue Amounts or any unpaid amounts under the Loan Documents, but excluding interest pursuant to Section 9.2.1) shall be made pursuant to the procedures set forth in the relevant FFB Credit Facility Documents.
(d)    The parties to this Agreement acknowledge that the amount of interest permitted to be capitalized in accordance with the FFB Promissory Notes is zero (0). The Borrower shall not request, or use the proceeds of, any Advance to pay any interest that has accrued on the unpaid principal amount of any Advance.
3.2.2.    Interest Payment Dates.
Subject to the terms of the FFB Credit Facility Documents, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance on each Quarterly Payment Date, on prepayment (to the extent thereof), and at maturity (whether by acceleration or otherwise).

3.3.	Prepayments.
3.3.1.    Terms of all Prepayments.
(a)    With respect to any prepayment of the DOE Guaranteed Loan, in whole or in part, and whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of the FFB Credit Facility Documents and this Agreement.
(b)    All prepayments of the DOE Guaranteed Loan shall be applied in accordance with, and shall be subject to the terms and conditions (including conditions as to prepayment premiums or discounts) as set forth in, the applicable FFB Credit Facility Documents.
(c)    The Borrower may not reborrow any amount of the DOE Guaranteed Loan that is prepaid; provided that the provisions of Section 14 of the applicable FFB Promissory Note shall not constitute a prepayment of the DOE Guaranteed Loan for purposes of this Section 3.3.1(c). Any "Maturity Extension" (as defined in the applicable FFB Promissory Note) for any Advance as provided in the FFB Credit Facility Documents shall not be considered for purposes hereof prepayment of principal.

3.3.2.    Voluntary Prepayments.
(a)    Prior to Commercial Operation of the Second Unit, without the consent of DOE, the Borrower may not prepay the DOE Guaranteed Loan (i) in part or (ii) in whole unless, in the case of this subclause (ii), the Borrower simultaneously cancels the outstanding FFB Credit Facility Commitment.
(b)    After Commercial Operation of the Second Unit has occurred, or, if prior to the Commercial Operation of the Second Unit, upon satisfaction of the requirements of Section 3.3.2(a), the Borrower may prepay the principal amount of any Advance in whole or in part upon no less than five (5) Business Days' prior written notice submitted by the Borrower to FFB. Any prepayment in whole or in part shall be subject to satisfaction of the following conditions:
(i)    such prepayment (if in part) shall be in an amount no less than $100,000;
(ii)    compliance with any restrictions contained in the FFB Credit Facility Documents, including satisfaction of any minimum amount requirement of the FFB Credit Facility Documents; and
(iii)    payment of all accrued and unpaid interest on such principal amount, and any other fees and Periodic Expenses then payable, including any prepayment premiums, or other amounts as may be required under the Loan Documents.
(c)    Any prepayment pursuant to this Section 3.3.2 shall be applied as directed by the Borrower in accordance with the applicable FFB Promissory Note.
3.3.3.    Mandatory Prepayments.
(a)    Mandatory Prepayments in Connection with Certain Events of Taking. If, as a result of any Event of Taking, any Condemnation Proceeds in excess of ten million Dollars ($10,000,000) per Event of Taking are received by or on behalf of the Borrower for the account of the Borrower, the Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan in the amount of all such Condemnation Proceeds. Each mandatory prepayment under this clause (a) shall be made on the Payment Date immediately following the receipt of such Condemnation Proceeds.
(b)    Awards of Disputed Amounts under the Construction Completion Agreement or Services Agreement. To the extent the proceeds of any Advances are used to fund any amounts in dispute with the Service Provider or the CCA Contractor, and, following the resolution of the dispute, the Borrower receives any payments from the Service Provider or the CCA Contractor reimbursing it for all or any portion of such amounts, the Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan in an amount equal to the difference between the aggregate amount of all Advances made pursuant to the FFB Credit Facility Documents as of the date of receipt of such payments minus seventy percent (70%) of the aggregate amount of Eligible Project Costs in respect of the Borrower's Undivided Interest at the time of the determination of the amount to be prepaid. Each mandatory prepayment under this clause (b) shall be made upon receipt of such reimbursement payments. In the event any computation required in the first sentence of this clause (b) results in an amount of zero or less, no mandatory prepayment shall be required in connection with the applicable reimbursement payments.
(c)    Casualty Loss Proceeds.
(i)    If as a result of an Event of Loss, other than an Event of Loss that constitutes a Mandatory Prepayment Event pursuant to clause (vi) of the definition thereof, any Casualty Loss Proceeds in excess of ten million Dollars ($10,000,000) per occurrence are received by or on behalf of the Borrower for the account of the Borrower and such proceeds are not applied towards the repair or restoration of the relevant portion of the Project, the Borrower's Undivided Interest or the Collateral, then the Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan in the amount of all such Casualty Loss Proceeds. Each mandatory prepayment under this clause (c)(i) shall be made upon receipt of such Casualty Loss Proceeds.
(ii)    If as a result of an Event of Loss that constitutes a Mandatory Prepayment Event pursuant to clause (vi) of the definition thereof, any Casualty Loss Proceeds are received by or on behalf of the Borrower for the account of the Borrower, then the Borrower shall be required to make a mandatory prepayment of the DOE Guaranteed Loan in the full amount of all Casualty Loss Proceeds in respect of such loss. Each mandatory prepayment under this clause (c)(ii) shall be (A) made upon receipt of such Casualty Loss Proceeds or, in the case of any such Casualty Loss Proceeds received prior to the occurrence of such Mandatory Prepayment Event, immediately following the occurrence of such Mandatory Prepayment Event and (B) applied to each Level Principal Amount in order of maturity.
(d)    Mandatory Prepayment Events. Upon the occurrence of a Mandatory Prepayment Event:
(i)    DOE may (A) suspend or terminate the commitment to guarantee any further Advances and (B) shall not be required to (1) review any Advance Notice or (2) forward to FFB any FFB Advance Request Approval Notice; and
(ii)    DOE may deliver a Mandatory Prepayment Notice to the Borrower.
(e)    Effect of Notice. Upon delivery to the Borrower of a Mandatory Prepayment Notice, DOE may, in its discretion, suspend or terminate the FFB Credit Facility Commitment, and the Borrower shall be required to prepay the outstanding principal amount of the DOE Guaranteed Loan, commencing on the next Quarterly Payment Date immediately following the Borrower's receipt of such notice, with equal payments of principal in twenty (20) consecutive quarterly installments on each Quarterly Payment Date. The level principal amount payable on each Quarterly Payment Date shall be equal to the aggregate outstanding principal amount of the DOE Guaranteed Loan immediately prior to the first such Quarterly Payment Date divided by 20 (the "Level Principal Amount"), and the amount of principal to be prepaid on any Quarterly Payment Date shall be equal to the positive difference, if any, of the Level Principal Amount to be made on such date (as such amount may be reduced pursuant to Section 3.3.3(c)(ii)) minus the regularly scheduled principal amount due on such Quarterly Payment Date (any such prepayment amount, a "Quarterly Prepayment Amount"). Subject to Section 2.7 and Section 10.21, from and after the delivery of a Mandatory Prepayment Notice, the Borrower shall continue to perform and observe all other obligations under the Loan Documents to which it is a party until the Debt Termination Date, subject in all cases to the survival of any provisions of the Loan Documents that survive the Debt Termination Date. In the event the Borrower receives a Mandatory Prepayment Notice on a date that is less than eight (8) Business Days prior to the next Quarterly Payment Date, the initial level principal payment shall occur on the eighth (8th) Business Day following the Borrower's receipt of the Mandatory Prepayment Notice rather than the next Quarterly Payment Date following the Borrower's receipt of the Mandatory Prepayment Notice. The date of any mandatory prepayment made in accordance with the preceding sentence shall be deemed to be a Quarterly Payment Date for the purposes of Section 3.3.3(f).
(f)    In connection with any prepayments required pursuant to this Section 3.3.3, the Borrower shall provide notice of such prepayment to the FFB in accordance with the requirements of Section 15 of the applicable FFB Promissory Note (which requires notice at least five (5) Business Days in advance of each Quarterly Payment Date on which a mandatory prepayment is required), which notice shall include the amount of principal to be prepaid (which shall not be less than the applicable Quarterly Prepayment Amount) and the Advance or Advances to which such prepayment shall be applied. As provided in the FFB Promissory Notes, such prepayments shall be applied to the scheduled repayments of outstanding principal for each applicable Advance in inverse order of maturity. In the event the Borrower fails to provide such notice to DOE, the required Quarterly Prepayment Amount shall be applied pro rata amongst the principal of each outstanding Advance and, as to each Advance, to the scheduled repayments of outstanding principal of such Advance in inverse order of maturity.
(g)    Payments under the Toshiba Settlement Agreement. In the event DOE issues a Mandatory Prepayment Notice and the Borrower has decided not to continue with construction of the Project, the Borrower shall be required to make a mandatory prepayment of Advances outstanding pursuant to the FFB Credit Facility Documents in an aggregate amount equal to the lesser of (A) the aggregate amount of Settlement Proceeds and (B) the aggregate amount of all Advances outstanding pursuant to the FFB Credit Facility Documents as of the date of delivery of such Mandatory Prepayment Notice minus seventy percent (70%) of (i) the aggregate amount of Eligible Project Costs the Borrower has incurred in respect of the Borrower's Undivided Interest as of the date of delivery of such Mandatory Prepayment Notice minus (ii) the aggregate amount the Settlement Proceeds. The mandatory prepayments under this clause (g) shall be made within 30 days of the date of delivery of the Mandatory Prepayment Notice. The Level Principal Amount payable on each Quarterly Payment Date remaining after such mandatory prepayment shall be reduced by an amount equal to the amount of principal prepaid through such mandatory prepayment, divided by the number of remaining Quarterly Payment Dates. In the event any computation required in this clause (g) results in an amount of zero or less, no mandatory prepayment pursuant to this clause (g) shall be required in connection with the applicable Mandatory Prepayment Event.

3.4.	Payment of Credit Subsidy Cost and Fees.
(a)    Prior to or concurrently with the issuance of the Additional DOE Guarantee, the Borrower shall pay to DOE, (i) the remaining portion of the DOE Loan Facility Fee, (ii) the Credit Subsidy Cost in respect of the Additional DOE Guarantee, as determined by DOE and approved by OMB (the "Additional DOE Guaranteed Loan Credit Subsidy Cost"), and (iii) in accordance with clause (c) of this Section 3.4, an installment of the DOE Maintenance Fee.
(b)    The Borrower shall pay to FFB the fees payable to FFB from time to time in accordance with the requirements of the FFB Credit Facility Documents.
(c)    The Borrower shall pay to DOE the DOE Maintenance Fee each year in advance until the Debt Termination Date, commencing on the Guarantee Issuance Date, and on January 1 of each calendar year thereafter; provided that (i) for the calendar year in which the Guarantee Issuance Date occurs, the DOE Maintenance Fee shall be equal to (A) $400,000 pro-rated on a daily basis for the number of days starting with the Guarantee Issuance Date and ending on December 31 of such calendar year plus (B) the $200,000 amount payable under the Original Loan Guarantee Agreement, as escalated thereunder, pro-rated on a daily basis for the number of days starting with January 1 of the calendar year in which the Guarantee Issuance Date occurs and ending on the day before the Guarantee Issuance Date minus (C) any amount of the DOE Maintenance Fee previously received from the Borrower during such calendar year and prior to the Guarantee Issuance Date and (ii) for the calendar year in which the Maturity Date is scheduled to occur, the DOE Maintenance Fee shall be pro-rated on a daily basis for the number of days starting with January 1 of such calendar year and ending on the Maturity Date, provided that, in the case of this subclause (ii), if the Debt Termination Date does not occur on or before the Maturity Date, then the Borrower shall promptly pay to DOE the balance of the DOE Maintenance Fee for such calendar year.
(d)    The Borrower shall pay to DOE the DOE Modification Reimbursement Payments, if any, in the amount(s) and at the time(s) reasonably determined by DOE.
(e)    All DOE Guaranteed Loan Fees shall be paid on the dates due, in immediately available funds in Dollars, to DOE or FFB, as applicable. Once paid, the DOE Guaranteed Loan Fees shall not be refundable under any circumstances; provided, however, that the amounts payable pursuant to Section 3.4(a) shall become non-refundable upon the execution and delivery of this Agreement.
(f)    All amounts payable to DOE under this Section 3.4 shall be paid by wire transfer to the applicable account below, or to such other account as may be specified by DOE from time to time.

U.S. Treasury Department
ABA No. [ ] TREASNYC/CTR/BNF = [ ]
OBI = [ ]

U.S. Treasury Department
ABA No. [ ] TREASNYC/CTR/BNF = [ ]
OBI = [ ]

3.5.	Evidence of Debt.

DOE shall maintain, in accordance with its usual practice, internal records evidencing the amounts from time to time (i) advanced by FFB under the FFB Note Purchase Agreements, (ii) paid by DOE with respect to the DOE Guarantees and, (iii) principal and interest amounts paid by the Borrower with respect to the foregoing. In the event of any conflict among the records of DOE and FFB, absent manifest error, the records of FFB shall prevail with regards to subclauses (i) and (ii) above and the records of DOE shall prevail with regards to subclause (iii) above.

3.6.	DOE Late Penalty Charge.
If the Borrower fails to pay in accordance with the terms of the FFB Credit Facility Documents, this Agreement or any other Loan Document (whether at scheduled maturity, as a mandatory prepayment, by acceleration or otherwise) any principal of or interest on the DOE Guaranteed Loan when such principal or interest is due and payable, the Borrower shall pay to DOE the DOE Late Penalty Charge no later than three (3) Business Days after such amounts become due and payable. All amounts payable to DOE under this Section 3.6 shall be paid in accordance with Section 3.4(f).
ARTICLE 4
CONDITIONS PRECEDENT TO ADVANCES

4.1.	Conditions Precedent to Guarantee Issuance Date.
The obligation of the Guarantor to issue the Additional DOE Guarantee is subject to the prior satisfaction (or waiver in writing), as determined in all cases by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the Guarantee Issuance Date.
4.1.1.    Loan Documents.
DOE shall have received (to the extent not received on the Original Guarantee Issuance Date) fully executed originals, in sufficient counterparts for each Secured Party that is a party thereto (provided that there shall be only one original of the FFB Promissory Note), of each of the following documents:
(a)    Loan Guarantee Agreement. This Agreement.
(b)    FFB Credit Facility Documents. Each of the following FFB Credit Facility Documents:
(i)    the FFB Program Financing Agreement;
(ii)    the FFB Note Purchase Agreements;
(iii)    the FFB Promissory Notes;
(iv)    the DOE Guarantees; and

(v)    all other documents, certificates and instruments required to be delivered on or before the Guarantee Issuance Date in connection with the foregoing.
(c)    Security Documents. Each of the following Security Documents:
(i)    the Deed to Secure Debt;
(ii)    the Collateral Agency Agreement; and
(iii)    all other documents, certificates and instruments required under the Security Documents and this Agreement to be delivered on or before the Guarantee Issuance Date in connection with the foregoing.
(d)    Direct Agreements. Each of the following Direct Agreements:
(i)    the Owners Direct Agreement;
(ii)    the Southern Nuclear Direct Agreement;
(iii)    the Consent to Assignment, dated as of February 20, 2014, among the Borrower, the Operator, Westinghouse Electric Company LLC and the Collateral Agent, with respect to the Westinghouse Fuel Assembly Agreement and the Westinghouse License Agreement;
(iv)    the Westinghouse Direct Agreement;
(v)    the Bechtel Direct Agreement; and
(vi)    the CCA Guarantor Direct Agreement.
4.1.2.    Principal Project Documents.
(a)    DOE shall have received (to the extent not received on the Original Guarantee Issuance Date) complete copies of each of the following fully executed documents, each certified by the Borrower that (x) such copy is a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters), (y) such document has been duly executed and delivered by the Borrower (as applicable) and is in full force and effect, and (z) neither the Borrower nor, to the Borrower's Knowledge, any other party to such document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder except for any such breach that (1) could not reasonably be expected to have a material adverse effect on the completion or operation of the Project, or (2) is disclosed on Schedule 4.1.2 hereto.
(i)    Land Documents. Each of the title deed or deeds for the Project Site.
(ii)    Operating Documents. Each of the following Operating Documents:
(1)    the Fuel Disposal Agreements (other than those to be entered into after the Guarantee Issuance Date); and

(2)    the Nuclear Operating Agreement.
(iii)    Owner Documents. Each of the following Owner Documents:
(1)    the Development Agreement;
(2)    the Nuclear Managing Board Agreement;
(3)    the Ownership Agreement;
(4)    the Declaration of Covenants;
(5)    the Cost Allocation Procedures;
(6)    the Operating Agreement;
(7)    the Owners' Continuation Agreement and Amendment;
(8)    the Funding Agreement; and
(9)    the Global Amendment.
(iv)    the Letter Agreement for Construction Services.
(b)    The Borrower shall have established a confidential password-protected electronic data site that allows employees of DOE and outside legal counsel to DOE, on a need to know basis, to review from time to time (but not download or print) (the "Restricted Data Site") complete, unredacted electronic copies of each of the following executed documents (provided that any such outside legal counsel of DOE shall be entitled to review only such documents as are authorized for review by such outside legal counsel pursuant to Section 6.1(p), and provided further that such documents shall be made available for review by employees of the Lender's Engineer in accordance with Section 6.1(p)(ii)), each certified by the Borrower that (x) such copy is a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters), (y) such document has been duly executed and delivered by the Borrower (as applicable) and is in full force and effect, and (z) neither the Borrower nor, to the Borrower's Knowledge, any other party to such document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder except for any such breach that (i) could not reasonably be expected to have a material adverse effect on the completion or operation of the Project, or (ii) is disclosed on Schedule 4.1.2 hereto.
(i)    Construction Contracts.
(1)    the Services Agreement; and
(2)    the Construction Completion Agreement.
(ii)    Operating Documents. Each of the following Operating Documents:

(1)    the Westinghouse Fuel Assembly Agreement;
(2)    the Westinghouse License Agreement; and
(3)    the Facility Licenses.
(iii)    The Bechtel Guarantee.
4.1.3.    Pre-Closing Project Costs Report.
DOE shall have received: (a) a detailed description, with supporting documents as reasonably requested by DOE, of expenditures for Project Costs incurred and paid by the Borrower or any Affiliate of the Borrower prior to the Guarantee Issuance Date, which description shall specify those expenditures for which the Borrower seeks credit to be applied toward Base Funding; and (b) a certificate from the Lender's Engineer and the Borrower certifying that such Project Costs have been applied in accordance with the Construction Budget.
4.1.4.    Rate Recovery Authorization
(a)    DOE shall have received (to the extent not received on the Original Guarantee Issuance Date) copies of the final amended certification order and all orders on remand entered by the Georgia PSC in Docket No. 27800-U (collectively, the "Certificate") through the Guarantee Issuance Date, which orders relate to the Borrower's right to recover certain Project Costs through regulated rates in accordance with and subject to the requirements of applicable Georgia law (Official Code of Georgia Annotated, 46-3A-1 through 46-3A-11);
(b)    DOE shall have received (to the extent not received on the Original Guarantee Issuance Date) copies of each order entered by the Georgia PSC on the semi-annual (or other such period required by the Georgia PSC) construction monitoring reports filed by the Borrower pursuant to the Certificate (such orders collectively, the "Construction Monitoring Orders"; such reports collectively, the "Construction Monitoring Reports") through the Guarantee Issuance Date, which orders relate to the Georgia PSC's verification and approval of expenditures for Project Costs;
(c)    DOE shall have received (to the extent not received on the Original Guarantee Issuance Date) copies of each order in Georgia PSC Dockets 31958, 32539 and 36989 (the "NCCR Tariff Orders") through the Guarantee Issuance Date, which orders relate to the Borrower's ability to recover financing costs relating to certified construction costs associated with the Borrower's Undivided Interest; and
(d)    DOE shall have received a Borrower Certificate certifying that:
(i)    the Georgia PSC has, subject to Official Code of Georgia Annotated Section 46-3A-7, verified and approved all expenditures incurred for Project Costs identified in all Construction Monitoring Reports for all periods through June 30, 2018 except (A) as set forth on Schedule 4.1.4(d)(i) and (B) that the Borrower's inability to recover all of the expenditures set forth on Schedule 4.1.4(d)(i) through regulated rates could not reasonably be expected to have a material adverse effect on the ability of the Borrower to repay Advances when due or the ability of the Project to be completed,
(ii)    the NCCR Tariff Orders authorize the Borrower to recover financing costs relating to certified construction costs associated with the Borrower's Undivided Interest through the Nuclear Construction Cost Recovery Schedule tariff (the "NCCR Tariff") as filed or, if modified, without any material adverse effect on the Borrower's ability to recover financing costs relating to certified construction costs associated with the Borrower's Undivided Interest through the NCCR Tariff,
(iii)    except for the Certificate, the Order Approving Stipulation dated January 3, 2017, the Order Approving Stipulation dated February 26, 2019, the Construction Monitoring Orders and the NCCR Tariff Orders, there are no other orders relating to the Borrower's right to recover Project Costs or financing costs associated with the Borrower's Undivided Interest, and
(iv)    except as set forth on Schedule 4.1.4(d)(iv), no appeals of the Certificate, the Order Approving Stipulation dated January 3, 2017, the Order Approving Stipulation dated February 26, 2019, the Construction Monitoring Orders or the NCCR Tariff Orders are pending and all rights to appeal the Certificate, the Construction Monitoring Orders or the NCCR Tariff Orders have expired.
4.1.5.    Borrower Base Case Projections; Project Milestone Schedule; Construction Budget; Advance Schedule; Employment Projections.
DOE shall have received (other than the Project Milestone Schedule, which shall be made available on the Restricted Data Site and made available for review by employees of the Lender's Engineer in accordance with Section 6.1(p)(ii)), at least thirty (30) days prior to the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE), the following items, certified by the Borrower in a Borrower Certificate substantially in the form of Exhibit C-4 (Form of Borrower Pre-Closing Certificate). With respect to items (a), b(ii) and (d) through (e), the Borrower shall have certified to DOE that such items were prepared in good faith based upon assumptions believed by the Borrower to be reasonable, in each case as of the date of preparation and as of the Guarantee Issuance Date. With respect to items (b)(i) and (c), the Borrower shall have certified to DOE that such items were prepared by the Operator in good faith and accurately reflect the Operator's then-current working plan for construction of the Project, in each case as of the date of preparation and as of the Guarantee Issuance Date:
(a)    the Borrower Base Case Projections, including a summary of the underlying assumptions and explanations thereto;
(b)    (i)    the Summary Project Milestone Schedule – Working Plan; and
        (ii)    the Summary Project Milestone Schedule – Regulatory Based;
(c)    the Project Milestone Schedule;
(d)    the Construction Budget;

(e)    the Advance Schedule; and
(f)    projections for construction-related jobs and permanent jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan.
4.1.6.    Financial Statements.
(a)    (i)    Delivery of Financial Statements. DOE shall have received (i)(A) from the Borrower its most recent audited and unaudited Financial Statements, (B) from the CCA Contractor its most recent audited and unaudited Financial Statements, and (C) from the CCA Guarantor its most recent audited Financial Statements, and (ii) a Financial Officer Certificate substantially in the form of Exhibit C-3 (Form of Borrower Financial Officer Certificate) with respect to the Borrower's Financial Statements that certifies that the Borrower has attached true, complete and correct copies of such Financial Statements of the Borrower and includes the certifications set forth in Section 6.1(e) with respect to the Financial Statements of the Borrower. DOE acknowledges and agrees that in connection with DOE's receipt of Financial Statements of the CCA Contractor and the CCA Guarantor, the Borrower is making no representations or warranties with respect to such Financial Statements.
(i)    Current Reports on Form 8-K. DOE also shall have received any Current Reports on Form 8-K filed by the Borrower with the United States Securities and Exchange Commission subsequent to the date of the most recent unaudited Financial Statements delivered by the Borrower pursuant to this Section 4.1.6(a).
(b)    No Material Adverse Effect. DOE shall have determined that no event or condition shall have occurred since the date of the most recent audited and unaudited Financial Statements of the Borrower delivered to DOE that had or could reasonably be expected to have a material adverse effect on the business, properties or financial condition of the Borrower or a material adverse effect on the ability of the Project to be completed.
4.1.7.    Update of Conditional Commitment.
Either (i) DOE shall have determined that there are not any material changes to the terms and conditions of the Conditional Commitment or (ii) at least thirty (30) days prior to the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE), DOE shall have received a written summary of any such changes, which shall be approved by the Secretary of Energy and reflected in this Agreement.
4.1.8.    Update of Credit Rating.
DOE shall have received a credit rating of the Borrower from Moody's, S&P or Fitch dated not less than thirty (30) days prior to the Guarantee Issuance Date, based on the updated commitment of DOE reflected in the FFB Credit Facility Documents and assuming that the FFB Credit Facility Commitment does not benefit from the Additional DOE Guarantee.
4.1.9.    COL; Required Consents.

DOE shall have received (i) certification from the Borrower, together with such other evidence as DOE may request, that all necessary consents and waivers under any other current Indebtedness or Other Obligations of the Borrower have been duly obtained and are not subject to any conditions, except as disclosed to, and as are satisfactory to, DOE on Schedule 5.7, (ii) certification from the Borrower, together with such other evidence as DOE may request, that the COLs, Georgia PSC approval of the issuance of indebtedness under the Loan Documents, and all other Required Consents listed on Schedule 5.7 (except those identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project) have been duly obtained and are not subject to any waiting period or appeal (except for the waiting periods and appeals that are disclosed to, and as are satisfactory to, DOE on Schedule 5.7), and (iii) to the extent not received on the Original Guarantee Issuance Date, a copy of each COL, Georgia PSC approval of the issuance of indebtedness under the Loan Documents, and each other Required Consent listed on Schedule 5.7 and requested by DOE (except (x) those received on the Original Guarantee Issuance Date (other than any amendments or renewals to such Required Consents) and (y) those identified on Schedule 5.7 as to be obtained at a later stage in the development of the Project), certified by the Borrower as being true, correct and complete.
4.1.10.    Insurance.
DOE shall have received (i) certification from the Borrower and the Insurance Advisor that all Required Insurance is in place, and in full force and effect without default and all premiums due thereon (x) have been paid in full or (y) are to be paid by other arrangements satisfactory to DOE and (ii) certificates or policies with respect to all Required Insurance, designating the Secured Parties as additional insureds to the extent required by Schedule 6.3, certified by the Borrower and the Insurance Advisor as being true, correct and complete.
4.1.11.    Completion Assessment.
DOE shall have received a copy of an updated Completion Assessment satisfactory to DOE.
4.1.12.    Security Interests.
(a)    Security Interests. DOE shall have received evidence that all Liens in the Collateral intended to be created by the Security Documents have been created and, where appropriate, have been (or, subject to arrangements satisfactory to DOE, will be) registered or otherwise perfected to create a first priority perfected Lien over the Collateral in favor of the Collateral Agent, subject only to Permitted Liens and the December 2013 Mechanic's Lien Exception. To the extent each such Lien arises or attaches under the Uniform Commercial Code of any jurisdiction in the U.S., it shall be valid and enforceable and shall constitute a first priority perfected security interest, subject only to Permitted Liens. In all other cases, each such Lien shall be enforceable against the Borrower, any subsequent lienor (including a judgment lienor), any junior lienor, or any transferee for or not for value, in bulk, by operation of law, for the benefit of creditors, or otherwise.
(b)    Filings. DOE shall have received evidence that (i) each of the Security Documents has been (or arrangements satisfactory to DOE have been made so that it will be) duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder, (ii) all fees and duties in connection with such filing, registration or recording (x) have been paid in full or (y) are to be paid by other arrangements satisfactory to DOE.
4.1.13.    Authority and Incumbency of Major Project Participants.
DOE shall have received certified copies of each of the Borrower's and the Operator's Organizational Documents, good standing certificates, incumbency certificates and resolutions, and any other such documents as DOE may reasonably request, with respect to approval of (i) each such Major Project Participant's participation in the Project, (ii) in the case of the Borrower, the financing therefor and the granting of Liens pursuant to the Security Documents, and (iii) the execution, delivery and performance by each such Major Project Participant of the Transaction Documents (including any Direct Agreements) to which it is party.
4.1.14.    Guarantee Issuance Date Certificates.
DOE shall have received:
(a)    a Borrower Certificate, substantially in the form of Exhibit C-1 (Form of Borrower Guarantee Issuance Date Certificate), regarding the matters required to be certified by it as set forth in this Section 4.1, and such other certifications as may be required to be made to the Secured Parties by the Borrower as of the Guarantee Issuance Date under the FFB Credit Facility Documents and certain matters related to the Service Provider, Services Agreement, CCA Contractor, Construction Completion Agreement, Operator and Letter Agreement for Construction Services;
(b)    a Lender's Engineer Certificate, substantially in the form of Exhibit D-1 (Form of Lender's Engineer Guarantee Issuance Date Certificate), dated as of the Guarantee Issuance Date, regarding the matters required to be certified by it as set forth in this Section 4.1, including a certification as to the reasonableness and appropriateness of (A)  the Construction Budget, (B) the Summary Project Milestone Schedule – Regulatory Based, (C) the Advance Schedule and (D) the Pre-Closing Project Costs Report; and
(c)    an Insurance Advisor Certificate, substantially in the form of Exhibit E (Form of Insurance Advisor Certificate), regarding the matters required to be certified by it as set forth in this Section 4.1.
4.1.15.    Legal Opinions.
DOE shall have received the following legal opinions, each dated the Guarantee Issuance Date and in form and substance satisfactory to DOE one or more opinions of special counsel to the Borrower with respect to matters of New York, Georgia and Federal law, including (i) due authorization, execution and delivery and enforceability against the Borrower of the Loan Documents entered into or amended on or about the date hereof, the Owners' Continuation Agreement and Amendment (including as amended by the Global Amendment) and the Funding Agreement, in each case to which each the Borrower is a party, (ii) creation and perfection of security interests, (iii) receipt of all Governmental Approvals necessary to (1) recover Project

Costs up to the revised total certified cost of six billion one hundred thirteen million dollars ($6,113,000,000) as set forth in paragraph 4 of the stipulation adopted by the Georgia PSC in the first Construction Monitoring Order through electricity rates regulated by the Georgia PSC in accordance with and subject to (A) the provisions of applicable Georgia law (Official Code of Georgia Annotated, Section 46-3A-1 through 46-3A-11), (B) the Order Approving Stipulation dated January 3, 2017, as modified by the seventeenth Construction Monitoring Order and (C) the Order Approving Stipulation dated February 26, 2019, (2) construct and operate the Project (other than those Governmental Approvals not required to be obtained as of such date), (3) enter into the Loan Documents entered into or amended on or about the date hereof, the Owners' Continuation Agreement and Amendment (including as amended by the Global Amendment) and the Funding Agreement, and that such Governmental Approvals are in full force and effect and all applicable appeal periods have expired, except for any waiting periods and appeals that have been disclosed to DOE, (iv) DOE will not be regulated as an electric corporation or public utility under the federal law of United States of America or the law of the State of Georgia solely as a result of entering into the Transaction Documents to which it is a party, and (v) absence of conflicts with law, material agreements identified in such opinion letter or Organizational Documents of the Borrower.
4.1.16.    Lender's Engineer Report.
DOE shall have received a Lender's Engineer Report, dated on or before the Guarantee Issuance Date, addressing such matters as DOE may reasonably request.
4.1.17.    Receipt of Credit Subsidy Cost and Fees.
(a)    DOE shall have received payment in full of the Additional DOE Guaranteed Loan Credit Subsidy Cost.
(b)    Each of DOE and FFB shall have received all amounts then due and payable to it pursuant to Section 3.4.
4.1.18.    Lobbying Certification.
DOE shall have received evidence that the Borrower has provided a Standard Form-LLL "Disclosure Form to Report Lobbying".
4.1.19.    Title to Project Site. DOE shall have received a construction bringdown endorsement insuring that the Deed to Secure Debt remains a first priority Lien on the Borrower's fee title (subject only to Permitted Liens and the December 2013 Mechanic's Lien Exception), under the relevant laws of the State of Georgia, and on the Borrower's Undivided Interest in and to the Project Site (subject only to Permitted Liens and the December 2013 Mechanic's Lien Exception) as is necessary for the development of the Project. Such endorsement shall be delivered to DOE prior to the Guarantee Issuance Date. Further, such endorsement shall amend the title insurance policy by extending the "Date of Policy" to a date that is not earlier than seventeen (17) Business Days prior to the Guarantee Issuance Date.
4.1.20.    Intellectual Property.

DOE shall have received evidence that the Borrower, the Owners' Agent and the Operator own or hold (or have available to them on commercially reasonable terms) a valid and enforceable license or right to use all Technology and Intellectual Property Rights necessary for the construction and operation of the Project through the Maturity Date (including all Intellectual Property Rights granted or conferred under the IP Agreements).
4.1.21.    Environmental.
DOE has received certification from the Borrower, together with such other evidence as DOE may reasonably request of satisfaction as of the Guarantee Issuance Date of all material environmental requirements applicable to the Project (including required mitigations and the receipt of any required environmental consultations and permits) pursuant to applicable Environmental Laws and Governmental Approvals to the extent such material environmental requirements are required to be satisfied as of the Guarantee Issuance Date (and, with respect to any such requirements that are required to be satisfied after the Guarantee Issuance Date, DOE is reasonably satisfied with the Borrower's plan to comply with such requirements).
4.1.22.    Fuel Supply and Disposal.
DOE shall have received a certification from the Borrower that there have been no material changes to the implementation plans for the Project related to providing sufficient supply and disposal of nuclear fuel required to operate the Project in accordance with the COLs, all applicable Governmental Rules and the terms of the Fuel Supply Agreements (other than those to be entered into after the Guarantee Issuance Date) since the Original Guarantee Issuance Date.
4.1.23.    Conditions Precedent in Additional FFB Credit Facility Documents.
Each condition precedent to the effectiveness of the Additional FFB Credit Facility Documents shall have been satisfied as determined by FFB and DOE, as applicable.
4.1.24.    Conditions Precedent in Transaction Documents.
DOE shall have received such evidence as it may request, that all conditions precedent to the obligations of any party to be performed as of the Guarantee Issuance Date under the Services Agreement and the Construction Completion Agreement or any other contract necessary for the construction of the Project have been satisfied.
4.1.25.    Program Requirements.
(a)    All Program Requirements required to have been satisfied as of the Guarantee Issuance Date shall have been satisfied.
(b)    System for Awards Management. The Borrower is registered in the SAM database.
(c)    Patriot Act. Each of DOE and FFB have received all documentation and other information required by regulatory authorities under the applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, customarily delivered to financial institutions in connection with a transaction such as the issuance of the DOE Guaranteed Loan, to the extent not delivered at or prior to the Original Guarantee Issuance Date; provided that any subsequent changes in such documents or updates to information contained therein shall have been delivered to DOE and FFB.
4.1.26.    Due Diligence Review.
DOE shall have completed its due diligence review of the Project, the Borrower, the Operator and all other matters related thereto and the results thereof shall have been satisfactory to DOE.
4.1.27.    DOE Approvals.
DOE has received each of the following: (i) evidence that OMB has reviewed and approved DOE's calculation of the Additional DOE Guaranteed Loan Credit Subsidy Cost as of the Guarantee Issuance Date, (ii)  the action memorandum duly executed and delivered by the Secretary of Energy, authorizing the execution by DOE of the Loan Documents to which it is a party and the apportionment of the Additional DOE Guaranteed Loan Credit Subsidy Cost and (iii) evidence that the Form SF132 Apportionment Request has been approved by OMB and the apportionment has occurred.
4.1.28.    Davis-Bacon Compliance.
DOE shall have received a Borrower Certificate, dated as of the Guarantee Issuance Date, (a) certifying that the Borrower and, to the DBA Knowledge of the Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter, (b) identifying and describing the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, (c) certifying that the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Guarantee Issuance Date and (d) attaching a copy of the Davis-Bacon and Related Acts Compliance Program and certifying that such copy is a true, correct and complete copy of the Davis-Bacon and Related Acts Compliance Program.
4.1.29.    OMB Certification.
OMB shall have certified in writing that the FFB Credit Facility Commitment, the DOE Guaranteed Loan and the Project comply with the provisions of the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III, as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32 (the "Appropriations Act").
4.1.30.    Cargo Preference Act.
(a)    DOE shall have received a Borrower Certificate, certifying that as of the Guarantee Issuance Date, the Borrower is in compliance with all of its obligations under the CPA Agreement.

(b)    DOE shall not have received written notice from United States Maritime Administration that the Borrower is not in compliance with all of its obligations under the CPA Agreement.
4.1.31.    Borrower Appropriations Act Certificate.
DOE shall have received the Borrower Appropriations Act Certificate.
4.1.32.    OPC Appropriations Act Certificate.
DOE shall have received the OPC Appropriations Act Certificate.
4.1.33.    MEAG Appropriations Act Certificate.
DOE shall have received the SPVM Appropriations Act Certificate, SPVP Appropriations Act Certificate and SPVJ Appropriations Act Certificate.
4.1.34.    Project Adverse Events.
DOE shall have received a certification from the Borrower that no PAE has occurred for which at least 90% of the Ownership Interests in the Project have not been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project.
4.1.35.     Compliance Program Certificate.
DOE shall have received the Compliance Program Certificate.

4.2.	Conditions Precedent to Each Advance.
The obligation of the Guarantor to guarantee each Advance is subject to the prior satisfaction (or waiver in writing), as determined in all cases by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the Advance Notice Date and to their continued satisfaction on the Advance Date for such Advance:
4.2.1.    Updated Advance Schedule; Application of Advance Proceeds.
DOE shall have received:
(a)    either (i) a proposed updated Advance Schedule, reflecting any changes to the estimated timing and amounts of proposed Advances and Base Funding to be provided, and certified by the Borrower as being consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Summary Project Milestone Schedule – Regulatory Based, provided that such proposed updated Advance Schedule shall not accelerate the estimated date of disbursement of any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.5(e), or (ii) a certification from the Borrower that no changes to the then-current Advance Schedule are required; and
(b)    certification from the Borrower and the Lender's Engineer that the proceeds of the requested Advance will be needed for Eligible Project Costs that have been incurred by the applicable Requested Advance Date, together with a description in reasonable detail of such Eligible Project Costs.
4.2.2.    Invoices and Lien Waivers.
With respect to each Advance Notice, DOE shall have received copies of (a) each invoice of the Service Provider and the CCA Contractor that is the subject of such Advance Notice (whether via direct payment to the Service Provider or the CCA Contractor or via reimbursement to the Borrower), (b) lien waivers and releases, in the form attached as Exhibit H-1 with respect to the CCA Contractor and Exhibit H-2 with respect to the Service Provider (which forms may be modified by the Borrower from time to time as may be required by Governmental Rule), with respect to all work reflected in the invoices specified in clause (a) of this Section 4.2.2, (c) with respect to Project Costs (other than invoices of the Service Provider and the CCA Contractor, invoices previously delivered and invoices with respect to Project Costs incurred through September 30, 2018) invoices as set forth in the form of Borrower Advance Date Certificate attached hereto as Exhibit C-2, (d) a spreadsheet in substantially the form attached hereto as Exhibit M, and (e) in the case of the invoice for the final payment from the Owners under the Services Agreement or the Construction Completion Agreement, the Service Provider's affidavit or the CCA Contractor's affidavit, respectively, in the form attached as Exhibit I with respect to the CCA Contractor and in a form reasonably acceptable to DOE with respect to the Service Provider (which forms may be modified by the Borrower from time to time as may be required by Governmental Rule).  To the extent any information delivered pursuant to this Section 4.2.2 contains confidential trade secret or proprietary information of the Service Provider or the CCA Contractor, such information shall be provided via the Restricted Data Site and made available for review by employees of the Lender's Engineer in accordance with Section 6.1(p)(ii).
4.2.3.    Fees and Expenses.
DOE shall have received certification from the Borrower, and such other evidence as DOE may reasonably request, that (a) all DOE Guaranteed Loan Fees and Periodic Expenses (other than Periodic Expenses subject to a fee agreement with the Borrower), in each case incurred and invoiced prior to the relevant date (x) have been paid in full, (y) are to be paid with the proceeds of any requested Advance (only in the event that such amounts are Eligible Project Costs), or (z) are to be paid by other arrangements satisfactory to DOE, and (b) with respect to any Periodic Expenses subject to a fee agreement with the Borrower, the Borrower is not in default of its payment obligations under such fee agreement.
4.2.4.    Consents and Approvals.
DOE shall have received (i) an updated schedule reflecting the status of all Required Consents, certified by the Borrower as being true, correct and complete and (ii) copies of any such Required Consents requested by DOE.
4.2.5.    Representations and Warranties; No Default; No Mandatory Prepayment Event.
DOE shall have received certification from the Borrower, and DOE shall not have determined that such certification is untrue, that, on both the Advance Notice Date and the Advance Date, the representations and warranties in the Loan Documents (other than those in Sections 5.8,

5.11(a), 5.14(b), (e) and (i), 5.18(a), (c) and (d), 5.24(g), and 5.27, which are made only as of the Guarantee Issuance Date, and those that speak only as to an earlier date, which shall be true and correct as of such earlier date) are true and correct in all material respects, and no Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event has occurred and is continuing.
4.2.6.    Advance Certificates.
DOE shall have received:
(a)    a Borrower Certificate, substantially in the form of Exhibit C-2, confirming that all conditions to the requested Advance have been satisfied and regarding the other matters required to be certified by the Borrower as set forth in this Section 4.2 and certain matters related to the Service Provider, Services Agreement, CCA Contractor, Construction Completion Agreement, Operator and Letter Agreement for Construction Services; and
(b)    a Lender's Engineer Certificate, substantially in the form of Exhibit D-2, dated no later than fifteen (15) Business Days prior to the relevant Advance Date, regarding the matters required to be certified by the Lender's Engineer as set forth in this Section 4.2.
4.2.7.    Borrower Funding Commitments.
DOE shall have received a certificate of an Authorized Official of the Borrower certifying that (i) the amount of Base Funding and Overrun Funding provided by the Borrower prior to or concurrently with the requested Advance has been, or, prior to or concurrently with the requested Advance will be, applied to pay (A) at least 30% of the sum of the Eligible Base Project Costs being financed or reimbursed using the proceeds of the requested Advance plus all other Eligible Project Costs incurred to date, (B) 100% of all Ineligible Base Project Costs previously incurred or then required to be paid, and (C) 100% of all Overrun Project Costs previously incurred or then required to be paid and (ii) with each Advance under the Additional FFB Credit Facility Documents, the aggregate principal amount of all Advances outstanding (taking into account the proposed Advance and all previous Advances under the Original FFB Credit Facility Documents and the Additional FFB Credit Facility Documents) does not exceed 70% of (A) the total of Eligible Project Costs the Borrower has incurred minus (B) the Settlement Proceeds.
4.2.8.    Title Continuation.
DOE shall have received a construction bringdown endorsement insuring that the Deed to Secure Debt remains a first priority Lien on the Borrower's fee title (subject only to Permitted Liens and the December 2013 Mechanic's Lien Exception), under the relevant laws of the State of Georgia, and on the Borrower's Undivided Interest in and to the Project Site (subject only to Permitted Liens and the December 2013 Mechanic's Lien Exception) as is necessary for the development of the Project. Such endorsement shall be delivered to DOE on a date (i) not earlier than eight (8) Business Days and not later than six (6) Business Days prior to the relevant Advance Date in the case of an Advance in an amount less than $500,000,000; (ii) not earlier than ten (10) Business Days and not later than eight (8) Business Days prior to the relevant Advance Date in the case of an Advance in an amount equal to or greater than $500,000,000 and less than $2,000,000,000; and (iii) not earlier than fifteen (15) Business Days and not later than thirteen (13) Business Days prior to the relevant Advance Date in the case of an Advance in an amount equal to or greater than $2,000,000,000. Further, such endorsement shall amend the title insurance policy by extending the "Date of Policy" to a date that is not earlier than fifteen (15) Business Days prior to the delivery date to DOE.
4.2.9.    Davis-Bacon Requirements.
DOE shall have received a Borrower Certificate, dated as of the Advance Notice Date, (a) certifying that the Borrower and, to the DBA Knowledge of Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter, (b) identifying and describing the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, (c) certifying that the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which the Borrower Certificate is being delivered, (d) certifying that all immaterial non-compliance identified on all prior Borrower Certificates in respect of compliance with Davis-Bacon Requirements has been cured, and (e) certifying that there have been no updates to the Davis-Bacon and Related Acts Compliance Program or, if there have been any updates to the Davis-Bacon and Related Acts Compliance Program since the most recent prior Advance Date, attaching a copy of such updates and certifying that such copies are true, correct and complete copies of such updates.
4.2.10.    Advance Notice; Advance Schedule.
Pursuant to Article 2, DOE shall have received (i) an Advance Notice in accordance with Section 2.3 and (ii) certification from the Borrower that the requested Advance conforms to the Advance Schedule.
4.2.11.    Issuance of FFB Advance Request Approval Notice.
Pursuant to Article 2, FFB shall have received, in accordance with the FFB Credit Facility Documents, the FFB Advance Request signed by the Borrower, together with the FFB Advance Request Approval Notice signed by DOE.
4.2.12.    Absence of Drawstop Notice.
Pursuant to Article 2, DOE shall not have delivered a Drawstop Notice in accordance with Section 2.4.2(a) of this Agreement with respect to the Advance unless DOE shall have delivered a Drawstop Withdrawal Notice with respect to such Drawstop Notice in accordance with Section 2.4.2(b) of this Agreement.
4.2.13.    Owners' Agent.
The Borrower is the Owners' Agent.
4.2.14.    Cargo Preference Act.

(a)    DOE shall have received a Borrower Certificate, certifying that as of the Advance Notice Date and the Advance Date, the Borrower is in compliance with all of its obligations under the CPA Agreement.
(b)    DOE shall not have received written notice from United States Maritime Administration that the Borrower is not in compliance with all of its obligations under the CPA Agreement.
4.2.15.    Initial Advance under the Additional FFB Credit Facility Documents.
Only for the initial Advance under the Additional FFB Credit Facility Documents, DOE shall have received a certification from the Borrower that (a) the Borrower has drawn or will draw, concurrently with the Advance under the Additional FFB Credit Facility Documents, all remaining FFB Credit Facility Commitments under the Original FFB Credit Facility Documents or (b) the Availability Period under the Original FFB Promissory Note has expired.
4.2.16.    Project Adverse Events.
DOE shall have received a certification from the Borrower that as of the Advance Notice Date and the Advance Date either (a) no PAE has occurred or (b) a PAE has occurred and (i) at least 90% of the Ownership Interests in the Project have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project, (ii) no Deferral Period has occurred and is continuing; and (iii) the Borrower has provided DOE with the information required by clause (A) of the first sentence of Section 6.13 in connection with such PAE. In addition, if the Borrower determines that a material change to the Construction Budget or Summary Project Milestone Schedule – Regulatory Based has occurred, or is reasonably expected to occur, as a result of such PAE, the Borrower shall have delivered to DOE an updated Advance Schedule, Project Milestone Schedule, Summary Project Milestone Schedule – Working Plan, Summary Project Milestone Schedule – Regulatory Based and Construction Budget. Any change in the Summary Project Milestone Schedule – Regulatory Based that would constitute a PAE pursuant to Section 2.1(a)(iv) of the Owners' Continuation Agreement and Amendment shall be deemed to be a material change to the Summary Project Milestone Schedule – Regulatory Based.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
The Borrower makes all of the following representations and warranties to and in favor of DOE on (i) the Guarantee Issuance Date, (ii) each Advance Notice Date, and (iii) each Advance Date, except (x) as such representations and warranties relate to an earlier date and (y) with respect to the representations in Sections 5.8, 5.11(a), 5.14(b), (e) and (i), 5.18(a), (c) and (d), 5.24(g), and 5.27, which are made only as of the Guarantee Issuance Date.

5.1.	Organization.
The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, (b) is duly qualified to do business in the State of Georgia and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a

Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, and (c) has all requisite corporate power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) incur Indebtedness and Other Obligations and create Liens on its properties, and (iv) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

5.2.	Authorization; No Conflict.
The Borrower has duly authorized, executed and delivered the Transaction Documents to which it is a party. Neither the Borrower's execution and delivery of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) contravenes its Organizational Documents, (b) contravenes any Governmental Rules where such contravention could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (c) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (d) contravenes or results in any breach or constitutes any default under any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except where such contravention, breach or default could not reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the ability of the Project to be completed, (e) results in or requires the creation of any Lien upon any of its revenues, properties or assets, except for the Liens created by the Security Documents and Permitted Liens, or (f) requires the consent or approval of any Person other than the Required Consents and any other consents or approvals that have been obtained and are in full force and effect.

5.3.	Legality; Validity; Enforceability.
Each Transaction Document is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity.

5.4.	Capitalization.
As of the Guarantee Issuance Date, the Equity Interests of the Borrower and of the Operator are proportionately owned by Southern Company as provided on Schedule 5.4.

5.5.	Title.
(a)    The Borrower owns (i) fee simple title to the real estate comprising the Borrower's Undivided Interest and (ii) valid legal and beneficial/equitable title to the personal property and other assets of the Borrower (tangible and intangible) on which it purports to grant security title and Liens pursuant to the Security Documents, in each case free and clear of any Liens of any kind except for the Liens created by the Security Documents and Permitted Liens. Except for the Liens created by the Security Documents and Permitted Liens, the Borrower is not under any obligation to create any Lien upon any of the Collateral.

(b)    The Borrower's Undivided Interest is at least a 45.7% undivided ownership interest, as a tenant in common, in the Additional Unit Properties and the Related Facilities, subject, from and after the Guarantee Issuance Date, to any increase in such ownership interest pursuant to the Ownership Agreement.
(c)    The Project Site and the real property interests relating to the Transmission Facilities comprise all real estate necessary for the development of the Project.

5.6.	Security Interests.
Pursuant to the Security Documents the Collateral Agent (for the benefit of the Secured Parties) has a perfected first priority Lien in the Collateral, subject only to the Permitted Liens. Such Lien in the Collateral is superior and prior to the Liens of all third Persons (other than Permitted Liens) now existing or hereafter arising whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise. All documents and instruments, including the Deed to Secure Debt and UCC financing statements, have been recorded or filed for record in such manner and in such places as are required, and all other action as is necessary shall have been taken to establish and perfect the Collateral Agent's Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents. All Taxes and Periodic Expenses that are due and payable in connection with the execution, delivery or recordation of the Deed to Secure Debt and UCC financing statements, or the execution, issuance and delivery of the FFB Promissory Notes, or the granting of the security title and security interest on the property under the Deed to Secure Debt, have been paid or satisfactory arrangements have been made with the relevant Secured Parties to satisfy such obligations.

5.7.	Required Consents.
(a)    Schedule 5.7 sets forth all consents and approvals, including all Governmental Approvals, that are required to have been obtained or to be obtained by the Borrower for the ownership of the Borrower's Undivided Interest or by the Borrower or the Operator for the construction, operation or routine maintenance of the Project (all such consents and approvals, whether or not identified on such Schedule, the "Required Consents").
(b)    All Required Consents that are required to be obtained, and all applications for Required Consents that are required to be filed, on or as of the date this representation is made (including any Required Consents required on that date), have been filed or obtained, other than Required Consents that, if not obtained, could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated. Such Required Consents required to have been obtained as of the date this representation is made are in full force and effect and as of the date this representation is made are not under appeal or subject to other proceedings or unsatisfied conditions that could reasonably be expected to result in a material adverse modification or cancellation as of such date (except for the appeals, proceedings and conditions that are disclosed on Schedule 5.7).
(c)    To the Borrower's Knowledge, any such Required Consent which has not been obtained as of the date this representation is made, but which will be required to be obtained in the future, is reasonably expected to (i) be obtained on or prior to the relevant date or stage of development of the Project for which such Required Consent will be required, and (ii) contain only conditions or requirements which the Borrower expects to be satisfied or complied with, in each case, in accordance with the terms of the Required Consent.
(d)    Each of the Project, the Borrower or the Operator is in compliance in all respects with all such Required Consents applicable to it, including all federal, state, and local Governmental Approvals, except (1) any such non-compliance that the Borrower (A) is diligently working to cure through appropriate regulatory procedures, including for the purpose of obtaining any necessary amendment to such Required Consent and (B) reasonably believes will be cured through such diligent efforts, or (2) where the failure to comply could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

5.8.	Governmental Judgments.
(a)    Except as set forth on Schedule 5.8, there is no pending or threatened (in writing) action, suit, or proceeding, or investigation by a Governmental Authority, of any kind, including no action or proceeding of or before any Governmental Authority, in each case (x) involving the Borrower or the Operator or (y) to the Borrower's Knowledge, involving any Project Participant other than the Borrower and the Operator, in each case that relates to the Project or any transactions contemplated by any of the Transaction Documents that has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.
(b)    Neither the Borrower nor the Operator has failed to observe in any material respect, or is otherwise in default with respect to, any Governmental Judgment or any order of any court, arbitrator, administrative agency or other Governmental Authority except (1) any such failure to observe or default that the Borrower (A) is diligently working to cure through procedures approved by the applicable court, arbitrator, arbitral panel, administrative agency or Governmental Authority or appropriate regulatory procedures and (B) reasonably believes will be cured through such diligent efforts, or (2) that has not and could not reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated. There is no injunction, writ, or preliminary restraining order of any nature issued by a court, arbitrator, administrative agency or other Governmental Authority directing that any of the obligations provided for in any of the Transaction Documents to be performed by the Borrower, the Operator or, to the Borrower's Knowledge, any other Project Participant, not be consummated as herein or therein provided. No Governmental Judgment or order of any court, arbitrator, administrative agency or other Governmental Authority has been entered against the Borrower, the Operator, or, to the Borrower's Knowledge, any other Project Participant that has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.

5.9.	Tax.
The Borrower has filed all material tax returns required by Governmental Rules to be filed by it and has paid (a) all income taxes payable by it that have become due pursuant to such tax returns and (b) all other material Taxes and assessments payable by it that have become due, in each case other than those Taxes that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by applicable Governmental Rules.

5.10.	Compliance with Governmental Rules.
Each of the Borrower and the Operator (with respect to the Project) is in compliance with, and has conducted its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with (a) Title XVII and the Applicable Regulations, in all respects, and (b) all other Governmental Rules and all other Program Requirements in all material respects, except, in the case of subclause (b) above, (x) for any such non-compliance asserted by any Governmental Authority where the Borrower is contesting such assertion in good faith by appropriate legal proceedings, and (y) for any such non-compliance that the Borrower is diligently working to cure pursuant to an applicable Remediation Plan.

5.11.	Environmental, Health and Safety Matters.
(a)    Except as disclosed on Schedule 5.11(a), with respect to the Project, neither the Borrower nor the Operator has Knowledge of any material non-compliance with Environmental Laws or has received any complaint, order, directive, claim, citation or notice by any Governmental Authority relating to any actual or potential material violation of its then-existing obligations under Environmental Laws.
(b)    The Borrower and the Operator have developed and implemented policies and procedures with respect to the Project that are reasonably designed to provide for compliance with Governmental Rules concerning safety and the protection of human health, including the Occupational Safety and Health Act of 1970 and the rules and regulations promulgated thereunder and the rules and regulations of the NRC relating to safety matters.

5.12.	Investment Company Act.
The Borrower is not required to register as an "investment company" and it is not "controlled" by a company required to register as an "investment company" under the Investment Company Act.

5.13.	Regulation of Secured Parties.
(a)    No Secured Party shall be or become subject to regulation by the NRC under the Atomic Energy Act of 1954 and the NRC's regulations thereunder solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that in accordance with 42 U.S.C. §2234 and 10 CFR §50.81, (1) the rights of the Secured Party may be exercised only in compliance with and subject to the provisions of the COLs, the Atomic Energy Act of 1954 and regulations issued by the NRC pursuant to said Act; and (2) no Secured Party may take possession of the Project prior to the issuance or transfer of a license from the NRC to such Secured Party authorizing such possession.
(b)    No Secured Party shall be or become subject to regulation as a "public utility" under the Federal Power Act solely as a result of the execution, performance or delivery of this

Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation as a "public utility" under the Federal Power Act.
(c)    No Secured Party shall be or become subject to regulation as under the Public Utility Holding Company Act, and FERC's regulations thereunder, solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation under Public Utility Holding Company Act.
(d)    No Secured Party shall be or become subject to regulation by the Georgia PSC as an "electric light and power company", a "person owning, leasing or operating public gas plants or electric light and power plants furnishing service to the public" or an "electric supplier" or similar term, under the laws of the State of Georgia, solely as a result of the execution, performance or delivery of this Agreement or the other Loan Documents to which it is a party; provided, however, that upon exercise by a Secured Party of certain remedies allowed under this Agreement or the Security Documents, such Secured Party may become subject to regulation by the Georgia PSC as an "electric light and power company", a "person owning, leasing or operating public gas plants or electric light and power plants furnishing service to the public" or an "electric supplier" or similar term, under the laws of the State of Georgia.

5.14.	ERISA.
(a)    The Borrower and its ERISA Affiliates have operated the Pension Plans in compliance with their terms and with all applicable provisions and requirements of the Internal Revenue Code, ERISA, and other applicable federal or state laws and have performed in all respects their respective obligations under each Pension Plan, except, in each case, where such failure to comply or perform could not reasonably be expected to have a Material Adverse Effect.
(b)    No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect.
(c)    No Pension Plan has failed to satisfy the minimum funding standards under Section 412 or Section 430 of the Internal Revenue Code other than any such failure that could not reasonably be expected to have a Material Adverse Effect.
(d)    Except to the extent required under Section 4980B of the Internal Revenue Code, Sections 601 through 609 of ERISA or comparable state law, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates which has or could result in liability to the Borrower that is reasonably expected to have a Material Adverse Effect.
(e)    As of the most recent valuation date for any Pension Plan, the outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA) do not exceed the assets of such Pension

Plan, except for any such excess of liabilities over assets that could not reasonably be expected to have a Material Adverse Effect.
(f)    All liabilities under each Pension Plan are (i) funded to at least the minimum level required by applicable law, (ii) funded to the level required by the terms governing the Pension Plans other than any failure to fund at such level that could not reasonably be expected to have a Material Adverse Effect, (iii) provided for or recognized as required by applicable accounting standards in the Financial Statements most recently delivered to DOE pursuant to Section 6.1, and (iv) estimated as required by applicable accounting standards in the formal notes to the Financial Statements most recently delivered to DOE pursuant to Section 6.1.
(g)    To the Borrower's Knowledge, there are no circumstances that may give rise to a liability in relation to any Pension Plan that is not funded, insured, provided for, recognized or estimated in the manner described in clause (f) of this Section 5.14 that could reasonably be expected to have a Material Adverse Effect.
(h)    (i) The Borrower is not a "plan" within the meaning of Section 4975(e) of the Internal Revenue Code; (ii) the assets of the Borrower do not constitute "plan assets" within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101; (iii) the Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA; (iv) transactions by or with the Borrower are not subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans; and (v) the Borrower has not engaged in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Secured Parties of any of their respective rights under this Agreement) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or any similar state law, other than any such transaction or prohibited transaction described in this subclause (v) that could not reasonably be expected to have a Material Adverse Effect.
(i)    Neither the Borrower, nor any ERISA Affiliate, nor to the Knowledge of the Borrower any duly-appointed administrator of a Multiemployer Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Plan.
Notwithstanding anything in this Section 5.14 to the contrary, the specific representations and warranties made pursuant to this Section 5.14 shall not be interpreted to limit the generality of, or otherwise limit in any way, the representations made by the Borrower in Section 5.10 or the obligations (including the related exceptions and cure rights) of the Borrower in Section 8.1(r), each of which shall be applied to the Borrower without regard to the provisions of this Section 5.14.

5.15.	Intellectual Property.
(a)    Pursuant to the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Westinghouse Fuel Assembly Agreement, the Southern Nuclear Direct Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any), any replacement agreement for any of the foregoing and any Additional Project Document for the supply of fuel assemblies and/or related required software for the Project (collectively, the "IP Agreements"), the Borrower possesses, or will possess in due course, in accordance with the terms of the IP Agreements, an IP Interest; except where the Borrower's failure to own or hold all or any part of such IP Interest (x) results from termination of the relevant IP Agreement after the date hereof and prior to delivery of all of the Technology and Intellectual Property Rights thereunder, or (y) could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of. The Borrower does not have Knowledge of any Technology or Intellectual Property Rights necessary to construct, complete, operate, use and maintain the Project through the Maturity Date that have not been granted or conferred, or that will not be granted or conferred in due course, in accordance with the terms of the IP Agreements, except for Technology and Intellectual Property Rights (i) to the extent not granted or conferred as a result of a termination of the relevant IP Agreement after the date hereof and prior to delivery of such Technology and Intellectual Property Rights thereunder, or (ii) which if not so granted or conferred could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.
(b)    The Borrower does not have Knowledge that (i) all or any part of the IP Interest granted pursuant to the IP Agreements, or the Borrower's or the Operator's use of such IP Interest, infringes upon or misappropriates the Intellectual Property Rights or other rights of any Person, or (ii) any action by the Borrower or the Operator or any product, process, method, substance, part or other material employed by the Borrower or the Operator, in each case that is necessary to complete, operate, convey or dispose of the Project, infringes upon or misappropriates the Intellectual Property Rights of any Person, except, in each case, where such infringement or misappropriation could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.

5.16.	No Defaults or Mandatory Prepayment Events.
No Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event has occurred and is continuing.

5.17.	No Judgment Liens; No Delinquent Indebtedness.
The Borrower (i) does not have a judgment lien against any of its property for a debt owed to the United States of America and (ii) does not have an outstanding debt owed to the United States of America or any agency thereof that is in delinquent status, as the term "delinquent status" is defined in 31 C.F.R. § 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Governmental Rule and, to the Knowledge of the Borrower, the standards of the Debt Collection Improvement Act of 1996.

5.18.	Sufficiency of Project Documents.
(a)    All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with Governmental Rules and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Project Documents or are commercially available to the Project at the Project Site.
(b)    DOE has received a true, complete and correct copy of each of the Project Documents (including all exhibits, schedules, attachments, supplements and amendments thereto and any related Protocols and Side Letters).
(c)    Each Principal Project Document is in full force and effect.
(d)    The Project Documents (including the Services Agreement and the Construction Completion Agreement) are the only material contracts to be entered into by the Borrower or the Operator that are necessary for the construction of the Project.

5.19.	Financial Statements.
Each of the Financial Statements of the Borrower included in the Borrower's most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission under the Exchange Act has been delivered to DOE, has been prepared in accordance with GAAP and presents fairly in all material respects (a) the financial condition of the Borrower as of the respective dates of the balance sheets included therein and (b) the results of operations of the Borrower for the respective periods covered by the statements of income included therein.
5.20.    Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections.
(a)    The Summary Project Milestone Schedule – Regulatory Based, the Construction Budget and the Borrower Base Case Projections, in each case when delivered by the Borrower to DOE, were prepared in good faith by the Borrower and were based upon assumptions believed by the Borrower to be reasonable. The Project Milestone Schedule and Summary Project Milestone Schedule – Working Plan, in each case when delivered by the Borrower to DOE, were prepared in good faith by the Operator and accurately reflect the Operator's then-current working plan for construction of the Project.
(b)    The Summary Project Milestone Schedule – Regulatory Based is consistent with the most recent Construction Monitoring Report filed by the Borrower with the Georgia PSC.

5.21.	Sufficient Funds.
Based on conditions existing as of the date this representation is being made, the Borrower reasonably expects that the total funding available to the Borrower (through the FFB Credit Facility Commitment and other sources of funding for Base Funding and Overrun Funding) will be sufficient to fund (i) the Base Project Costs and (ii) all Overrun Project Costs that are reasonably expected to be incurred.

5.22.	Fees and Enforcement.

Other than amounts that have been paid in full or with respect to which arrangements satisfactory to DOE have been made, no fees or Taxes including documentary, stamp, transaction, registration, or similar taxes are required to be paid to ensure the legality, validity, enforceability, priority or admissibility in evidence in applicable jurisdictions of any Transaction Documents.

5.23.	No Additional Fees.
The Borrower has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

5.24.	U.S. Government Requirements.
(a)    Davis-Bacon Requirements. The Borrower and, to the DBA Knowledge of the Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor. The Borrower has established, implemented and enforced a program (such program, as updated in accordance with Section 6.11(h)(iv), the "Davis-Bacon and Related Acts Compliance Program") designed to (i) ensure material compliance with all Davis-Bacon Requirements and (ii) provide reasonable assurance that information relating to compliance with the Davis-Bacon Requirements is made known to the Vice President of Employee Relations and Associate General Counsel of Southern Company Services, Inc., and such other Person or Persons who have principal oversight responsibility with respect to the Borrower's compliance with the Davis-Bacon Requirements (and each of the Persons referred to in this subclause (ii) are identified by name and position in the Davis-Bacon and Related Acts Compliance Program).
(b)    Foreign Asset Control Regulations. Neither the making of any Advances nor the use of the proceeds thereof will violate any Foreign Asset Control Regulations.
(c)    Prohibited Persons. None of the Borrower Entities, Borrower Entity Controlling Persons or Southern Company or any of their respective Principal Persons is a Prohibited Person. To the Borrower's Knowledge, no event has occurred and no condition exists that is likely to result in any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons becoming a Prohibited Person. The internal management and accounting practices and controls of all Borrower Entities have been designed and maintained to provide reasonable assurance of compliance with all Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC. The Borrower has designed and maintained disclosure controls and procedures to provide reasonable assurance that material information regarding the Borrower's and the Operator's compliance with laws (including Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC) is made known to Senior Management Persons of the Borrower.
(d)    Anti-Terrorism Order. Each Borrower Entity, each Borrower Entity Controlling Person and Southern Company, and each of their respective Principal Persons is in compliance with the Anti-Terrorism Order and has not previously violated the Anti-Terrorism Order.
(e)    Use of Collateral. None of the Collateral is traded or used, directly or indirectly, by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.

(f)    Corrupt Practices Laws; OFAC. Each Borrower Entity, each Borrower Entity Controlling Person and Southern Company, and each of their respective Principal Persons, employees and agents acting in such capacities have complied with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, have conducted the Project in compliance with all Foreign Asset Control Regulations, all applicable orders, rules and regulations of the OFAC and all applicable Corrupt Practices Laws. Each Borrower Entity, each Borrower Entity Controlling Person and Southern Company has designed controls, including internal management and accounting controls, to enable such Person's compliance with all Corrupt Practices Laws, such controls are reasonable, and such Person has implemented such controls.
(g)    Federal Agency Funds. No funds, personnel or property (tangible or intangible) of any federal agency, instrumentality, personnel or affiliated entity are expected to be used (directly or indirectly) through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales, other transaction authority, or other arrangements, to support the Borrower's Undivided Interest or to obtain goods or services from the Borrower's Undivided Interest, except to the extent that the Borrower's Undivided Interest benefits from any exemption set forth in the Appropriations Act.
(h)    Lobbying. In accordance with 31 U.S.C. § 1352, no proceeds of the Advances have been expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress (as defined for purposes of 31 U.S.C. § 1352), an officer or employee of Congress, or an employee of a Member of Congress.
(i)    Service Provider and CCA Contractor.
(i)    None of the Service Provider, the CCA Contractor, the CCA Guarantor or any of their respective ultimate parent companies, or the successors or assigns of any such Person, is identified as a Prohibited Person on the lists set forth in clauses (i) and (ii) of the definition of Prohibited Person.
(ii)    In the Construction Completion Agreement, the CCA Contractor: (A) certified that at all times while the CCA Contractor is performing services under the Construction Completion Agreement that neither it nor its principals is debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in the transactions contemplated by the Construction Completion Agreement by any federal department or agency of the government of the United States of America, (B) agreed to provide immediate written notice to the Owners if the CCA Contractor learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances, and (C) agreed that it shall not knowingly enter into any lower tier covered transaction with a person who is proposed for debarment, debarred, suspended, declared ineligible, or voluntarily excluded from participation in the covered transaction contemplated by the Construction Completion Agreement, unless authorized by the department or agency with which such transaction originated, and shall obtain a certification that the counterparty of any lower tier covered transaction for services under the Construction Completion Agreement is not debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in the covered transaction contemplated by the Construction Completion Agreement by any federal department or agency of the government of the United States of America.
(iii)    In the Services Agreement, the Service Provider represented and warranted that it is not debarred, suspended or proposed for debarment to any department, agency or other division of the United States government.

5.25.	Insolvency Proceedings; Solvency.
(a)    The Borrower is not the subject of any pending or, to the Borrower's Knowledge, threatened, Insolvency Proceedings.
(b)    The Borrower is and, after giving effect to the requested Advance, will be solvent. For purposes of the preceding sentence, "solvent" means (a) the fair saleable value (on a going concern basis) of the Borrower's assets exceed its liabilities, contingent or otherwise, fairly valued, (b) the Borrower will be able to pay its debts as they become due and (c) upon paying its debts as they become due, the Borrower will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.

5.26.	Use of Proceeds.
The Borrower has used and shall continue to use the proceeds of all Advances in accordance with the terms and conditions of all applicable Loan Documents.

5.27.	No Material Adverse Effect.
No event or condition has occurred since the date of the Financial Statements of the Borrower delivered pursuant to Section 4.1.6 that has or could reasonably be expected to have a material adverse effect on the business, properties or financial condition of the Borrower.

5.28.	Certain Program Requirements.
(a)    Eligibility. The Project qualifies as an "Eligible Project" under Title XVII and is not a research, development, or demonstration project or a project that employs Commercial Technologies (as defined in the Applicable Regulations) in service in the United States.
(b)    U.S. Nexus. The Project will be constructed and operated in the United States, employs new or significantly improved technology that has the potential to be replicated in other commercial projects in the United States, and such technology is or is likely to be available in the United States for further commercial application.
(c)    Useful Life. The Maturity Date occurs prior to the end of 90% of the projected useful life of the Project's major physical assets, as calculated in accordance with GAAP.

(d)    No Tax-Exempt Indebtedness. The FFB Credit Facility Commitment and the DOE Guaranteed Loan will not finance, either directly or indirectly, tax-exempt indebtedness obligations, consistent with the requirements of Section 149(b) of the Internal Revenue Code.

5.29.	No Omissions.
The statements and information pertaining to the Project, the Borrower's Undivided Interest or the Borrower contained in any Borrower Certificate, Loan Document or other document, report or written information that has been furnished by or on behalf of the Borrower to DOE, the Collateral Agent or any Independent Consultant (all such statements and information collectively, the "Disclosure Package"), taken together as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made (or, with respect to any forward-looking statements or information contained in the Disclosure Package, such statements or information were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time prepared).

5.30.	DOE Approval of Construction Contract Replacements.
If either the Services Agreement or the Construction Completion Agreement has been terminated or rejected in an Insolvency Proceeding, replacement arrangements have been entered into and DOE has approved the documents, instruments, agreements or other arrangements issued or executed in replacement thereof.
ARTICLE 6
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that until the Debt Termination Date, unless DOE waives compliance in writing:

6.1.	Information Covenants.
At its own expense the Borrower shall (except as otherwise provided in this Section 6.1 with respect to information made available for review through the Restricted Data Site) furnish or cause to be furnished the following items to DOE (x) in unalterable electronic format with a reproduction of the signatures where required, either (1) as an attachment via email or (2) through a confidential password-protected electronic data site that provides, each time a document is uploaded to the data site, prompt notification via email containing a link to such document, which email, in each of cases (1) and (2), shall provide a brief description of such document and a cross-reference to the provision(s) of this Agreement pursuant to which such document is required to be furnished, and (y) upon the reasonable request by DOE, in hard copy with sufficient copies for each Secured Party:
(a)    Monthly Construction Progress Reports. Prior to Commercial Operation of the Second Unit, no later than thirty (30) days following the end of each month:

(i)    an unredacted copy of the Borrower's monthly construction status report filed with the Georgia PSC (the "Georgia PSC Monthly Status Report") with respect to such month; provided, however, that if the Borrower determines that such unredacted copy contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then (A) such unredacted copy shall be provided via the Restricted Data Site, and (B) a copy that redacts only the confidential trade secret and proprietary information of the Service Provider or the CCA Contractor shall be provided to DOE and shall also be provided to the Lender's Engineer in electronic format; provided further that the redacted copy delivered pursuant to clause (B) shall contain a level of substantive information with respect to the Project that is substantially consistent with the level of substantive information contained in such Georgia PSC Monthly Status Reports delivered to DOE prior to the Guarantee Issuance Date;
(ii)    an unredacted copy of the monthly project status report delivered to the Borrower pursuant to Section 5.5(a) (Monthly Status Reports) of the Services Agreement with respect to such month (the "Service Provider Monthly Reports") and the Monthly Status Report and any report provided pursuant to the Contractor Trend Program (as each such term is defined in the Construction Completion Agreement) delivered to the Borrower pursuant to Section 2.3 (Monthly Status Reports; Access to Information) and Section 2.21 (Control Program) of the Construction Completion Agreement (the "CCA Monthly Reports", together with the Service Provider Monthly Reports, the "Replacement EPC Arrangement Monthly Reports"), which reports shall be provided via the Restricted Data Site;
(iii)    a copy of the Operator's monthly project report in the form delivered to the Owners (the "Southern Nuclear Monthly Report") with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such copy shall be provided via the Restricted Data Site;
(iv)    a copy of the written materials delivered by the Owners' Agent to the Owners (other than the Borrower) in connection with any monthly project management board meeting, including any reports provided to the Owners pursuant to Section 5.7(c) of the Ownership Agreement (such written materials, the "Project Management Board Monthly Meeting Materials" and, together with the Replacement EPC Arrangement Monthly Report, the Southern Nuclear Monthly Report and the Georgia PSC Monthly Status Report, the "Monthly Construction Reports"), with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such copy shall be provided via the Restricted Data Site;
(v)    the following (as well as the information in paragraphs (vii) through (xv) below) shall be included in one or more of the Monthly Construction Reports furnished to DOE each month (and in the case of (A) updated Construction Budgets, no less frequently than quarterly (it being understood and agreed that if a material change to the Construction Budget is made by the Borrower during any month, such change will be reported with the Monthly Construction Reports for such month) and (B) the performance metrics described in subparagraph (7) below, no less frequently than weekly); provided, however, that if the Borrower determines that any such information provided under this paragraph (v) or paragraphs (vi)

through (xv) contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such information shall be provided via the Restricted Data Site:
(1)    the status and progress of the development, planning, design, licensing (including the most recent licensing status report of the Operator), acquisition, construction, completion, startup and commissioning of each Unit, inclusive of the Owners' scope of services, including an updated critical path schedule;
(2)    summary financial information regarding the construction of the Units, including an updated Construction Budget, Summary Project Milestone Schedule – Working Plan (such updates to include actual dates of completed milestones), Summary Project Milestone Schedule – Regulatory Based (such updates to include actual dates of completed milestones) and Project Milestone Schedule, inclusive of the Owners', Operator's, CCA Contractor's and the Service Provider's scope of services, along with an explanation of reasons for any change to or deviations from the most recent prior Construction Budget (including actual and projected uses of contingency) and Project Milestone Schedule;
(3)    the most recent risk register identifying significant events or conditions that could affect the Project (including an estimate of potential expected monetary value);
(4)    a listing of change orders formally requested in writing in addition to change orders approved by the Owners during such month, in each case, that, individually or in the aggregate, increases Project Costs by an amount equal to or greater than ten million Dollars ($10,000,000) or extends either the Summary Project Milestone Schedule – Working Plan or Summary Project Milestone Schedule – Regulatory Based by at least forty-five (45) days, and impact, if any, on the Construction Budget and the Summary Project Milestone Schedule – Regulatory Based;
(5)    a log of changes approved by the Operator’s change control board and impact, if any, on the Construction Budget and Summary Project Milestone Schedule – Regulatory Based;
(6)    a summary relating to completed Inspections, Tests, Analyses, and Acceptance Criteria (ITAACs), acceptance and startup tests, and performance tests with respect to the Project, except to the extent the Borrower is prohibited from providing such information under applicable requirements of the NRC;
(7)    until mechanical completion of the Second Unit, metrics (including cost performance index and schedule performance index or, if no longer produced due to the phase of the Project, alternative similar metrics used to evaluate Project performance) providing information, as available, regarding the CCA

Contractor's, the Operator's and their respective subcontractors' performance with respect to cost, schedule, staffing levels and earned hours versus planned hours;
(8)    metrics providing information regarding the Service Provider's performance with respect to the Service Provider's scope of work under the Services Agreement;
(9)    as requested by DOE from time to time, earned value management system tracking information to the extent developed by the Borrower or the Operator; and
(10)    other matters regarding the Project, including (1) disputes or litigation, (2) legislation or governmental proceedings, (3) delinquent payments under any Project Document, or (4) strikes, slowdowns or work stoppages, in each case, to the extent such other matters are material to the Construction Budget, the Summary Project Milestone Schedule – Regulatory Based or the ability of the Project to be completed or operated;
(vi)    the Borrower agrees that representatives of the Borrower shall, at DOE's request, meet with the Lender's Engineer (and, if DOE requests, with representatives of DOE) on a mutually acceptable date (in person or telephonically) each month to discuss the most recent Replacement EPC Arrangement Monthly Reports and any other reports and information required to be provided pursuant to this Section 6.1(a). The Borrower shall use its commercially reasonable efforts to provide DOE and/or the Lender's Engineer with such additional information reasonably requested by DOE and/or the Lender's Engineer based on their review of the Monthly Construction Reports, and shall use its commercially reasonable efforts to address questions from DOE and/or the Lender's Engineer with respect to the performance of the Operator, CCA Contractor and the Service Provider;
(vii)    notices to Owners or Governmental Authorities related to releases of Hazardous Materials and material violations of Environmental Law, in each case with respect to the Project;
(viii)    in each case, to the extent such matters are material to the Construction Budget, the Summary Project Milestone Schedule – Regulatory Based or the ability of the Project to be completed or operated, (A) notice from the Owners to the CCA Contractor to stop work for convenience, (B) notice of expenditures equal to 25%, 50%, 75% and 100% of Contingency (as defined in the Construction Completion Agreement) or notice that the trend indicates that the Combined Construction Cost will be more than 101.5% of the Target Construction Cost (as each such term is defined in the Construction Completion Agreement), (C) notice that an Adjustment Event (as defined in the Construction Completion Agreement) has occurred, (D) notice of any NRC Change in Law (as defined in the Construction Completion Agreement), and (E) notices of disputes that are being submitted to the Dispute Resolution Board (as defined in the Construction Completion Agreement) or to arbitration;

(ix)    notice of Mechanical Completion (as defined in the Construction Completion Agreement) and Final Completion (as defined in the Construction Completion Agreement);
(x)     any material change to the Target Construction Cost, Earned Fee or Schedule Earned Fee (as each such term is defined in the Construction Completion Agreement);
(xi)    a copy of the annually adjusted expected funding profile provided in accordance with Section 8.2.4 (Monthly Payment for Estimated Reimbursable Costs) of the Construction Completion Agreement;
(xii)    a copy of any Recovery Plan (as defined in the Construction Completion Agreement);
(xiii)    a listing of any data request submission packages received from the Georgia PSC during such month and, to the extent requested by DOE, the Borrower’s unredacted response to any written data request from the Georgia PSC staff with respect to the Project (provided via the Restricted Data Site as needed);
(xiv)    an update on the status of any outstanding PAE; and
(xv)    any information with respect to any Davis-Bacon Action required to be reported on a monthly basis pursuant to Section 6.11(h)(iii).
(b)    Operation Period Reporting.
(i)    Plans and Budgets. Promptly following approval by the Nuclear Managing Board, a copy of each of the following with respect to each Unit:
(1)    each Strategic Plan;
(2)    each Fuel Plan;
(3)    each Operation and Maintenance Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board);
(4)    each New Investment Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board); and
(5)    each Fuel Budget.
(ii)    Formal Routine Information; Reports. Promptly following submission to the Owners, a copy of each of the following with respect to each Unit:

(1)    Annual Energy Estimates. Each written energy estimate projecting the estimated generation for such Unit during the succeeding five calendar years in accordance with Section 5.1.1.1 of the Nuclear Managing Board Agreement;
(2)    Annual and Monthly Benchmark Performance Data. (A) Annually, each comparison of the performance of such Unit relative to other similar units and plants in the United States and (B) monthly, each comparison of the performance of such Unit for the preceding month relative to the INPO performance index (both component and aggregate), in each case provided pursuant to Section 5.1.1.2 of the Nuclear Managing Board Agreement;
(3)    Monthly Plant Budget Reports. Each report provided pursuant to Section 5.1.1.3 of the Nuclear Managing Board Agreement showing actual costs for operation and maintenance services, new investment services and fuel services at such Unit with comparisons to the respective budgets for such services; and
(4)    Bimonthly Strategic Plan Reports. Each report provided pursuant to Section 5.1.1.4 of the Nuclear Managing Board Agreement showing actual performance for each Unit compared to goals and strategic objectives contained in the Strategic Plan for such Unit.
(iii)    Formal Routine Information: INPO Evaluations and Assessments. To the extent permitted under applicable proprietary information agreements with INPO, the Borrower shall make available for review by DOE or any Independent Consultant during visits to the Project Facility the evaluations and assessments of each Unit by INPO, promptly after the Operator has made such evaluations and assessments available for review by the Owners pursuant to Section 5.1.1.5 of the Nuclear Managing Board Agreement.
(iv)    Formal Routine Information: Upon Request. Upon request by DOE, a copy of any of the following:
(1)    Audit Reports. Any financial or accounting reports concerning each Unit that are made available for review by the Owners pursuant to Section 5.1.1.7 of the Nuclear Managing Board Agreement, and that contain the results of audits by or for the Borrower, the Operator, Southern Company Services, Inc. or any affiliate of Southern Company, for any Owner or its Affiliates, or by any regulatory agency;
(2)    Correspondence to and from NRC. Any correspondence to or from the NRC concerning each Unit that is available to the Owners pursuant to Section 5.1.1.8 of the Nuclear Managing Board Agreement; and
(3)    Correspondence to and from Georgia Environmental Protection Division. Any correspondence to or from the Georgia Environmental Protection Division concerning each Unit that is available to the Owners pursuant to Section 5.1.1.9 of the Nuclear Managing Board Agreement.

(v)    Formal Routine Information: Minutes of Meetings with the Nuclear Managing Board. Promptly following approval by the Nuclear Managing Board in accordance with Section 2.7 of the Nuclear Managing Board Agreement, a copy of the minutes of each Nuclear Managing Board meeting that refer to matters concerning either or both Units.
(vi)    Formal Non-routine Information.
(1)    Changes to Operator's Organizational Structure. Promptly following submission to the Owners or the Operator (as applicable) pursuant to Section 5.1.2.2 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding any change to the organizational structure of the Operator to the extent that such change has a material effect on the Operator's personnel who are dedicated to each Unit; and
(2)    Changes in Key Plant Personnel. Promptly following submission to the Owners or the Operator (as applicable) pursuant to Section 5.1.2.3 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding the replacement of (A) the individual occupying the position of General Manager of each Unit, and the successors of such replacement, and (B) any officer of the Operator having responsibility for each Unit, and the successors of such replacement.
(c)    Quarterly Financial Statements and Reports. Not later than fifty (50) days after the end of each fiscal quarter of each Fiscal Year, (other than with respect to the fourth quarter of each Fiscal Year) unaudited Financial Statements and reports of the Borrower as at the end of such quarterly period.
(d)    Annual Financial Statements and Reports. Not later than one hundred five (105) days after the end of each Fiscal Year:
(i)    audited Financial Statements of the Borrower as at the end of such Fiscal Year, including the related report or reports of the Borrower's Accountant; and
(ii)    a discussion and analysis by the management of the Borrower of the Borrower's business and operations at the end of such Fiscal Year (which, at any time the Borrower is subject to the reporting requirements of the Exchange Act, may be satisfied by delivery of the Management's Discussion and Analysis of Financial Condition and Results of Operation filed with the Securities and Exchange Commission).
(e)    Certification by Financial Officer. Each time Financial Statements of the Borrower are delivered pursuant to clauses (c) and (d)(i) of this Section 6.1, such Financial Statements shall be certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP on a consistent basis and as fairly presenting in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented. Such certification shall also include a certification that no Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event exists, or if such certification cannot be made, the nature and period of existence of each such Event of Default, Potential Default, Mandatory Prepayment Event and Potential Mandatory Prepayment Event and what corrective action the Borrower has taken or proposes to take with respect thereto.
(f)    Borrower Base Case Projections. So long as any amount of the DOE Guaranteed Loan remains outstanding, not later than one hundred twenty (120) days after the end of each Fiscal Year, updated Borrower Base Case Projections and a summary of the underlying assumptions and explanations thereto.
(g)    Reporting Obligations; 5 Business Day Notices. Promptly, but in any event within five (5) Business Days (except as provided in clause (vii) of this Section 6.1(g)), in each case after the Borrower obtains Knowledge thereof:
(i)    notice of any event that constitutes an Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event, specifying the nature thereof, together with a Borrower Certificate indicating any steps the Borrower has taken or proposes to take to remedy the same;
(ii)    notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower or the Operator or their participation in the Project, in each case that has had, or could reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated;
(iii)    notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower or the Operator or their participation in the Project, in each case that has resulted in, or the Borrower believes will result in, Public Inquiries;
(iv)    notice and a copy of any of the following communications received by the Borrower or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent level in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral docket-specific non-routine communication requiring action by any licensee with respect to the Project, except, in each case, to the extent the Borrower or the Operator is prohibited from doing so by Governmental Rule;
(v)    notice of:
(1)    any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority with respect to the Project received by the Borrower or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws; and
(2)    within thirty (30) days after notice is provided pursuant to clause (1) of this Section 6.1(g)(v), the Borrower shall provide to DOE a written description of any steps the Borrower or the Operator is taking and proposes to take with respect to the matters described in such notice;
(vi)    notice and a copy of any stop work order issued by the Borrower or the Operator to the CCA Contractor with respect to any work on the Project (other than any suspension of work for convenience for which advance notice has been provided under Section 6.12);
(vii)    any item required to be delivered by the Borrower pursuant to Section 6.11(h)(ii) or Section 6.11(h)(iv), in each case subject to the time for delivery provided therein;
(viii)    notice of the occurrence of any PAE;
(ix)    notice of any vote by the Owners related to a PAE;
(x)    copies of any written correspondence issued to the CCA Contractor or Service Provider pursuant to Article 39 (Notices) of the Construction Completion Agreement or Article 15 (Contract Administration Notices) of the Services Agreement, respectively, regarding ability to perform under such agreements or directing or requesting action to improve performance under the Construction Completion Agreement or the Services Agreement, respectively, with respect to adherence to construction budget or schedule;
(xi)    notice and a copy of any change to the Borrower's credit rating or credit rating outlook published by S&P, Moody's or Fitch;
(xii)    copies of any written correspondence or other documents delivered or received pursuant to the Funding Agreement or any exercise of rights under Section 7.11 (Alternative Contribution Percentages) of the Ownership Agreement; and
(xiii)    notice of GPC exercising to cancel the Project under Sections 5.3(b) (Standards of Conduct) or 7.11(c)(iii) (Alternative Contribution Percentages) of the Ownership Agreement or Section 3.8 (Cancellation) of the Development Agreement), which notice shall be deemed to be a Project Termination Notice under Section 2.08 of the Owners Direct Agreement and shall comply with advance notice requirements thereunder;
provided, however, that if the Borrower determines that any notice or other document required to be delivered pursuant to this Section 6.1(g) (other than any item required to be delivered pursuant to Section 6.11(h)(iv)) contains confidential trade secret or proprietary information of the Service Provider or the CCA Contractor, then such notice or document shall be provided via the Restricted Data Site.
(h)    Governmental and Environmental Indemnity Claims and Reports.
(i)    Simultaneously with or promptly following any notification or report to the NRC with respect to (A) any event or condition required to be reported to the NRC within seven days or less under 10 CFR Part 73 (each such event, a "Safeguards Event") or (B) any accident related to the Project having a material and adverse impact on the environment or on human health (including any accident resulting in the loss of life), notice of such Safeguards

Event accident, notification or report, and, within ten (10) days thereafter, a copy of such notification or report and, to the extent not included in the notification or report to the NRC, a report describing such Safeguards Event or accident, the impact of such Safeguards Event or accident and the remedial efforts required and (as and when taken) implemented with respect thereto, provided that the Borrower shall not be required to disclose any information pursuant to this clause (i) to the extent it is prohibited from doing so by Governmental Rule or to the extent such information otherwise is security-related sensitive information that is not ordinarily disclosed to the public under standard nuclear operating practices;
(ii)    within one hundred five (105) days after the close of each Fiscal Year, a report, satisfactory to DOE in its reasonable discretion, summarizing any notices received by the Borrower (or on behalf of the Borrower) or the Operator with respect to any material alleged or actual violations of Environmental Laws or Required Consents in connection with the Project over the preceding year, with sufficient information (as determined by DOE) to allow DOE to monitor the Project's performance with respect to the contest of such alleged violations and the cure of such actual violations and its compliance with Environmental Laws and Required Consents and including a narrative summary of (A) the results of environmental monitoring or sampling activity and (B) any violations of Environmental Laws or Required Consents identified by any Governmental Authority and any remedial action taken with respect thereto and a description of any steps the Borrower or the Operator is taking and proposes to take with respect thereto; provided that the Borrower shall not be required to disclose information in such report to the extent it is prohibited from doing so by Governmental Rule.
(i)    Safety Audit Reports. Within ten (10) days after any such report is submitted, a copy of any safety audit report with respect to the Project submitted by the Borrower (or on behalf of the Borrower) or the Operator to any Governmental Authority; provided that the Borrower shall not be required to disclose information in any such report to the extent it is prohibited from doing so by Governmental Rule.
(j)    Exchange Reports and Filings. Promptly following transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and periodic reports, if any, which the Borrower has delivered to the Securities and Exchange Commission or any successor regulatory authority.
(k)    Insurance Certificates. Certificates of insurance (and, if requested by DOE, certified copies of any insurance policies) evidencing the Required Insurance in accordance with, and at the times required by, Schedule 6.3.
(l)    Additional Monthly Reporting; Project Documents, Required Consents, Casualty Damages, Authorized Officials. No later than thirty (30) days following the end of each month, the Borrower shall provide DOE with:
(i)    an up-to-date list of all Additional Project Documents, together with a copy of each Additional Project Document (which copy, in the case of any Fuel Supply Agreement or the BEACON Software Agreement (if any), shall be provided via the Restricted Data Site) entered into during such month (unless, in each case, there have been no changes since the end of the preceding month, in which case the Borrower shall state the same);

(ii)    an up-to-date list of all Required Consents including an updated schedule reflecting the status of such Required Consents (unless there have been no changes during such month, in which case the Borrower shall state the same) and promptly following DOE's request, a copy of any Required Consent in such list that has been obtained;
(iii)    a list of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, any Project Document (other than the Services Agreement, the IP License, the Triggering Event IP License, the Construction Completion Agreement, the Westinghouse License Agreement, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement or the BEACON Software Agreement (if any)) or Required Consent during such month, and (B) promptly following DOE's request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing;
(iv)    a list of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the Services Agreement, the IP License, the Triggering Event IP License, the Construction Completion Agreement, the Toshiba Settlement Agreement, the Toshiba Guarantee, the Westinghouse License Agreement, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement or the BEACON Software Agreement (if any) during such month, and (B) promptly following DOE's request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, which copy shall be provided via the Restricted Data Site;
(v)    notice of any material changes in any Required Insurance with respect to the Project, including any proposed material changes to the Required Insurance that have been accepted by the Borrower and the provider of such Required Insurance but that have yet to become effective;
(vi)    notice of any challenges to or appeals of any of the COLs filed with any Governmental Authority, and notice of any additional conditions to any of the COLs imposed since the last report under this Section 6.1(l)(vi) that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated.
(vii)    (A) notice of any correspondence to or from the NRC that identifies an event, condition or other matters that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE's request, delivery of a copy of any of the foregoing notices or correspondence except to the extent that the Borrower is prohibited from doing so by Governmental Rule;
(viii)    notice of any report filed by the Borrower or the Operator (or, if the Borrower as Owners' Agent receives a copy or notice thereof, by any Construction Contractor, Fuel Supply Contractor or Fuel Disposal Contractor) with any Governmental Authority other than the NRC that identifies an event, condition or other matters that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE's request, delivery of a copy of any such report except to the extent that the Borrower is prohibited from doing so by Governmental Rule;
(ix)    notice of any material casualty damages or losses with respect to the Project during such month; and
(x)    notice of any change in the Authorized Officials of the Borrower, together with an amended incumbency certificate of the Borrower reflecting such change and including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person.
(m)    Georgia PSC Filings and Orders. Promptly following the transmission or filing thereof, copies of the following, in each case in unredacted nonpublic form:
(i)    each Construction Monitoring Report filed by the Borrower with the Georgia PSC (if the Borrower determines that any such Construction Monitoring Report contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such copy shall be provided via the Restricted Data Site), each procedural and scheduling order of the Georgia PSC with respect thereto, and each order of the Georgia PSC approving, denying or modifying each such Construction Monitoring Report, or approving or modifying any proposed revisions to the certificate granted pursuant to Official Code of Georgia Annotated 46-3A-1 through 46-3A-11;
(ii)    each NCCR Tariff filed by the Borrower with the Georgia PSC, and each order of the Georgia PSC approving, denying or modifying each such NCCR Tariff;
(iii)    each application for financing authority filed by the Borrower pursuant to Official Code of Georgia Annotated, 46-2-28, and each order of the Georgia PSC approving, denying or modifying each such application and each subsequent filing of the Borrower with the Georgia PSC with respect to each such application showing schedules of outstanding securities and financings of the Borrower;
(iv)    any petition or proceeding seeking revocation, modification or disallowance of any expenditures that have been verified by the Georgia PSC under the semi-annual (or other such period required by the Georgia PSC) construction monitoring report proceedings;
(v)    any petition or proceeding seeking reexamination, modification or revocation of the certificate granted pursuant to Official Code of Georgia Annotated 46-3A-1 through 46-3A-11;
(vi)     any petition or proceeding initiating a general rate case for the Borrower and all orders entered in such proceedings; and
(vii)    any petition or proceeding seeking judicial review of Georgia PSC orders under the semi-annual (or other such period required by the Georgia PSC) construction monitoring report proceedings and all orders entered in such proceedings.

(n)    Other Information. As soon as reasonably available through the use of commercially reasonable efforts by the Borrower or the Operator, as applicable, following such request, such other information or documents reasonably related to the Project or the Borrower's obligations under the Loan Documents as DOE or any Independent Consultant may reasonably request.
(o)    Information Made Available.
(i)    (A) The information that will be made available to DOE from and after the date hereof is as set forth in the Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law; and
(ii)    The Borrower acknowledges that (A) prior to the date hereof it made available to DOE information (including correspondence, books, documents, papers and records) in connection with the pre-application, the Application, the negotiation and execution of the Conditional Commitment, and the negotiation and execution of this Agreement and the other Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law.
(p)    Restricted Data Site.
(i)    At all times, the Borrower shall maintain the Restricted Data Site and ensure that complete, unredacted electronic copies of the EPC Contract, the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any), all Georgia PSC Monthly Status Reports required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(i), all Replacement EPC Arrangement Monthly Reports required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(ii), all Project Management Board Monthly Meeting Materials that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(iv), all Southern Nuclear Monthly Reports that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(iii), each Project Milestone Schedule that is required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(v)(2) and all notices and other documents that are required to be made available via the Restricted Data Site pursuant to Section 4.1.5, Section 4.2.2, Section 6.1(a)(v) through Section 6.1(a)(xv), Section 6.1(g), Section 6.1(l)(i) or (iv) or Section 6.1(m)(i), are available on the Restricted Data Site for review (but not downloading or printing) from time to time by (A) employees of DOE, and (B) attorneys with DOE's outside legal counsel, Norton Rose Fulbright US LLP, and nuclear regulatory specialist attorneys with DOE's outside legal counsel for nuclear regulatory matters, Hunton Andrews Kurth LLP, in each case on a need to know and use basis solely for the purpose of monitoring the Project in connection with their work in relation to the DOE Guaranteed Loans of Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that access by attorneys described in clause (B) of this Section 6.1(p)(i) shall be limited to the EPC Contract, the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement

(if any) and any notices and other documents required to be provided via the Restricted Data Site pursuant to Section 4.1.5, Section 4.2.2, Section 6.1(a)(v) through Section 6.1(a)(xv), Section 6.1(g) or Section 6.1(l)(i) or (iv), and provided further, that such access shall be subject to each such law firm and each such individual attorney being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-1. In addition, access to the Restricted Data Site shall be further conditioned on each such firm acting as outside legal counsel to DOE, including each employee of such firm or company, not being a "competitor of Westinghouse" (as defined in Exhibit L-3). Notwithstanding the foregoing, any such reports or other documents to be provided on the Restricted Data Site, to the extent such documents contain sensitive or protected information of the CCA Contractor's or the Service Provider's employees or other personnel working on the Project, may have such sensitive or protected information redacted.
(ii)    With respect to any report or other document required to be made available on the Restricted Data Site, the Borrower shall also make such report or other document available in its offices for review by employees of the Lender's Engineer, on a need to know and use basis solely for the purpose of monitoring the Project and the DOE Guaranteed Loans of Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that such access shall be subject to the Lender's Engineer and each employee of the Lender's Engineer being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-2; provided that no additional nondisclosure agreement shall be required for the Lender's Engineer or any of its employees who executed a nondisclosure agreement pursuant to Section 6.1(p) of the Original Loan Guarantee Agreement. In addition, access to the Restricted Data Site shall be further conditioned on such company acting as Lender's Engineer, including each employee of such company, not being a "competitor of Westinghouse" (as defined in Exhibit L-3), provided that such condition shall not apply to MPR Associates, Inc. or any of its employees, notwithstanding that it may be a "competitor of Westinghouse". Notwithstanding the foregoing, to the extent any such reports or other documents to be made available in the Borrower's office for review by the Lender's Engineer contain:
(A)    Protected Information or CCA Protected Information, such reports or other documents may have such Protected Information or CCA Protected Information redacted; provided that, notwithstanding any such redaction, the Monthly Construction Reports made available for review by the Lender's Engineer shall contain a level of substantive information with respect to the Project that is substantially consistent with the level of substantive information contained in such Monthly Construction Reports delivered or made available to the Lender's Engineer prior to the Guarantee Issuance Date; provided further, that in the event DOE notifies the Borrower that DOE requires the Lender's Engineer to review any such redacted information on the grounds that disclosure of such information to Lender's Engineer is necessary in connection with the administration, preservation, protection or enforcement of any of the Loan Documents, or of any Secured Party's rights thereunder or in connection therewith, GPC agrees that it will seek disclosure of such redacted information from the Service Provider or the CCA Contractor (as applicable), in the same manner and based on the same principles as would apply in connection with a request by the Owners to the Service Provider for disclosure of Service Provider Non-Disclosable Information (as defined in the Services Agreement) pursuant to Section 14.5 of the Services Agreement or to the CCA Contractor for disclosure of CCA Protected Information pursuant to Section 22.2 of the Construction Completion Agreement. To the extent that the Borrower obtains permission from the Service Provider or the CCA Contractor (as applicable) to disclose such redacted information through its exercise of the procedures set forth in Section 14.5 of the Services Agreement or Section 22.2 of the Construction Completion Agreement (as applicable), the redacted information shall be made available by the Borrower to the Lender's Engineer in the same manner and under the same conditions as the same redacted information has been made available by the Service Provider or the CCA Contractor (as applicable) to the Borrower in accordance with the procedures set forth in Section 14.5 of the Services Agreement or Section 22.2 of the Construction Completion Agreement (as applicable); and
(B)     sensitive or protected information of the Service Provider's or the CCA Contractor's employees or other personnel working on the Project, such reports or other documents may have such sensitive or protected information redacted.
(iii)    Notwithstanding anything in Section 4.1.2(b), 4.1.5, 4.2.2, 6.1(a), 6.1(g), 6.1(l)(i) or (iv) or 6.1(m)(i) to the contrary, at DOE's request:
(1)    the Borrower shall grant access to the Restricted Data Site on a need to know basis to any of the following Persons identified by DOE to the Borrower in writing (other than any such Person, including the employees and advisors of such Person, that is a "competitor of Westinghouse" (as such term is defined in Exhibit L-3):
(A)     following notice from DOE to the Borrower that an Event of Default has occurred and is continuing, any potential transferee of the Borrower's Undivided Interest; or
(B)     following receipt by DOE of a "Project Termination Notice" (as defined in the Owners Direct Agreement), any potential transferee of (x) the rights and obligations of any Owner under the Construction Completion Agreement or the Services Agreement (as applicable) or (y) the "Ownership Interest" (as defined in the Ownership Agreement) of any Owner; and
provided, that, such access shall be conditioned upon: (i) DOE providing notice to the Borrower of the identity of any potential transferee(s) not less than five (5) Business Days prior to providing access to such potential transferee(s) such that the Borrower may notify the Service Provider or the CCA Contractor (as applicable) and object to providing information to such potential transferee(s) if provision of information to such potential transferee(s) would be in violation of this Section 6.1(p)(ii); and (ii) the execution and delivery by such Person, including each employee or advisor of such Person granted such access on a need to know basis of a nondisclosure agreement in a form acceptable to the Service Provider or the CCA Contractor, with such acceptance not to be unreasonably withheld;
(2)    the Borrower shall promptly provide to DOE complete, unredacted hard copies of the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Westinghouse Fuel Assembly Agreement, the Westinghouse License Agreement, the Software License, the BEACON Software Agreement (if any), any of the Replacement EPC Arrangement Monthly Reports, or any of the Project Management Board Monthly Meeting Materials and Southern Nuclear Monthly Reports described in clause (i) of this Section 6.1(p), (i) following receipt of notice from DOE that it intends to exercise any of its rights and remedies in connection with an Event of Default that has occurred and is continuing, (ii) following delivery of a Project Termination Notice, (iii) as DOE may require in order to comply with any Governmental Rule or Governmental Judgment (including any subpoena), or (iv) as required to respond to, defend or evaluate any action, claim, suit, litigation, proceeding or governmental investigation or inquiry to which DOE is a party.
(q)    Compliance Program Reporting. No later than one hundred five (105) days after the end of each Fiscal Year and sixty (60) days after the end of the second fiscal quarter of each Fiscal Year, or as otherwise as reasonably requested by DOE, a Compliance Program Certificate.

6.2.	Books, Records and Inspections; Accounting and Auditing Matters.
(a)    The Borrower shall keep complete and accurate books and records of its transactions in accordance with accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower shall keep such books and records concerning the Project as are necessary to facilitate an effective and accurate audit and performance evaluation of the Borrower, the Borrower's Undivided Interest and the Project as required in Section 609.17 of the Applicable Regulations.
(b)    Each set of Financial Statements of the Borrower delivered hereunder shall be prepared in accordance with GAAP consistently applied except to the extent that there have been any changes to such accounting principles or the application thereof noted in such Financial Statements and all financial records of the Borrower shall be maintained at the principal executive office of the Borrower.
(c)    The Borrower shall consult with and cooperate with DOE with regards to DOE's monitoring of the Borrower, the Borrower's Undivided Interest and the Project and audit, examination and inspection of the books and records of the Borrower, the Borrower's Undivided Interest and the Project as provided in the Applicable Regulations, and in furtherance thereof (i) shall permit officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants to visit and inspect the Project Facility and any ancillary facilities upon reasonable notice and at reasonable times during normal business hours, subject to the rules and regulations of the NRC and to the reasonable direction of senior plant management, (ii) shall provide to officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants access to any pertinent books, documents, papers and records of the Borrower including those with respect to the Project, to the extent in the possession of the Borrower or reasonably obtainable by the Borrower, for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the Project and the affairs, finances and accounts of the Borrower with the representatives of the Borrower, (iii) shall afford proper facilities for such inspection and shall make copies (at the Borrower's expense) of any records that are subject to such inspection, and (iv) shall require the Operator to make available to DOE, its agents, the Comptroller General and the Independent Consultants the same rights of inspection and access to its books and records that the Operator makes available to the Owners; provided that the Operator shall not be required to disclose the information in such books and records to the extent it is prohibited from doing so by Governmental Rule.
(d)    If at any time the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act, the Borrower shall appoint and maintain a firm of independent public accountants of recognized standing in the U.S. as accountants for the Borrower.
(e)    The Borrower shall retain all records relating to expenditures with respect to which Advances were made until the later of (x) the date that is five (5) years after the Advance was made with respect to such expenditure and (y) Commercial Operation of the Second Unit.
(f)    The Borrower shall, upon the request of DOE, (i) exercise its right pursuant to Section 5.6 (Management Audit; Access to Records) of the Ownership Agreement to conduct management audits of Owners' Agent's performance in respect of the Project or (ii) exercise its right pursuant to Section 7.8 (Cost Audits) of the Ownership Agreement to conduct audits of costs charged to and paid by the Borrower pursuant to the Ownership Agreement, provided that the references to the Sections of the Ownership Agreement contained in this Section 6.2(f) refer to such sections without regard to any amendments thereto after the date of this Agreement.

6.3.	Maintenance of Insurance.
The Borrower shall keep the Borrower's Undivided Interest insured in accordance with normal nuclear industry practices (provided that such insurance coverage is available on commercially reasonable terms, conditions and price) in accordance with the terms and provisions described on Schedule 6.3. The Borrower shall obtain and maintain Required Insurance and shall pursue any contractual remedies to cause other Persons required to provide Required Insurance pursuant to their respective Project Documents, including any Construction Contractor and the Operator, to obtain and maintain such Required Insurance, or alternate coverage as provided for on Schedule 6.3 as required pursuant to their respective Project Documents, as the case may be.

6.4.	Maintenance of Existence.

The Borrower shall maintain and preserve its existence as a corporation organized and existing under the laws of the State of Georgia, subject to permitted mergers and sales of substantially all assets that do not constitute an Event of Default under Section 8.1(f).

6.5.	Construction and Operation of Project.
The Borrower shall construct and operate the Project, or cause the Project to be constructed and operated, in each case in accordance with the Required Consents (including the COLs) and any Governmental Rules and other directions or instructions issued or provided by the NRC with respect to the Project unless, with respect to any noncompliance with any such Required Consents, Governmental Rules and other directions or instructions, the Borrower is diligently working to cure the noncompliance through appropriate regulatory procedures or to obtain a necessary amendment to such Required Consent.

6.6.	Use of Proceeds.
The Borrower shall use the proceeds of all Advances in accordance with the terms and conditions of all applicable Loan Documents.

6.7.	Maintenance of Liens and Collateral.
The Borrower shall establish, maintain, preserve, protect and continue the validity, perfection and first priority of the Liens of the Security Documents subject to Permitted Liens and the provisions of the Deed to Secure Debt at all times until the Debt Termination Date.

6.8.	Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings.
(a)    The Borrower shall execute and deliver, from time to time as reasonably requested by DOE or the Collateral Agent at the Borrower's expense, such other documents and instruments as shall be necessary or advisable or that DOE or the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Loan Documents, and to consummate the transactions contemplated therein.
(b)    The Borrower shall, at its own expense, take all actions that have been or shall be reasonably requested by DOE or the Collateral Agent or that the Borrower knows are necessary to establish, maintain, preserve, protect or continue the validity, perfection or priority of the first priority (subject to Permitted Liens) Liens of the Secured Parties created by the Security Documents and shall furnish to DOE timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, the Borrower shall, at its own expense, (A) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered and record or cause to be recorded all documents (including financing statements, continuation statements, fixture filings and mortgages or deeds of trust) and pay all fees, Taxes and Periodic Expenses in connection therewith, in all places necessary or advisable (in the reasonable opinion of counsel for DOE or the Collateral Agent) to establish, maintain, preserve, protect or continue the validity, perfection or priority of such Liens and in all other places that DOE or the Collateral Agent shall reasonably request, (B) discharge all other Liens (other than Permitted Liens), (C) deliver or publish all notices to third parties that may be required to establish, maintain, preserve, protect or continue the validity, perfection or priority (subject to Permitted Liens) of any Lien created pursuant to the Security Documents and (D) cause to be delivered to DOE such opinions of counsel and other related documents as may be reasonably requested by DOE or the Collateral Agent to assure compliance with this Section 6.8.
(c)    If the Borrower shall at any time acquire any interest in any Collateral that is not covered by the Security Documents or the Lien created thereby, the Borrower shall promptly notify DOE of such interest and, to the extent requested by DOE, shall promptly (i) execute, deliver and record a supplement to the Security Documents, satisfactory in form and substance to DOE and (ii) establish and perfect a first priority (subject to Permitted Liens) Lien of the Secured Parties in each such interest.
(d)    If at any time any Additional Project Document shall be entered into by the Borrower, the Owners' Agent (if the Owners' Agent is acting on behalf of and would bind the Borrower) or the Operator in connection with the Project, the Borrower shall promptly notify DOE of such Additional Project Document and (i) in the case of an Additional Project Document that (A) creates, terminates, replaces or otherwise modifies any IP Interest, or (B) is entered into in connection with any lease financing of nuclear fuel for the Project, the Borrower shall promptly deliver to the Secured Parties a Direct Agreement in substantially the form attached hereto as Exhibit K with respect to such Additional Project Document, unless, in the case of subclause (A) above, where the Borrower's failure to own or hold all or any part of such IP Interest could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of; or (ii) in the case of any Additional Project Document other than an Additional Project Document described in subclause (i) above, the Borrower shall, to the extent requested by DOE, use its reasonable best efforts to promptly deliver to the Secured Parties a Direct Agreement in substantially the form attached hereto as Exhibit K with respect to such Additional Project Document.
(e)    Without limiting the generality of the foregoing, as soon as practicable after Commercial Operation with respect to each Unit, the Borrower shall (i) provide DOE with a copy of all descriptions provided to the Owners pursuant to Section 4.9(c) of the Ownership Agreement of the Additional Unit Properties setting forth in reasonable detail the facilities, equipment and other property and rights then constituting such applicable Additional Unit Property, including all property (including a metes and bounds description of the Identified Sites (as defined in the Ownership Agreement)), real or personal, and rights therein jointly paid for under the Ownership Agreement and (ii) if requested by DOE, enter into an amendment to the Deed to Secure Debt to revise the description of the collateral in accordance with the updated description.

6.9.	Acceptance, Startup and Testing.
(a)    As soon as available, the Borrower shall provide to DOE a schedule setting forth the anticipated dates of startup and testing of the Project Facility, or any part thereof, pursuant to the Project Documents, and, from time to time promptly following any changes to the information in such schedule, shall provide to DOE an updated schedule reflecting such changes.
(b)    The Borrower shall provide, or cause to be provided, prior notice to DOE and the Lender's Engineer that is reasonable under the circumstances of startup and testing of the Project Facility pursuant to the Project Documents, and shall allow the Lender's Engineer or DOE or both to attend and witness such startup and testing, in all cases subject to the requirements of the NRC and to the reasonable direction of senior plant management.
(c)    At the request of DOE, the Borrower shall provide DOE and the Lender's Engineer with access to and copies of any data or reports received by the Borrower in connection with any of the startup and other testing of the Project Facility provided that the Borrower shall not be required to disclose the information in such data or reports to the extent it is prohibited from doing so by Governmental Rule.

6.10.	Technology.
(a)    The Borrower shall not take any action that would in any way prevent it or the Operator from exercising the IP Interests that have vested to the Borrower or the Operator under the IP Agreements, or that would otherwise materially conflict with or adversely affect the IP Interests that have vested to the Borrower or the Operator under the IP Agreements. With respect to all other IP Interests that have been granted, but have not yet vested to the Borrower or the Operator under the IP Agreements, the Borrower shall use reasonable best efforts to not take any action that would in any way prevent it or the Operator from exercising such IP Interests or that would otherwise materially conflict with or adversely affect such IP Interests.
(b)    The Borrower shall take all commercially reasonable actions necessary to maintain and protect the IP Interest granted to it under the IP Agreements, including (i) protecting the secrecy and confidentiality of all confidential information and trade secrets having material value by establishing and taking commercially reasonable actions to enforce a policy requiring all current and former employees, consultants, licensees, vendors and contractors who will be provided access to such Technology and Intellectual Property Rights to execute appropriate confidentiality agreements; and (ii) taking all other commercially reasonable actions necessary to maintain the secrecy of all Technology and Intellectual Property Rights that are trade secrets having a material value.
(c)    If the Borrower obtains Knowledge of any breach or violation of any of the terms or conditions of the IP Agreements by a third Person, and such breach or violation is reasonably likely to prevent Borrower or the Operator from exercising the IP Interest granted to any of them under the IP Agreements, or that would otherwise materially conflict with or adversely affect the IP Interest granted to any of them under the IP Agreements, then the Borrower shall promptly take or request the Owners' Agent or the Operator to take, such commercially reasonable actions under the IP Agreements to protect the rights granted to the Borrower or the Operator, including, for example, suing for an injunction against such violation or breach and posting any bond in conjunction therewith.

(d)    None of the provisions of this Section 6.10 shall in any way prohibit the Borrower from terminating the Services Agreement or the Construction Completion Agreement and the related IP Agreements in accordance with the requirements of Section 2.08 of the Owners Direct Agreement.

6.11.	Compliance with Certain U.S. Government Requirements.
(a)    Lobbying Requirements. The Borrower shall comply with all requirements of 31 U.S.C. §1352, including: (i) if any funds have been paid or will be paid to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress (as defined for purposes of 31 U.S.C. §1352), an officer or employee of Congress, or an employee of a Member of Congress in connection with the DOE Guaranteed Loan, the Borrower shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions; and (ii) no proceeds of the Advances will be expended to pay any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress.
(b)    Use of U.S. Government Funds. The Borrower shall not use funds obtained from the U.S. Government, or from a loan or other instrument guaranteed by the U.S. Government, for the payment of Credit Subsidy Costs, administrative fees, or other fees charged by or paid to DOE relating to the Applicable Regulations, except to the extent explicitly authorized by an act of Congress.
(c)    Program Requirements. The Borrower shall comply with all Program Requirements.
(d)    Prohibited Persons.
(i)    The Borrower shall provide prompt written notice (including a brief description) to DOE if, at any time, it obtains Knowledge that the representations made with respect to Prohibited Persons (including the Debarment Regulations) in any of the Loan Documents were erroneous when made or have become erroneous by reason of changed circumstances.
(ii)    If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons becomes a Prohibited Person, or, any Owner, the Service Provider, the CCA Contractor or the CCA Guarantor or any of their respective ultimate parent companies, or the successors or assigns of any such Person becomes (whether through a transfer or otherwise) a Prohibited Person identified in clause (i) or (ii) of the definition of Prohibited Person, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has become a Prohibited Person, engage and continue to engage in good faith discussions with DOE regarding (A) the removal or replacement of such Person or, (B) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(e)    Foreign Ownership. The Borrower shall, and shall cause the Operator to, comply at all times with the requirements of the NRC with respect to foreign ownership, control and domination of each of the Borrower and the Operator.
(f)    Foreign Asset Control Regulations. The Borrower shall ensure that the making of any Advances and the use of the proceeds thereof will not violate any Foreign Asset Control Regulations.
(g)    Use of Collateral. None of the Collateral shall be traded or used, directly or indirectly, by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.
(h)    Davis-Bacon Act.
(i)    In accordance with Section 1702(k) of Title XVII, beginning on the Original Guarantee Issuance Date, all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, including but not limited to those wages set forth in Schedule 6.11(h)(i). The contract clauses set forth in Exhibit G shall be incorporated into all Davis-Bacon Act Covered Contracts.
(ii)    The Borrower shall systematically review (by itself or through its agent) the certified payrolls that are required, pursuant to subparagraph (a)(3)(i) of Exhibit G, to be maintained by all project contractors and subcontractors that employ laborers and mechanics in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan. The Borrower shall notify DOE in writing within ten (10) Business Days after it obtains DBA Knowledge of: (a) receipt by the Borrower of any complaint alleging non-compliance with the Davis-Bacon Act or (b) any non-compliance with the Davis-Bacon Act. In such instances, the Borrower shall forward to DOE (A) a copy of all written complaints or a written summary of any oral complaint or non-compliant incident, (B) a summary of the investigation of the Borrower into such complaint or such incident, (C) a summary of the resolution (or proposed resolution) of the complaint or incident, (D) the relevant certified payrolls and (E) any other information reasonably requested by DOE regarding the complaint or incident. Certified payrolls maintained, or caused to be maintained, by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552.
(iii)    If the Borrower or any Affiliate of the Borrower intends to: (A) enter into a Davis-Bacon Act Covered Contract after the Guarantee Issuance Date; (B) materially change the scope of work of any Davis-Bacon Act Covered Contract; or (C) exercise any option to extend the term of a Davis-Bacon Act Covered Contract to perform work for a period of time for which it was not obligated under the terms of the original contract (subclauses (A), (B) and (C) collectively, "Davis-Bacon Actions"), the Borrower shall provide DOE: (1) a statement of the work for any DBA Contract Party that will perform construction, alteration, or repair of a building or work financed in whole or in part by the DOE Guaranteed Loan; (2) notice of intent to exercise any option described in subclause (C) above; and (3) any other information requested by DOE relating to such Davis-Bacon Action. This information shall be provided (a) no less than ten (10) Business Days prior to the occurrence of such Davis-Bacon Action where such Davis Bacon Action could reasonably be expected to result in a need for a new wage determination, or (b) in all other cases, through the Borrower's monthly reports delivered pursuant to Section 6.1(a).
(iv)    The Borrower shall update the Davis-Bacon and Related Acts Compliance Program as necessary and appropriate so that such program (A) remains designed to (1) ensure material compliance with all Davis-Bacon Requirements and (2) provide reasonable assurance that information relating to compliance with the Davis-Bacon Requirements is made known to the Vice President of Employee Relations and Associate General Counsel of Southern Company Services, Inc., and such other Person or Persons who have principal oversight responsibility with respect to the Borrower's compliance with the Davis-Bacon Requirements and (B) identifies all of the Persons referred to in subclause (A)(2) above by name and position. The Borrower shall provide notice to DOE of each update to the Davis-Bacon and Related Acts Compliance Program and a copy of such update not later than ten (10) Business Days after the effective date of such update.
(v)    The Borrower shall implement and enforce the Davis-Bacon and Related Acts Compliance Program.
(i)    Corrupt Practices Laws.
(i)    All Borrower Entities and their respective officers, directors, employees and agents acting in such capacities shall comply with all applicable Corrupt Practices Laws.
(ii)    The internal management and accounting practices and controls of all Borrower Entities shall be designed and maintained to provide reasonable assurance of compliance with all Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC. The disclosure controls and procedures of all Borrower Entities shall be designed and maintained to provide reasonable assurance that material information regarding each Borrower Entity's compliance with laws (including Corrupt Practices Laws, the Patriot Act, the Anti-Terrorism Order and the rules and regulations of OFAC) is made known to Senior Management Persons of the Borrower.
(iii)    If any Borrower Entity or its officers, directors, employees or agents acting in such capacities fails to comply with the requirements of clause (i) of this Section 6.11(i), the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (A) the removal or replacement of such Person or, (B) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.
(j)    OFAC. If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons, employees or agents acting in such capacities, or, any other Owner, the Service Provider, the CCA Contractor or the CCA Guarantor or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with any or all applicable orders, rules and regulations of OFAC in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project or, otherwise, in conducting activities in connection with the Project, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.
(k)    Anti-Terrorism Order. If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons, or, any other Owner, the Service Provider, the CCA Contractor or CCA Guarantor or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with the Anti-Terrorism Order, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.
(l)    Patriot Act. The Borrower shall establish and maintain an anti-money laundering compliance program if and as required by the Patriot Act.
(m)    SAM Registration. The Borrower shall maintain its SAM registration at all times.

6.12.	Suspension of Construction Completion Agreement.
The Borrower shall provide forty-five (45) days' (or such shorter period satisfactory to DOE) prior notice to DOE in advance of exercising the Owners' right under the Construction Completion Agreement to suspend all work under the Construction Completion Agreement for the Owners' convenience, provided, however, that only concurrent notice of any such action to suspend all work under the Construction Completion Agreement shall be required where such action is necessary due to an emergency or otherwise is necessary in order to comply with requirements of the NRC, the Georgia PSC or any other Governmental Authority.

6.13.	Project Adverse Events.
If (i) a PAE has occurred and at least 90% of the Ownership Interests in the Project have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project and (ii) if the Borrower determines that a material change to the Construction Budget or Summary Project Milestone Schedule – Regulatory Based has occurred, or is reasonably expected to occur, as a result of such PAE, the Borrower shall (A) promptly inform DOE of how the Borrower expects to fund any Overrun Project Costs and (B) when finalized, provide DOE with an updated Construction Budget, Summary Project Milestone Schedule – Working Plan, Summary Project Milestone Schedule – Regulatory Based and Project Milestone Schedule. The obligations of the Borrower in clause (A) may be satisfied by identifying general sources of funding (such as capital or bank finance markets or other sources of funding) the Borrower reasonably expects to be available to the Borrower, it being understood and agreed that the specific sources of funding that may be used by the Borrower in the future will be dependent on market conditions and other factors existing at the time such funding is obtained. Any change in the Summary Project Milestone Schedule – Regulatory Based that would constitute a PAE pursuant to Section 2.1(a)(iv) of the Owners' Continuation Agreement

and Amendment shall be deemed to be a material change to the Summary Project Milestone Schedule – Regulatory Based.
ARTICLE 7
NEGATIVE COVENANTS
The Borrower covenants and agrees that until the Debt Termination Date, unless DOE waives compliance in writing:

7.1.	Liens.
The Borrower shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien (i) upon the Collateral, other than Permitted Liens, or (ii) upon the Collateral in connection with any financing secured by the Securitization Property. There shall be no restrictions on the ability of the Borrower to grant Liens upon any other assets of the Borrower.

7.2.	Corporate Existence.
The Borrower shall not fail to maintain its corporate existence and its right to carry on its business, subject to permitted mergers and sales of substantially all assets that do not constitute an Event of Default under Section 8.1(f).

7.3.	Affiliate Transactions; Commissions.
The Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate, except for at cost services provided or received from Affiliates in accordance with Federal Energy Regulatory Commission requirements or if not subject to such requirements, on terms equivalent to those that would be obtained on an arm's-length basis.

7.4.	Amendment of Certain Project Documents.
The Borrower shall not directly or indirectly agree to any amendment, modification, replacement, supplement, consent or waiver or waive any right to consent to any amendment, modification, replacement, supplement or waiver of any right with respect to, or assign or agree to the assignment of any party's obligations under:
(a)    any of the following Sections of the Services Agreement:
(i)    Section 4.6 (Subcontractors) of the Services Agreement, but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (A) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Services Agreement or Facility Licenses or (B) the assignability of (or obligation of the Service Provider, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part;
(ii)    Article 6 (IP Deliverables) of the Services Agreement;

(iii)    Section 16.4 (Intellectual Property Infringement) of the Services Agreement;
(iv)    Section 17.5 (Springing License Exclusive Remedy) of the Services Agreement;
(v)    Section 21 (Assignment) of the Services Agreement; or
(vi)    Exhibit C (Rates and Invoicing) of the Services Agreement; but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to affect the pricing, charge, fee, or licensing or royalty charge associated with the development of, access to, delivery or Owners' use of the Facility IP (as defined in the Services Agreement);
(b)    the Facility Licenses;
(c)    any provisions of the Owner Documents that are listed in Schedule 7.4; other than changes to the ownership of undivided ownership interests as a tenant in common in the Additional Unit Properties and the Related Facilities in connection with (i) any acquisition of additional undivided ownership interests by the Borrower, (ii) any disposition of undivided ownership interests by the Borrower pursuant to Section 2.08 of the Owners Direct Agreement or (iii) any change of undivided ownership interests solely impacting Owners other than the Borrower and which is not in violation of this Agreement;
(d)    any provisions of the Nuclear Operating Agreement and the Letter Agreement for Construction Services that are listed in Schedule 7.4;
(e)    any of the following provisions of the Westinghouse Fuel Assembly Agreement:
(i)    Article XV (Patents, Copyright and Trade Secret Indemnity); or
(ii)    Article XIX (Assignment and Transfer);
(f)    any of the following provisions of the Westinghouse License Agreement:
(i)    Article VII (Intellectual Property Rights);
(ii)    Article VIII (Assignment, Transfer, Subletting or Sublicensing); or
(iii)    Sections 13.2 and 13.4 of Article XIII (Limitation of Liability); or
(g)    any of the following provisions of the Construction Completion Agreement:
(i)    Section 3.2 (Contractor-Managed Subcontract Scope), but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (A) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Construction Completion Agreement or any subcontract thereunder or (B) the assignability of (or obligation of the CCA Contractor, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part;
(ii)    Section 16.3 (Intellectual Property Indemnity);
(iii)    Section 24.1.2 (Transfer of Title; Intellectual Property), but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (A) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Construction Completion Agreement or any subcontract thereunder or (B) the assignability of (or obligation of the CCA Contractor, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part; or
(iv)    Section 40.1 (Assignment).
For the avoidance of doubt, nothing in this Section 7.4 shall prohibit the Borrower from terminating the Services Agreement or the Construction Completion Agreement and the related IP Agreements (i) for convenience in accordance with the requirements of Section 2.08 of the Owners Direct Agreement or (ii) with respect to the Services Agreement, in connection with a Triggering Event.
Nothing in this Section 7.4 shall prohibit the Borrower from reducing the scope of services provided by the Service Provider pursuant to Section 4.3(b) of the Services Agreement; provided that the Borrower shall provide DOE with notice of any such reduction in scope of work within two (2) Business Days after providing notice thereof to the Service Provider in accordance with the terms of Section 4.3(b) of the Services Agreement.
Notwithstanding anything to the contrary herein, neither Borrower nor the Operator will be required to obtain DOE's consent to any amendment, supplement or other modification or waiver applicable to any such provisions of the Nuclear Operating Agreement, the Letter Agreement for Construction Services, the Westinghouse Fuel Assembly Agreement or the Westinghouse License Agreement that is necessary to comply with the requirements of any Governmental Rule, including any requirement of the NRC.
The restrictions on amendments to the Nuclear Operating Agreement and Westinghouse License Agreement set forth in this Section 7.4 shall not apply to any amendment that relates exclusively to Plant Vogtle Units 1 and 2 and/or Plant Hatch Units 1 and 2 and that does not relate to the Project.

7.5.	Use of Non-AP1000 Reactor Technology.
The Borrower shall not construct, or permit to be constructed, any nuclear reactor for the Project other than Westinghouse AP1000 standard nuclear reactor plant design, certified at 76 Fed. Reg. 82,079 (Dec. 30, 2011) (codified at 10 C.F.R. Part 52 Appendix D), and any amendments thereto, as described in each COL, including any amendments to the COLs or exemptions issued by NRC approving modifications to such certified standard design.

7.6.	Margin Regulations.

The Borrower shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations or rulings thereunder.

7.7.	ERISA.
(a) The Borrower shall not be a "plan" within the meaning of Section 4975(e) of the Internal Revenue Code; (b) the assets of the Borrower shall not constitute "plan assets" within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101; (c) the Borrower shall not be a "governmental plan" within the meaning of Section 3(32) of ERISA; (d) transactions by or with the Borrower shall not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans; and (e) the Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Secured Parties of any of their respective rights under this Agreement) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or any similar state law, other than any such transaction or prohibited transaction described in this subclause (e) that could not reasonably be expected to have a Material Adverse Effect.
Notwithstanding anything in Section 7.7(e) to the contrary, Section 7.7(e) shall not be interpreted to limit the generality of, or otherwise limit in any way, the obligations (including the related exceptions and cure rights) of the Borrower in Section 8.1(p), which shall be applicable to the Borrower without regard to the provisions of Section 7.7(e).

7.8.	Investment Company Act.
The Borrower shall not take any action that would result in the Borrower being required to register as an "investment company" under the Investment Company Act.

7.9.	Replacement or Removal of the Operator or Owners' Agent.
The Borrower shall not vote or agree to replace or remove the Operator or the Owners' Agent other than with the prior written consent of DOE and upon receipt of any necessary approvals from the NRC; provided that the foregoing shall not impair or restrict the Borrower's ability to resign as Owners' Agent in accordance with the Owner Documents.

7.10.	Casualty Loss Proceeds.
The Borrower shall not accept any Casualty Loss Proceeds from the relevant insurers in connection with an Event of Loss until any amounts that are required to be applied to prepay the DOE Guaranteed Loan in connection with such Event of Loss pursuant to Section 3.3.3(c) have been so applied.

7.11.	Fuel Supply Agreements.

(a)    After Mechanical Completion of both Units (as each such term is defined in the Construction Completion Agreement), the Borrower shall not terminate and shall not cause the Westinghouse Fuel Assembly Agreement to be terminated prior to the time it is fully performed unless the Borrower at the time of such termination has a contract or contracts in place for an alternate supply of fuel assemblies for not less than the next two (2) reloads for each Unit, and has the right to use the BEACON Software or another core monitoring system that complies with the COLs with such alternate supply of fuel assemblies; provided, however, that this covenant shall not prevent the Borrower from amending or causing to be amended the Westinghouse Fuel Assembly Agreement, except as provided in Section 7.4(g), and shall not prevent the Borrower from enforcing or causing to be enforced any remedy available to Borrower under the Westinghouse Fuel Assembly Agreement other than termination.
(b)    The Borrower shall not fail at any time (i) to ensure that a contractual obligation for the supply of not less than two (2) additional reloads of fuel assemblies and related fuel fabrication services for each Unit is in place or (ii) to have the right to use the BEACON Software or another core monitoring system that complies with the COLs with such reloads.
(c)    Notwithstanding the foregoing, the Borrower shall not be deemed to have failed to perform or observe the covenants set forth in clauses (a) and (b) of this Section 7.11, unless the Borrower shall fail to have remedied any non-compliance with the terms of such covenants by the date that is one (1) year in advance of the next scheduled delivery date for the last fuel assembly for the next reload for the Unit in question available under the then-effective Fuel Supply Agreement, provided that (1) the Borrower is diligently working to remedy such non-compliance pursuant to a plan of remediation with a timetable for curing such non-compliance that has been provided to DOE at the time of such non-compliance, (2) the Borrower reasonably believes such non-compliance will be remedied through such diligent efforts, and (3) such non-compliance could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be operated.
ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

8.1.	Events of Default.
The occurrence of any of the following events shall constitute an Event of Default hereunder:
(a)    Failure to Make Payment Under Loan Documents. The Borrower shall fail to pay, in accordance with the terms of the FFB Credit Facility Documents, this Agreement or any other Loan Document (whether at scheduled maturity, as a mandatory prepayment, by acceleration or otherwise), (i) any principal of or interest on the DOE Guaranteed Loan or any DOE Maintenance Fee amount on or before the date such amount is due, or (ii) any scheduled fee, charge or other amount due under any Loan Document on or before the date such amount is due, provided, in the case of either subclause (i) or (ii) above, that such failure to pay shall continue for a period of three (3) Business Days (except that no grace period shall apply with respect to any failure to pay amounts due on the Maturity Date); provided further, however, that the FFB Late Charge Rate shall apply in accordance with Section 9.2.1 from the date of any such missed payment until the amount of the applicable missed payment has been paid in accordance with the requirements of Section 9.2.1 and the DOE Late Penalty Charge shall be payable in accordance with Section 3.6.
(b)    Misstatements; Omissions. Any representation, warranty or statement (other than the representations and warranties in Section 5.15, the exclusive remedy with respect to a breach of which shall be as provided in Section 3.3.3) made or deemed to be made by the Borrower in any Loan Document shall be found to have been untrue in any material respect when made or deemed to have been made, unless such materially untrue representation, warranty or statement is capable of being remedied, and such materially untrue representation, warranty or statement is remedied within ninety (90) days (or such longer period acceptable to DOE), in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such material untruth (for the avoidance of doubt, a Borrower misrepresentation as to the non-existence of a Potential Default under any certification provided or representation made pursuant to Section 4.2.5, Section 5.16 or Section 6.1(e) shall be remedied under this Section 8.1(b) if such Potential Default is remedied within the cure period of this Section 8.1(b)).
(c)    Borrower Payment Default under IP Agreements or Owner Documents. A payment default by the Borrower occurs under any IP Agreement or any of the Owner Documents that is not cured by the Borrower or another Owner within 30 days. For the avoidance of doubt, a payment default by an Owner other than the Borrower with respect to amounts owed under the Owner Documents that causes a payment default by the Owners under any IP Agreement shall not constitute an Event of Default under this Section 8.01(c).
(d)    Covenants and Other Agreements. The Borrower shall fail to perform or observe any term, covenant or agreement (other than those set forth in clauses (a) and (b) of this Section 8.1 and those set forth in Section 6.1(g)(iii)) contained in any Loan Document to which it is a party and, if such default is remediable, such default has not been remedied within ninety (90) days, in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such breach.
(e)    Environmental and Safety Matters. Any failure by the Borrower, the Operator or the Borrower's Undivided Interest to comply in all material respects with any Environmental Law, Governmental Approvals or safety regulations applicable to the Project, including compliance in all material respects with all conditions and requirements required in connection with the Environmental Impact Statement, if such failure continues for ninety (90) days, in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such failure (unless such default cannot reasonably be cured within such time period and the Borrower or the Operator is diligently working to cure such default according to an applicable Remediation Plan or, in the case of any non-compliance with NRC-issued Governmental Approvals and other NRC directions and instructions, the Borrower (A) is diligently working to cure such noncompliance through appropriate NRC regulatory procedures, which cure may include obtaining a necessary amendment to such NRC-issued Governmental Approval and (B) reasonably believes will be cured through such diligent efforts); provided that no such failure shall be considered to have occurred under this clause (e) for so long as the Borrower or the Operator, as applicable, is contesting in good faith by appropriate legal proceedings each assertion by a Governmental

Authority that the Borrower, the Operator or the Borrower's Undivided Interest is not in compliance with such Environmental Law, Governmental Approvals or safety regulations.
(f)    Merger; Transfer of Assets. The Borrower shall, or shall agree to, enter into any transaction of merger, consolidation or other similar actions (a "Merger Transaction"), or convey, sell, lease or otherwise transfer all or substantially all of the Borrower's property or assets, unless, in the case of a Merger Transaction:
(i)    if the Borrower shall consolidate with or merge into another Person, the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall have expressly assumed pursuant to a written agreement, in form and substance satisfactory to DOE, the due and punctual payment of the principal of (and premium, if any) and interest on the DOE Guaranteed Loan and the performance of all obligations of the Borrower under the Transaction Documents;
(ii)     immediately after giving effect to such Merger Transaction, no Event of Default, Potential Default or Mandatory Prepayment Event shall have occurred;
(iii)     all required approvals from the NRC and the Georgia PSC in connection with the Merger Transaction shall have been obtained prior to the consummation of such transaction;
(iv)    if the surviving Person resulting from the Merger Transaction is not subject to rate regulation by the Georgia PSC, then such Person satisfies the following two conditions at the time the Merger Transaction is consummated:
(A)    such Person has a long-term, senior, unsecured, non-credit enhanced debt rating meeting at least two of the three following ratings (1) BBB- or better from S&P, (2) Baa3 or better from Moody's and/or (3) BBB- or better from Fitch, and
(B)    such Person has not been placed on a negative credit watch or its equivalent by any two or more of such rating agencies that states that such Person's long-term senior, unsecured, non-credit enhanced debt rating could be downgraded to or below (1) in the case of S&P, BB+, (2) in the case of Moody's, Ba1 or (3) in the case of Fitch, BB+; and
(v)     the Borrower has delivered to DOE a Borrower Certificate and a legal opinion from counsel satisfactory to DOE, each stating that such consolidation or merger complies with this Section 8.1(f) and that all conditions precedent herein provided for relating to such transaction have been complied with, and such legal opinion further opining as to the due authorization, execution, delivery and enforceability of the assumption agreement referred to in clause (i) of this Section 8.1(f) and covering such other matters as DOE may reasonably request.
(g)    Transfer of Collateral. The Borrower shall, or shall agree to, convey, release, sell, lease or otherwise transfer any of the Collateral except (i) as provided for in clause (f) of this Section 8.1, (ii) in accordance with the Deed to Secure Debt, (iii) as may be approved by DOE or

(iv) pursuant to DOE's purchase of any of the Collateral pursuant to the Owners Direct Agreement; provided that effective upon any such transfer of all or any portion of the Borrower's Undivided Interest, the owner of such transferred portion of the Borrower's Undivided Interest shall have assumed the obligations of the Borrower to comply with Section 1702(k) of Title XVII with respect to such transferred portion of the Borrower's Undivided Interest pursuant to an assumption agreement reasonably acceptable to DOE and the Department of Labor.
(h)    Unenforceability, Termination, Repudiation or Transfer of Certain Transaction Documents. Subject to the following sentence, this Agreement or any of the other Loan Documents (other than the DOE Guarantees) or any material provision hereof or thereof at any time for any reason (i) (A) is or becomes invalid, illegal, void or unenforceable against the Borrower, or (B) the Borrower shall have repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement or material provision, (ii) ceases to be in full force and effect, except at the expiration of the stated term thereof, or shall otherwise be prematurely terminated except as may be otherwise permitted thereby, (iii) except as otherwise expressly permitted hereunder shall be assigned or otherwise transferred by the Borrower (other than with the prior written consent of DOE) or (iv) shall cease to give the Collateral Agent or DOE in any material respect the Liens, rights, powers and privileges purported to be created thereby or hereby, and in each case such event continues unremedied for thirty (30) days; provided, that such thirty (30) day cure period shall not apply to subclause (i)(B) above. The foregoing sentence shall not be applicable to any Direct Agreement (other than the Owners' Direct Agreement) if the Project Document to which such Direct Agreement relates has been terminated in accordance with this Agreement.
(i)    Security Interests. (i) Any of the Security Documents shall fail in any material respect to provide the Liens, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby), (ii) any such Security Document or Lien created pursuant to the Security Documents shall cease to be in full force and effect, or (iii) the validity or applicability of any of the Security Documents or Liens created pursuant to any of the Security Documents to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of the Borrower; provided such event, other than any disaffirmation by or on behalf of the Borrower described in subclause (iii) above, continues unremedied for thirty (30) days.
(j)    Change of Control. A Change of Control shall occur with respect to the Borrower or the Operator without the prior written consent of DOE.
(k)    Default under Other Indebtedness or Other Obligations.
(i)    Prior to Commercial Operation of the Second Unit, the Borrower shall fail to pay when due any principal, interest or other amount due under any agreement or instrument evidencing, or under which the Borrower has outstanding at any time, any Indebtedness (other than the DOE Guaranteed Loan) or Other Obligations in an amount in excess of one hundred million Dollars ($100,000,000), and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, or any other default under any such agreement or instrument shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to accelerate or to permit the acceleration of the maturity of such Indebtedness or Other Obligations, in each case, where such default is not cured within ten (10) Business Days following such failure or default and right to accelerate.
(ii)    From and after Commercial Operation of the Second Unit, the Borrower shall fail to pay when due any principal, interest or other amount due under any agreement or instrument evidencing, or under which the Borrower has outstanding at any time, any Indebtedness (other than the DOE Guaranteed Loan) or Other Obligations in an amount in excess of five hundred million Dollars ($500,000,000), and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, or any other default under any such agreement or instrument shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to accelerate or to permit the acceleration of the maturity of such Indebtedness or Other Obligations, in each case, where such default is not cured within ten (10) Business Days following such failure or default and right to accelerate.
(l)    Judgments.
(i)    Prior to Commercial Operation of the Second Unit, one or more Governmental Judgments shall be entered against the Borrower, and such Governmental Judgments shall not be vacated, satisfied, discharged or stayed for any period of ten (10) Business Days and the aggregate amount of all such unvacated, unsatisfied, undischarged or unstayed Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) shall have acknowledged liability therefor) exceeds one hundred million Dollars ($100,000,000).
(ii)    From and after Commercial Operation of the Second Unit, one or more Governmental Judgments shall be entered against the Borrower, and such Governmental Judgments shall not be vacated, satisfied, discharged or stayed for any period of ten (10) Business Days and the aggregate amount of all such unvacated, unsatisfied, undischarged or unstayed Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) shall have acknowledged liability therefor) exceeds five hundred million Dollars ($500,000,000).
(m)    Bankruptcy; Insolvency; Dissolution.
(i)    Involuntary Bankruptcy, Etc. An Insolvency Proceeding shall have been commenced against the Borrower, and such proceeding continues undismissed for sixty (60) days.
(ii)    Voluntary Bankruptcy, Etc. The institution by the Borrower of any Insolvency Proceeding with respect to itself, or the admission by it in writing of its inability to pay its Indebtedness and Other Obligations generally as they become due, or any other event shall have occurred that under any Governmental Rule would have an effect analogous to any of those events listed above in this clause (ii) with respect to the Borrower, or any action is taken by the Borrower for the purpose of effecting any of the foregoing.

(iii)    Dissolution. The dissolution of the Borrower.
(n)    Abandonment of Project. The Borrower or Owners' Agent shall abandon the Project or otherwise permanently cease to pursue the construction or operation of the Project (including the Borrower electing to cancel the Project under Sections 5.3(b) (Standards of Conduct) or 7.11(c)(iii) (Alternative Contribution Percentages) of the Ownership Agreement or Section 3.8 (Cancellation) of the Development Agreement); provided, however, that any abandonment or cessation of pursuing the construction or operation of the Project resulting from or constituting any Potential Mandatory Prepayment Event or Mandatory Prepayment Event (including any Potential Mandatory Prepayment Event or Mandatory Prepayment Event in connection with the Borrower electing to cancel the Project under Sections 5.3(b) (Standards of Conduct) or 7.11(c)(iii) (Alternative Contribution Percentages) of the Ownership Agreement or Section 3.8 (Cancellation) of the Development Agreement) shall not be an Event of Default under this clause (n).
(o)    Application of Proceeds, Funding of Project Expenses. The Borrower shall fail to apply the proceeds of the Advances exclusively to Eligible Project Costs, if such failure is not cured within ninety (90) days following the earlier of (i) the date of notice of such failure from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such failure.
(p)    ERISA Events.
(i)    Prior to Commercial Operation of the Second Unit, (A) the Borrower or any of its ERISA Affiliates shall fail to pay when due any Pension Plan or Multiemployer Plan contributions aggregating in excess of one hundred million Dollars ($100,000,000) or (B) any one or more ERISA Events shall occur with respect to any one or more Pension Plans or Multiemployer Plans which individually or in the aggregate results in liability to the Borrower in excess of one hundred million Dollars ($100,000,000), in each case where such failure to pay or ERISA Event shall continue for a period of ten (10) Business Days.
(ii)    From and after Commercial Operation of the Second Unit, (A) the Borrower or any of its ERISA Affiliates shall fail to pay when due any Pension Plan or Multiemployer Plan contributions aggregating in excess of five hundred million Dollars ($500,000,000) or (B) any one or more ERISA Events shall occur with respect to any one or more Pension Plans or Multiemployer Plans which individually or in the aggregate results in liability to the Borrower in excess of five hundred million Dollars ($500,000,000), in each case where such failure to pay or ERISA Event shall continue for a period of ten (10) Business Days.
(q)    Suspension and Debarment. The failure of the Borrower to comply with the Debarment Regulations unless such breach is capable of being cured and such breach is cured, in each case, within ninety (90) days following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date on which the Borrower obtains Knowledge of such breach.
(r)    Compliance with Governmental Rules; Program Requirements.
(i)    The Borrower, the Operator (with respect to the Project), or the Borrower's Undivided Interest shall fail to comply with the provisions of Title XVII and such failure continues unremedied for any period of at least thirty (30) days or, in the case of a failure to comply with Section 1702(k) of Title XVII, such failure continues unremedied for ninety (90) days, in each case following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.
(ii)    The Borrower, the Operator (with respect to the Project) or the Borrower's Undivided Interest shall fail to comply with the provisions of the Applicable Regulations and such failure continues unremedied for ninety (90) days, in each case following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.
(iii)    The Borrower, the Operator (with respect to the Project) or the Borrower's Undivided Interest shall fail to comply in all material respects with (A) all other Governmental Rules and (B) all other Program Requirements (other than the provisions of Title XVII and the Applicable Regulations), and such failure continues unremedied for at least ninety (90) days, in each case following the earlier of (x) the date of notice thereof from DOE to the Borrower or (y) the date on which the Borrower obtains Knowledge of such failure (unless such failure cannot reasonably be cured within such period and the Borrower or the Operator, as applicable, is diligently working to cure such failure according to an applicable Remediation Plan); provided that no such failure shall be considered to have occurred under this clause (iii) at any time the Borrower or the Operator is contesting in good faith by appropriate legal proceedings each assertion by a Governmental Authority that the Borrower, the Operator or the Project is not in compliance with such Program Requirements or other Governmental Rules.
Each clause of this Section 8.1 shall operate independently, and the occurrence of any event described in any such clause shall constitute an Event of Default (subject, in each case, to all applicable requirements of notice, knowledge, lapse of time and right of the Borrower to cure or remedy any such event).
Notwithstanding the provisions of Section 11.1.1 of the FFB Note Purchase Agreements and Sections 23 and 24 of the FFB Promissory Notes, DOE acknowledges and agrees that the Secured Parties shall not be entitled to exercise any of the remedies set forth in the Loan Documents with respect to any failure by the Borrower to make payments of principal and interest under any FFB Promissory Note unless and until an Event of Default shall have occurred and be continuing pursuant to Section 8.1(a).
DOE further acknowledges and agrees that (i) any payment made by the Borrower to the account specified in Section 10(a) of the FFB Promissory Notes as the subaccount of the Secretary (the "Secretary Subaccount") on or before the applicable Payment Date (or, if such Payment Date shall fall on a day on which either the FFB or the Federal Reserve Bank of New York is not open for business, the first day thereafter on which FFB and the Federal Reserve Bank of New York are both open for business) specified in any FFB Promissory Note (the "Required Payment Date") shall be deemed made on the later of the date such payment is received at the Secretary Subaccount or the Required Payment Date, (ii) DOE shall take all actions necessary to ensure that the amounts paid by the Borrower and received at the Secretary Subaccount are, no later than the Required Payment Date, credited to the subaccount of FFB (within the account of the United States Treasury maintained at the Federal Reserve Bank of New York) as provided in Section 10(a) of the FFB Promissory Note (the "FFB Subaccount"), (iii) if the Borrower makes the payment to the Secretary Subaccount on or before the Required Payment Date and DOE fails to credit such payment to the FFB Subaccount on the Required Payment Date, DOE shall be responsible to the Borrower for any Late Charges that may be payable to FFB because of such DOE failure, (iv) DOE, and not FFB, has the sole authority, pursuant to Section 23 of the FFB Promissory Notes, to exercise any and all remedies with respect to any "default" under the applicable FFB Promissory Note or Event of Default under this Agreement, and (v) if the Borrower makes the payment to the Secretary Subaccount on or before the Required Payment Date and such amounts are not credited to the FFB Subaccount by the Required Payment Date, DOE shall not declare a default in payment under the applicable FFB Promissory Note or a Potential Default or Event of Default under this Agreement as a result of such amounts not being credited to the FFB Subaccount by the Required Payment Date, and DOE shall not be entitled to exercise any rights or remedies against the Borrower in connection with such failure.

8.2.	Remedies for Events of Default.
(a)    Upon the occurrence and during the continuance of an Event of Default, DOE may, in its discretion, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent not prohibited by Governmental Rules), exercise any or all rights and remedies at law or in equity (in any combination or order that DOE may elect), including, without prejudice to DOE's other rights and remedies, the following:
(i)    suspend or terminate the FFB Credit Facility Commitment;
(ii)    refuse, and DOE shall not be obligated, to review any Advance Notices or forward to FFB any FFB Advance Request Approval Notices;
(iii)    take those actions necessary to perfect and maintain the Liens of the Security Documents;
(iv)    declare and make all sums of outstanding principal and accrued but unpaid interest under the FFB Credit Facility Documents, this Agreement and the other Loan Documents together with all unpaid fees, Periodic Expenses and other amounts due hereunder or under any other Loan Document, payable on demand or immediately due and payable, whereupon such amounts shall immediately mature and become due and payable;
(v)    enter into possession of the Collateral (or any portion thereof) and perform any and all work and labor necessary to complete the Borrower's Undivided Interest (or any portion thereof) or to operate and maintain the Borrower's Undivided Interest (or any portion thereof), or otherwise foreclose upon or take possession of any Collateral, in each case in accordance with the Security Documents and the Direct Agreements, and all sums expended by any such Person in taking any such action (other than any amount expended for Completion Costs), together with interest on such amount at the FFB Late Charge Rate, shall be repaid by the Borrower to such Person upon demand and shall be secured by the Security Documents, notwithstanding that such expenditures may, together with the aggregate amount of Advances under the DOE Guaranteed Loan, exceed the amount of the total FFB Credit Facility Commitment;

(vi)    otherwise foreclose upon or take possession and cause the sale or disposition of any Collateral in accordance with the Security Documents and the Direct Agreements;
(vii)    set off and apply proceeds of any sale or disposition of Collateral to the satisfaction of the Secured Obligations under all of the Loan Documents in accordance with the Security Documents and the Direct Agreements;
(viii)    cure defaults in accordance with the Security Documents and the Direct Agreements;
(ix)    charge interest at the FFB Late Charge Rate on any amounts not paid when due;
(x)    proceed to protect and enforce its rights and remedies by appropriate proceedings, including to enforce the payment of any amount due and payable under the Loan Documents, for damages, or for the specific performance of any provision of this Agreement or any other Transaction Document;
(xi)    exercise any and all rights and remedies available to it under any of the Transaction Documents with respect to the Project, the Borrower, the Owners and any other Project Participant and under the Collateral or otherwise under Governmental Rules; and
(xii)    take such other actions as DOE may reasonably require to provide for the care, preservation, protection, and maintenance of all Collateral so as to enable the United States to achieve maximum recovery upon default by the Borrower on the DOE Guaranteed Loan.

8.3.	Automatic Acceleration.
Upon the occurrence of an Event of Default referred to in Section 8.1(m), (a) the FFB Credit Facility Commitment shall automatically be terminated, and (b) the DOE Guaranteed Loan and the Secured Obligations, together with interest accrued thereon and all other amounts due in respect of the DOE Guaranteed Loan and the Secured Obligations, shall immediately mature and become due and payable, without any presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives to the extent permitted by Governmental Rule.

8.4.	Delivery of Remedies Instructions.
At any time when an Event of Default has occurred and is continuing, DOE shall be entitled, by delivery of Remedies Instructions to the Collateral Agent, to:
(a)    direct the Collateral Agent to exercise, or refrain from exercising any right, remedy, power or privilege available to or conferred upon it with respect to the Collateral or otherwise under this Agreement, the Security Documents or any other Loan Document to which it is a party; and

(b)    direct the time, place and manner in which the Collateral Agent is to exercise any such right, remedy, power or privilege.

8.5.	Appointment of a Receiver.
Notwithstanding any appointment of a receiver, subject to mandatory provisions of Governmental Rule, the Secured Parties shall be entitled to retain possession and control of all cash, cash equivalents and investments held by, or deposited with, them or their agents or nominees pursuant to any provision of this Agreement or any other Security Document or Loan Document.

8.6.	DOE Independent Rights.
DOE may itself exercise any right given to the Collateral Agent in this Article 8 or otherwise in the Loan Documents.
ARTICLE 9
REIMBURSEMENT AGREEMENT

9.1.	Reimbursement Obligation.
If the Borrower defaults in any payment due to FFB under the DOE Guaranteed Loan or otherwise under any FFB Credit Facility Document, and as a result of such payment default by the Borrower, the Guarantor makes any payments to FFB pursuant to any of the DOE Guarantees (a "DOE Guarantee Payment"), the Borrower shall become immediately obligated to reimburse the Guarantor in an amount (the "DOE Guarantee Payment Amount") equal to the sum of (i) all DOE Guarantee Payments paid by the Guarantor to FFB, and (ii) all fees, costs, expenses and other amounts incurred by the Guarantor in connection therewith, whether by payment to FFB or otherwise; provided, however, that (x) any DOE Guarantee Payment shall not operate to satisfy the Borrower's obligations to FFB under the DOE Guaranteed Loan or otherwise under the FFB Credit Facility Documents and (y) to the extent of any DOE Guarantee Payment, DOE shall be deemed hereunder to have been granted a participation in any or all of FFB's rights under the Loan Documents and, to the extent applicable, with respect to the Collateral. Any DOE Guarantee Payment Amount shall be due and payable to DOE by the Borrower on the same day as the date on which DOE made payment of the DOE Guarantee Payment to which it relates.

9.2.	Payments and Computations.
9.2.1.    Interest.
The Borrower shall pay to the Guarantor an amount (the "Borrower Reimbursement Obligations") equal to the sum of (i) the DOE Guarantee Payment Amount, and (ii) interest on the DOE Guarantee Payment Amount from the date the DOE Guarantee Payment was paid by the Guarantor under the DOE Guarantee until payment in full by the Borrower to the Guarantor of the DOE Guarantee Payment Amount, at the FFB Late Charge Rate at the time of the payment default by the Borrower.

9.2.2.    Method of Payment.
The Borrower shall make each payment with respect to Borrower Reimbursement Obligations hereunder (a "Borrower Reimbursement Payment"), irrespective of any right of counterclaim or set off, in Dollars and in immediately available funds by wire transfer to the applicable account below, or to such other account as may be specified by the Guarantor in writing to the Borrower from time to time:

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9.2.3.    Taxes.
All Borrower Reimbursement Payments by the Borrower hereunder shall be made in accordance with Section 3.1.2.
9.2.4.    Determinations.
The parties to this Agreement agree that each determination by DOE of an amount of interest or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

9.3.	Obligations Absolute.
To the fullest extent permitted by law, the Borrower Reimbursement Obligations are absolute, irrevocable and unconditional, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances, whether or not with notice to or the consent of the Borrower:
(a)    the occurrence, or the failure by DOE or any other Secured Party or any other Person to give notice to the Borrower of the occurrence, of any Event of Default or Potential Default under this Agreement or any default under any of the other Loan Documents;
(b)    the extension of the time for performance of any obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;
(c)    the existence of any claim, set off, counterclaim, defense or other rights of any kind or nature that (A) the Borrower, DOE or any other Person may have at any time against FFB or any transferee, or (B) the Borrower or any other Person may have at any time against DOE, whether in connection with the Loan Documents, the transactions contemplated therein or any unrelated transactions;
(d)    any failure, omission or delay on the part of (i) DOE to assert a defense to a DOE Guarantee Payment Amount under any of the DOE Guarantees or to otherwise contest any of the

DOE Guarantees, or (ii) DOE or any other Secured Party or the Borrower to enforce, assert or exercise any other right, power or remedy conferred by this Agreement or any of the Loan Documents;
(e)    the taking or the omission on the part of DOE or any other Secured Party or the Borrower of any other actions or remedies referred to in any of the Loan Documents;
(f)    the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Loan Documents;
(g)    any amendment or waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;
(h)    the exchange, surrender, substitution or modification of any security for any of the Loan Documents;
(i)    any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the status of the Borrower or any other Person;
(j)    any release, irregularity, invalidity, illegality, lack of genuineness, unenforceability or modification affecting this Agreement, any of the DOE Guarantees, the DOE Guaranteed Loan, or the other Loan Documents, or the transactions contemplated hereby or thereby;
(k)    the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings that affect the Borrower or any other Person party to any of the Loan Documents;
(l)    the release or discharge by operation of law of the Borrower from the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents;
(m)    any statement or any other document presented under any of the DOE Guarantees proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(n)    any determination by a court or arbitrator, or any settlement of a disputed claim by any party hereto or other Person, relating to this Agreement, any of the DOE Guarantees, or the other Loan Documents, or the transactions contemplated hereby or thereby;
(o)    any promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any liabilities of the Borrower, suit or taking of other action by DOE or any other Secured Party against any party liable thereon; or

(p)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

9.4.	Security.
9.4.1.    Borrower Reimbursement Obligations Secured.
The parties expressly acknowledge that the Collateral pledged and assigned under the Security Documents is pledged and assigned to secure payment by the Borrower of the Borrower Reimbursement Obligations.
9.4.2.    Actions.
The Borrower expressly acknowledges that DOE is free to litigate, settle or otherwise satisfy or discharge its obligation with respect to any DOE Guarantee Payment Amount, and take any action under the Security Documents or otherwise with respect to the Collateral, as it may from time to time deem appropriate, and any failure by DOE to advise, notify, or consult with the Borrower shall not be a defense to, or in any way diminish, discharge or derogate from the Borrower Reimbursement Obligations hereunder.

9.5.	DOE Rights.
9.5.1.    Rights Cumulative.
The Guarantor's right to reimbursement provided for in this Article 9 shall be in addition to, and not in limitation of, any other claims, rights or remedies of subrogation, reimbursement, contribution, exoneration or indemnification or similar claims, rights or remedies, whether arising under contract, by statute, or otherwise that DOE may have from time to time.
9.5.2.    Subrogation.
Without limiting the generality of Section 9.5.1, upon any DOE Guarantee Payment DOE shall be subrogated to the rights of FFB or any subsequent holder of the DOE Guaranteed Loan, including, to the extent applicable, all related Liens and Collateral.

9.6.	Further Assurances.
The Borrower shall cooperate with DOE in connection with the exercise of any of its rights under this Article 9 and agrees, promptly upon request by DOE, to execute, acknowledge and deliver all further instruments and documents, and take all such further acts as DOE may reasonably request from time to time in order to carry out the purposes of this Article 9 or to enable DOE to exercise and enforce its rights and remedies hereunder.

ARTICLE 10
MISCELLANEOUS

10.1.	Addresses.
Any communications, including any notices, between or among the parties to the Loan Documents shall be given to the addresses listed in Schedule 10.1. All notices or other communications required or permitted to be given under the Loan Documents shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service for delivery, (c) in the event overnight delivery service is not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile or telecopy with transmission verified or (e) if transmitted by electronic mail (with such transmission verified). Notice so given shall be effective upon delivery to the addressee, except that (A) communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted (with such transmission verified) before 2:00 p.m., recipient's time, and if transmitted after that time, on the next following Business Day, (B) if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender, and (C) if such addressee requires delivery to a mail room or other central depository, delivery to such room or depository shall be effective. Any party shall have the right to change its address for notice under any of the Loan Documents to any other location by giving prior written notice to the other parties in the manner set forth above.

10.2.	Further Assurances.
(a)    The Borrower shall fully cooperate with all Persons as may be necessary to ensure that each Secured Party receives any notices due to such Secured Party pursuant to the Loan Documents.
(b)    (i) Each of the Borrower and the Secured Parties shall cooperate with one another in furtherance of the express purposes of this Agreement and each of the other Loan Documents, and each one of them agrees, upon the reasonable request of another, to execute, acknowledge and deliver all further instruments and documents, and take all such further action as any one or more of them may reasonably request from time to time to carry out such purposes; and (ii) the Borrower agrees to use commercially reasonable efforts to provide such legal opinions, certificates and consents as reasonably requested by DOE from time to time.
(c)    The Borrower shall take all action to ensure that each of the Transaction Documents is in proper legal form under the respective governing laws selected in such Transaction Document, without any further action required with respect to such legal form for the enforcement of such Transaction Documents.
(d)    The Borrower (i) shall cooperate in all respects with each Independent Consultant, (ii) shall ensure that each Independent Consultant is provided with all information reasonably requested by such Independent Consultant in fulfilling its duties to DOE and ensure that any information that it may supply to such Independent Consultant, when taken together with all of the statements, information, documents, reports and other information and updates then included in the Disclosure Package, is accurate in all material respects and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided.
(e)    Each of the parties agrees that money damages would not be a sufficient remedy for any breach of this Section 10.2 and Section 6.8 and agrees that in addition to all other remedies, any court or arbitrator having proper jurisdiction may award specific performance or other equitable relief as a remedy for any such breach.
(f)    In the event the Borrower requests the Collateral Agent to take any action required to be taken by the Collateral Agent under the Deed to Secure Debt, and all of the conditions to such action have been satisfied, DOE shall instruct the Collateral Agent to take such action.

10.3.	Delay and Waiver.
No delay or omission in exercising any right, power, privilege or remedy under this Agreement or any other Loan Document, including any rights and remedies in connection with the occurrence of an Event of Default or Potential Default shall impair any such right, power, privilege or remedy of the Secured Parties, nor shall it be construed to be a waiver of any right, power, privilege or remedy or of any breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single right, power, privilege or remedy, or of any breach or default be deemed a waiver of any other right, power, privilege or remedy or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any of the Secured Parties of any right, power, privilege or remedy including any rights and remedies in connection with the occurrence of an Event of Default or Potential Default or of any other breach or default under this Agreement or any other Loan Document, or any waiver on the part of any of the Secured Parties of any provision or condition of this Agreement or any other Transaction Document, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights, powers, privileges and remedies, either under this Agreement or any other Loan Document or by law or otherwise afforded to any of the Secured Parties, shall be cumulative and not alternative and not exclusive of any other rights, powers, privileges and remedies that such Secured Parties may otherwise have.

10.4.	Right of Set Off.
In addition to any rights now or hereafter granted under Governmental Rules or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness or Other Obligations at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Loan Document.

10.5.	Amendment or Waiver.
Except as otherwise provided herein, neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and signed by the Borrower and DOE. Any amendment to or waiver of this Agreement or any of the terms hereof that constitutes a 'modification' within the meaning set forth in Section 502(9) of the Federal Credit Reform Act of 1990 and OMB Circular A-11 may be conditioned upon payment of any increase to the Additional DOE Guaranteed Loan Credit Subsidy Cost or the Original DOE Guaranteed Loan Credit Subsidy Cost by the Borrower.

10.6.	Entire Agreement.
This Agreement, including any agreement, document or instrument attached hereto or referred to herein (including the other Loan Documents), integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

10.7.	Governing Law.
This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.

10.8.	Severability.
In case any one or more of the provisions contained in any Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties thereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

10.9.	Financial Statements.
All financial statements of the Borrower submitted pursuant to this Agreement and the other Loan Documents shall be prepared in accordance with GAAP.

10.10.	Limitation on Liability.
No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Collateral Agent and the Independent Consultants, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this

Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith; and, to the extent not prohibited by Governmental Rule, the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.11.	Waiver of Jury Trial.
EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SECURED PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OF THE PARTIES REPRESENTS THAT IT HAS DISCUSSED THIS WAIVER OF RIGHT TO JURY WITH ITS COUNSEL, UNDERSTANDS THE RAMIFICATIONS OF SUCH WAIVER, AND KNOWINGLY AND VOLUNTARILY AGREES TO THIS WAIVER.

10.12.	Consent to Jurisdiction.
By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States of America for the District of Columbia, (ii) the courts of the United States of America in and for the Southern District of New York, (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found, and (iv) appellate courts from any of the foregoing;
(b)    consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that, to the extent not prohibited by Governmental Rule, service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Schedule 10.1 or at such other address of which DOE shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Governmental Rules; and
(e)    agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower's obligation.

10.13.	Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or under any Transaction Document without the prior written consent of DOE.
(c)    FFB may assign any or all of its rights, benefits and obligations under the FFB Credit Facility Documents and, to the extent applicable, with respect to the Collateral, to any Person that acquires an interest in the DOE Guaranteed Loan in accordance with the provisions of the FFB Credit Facility Documents.
(d)    DOE, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the DOE Guaranteed Loan in accordance with the provisions of the FFB Credit Facility Documents and the outstanding principal amounts of the Advances owing to each such Person pursuant to the terms of the FFB Credit Facility Documents, and all accrued and unpaid interest thereon (the "Register"). The entries in the Register shall be conclusive, and the Borrower and the Secured Parties may treat each Person whose name is recorded in the Register as having the interest in the DOE Guaranteed Loan specified in the Register for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.

10.14.	Participations.
If FFB sells or otherwise grants participations in any or all of its rights and obligations under the FFB Credit Facility Documents, then, except to the extent directed by DOE, the Borrower shall continue to deal exclusively with FFB and the provisions of this Agreement shall apply as if no such participation had been sold or granted.

10.15.	Reinstatement.
This Agreement shall continue to be effective if at any time payment and performance of the Borrower's obligations hereunder, or any part thereof, is, pursuant to Governmental Rules, reduced in amount. In the event of any such reduction, the Borrower's obligations hereunder shall be deemed reduced only by such amount.

10.16.	No Partnership; Etc.
The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay real property or other Taxes, assessments, insurance premiums, and all other fees and Periodic Expenses arising from the ownership, operation or occupancy of the Project and to perform all obligations under the agreements and contracts relating to the Project shall be the sole responsibility of the Borrower and the other Owners (and, as between the Borrower and the other Owners, as provided in the Owner Documents).

10.17.	Payment of Costs and Expenses; Indemnification.
(a)    (i) The Borrower shall, whether or not the transactions herein contemplated are consummated, pay or reimburse: all reasonable and documented out-of-pocket costs and expenses of each Secured Party (including all costs, charges and expenses, including all fees and Periodic Expenses of the Independent Consultants and other legal counsel, consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (A) the negotiation, preparation, execution and delivery and, where appropriate, authentication, registration and recordation of this Agreement, the other Loan Documents and any other documents and instruments related hereto or thereto (including legal opinions), and (B) the authentication, registration and recordation (where appropriate) of any of the Loan Documents and the delivery of the evidences of Indebtedness relating to the Advances and the disbursements thereof.
(ii)    The Borrower shall also pay or reimburse, without duplication, all reasonable and documented out-of-pocket costs and expenses of each Secured Party (including reasonable travel costs and all other costs, charges and expenses (including the fees and Periodic Expenses of legal counsel and, to the extent DOE uses legal counsel at the Department of Justice, the value imputed to the Department of Justice's work consistent with applicable law), consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (A) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Loan Document, any such other document or instrument related hereto or thereto or any Collateral, and (B) the administration, preservation in full force and effect and enforcement (including with respect to a work out) of this Agreement, the other Loan Documents and any other documents and instruments referred to herein or therein, and (C) the fees and expenses of the Lender's Engineer and other Independent Consultants from time to time retained pursuant to the Loan Documents.
(iii)    The Borrower shall pay or arrange for the payment before they become overdue of all present and future material Taxes (including stamp taxes), fees, Periodic Expenses or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of this Agreement, any other Transaction Documents and any other documents related to this Agreement (other than those Taxes that it is contesting in good faith).
(b)    (i) The Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify and hold harmless each of the Secured Parties and FFB (each, an "Indemnified Party") and each of its respective officials, advisors, servants, officers, directors, employees, representatives, attorneys and agents (each, an "Indemnified Person") from and against, and reimburse such Indemnified Parties (and their respective Indemnified Persons) for: (A) any and all claims, damages, liabilities, obligations, judgments, penalties, disbursements, costs and expenses of any kind or nature whatsoever, to which an Indemnified Party or an Indemnified Person may become subject, in any way relating to or arising out of or in connection with the entering into and performance of any Loan Document or the disbursement of, or use of the proceeds of, any Advances or the consummation of any transactions contemplated herein or in any Loan Document (other than Section 2.08 of the Owners Direct Agreement) (collectively, "Claims"), but, if any such Indemnified Party has an ownership interest in the Project, is an obligor under the Services Agreement or the Construction Completion Agreement or is an obligor under the Westinghouse Letter Agreement, the obligations of the Borrower under this subsection (b) shall not apply to an Indemnified Party and its respective Indemnified Persons to the extent relating to or arising out of or in connection with such Indemnified Party being a Project owner, Services Agreement obligor, Construction Completion Agreement obligor or obligor under the Westinghouse Letter Agreement, and the obligations of the Borrower under this subsection (b) shall be further subject to the provisions of Sections 2.7, 3.1.2(b), 10.17(b)(ii), 10.17(c)(i), 10.17(c)(ii) and 10.20 and any provisions of any other Loan Documents that expressly limit the liability of the Borrower; and (B) any and all actions, claims, suits, litigation, investigations, proceedings or inquiries (regardless of whether any Indemnified Party or Indemnified Person is a party thereto) relating to any Claim, and any and all reasonable and documented costs and expenses incurred by an Indemnified Party or by an Indemnified Person in defending, analyzing, settling, or resolving a Claim (the "Costs of Defense").
(ii)    Without limitation to the provisions of clause (b)(i) of this Section 10.17, the Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify and hold harmless each Indemnified Party and each Indemnified Person from and against any and all liabilities, obligations, damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of legal counsel, consultants and advisors for any such Indemnified Person) and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any Environmental Claims (whether or not such Indemnified Party or Indemnified Person is a party thereto) related to any actual or alleged presence, Release or threatened Release of Hazardous Substances on, in, under, about or from the Project Facility or any other property owned or operated by the Borrower or the Operator; provided that, with respect to any such other property, such Indemnified Party's and Indemnified Person's rights under this clause (b)(ii) shall only apply to the extent such Indemnified Party's (and its respective Indemnified Persons') liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs and disbursements are incurred in such Indemnified Party's capacity as a Secured Party under the Loan Documents and not in the capacity of a

Project owner, obligor under the Services Agreement or the Construction Completion Agreement or obligor under the Westinghouse Letter Agreement.
(c)    (i) The indemnities provided for in Section 10.17(b) shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction renders a final non-appealable determination that all or any portion of a Claim or Costs of Defense resulted from the gross negligence or willful misconduct of an Indemnified Party or an Indemnified Person. The indemnities provided for in Section 10.17(b) are independent of and in addition to any other rights of any Indemnified Person in connection with any Claim or Costs of Defense hereunder, under any other agreement, or at law. Each Indemnified Party and each Indemnified Person shall have the right to control its, his or her defense. Each Indemnified Party and each Indemnified Person agrees to (x) notify the Borrower promptly after its, his or her receipt of a notice of the commencement of any claim, investigation or proceeding for which indemnification will be sought from the Borrower pursuant to Section 10.17(b) and (y) keep the Borrower reasonably informed of material developments with respect thereto. The Borrower may, at any time and at its own expense, elect to participate in the defense of any claim for which indemnification will be sought from the Borrower. The Borrower shall have no liability with respect to any settlement or compromise of any claim or proceeding effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed, nor shall the Borrower be responsible for the fees and expenses of more than one firm of attorneys retained in connection with the same matter in the same jurisdiction for all Indemnified Parties and all Indemnified Persons unless it would be necessary or desirable to retain multiple firms of attorneys as a result of the interests of such Indemnified Parties and Indemnified Persons not being fully aligned.
(ii)    In the event of a "nuclear incident" involving "public liability" to "persons indemnified" as such terms are defined in 42 U.S.C. §§ 2014(q), (t) and (w), then, to the extent the Indemnified Parties and Indemnified Persons (as defined in Section 10.17(b)) are "persons indemnified" pursuant to the Price-Anderson Act, 42 U.S.C. §2210 and to the extent of the indemnity provided thereby, the indemnities provided for in Section 10.17(b) shall not apply to, and the Borrower shall not have any liability to, any such Indemnified Persons.
(d)    All sums paid and costs incurred by any Indemnified Party or Indemnified Person with respect to any matter for which indemnification is required hereunder shall bear interest at the FFB Late Charge Rate applicable to the DOE Guaranteed Loan as provided in clause (iii) of this Section 10.17(d) below and shall be immediately due and payable on demand. Each such Indemnified Party and each such Indemnified Person shall promptly notify the Borrower of any such amounts payable by the Borrower hereunder; provided that any failure to provide such notice shall not affect the Borrower's obligations under this Section 10.17 except as provided in this Section 10.17. All such sums paid and costs incurred by any Secured Party or any of its respective officials, advisors, servants, officers, directors, employees, representatives, attorneys and agents that remain unpaid by the Borrower shall be added to the Secured Obligations and be secured by the Security Documents.
(i)    To the extent that the undertaking in the preceding clauses of this Section 10.17 may be unenforceable because it is violative of any law or public policy, the Borrower shall perform such undertakings to the maximum extent permitted by such law or public policy.

(ii)    The provisions of this Section 10.17 shall survive foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations, and shall be in addition to any other rights and remedies of any Indemnified Party or Indemnified Person.
(iii)    Any amounts payable by the Borrower pursuant to this Section 10.17 shall be payable prior to the later of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party or Indemnified Person, and (ii) five (5) Business Days prior to the date on which such Indemnified Party or Indemnified Person expects to pay such costs on account of which the Borrower's indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the FFB Late Charge Rate from and after such applicable date until paid in full.
(iv)    Upon payment of any Claim or Costs of Defense by the Borrower pursuant to this Section 10.17, the Borrower, without any further action, shall be subrogated to any and all claims that such Indemnified Party or Indemnified Person may have relating thereto, and such Indemnified Party or Indemnified Person shall, at the request and expense of the Borrower, cooperate with the Borrower and give, at the request and expense of the Borrower, such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

10.18.	Counterparts.
This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. The delivery of an executed counterpart of this Agreement by electronic means, including by telecopy, facsimile or by portable document format (PDF) attachment to email, shall be as effective as delivery of an original executed counterpart of this Agreement.

10.19.	No Prejudice to IRS Determination of Tax Basis.
Each Borrower Entity acknowledges and agrees that DOE's issuance of the DOE Guarantees pursuant to this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, shall not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Borrower's Undivided Interest or any part thereof under the Internal Revenue Code and under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009.

10.20.	Completion Costs Non-Recourse.
(a)    All Completion Costs incurred by the Secured Parties shall be repaid by the Borrower upon demand and shall be secured by the Security Documents, notwithstanding that such expenditures may, together with the aggregate amount of Advances under the DOE Guaranteed Loan, exceed the amount of the total FFB Credit Facility Commitment.
(b)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, there shall be no recourse against the Borrower for any liability to any Secured Party for any Completion Costs except to the extent the same is enforced against the proceeds from any sales of Collateral in accordance with Section 4.10 of the Deed to Secure Debt, and the Secured Parties shall look solely to such proceeds from a sale of the Collateral (but not to the Borrower) in enforcing rights and obligations under and in connection with the Loan Documents with respect to Completion Costs.

10.21.	Covenant Defeasance.
(a)    Mandatory Prepayment Event and Discontinuation with Construction or Operation of Project. Notwithstanding any provision of this Agreement to the contrary, in the event a Mandatory Prepayment Event has occurred and the Borrower has confirmed to DOE, in the relevant notice of Mandatory Prepayment Event delivered to DOE pursuant to Section 6.1(g)(i), that it will not continue with the construction or operation of the Project, then, with effect from delivery of such notice to DOE:
(i)    the Borrower shall no longer be required to comply with Section 6.1(a) (Monthly Construction Progress Reports), Section 6.1(b) (Operation Period Reporting), Section 6.1(g)(vi) and (vii) (Reporting Obligations; 5 Business Day Notices); Section 6.1(l)(ii) (Additional Monthly Reporting; Required Consents), Section 6.9 (Acceptance, Startup and Testing), or Section 7.5 (Use of Non-AP1000 Reactor Technology);
(ii)    Section 6.1(n) (Other Information) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:
(n)    Other Information. As soon as reasonably available through the use of commercially reasonable efforts by the Borrower following such request, such other information or documents reasonably related to the Borrower's obligations under the Loan Documents as DOE or any Independent Consultant may reasonably request;
; and
(iii)    the occurrence of any event described in Section 8.1(c) (Borrower Payment Default under IP Agreement or Owner Documents) shall no longer constitute an Event of Default hereunder.
(b)    CCA Assignment and Assumption. Notwithstanding any provision of this Agreement to the contrary, if DOE has completed the CCA Assignment and Assumption (as defined in the Owners Direct Agreement), then, with effect from the effective date of the relevant assignment and assumption agreement:
(i)    Section 6.1(g)(ii) (Reporting Obligations; 5 Business Day Notices) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:
(ii)    notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, in each case that has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii)    the Borrower shall no longer be required to comply with Section 6.11(c) (Program Requirements) solely as it relates to compliance with Section 1702(k) of Title XVII, Section 6.11(h) (Davis-Bacon Act) with respect to work performed under the Construction Completion Agreement (and with respect to Section 6.11(h) in its entirety if DOE shall have completed both the CCA Assignment and Assumption and the Services Agreement Assignment and Assumption (as defined in the Owners Direct Agreement)) or subsection (g) of Section 7.4 (Amendment of Certain Project Documents);
(iii)    the Borrower shall not be in breach of Section 7.1 (Liens) to the extent any Lien is created, assumed, or permitted to exist on any Collateral (a) over which the Borrower does not have control or (b) as a result of any actions by DOE or its designee; and
(iv)    the occurrence of any event described in Section 8.1(i) (Security Interests) with respect to the security interest granted by the Borrower pursuant to the Deed to Secure Debt in the Construction Completion Agreement or any other Collateral assumed by DOE, shall no longer constitute an Event of Default hereunder.
(c)    Services Agreement Assignment and Assumption. Notwithstanding any provision of this Agreement to the contrary, if DOE has completed the Services Agreement Assignment and Assumption (as defined in the Owners Direct Agreement), then, with effect from the effective date of the relevant assignment and assumption agreement:
(i)    Section 6.1(g)(ii) (Reporting Obligations; 5 Business Day Notices) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:
(ii)    notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, in each case that has had, or could reasonably be expected to have, a Material Adverse Effect;
(ii)    the Borrower shall no longer be required to comply with Section 6.11(c) (Program Requirements) solely as it relates to compliance with Section 1702(k) of Title XVII, Section 6.11(h) (Davis-Bacon Act) with respect to work performed under the Services Agreement (and with respect to Section 6.11(h) in its entirety if DOE shall have completed both the CCA Assignment and Assumption and the Services Agreement Assignment and Assumption) or subsections (a) and (b) of Section 7.4 (Amendment of Certain Project Documents);
(iii)    the Borrower shall not be in breach of Section 7.1 (Liens) to the extent any Lien is created, assumed, or permitted to exist on any Collateral (a) over which the Borrower does not have control or (b) as a result of any actions by DOE or its designee; and
(iv)    the occurrence of any event described in Section 8.1(i) (Security Interests) with respect to the security interest granted by the Borrower pursuant to the Deed to Secure Debt in the Services Agreement or any other Collateral assumed by DOE, shall no longer constitute an Event of Default hereunder.

(d)    Transfer of COLs. Notwithstanding any provision of this Agreement to the contrary, if both of the COLs issued to the Borrower have been transferred to another Person, then, with effect from the date of such transfer, or NRC approval thereof, whichever is later, the Borrower shall no longer be required to comply with Section 6.5 (Construction and Operation of Project) or Section 6.11(e) (Foreign Ownership).
(e)    Borrower No Longer an Owner. Notwithstanding any provision of this Agreement to the contrary, if, in accordance with the Loan Documents, the Borrower's Undivided Interest has been reduced to zero, then, with effect from the date of such reduction to zero:
(i)    the Borrower shall no longer be required to comply with Section 6.1(h) (Governmental and Environmental Indemnity Claims and Reports), Section 6.1(i) (Safety Audit Reports), Section 6.1(k) (Insurance Certificates) and subsections (i) and (iii) through (x) of Section 6.1(l) (Additional Monthly Reporting; Project Documents, Casualty Damages, Authorized Officials), Section 6.1(p) (Restricted Data Site) (provided that, at DOE's request, the Borrower shall reasonably cooperate with DOE to preserve DOE's access to the Restricted Data Site and the documents available therein in accordance with the requirements of the Services Agreement or the Construction Completion Agreement, as applicable), Section 6.3 (Maintenance of Insurance), Section 6.7 (Maintenance of Liens and Collateral), Section 6.8 (Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings), Section 6.10 (Technology), Section 6.11(c) (Program Requirements) solely as it relates to compliance with Section 1702(k) of Title XVII, Section 6.11(f) (Foreign Asset Control Regulations), Section 6.11(g) (Use of Collateral), Section 6.11(h) (Davis-Bacon Act), Section 7.1 (Liens), subsections (c), (d), (e) and (f) of Section 7.4 (Amendment of Certain Project Documents), Section 7.9 (Replacement or Removal of the Operator or Owners' Agent) and Section 7.10 (Casualty Loss Proceeds);
(ii)    Section 6.2(c) (Books, Records and Inspections; Accounting and Auditing Matters) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:
(c)    The Borrower shall consult with and cooperate with DOE with regards to DOE's monitoring of the Borrower and audit, examination and inspection of the books and records of the Borrower as provided in the Applicable Regulations, and in furtherance thereof (i) shall provide to officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants access to any pertinent books, documents, papers and records of the Borrower to the extent in the possession of the Borrower or reasonably obtainable by the Borrower, for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower with the representatives of the Borrower, and (ii) shall afford proper facilities for such inspection and shall make copies (at the Borrower's expense) of any records that are subject to such inspection.

(iii)    the occurrence of any event described in Section 8.1(e) (Environmental and Safety Matters), Section 8.1(g) (Transfer of Collateral) and Section 8.1(i) (Security Interests) shall no longer constitute an Event of Default hereunder; and
(iv)    Section 8.1(r) (Compliance with Program Requirements and Applicable Regulations) shall be amended automatically, without any further action on the part of the parties hereto, to read in its entirety as follows:
(r)    Compliance with Governmental Rules; Program Requirements.
(i)    The Borrower shall fail to comply with the provisions of Title XVII (other than Section 1702(k)) and such failure continues unremedied for any period of at least thirty (30) days following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.
(ii)    The Borrower shall fail to comply with the provisions of the Applicable Regulations (other than those implementing the requirements of Section 1702(k) of Title XVII) and such failure continues unremedied for ninety (90) days following the earlier of (A) the date of notice thereof from DOE to the Borrower or (B) the date on which the Borrower obtains Knowledge of such failure.
(iii)    The Borrower shall fail to comply in all material respects with (A) all other Governmental Rules (other than Section 1702(k) of Title XVII) and (B) all other Program Requirements (other than the provisions of Title XVII and the Applicable Regulations), and such failure continues unremedied for at least ninety (90) days, in each case following the earlier of (x) the date of notice thereof from DOE to the Borrower or (y) the date on which the Borrower obtains Knowledge of such failure (unless such failure cannot reasonably be cured within such period and the Borrower is diligently working to cure such failure according to an applicable Remediation Plan); provided that the Borrower shall not be in default under this clause (iii) at any time the Borrower is contesting in good faith by appropriate legal proceedings each assertion by a Governmental Authority that the Borrower is not in compliance with such Program Requirements or other Governmental Rules.

10.22.	Restoration.
If DOE is required by Governmental Rule to repay, restore, return, or disgorge in whole or in part, any payment or property previously paid or transferred to DOE by the Borrower in full or partial satisfaction of any Secured Obligation (other than amounts received with respect to Completion Costs) because the payment or transfer is avoided pursuant to Section 547 of the Bankruptcy Code (a "Voidable Transfer"), then the provisions of the Loan Guarantee Agreement will automatically and immediately be revived, reinstated and restored and will exist as though the Voidable Transfer had never been made. The provisions of this Section 10.22 shall survive the termination of this Agreement.

10.23.	Collateral Agent.
The Borrower has entered into a separate written agreement with the Collateral Agent and, as provided in Section 2.08(a) of the Collateral Agency Agreement, shall be responsible thereunder for paying the fees and expenses of the Collateral Agent in connection with the Project, the Transaction Documents and the DOE Guaranteed Loan, under all circumstances, without recourse to DOE or any other Person. The DOE agrees that the party providing collateral agent services from time to time shall be retained through federal procurement procedures.

10.24.	Amendment and Restatement.
The parties hereto hereby agree that upon the Guarantee Issuance Date, the terms and provisions of the Original Loan Guarantee Agreement which in any manner govern or evidence the Obligations, the rights and interests of FFB or any Secured Party and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Original Loan Guarantee Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.  Notwithstanding this amendment and restatement of the Original Loan Guarantee Agreement, including anything in this Section 10.24 and in any Loan Documents (as defined in the Original Loan Guarantee Agreement and referred to herein as the "Existing Loan Documents") (a) all of the indebtedness, liabilities and obligations owing by the Borrower under the Original Loan Guarantee Agreement and the other Existing Loan Documents outstanding as of the Guarantee Issuance Date shall continue as Obligations hereunder, and (b) neither the execution and delivery of this Agreement and any other Loan Document (as defined herein) to be entered into or amended as of the Guarantee Issuance Date nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Original Loan Guarantee Agreement or of any of the other Existing Loan Documents or any obligations thereunder outstanding as of the Guarantee Issuance Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

GEORGIA POWER COMPANY, as Borrower

By:	/s/Xia Liu
Name:	Xia Liu
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Loan Guarantee Agreement - GPC]

U.S. DEPARTMENT OF ENERGY, as Guarantor

By:	/s/ Douglas Schultz
	Name:	Douglas Schultz
	Title:	Director, Loan Programs Office Origination Division

[Signature Page to Loan Guarantee Agreement - GPC]

Exhibit A
to Loan Guarantee Agreement

DEFINITIONS
"Additional DOE Guarantee" The guarantee of the repayment of the Additional DOE Guaranteed Loan provided by DOE as Guarantor for the benefit of FFB pursuant to the Additional FFB Credit Facility Documents.
"Additional DOE Guaranteed Loan" The loan (and Advances thereunder) made by FFB and guaranteed by DOE pursuant to the Additional FFB Credit Facility Documents and, as the context requires, the principal amount of such loan outstanding from time to time and all accrued and unpaid interest thereon.
"Additional DOE Guaranteed Loan Credit Subsidy Cost" As defined in Section 3.4(a)(ii).
"Additional FFB Credit Facility Documents" The Additional FFB Note Purchase Agreement; the Additional FFB Promissory Note; the Additional DOE Guarantee; and all other documents, certificates and instruments required to be delivered on or before the Guarantee Issuance Date in connection with the foregoing.
"Additional FFB Note Purchase Agreement" The Note Purchase Agreement, dated as of the Guarantee Issuance Date, among the Borrower, FFB, and DOE.
"Additional FFB Promissory Note" The promissory note issued on the Guarantee Issuance Date by the Borrower in favor of FFB, purchased by FFB pursuant to the Additional FFB Note Purchase Agreement and guaranteed by the Guarantor.
"Additional Project Document" Any of the following: (a) any contract entered into after the Guarantee Issuance Date by the Borrower, the Owners' Agent (if the Owners' Agent is acting on behalf of and would bind the Borrower) or the Operator in connection with the Project (i) under which the Borrower, the Owners' Agent or the Operator (as applicable) could reasonably be expected to have obligations or liabilities in the aggregate in excess of one hundred million Dollars ($100,000,000), (ii) that the Borrower reasonably determines is for the supply or installation of equipment for which limited sourcing is available, (iii) (A) in connection with any lease financing of nuclear fuel for the Project or (B) for the disposal of nuclear fuel for the Project or (C) the supply of fuel assemblies and/or related required software for the Project (including the BEACON Software Agreement (if any)), (iv) for the provision of nuclear operating services, or (v) for the construction of the Transmission Facilities under which the Borrower, the Owners' Agent (if the Owners' Agent is acting on behalf of and would bind the Borrower) or the Operator (as applicable) could reasonably be expected to have obligations or liabilities in the aggregate in excess of ten million Dollars ($10,000,000), (b) any replacement of a Principal Project Document or (c) any guarantee, letter of credit, surety bond or other performance security in favor of the Borrower, the Owners' Agent or the Operator (as applicable) provided after the Guarantee Issuance Date pursuant to the IP Agreements or pursuant to any contract described in clause (a) or (b). Any agreement with respect to the purchase of fuel (excluding the fuel assemblies) for the Project shall not be considered an Additional Project Document.

Exhibit A - Page 1

"Additional Unit Properties" The "Additional Unit Properties" as defined in the Ownership Agreement.
"Advance" An advance or a borrowing of the DOE Guaranteed Loan made pursuant to the Agreement and the FFB Credit Facility Documents.
"Advance Date" A Business Day on which FFB makes an Advance in accordance with Article 2.
"Advance Notice" A request for an Advance delivered by the Borrower pursuant to Section 4.2.10 in accordance with Section 2.3.1.
"Advance Notice Date" With respect to any Advance, the date of submission of the Advance Notice for such Advance.
"Advance Schedule" A schedule (provided in Microsoft Excel format) detailing the expected dates and amounts of proposed Advances under each of the Original FFB Note Purchase Agreement and the Additional FFB Note Purchase Agreement and Base Funding contributions to fund Project Costs, in each case consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Summary Project Milestone Schedule – Regulatory Based, prepared by the Borrower, as updated from time to time in accordance with Section 4.2.1.
"Affiliate" As to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.
"Agreement" As defined in the preamble. The Agreement constitutes the "Loan Guarantee Agreement" referred to in the Applicable Regulations.
"Anti-Terrorism Order" Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
"Anticipated Completion Date" The fourth calendar quarter of 2022.
"Applicable Regulations" The final regulations with respect to Title XVII, at 10 C.F.R. Part 609, and any other applicable regulations from time to time issued as final rules to implement Title XVII.
"Application" As the context shall require, (a) the Loan Guarantee Application of the Borrower, dated August 6, 2008, September 12, 2008 and September 29, 2008 (with respect to Part I) and December 23, 2008 (with respect to Part II) and the Loan Guarantee Application of the Borrower, dated August 8, 2017 (with respect to Part I) and August 16, 2017 (with respect to Part II), for a DOE Guarantee under Title XVII, collectively or (b) each such application, individually.
"Appropriations Act" As defined in Section 4.1.30.

Exhibit A - Page 2

"Approval to Continue" Following the occurrence of a PAE, a vote of the Owners under the Owners' Continuation Agreement and Amendment has occurred and at least 90% of the Ownership Interests in the Additional Units have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project.
"Atomic Energy Act" The Atomic Energy Act of 1954, as amended from time to time, and the regulations promulgated, and any publicly available rulings issued that have the force of law, thereunder.
"Authorized Official" (a) With respect to any Person (i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer or any other Financial Officer of such Person, (ii) that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer or any other Financial Officer of a general partner of such Person or (iii) with respect to any Person that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer or any other Financial Officer of the manager or managing member of such Person, (b) with respect to any Borrower Entity, only those individuals holding the positions of President, Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, or other Financial Officer of such Borrower Entity and whose name appears on the certificate of incumbency delivered pursuant to Section 4.1.13, as such certificate shall be amended from time to time pursuant to Section 6.1(l)(x) to identify names of the individuals then holding such offices and the capacity in which they are acting and (c) with respect to the Insurance Advisor or Lender's Engineer, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any other Financial Officer, or any other official acceptable to DOE.
"Availability Period" (a) With respect to the Original FFB Promissory Note, the period from the Initial Advance Date until the earliest to occur of (i) the Last Day for an Advance under the Original FFB Promissory Note, (ii) the date on which the undrawn FFB Credit Facility Commitment under the Original FFB Promissory Note is reduced to zero, or (iii) the date of termination of the FFB Credit Facility Commitment under the Original FFB Promissory Note and (b) with respect to the Additional FFB Promissory Note, the period from the earlier of (i) December 31, 2020 and (ii) the date on which the FFB Credit Facility Commitment under the Original FFB Promissory Note is fully drawn, until the earliest to occur of (x) the Last Day for an Advance under the Additional FFB Promissory Note, (y) the date on which the undrawn FFB Credit Facility Commitment is reduced to zero, or (z) the date of termination of the FFB Credit Facility Commitment.
"Bankruptcy Law" Any insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.
"Base Funding" Funding to be provided by the Borrower for Base Project Costs pursuant to the Base Funding Commitment.

Exhibit A - Page 3

"Base Funding Commitment" As defined in Section 2.7.
"Base Project Costs" The Borrower's estimate as of the Guarantee Issuance Date of total Project Costs, which is an aggregate amount of Ten Billion Two Hundred Seventy-Eight Million One Hundred Fifty-One Thousand Seven Hundred Forty-Nine Dollars ($10,278,151,749).
"Base Quarter" The calendar quarter ending September 30 in any given calendar year.
"BEACON Software" The AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin Monitor System and its related deliverables to be used in the operation of the Project.
"BEACON Software Agreement" The agreement, to be entered into after the date of this Agreement by Westinghouse Electric Company LLC and the Owners or the Owners' Agent, pursuant to which the Owners will acquire the BEACON Software including a license for the use thereof.
"Bechtel Direct Agreement" The Consent to Assignment, dated as of the date hereof, between the Borrower, the CCA Contractor, DOE and the Collateral Agent.
"Bechtel Guarantee" The Guaranty Agreement, dated as of October 23, 2017, by the CCA Guarantor in favor of the Borrower, acting for itself and as Owners' Agent.
"Borrower" As defined in the preamble to the Agreement.
"Borrower Appropriations Act Certificate" A certificate, in the form attached hereto as Schedule 4.1.31, executed by an Authorized Official of the Borrower.
"Borrower Base Case Projections" The Borrower's projection of its operating results over a period commencing January 1, 2018 and ending no sooner than twelve (12) fiscal months after the Maturity Date, including projections of revenues, expenses, cash flow, sources and uses of revenues over the forecast period and other forecasts as may reasonably be requested by DOE (in Microsoft Excel format).
"Borrower Certificate" A certificate executed by an Authorized Official of the Borrower, addressing such matters for which such Borrower Certificate is required, in form and substance reasonably acceptable to DOE.
"Borrower Entity" Each of the Borrower, the Owners' Agent, the Operator, and each of their respective successors and assigns.
"Borrower Entity Controlling Person" Any Person that directly or indirectly Controls any Borrower Entity.
"Borrower Reimbursement Obligations" As defined in Section 9.2.1.
"Borrower Reimbursement Payment" As defined in Section 9.2.2.

Exhibit A - Page 4

"Borrower's Accountant" The independent public accountants appointed by the Borrower (so long as the Borrower is subject to the periodic reporting requirements of the Exchange Act), or a firm of independent public accountants of recognized standing in the U.S. appointed or maintained by the Borrower pursuant to Section 6.2(d) (in the event the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act).
"Borrower's Undivided Interest" The undivided ownership interest of the Borrower as a tenant in common in the Additional Unit Properties and the Related Facilities.
"Business Day" Any day other than a Saturday, Sunday or any other day on which either FFB or the Federal Reserve Bank of New York are not open for business.
"Capital Lease" Any lease of (or other agreement conveying the right to use) property, real or personal, which would be required, in accordance with GAAP, to be capitalized and accounted for as a capital lease on a balance sheet of the lessee.
"Casualty Loss Proceeds" All proceeds of Required Insurance (other than any proceeds of business interruption insurance, advance loss of profit insurance, proceeds covering liability of the Borrower to third parties, proceeds dedicated to placing nuclear reactors in a safe and stable condition after an accident and proceeds applied toward the costs of decontamination and debris removal operations ordered by the NRC) resulting from an Event of Loss.
"CCA Contractor" Bechtel Power Corporation.
"CCA Guarantor" Bechtel Nuclear, Security & Environmental, Inc.
"CCA Guarantor Direct Agreement" The Consent to Assignment, dated as of the date hereof, between the Borrower, the CCA Guarantor, DOE and the Collateral Agent.
"CCA Monthly Reports" As defined in Section 6.1(a)(ii).
"CCA Protected Information" Any "Protected Information" as defined in the Construction Completion Agreement.
"Certificate" As defined in Section 4.1.4(a).
"Change of Control" Any event or series of events that results in (i) a reduction in Southern Company's proportionate ownership of the Equity Interests of the Borrower or the Operator (other than immaterial changes in ownership that do not require the approval of the NRC), (ii) a change in possession of the power to direct or cause the direction of the management of the Borrower or the Operator, or (iii) a change of the Operator (unless, in the case of clause (i), (ii) or (iii) above, such change or reduction is approved by the NRC).
"Claims" As defined in Section 10.17(b)(i).
"COLs" Collectively, Combined Construction and Operating Licenses NPF-91 and NPF-92 issued by the NRC authorizing the construction and operation of the Project in accordance with all Governmental Rules.

Exhibit A - Page 5

"Collateral" All property, whether real, personal or mixed, whether now existing or hereinafter acquired, upon which a Lien is created or purported to be created by any Security Document then in effect or contemplated to be in effect, subject to Article V of the Deed to Secure Debt.
"Collateral Agency Agreement" The Amended and Restated Collateral Agency Agreement, dated as of the date hereof, among the Borrower, DOE and the Collateral Agent.
"Collateral Agent" Midland, as appointed pursuant to the Collateral Agency Agreement.
"Commercial Operation" With respect to a Unit, midnight following the achievement of all of the following with respect to such Unit: (i) occurrence of the Commercial Operations Date under and as defined in the Construction Completion Agreement; (ii) demonstration by the Owners' Agent that the related transmission facilities have been completed and such Unit is capable of producing and delivering energy to the transmission system; and (iii) such Unit is declared available for dispatch.
“Completion Assessment” The schedule and cost-to-complete assessment, as well as the cancellation cost assessment prepared by the Borrower and the other Owners as a result of the bankruptcy of the EPC Contractor (with cost assessments provided in Microsoft Excel format).
"Completion Costs" All amounts expended by the Secured Parties after the expiration of the Construction Contract Termination Consultation Period or the occurrence of a No Replacement Event to complete construction, furnishing and equipping of the Additional Unit Properties and Related Facilities (including payments under the Construction Contracts, costs incurred in connection with any suspension of work under the Construction Contracts, maintenance costs with respect to equipment delivered to the Project Site, costs related to the management of construction work, and costs related to providing security for the Project Site) prior to Commercial Operation of the Second Unit, so that the Additional Unit Properties and Related Facilities shall be operational and usable for their intended purposes.
"Compliance Program" means a compliance program instituted by the Borrower and the Operator involving officers and other employees of the Borrower and the Operator with respect to the obligations of the Borrower, including obligations requiring input from and reports delivered by the Operator, under the Loan Guarantee Agreement, including the periodic reporting obligations of the Borrower under the Loan Guarantee Agreement.
"Compliance Program Certificate" means a Borrower Certificate substantially in the form attached hereto as Exhibit C-5.
"Comptroller General" The Comptroller General of the United States.
"Condemnation Proceeds" Any cash proceeds received by the Borrower in respect of any Event of Taking.
"Conditional Commitment" As the context shall require, (a) the Conditional Commitment, dated as of February 13, 2010, between DOE and the Borrower and the

Exhibit A - Page 6

Conditional Commitment, dated as of September 29, 2017, between DOE and the Borrower, collectively or (b) each such Conditional Commitment, individually.
"Construction Budget" The Construction Budget for each Unit, as updated from time to time by delivery of an updated Construction Budget pursuant to Section 6.1(a), setting forth all Project Costs with respect to such Unit and containing a reasonably detailed budget of the amounts attributable to the Borrower's Undivided Interest (each by category on an aggregate basis) to design, develop, construct, and start up such Unit through the anticipated date of Commercial Operation of such Unit (inclusive of the cost of all punch list items for such Unit) under the Project Documents (in Microsoft Excel format). The Construction Budget shall identify cost categories as "shared" or "Borrower-specific", include all Borrower financing costs (regardless of NCCR or AFUDC treatment), separately shown as debt financing costs and equity financing costs, and separately show contingency as a cost category (as applicable).
"Construction Completion Agreement" The Construction Completion Agreement, dated as of October 23, 2017, between the Borrower acting for itself and as Owners' Agent and the CCA Contractor.
"Construction Contract Termination Consultation Period" As defined in the Owners Direct Agreement.
"Construction Contractor" Any of (i) the Service Provider, (ii) the CCA Contractor, and (iii) the contractor, vendor or supplier under any other Construction Contract.
"Construction Contracts" The documents listed in Section 4.1.2(b)(i) and all Additional Project Documents entered into after the Guarantee Issuance Date that are for any one or more of the following purposes: construction, procurement, installation, or improvement of land, buildings, equipment, or manufacturing facilities for the Project.
"Construction Monitoring Orders" As defined in Section 4.1.4(b).
"Construction Monitoring Reports" As defined in Section 4.1.4(b).
"Control" (including, with its correlative meanings, "controlled by" and "under common control with") as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise).
"Corrupt Practices Laws" (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§ 101-104), as amended, and (ii) any equivalent U.S. or foreign Governmental Rule.
"Cost Allocation Procedures" The Plant Vogtle Cost Allocation Procedures, produced in accordance with the Development Agreement, among the Owners.
"Costs of Defense" As defined in Section 10.17(b)(i).
"Covered Taxes" As defined in Section 3.1.2(a).

Exhibit A - Page 7

"CPA Agreement" The letter agreement, dated January 8, 2014, between the Borrower and the United States Maritime Administration.
"Credit Subsidy Cost" The meaning given the term "cost" in Section 1701(2) of Title XVII.
"Dalton" The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, d/b/a Dalton Utilities, which, as of the Guarantee Issuance Date, owns a 1.6% undivided interest in the Project.
"Davis-Bacon Act" Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.
"Davis-Bacon Actions" As defined in Section 6.11(h)(iii).
"Davis-Bacon Act Covered Contract" Any contract, agreement or other arrangement related to the Project that is subject to Davis-Bacon Requirements under Title XVII.
"Davis-Bacon and Related Acts Compliance Program" As defined in Section 5.24(a).
"Davis-Bacon Requirements" The requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the DOE Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 C.F.R. § 5.5(a) (1) to (10), and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 6.11 and the inclusion of the provisions in Exhibit G and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.
"DBA Knowledge" The actual knowledge of the Vice President of Employee Relations and Associate General Counsel of Southern Company Services, Inc., and such other Person or Persons who have principal oversight responsibility with respect to the Borrower's compliance with the Davis-Bacon Requirements under the Davis-Bacon and Related Acts Compliance Program.
"DBA Contract Party" Any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the Owners' Agent and the Operator) that is party to a Davis-Bacon Act Covered Contract.
"Debarment Regulations" (i) The Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (ii) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 - 9.409, and (iii) the revised Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

Exhibit A - Page 8

"Debt Termination Date" The first day on which the indebtedness evidenced by the FFB Promissory Note has been paid in cash in full (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents), all commitments of FFB to the Borrower under the FFB Note Purchase Agreement and the other FFB Credit Facility Documents have been terminated, and the Borrower has paid in cash all sums due from the Borrower under this Agreement, the FFB Credit Facility Documents and the other Loan Documents (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents).
"December 2013 Mechanic's Lien Exception" An exception taken in the mortgagee policy of title insurance or in any construction bringdown endorsement thereto with respect to any lien, or right to a lien, for services, labor or material furnished or imposed by law and not shown by the public records arising from services, labor or material provided subsequent to services, labor or material covered under the (i) December 16, 2013 Pay Application of Westinghouse Electric Company and (ii) November 27, 2013 Pay Application of Stone & Webster, Inc.
"Declaration of Covenants" The Declaration of Covenants and Cross-Easements for Vogtle Additional Units, made as of April 21, 2006 and recorded in Deed Book 598 at pages 35-70, Burke County, Georgia Records, among the Owners, as amended by the Omnibus Amendment; as further amended by the Amendment to Declaration of Covenants and Cross-Easements for Vogtle Additional Units made as of December 18, 2013 among the Owners and recorded in Deed Book 905 at page 34, Burke County, Georgia Records.
"Deed to Secure Debt" The Amended and Restated Deed to Secure Debt, Security Agreement and Fixture Filing made by the Borrower as grantor in favor of the Collateral Agent as grantee.
"Deferral Period" As defined in the Owners' Continuation Agreement and Amendment.
"Development Agreement" The Plant Vogtle Owners' Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units, dated as of May 13, 2005 and recorded in Deed Book 547 at pages 1-35, Burke County, Georgia Records, among the Owners, as amended by Amendment No. 1, dated as of April 21, 2006 and recorded in Deed Book 598 at pages 230-239, Burke County, Georgia Records, as further amended by a letter agreement, dated April 19, 2007, as supplemented by a First Addendum, dated as of April 8, 2008, as further amended by Amendment No. 2, dated as of April 8, 2008 and recorded in Deed Book 714 at pages 271-277, Burke County, Georgia Records, as further amended by the Omnibus Amendment, as further amended by Amendment No. 3, dated as of February 20, 2014 and recorded in Deed Book 905 at pages 240-260, Burke County, Georgia Records, as further amended by the Owners' Continuation Agreement and Amendment, and as further amended by the Global Amendment.
"Direct Agreements" (i) the documents listed in Section 4.1.1(d) and (ii) all other agreements entered into prior to, on, or after the Guarantee Issuance Date pursuant to which a Project Participant consents to an assignment for security to the Secured Parties (or any of them) of the Borrower's interest in any Project Documents.

Exhibit A - Page 9

"Disclosure Package" As defined in Section 5.29.
"DOE" As defined in the preamble to the Agreement.
"DOE Guarantee" As the context shall require, (a) the Original DOE Guarantee and the Additional DOE Guarantee, collectively or (b) either such guarantee, individually.
"DOE Guarantee Payment" As defined in Section 9.1.
"DOE Guarantee Payment Amount" As defined in Section 9.1.
"DOE Guaranteed Loan" The Original DOE Guaranteed Loan and the Additional DOE Guaranteed Loan, collectively.
"DOE Guaranteed Loan Fees" All fees payable by the Borrower to DOE or FFB under the Agreement, the FFB Credit Facility Documents or related side letters, including the DOE Loan Facility Fee, the Original DOE Guaranteed Loan Credit Subsidy Cost, the Additional DOE Guaranteed Loan Credit Subsidy Cost, the DOE Maintenance Fee and the DOE Modification Reimbursement Payments and any other fees payable by Borrower pursuant to Section 3.4.
"DOE Late Penalty Charge" A penalty charge payable to DOE by the Borrower on the amount of any principal or interest on the DOE Guaranteed Loan that is not paid when such amount is due and payable, in an amount equal to 0.05% of the amount not paid when due and payable.
"DOE Loan Facility Fee" A fee payable to DOE by the Borrower equal to 1% for the portion of the face amount of the Additional FFB Promissory Note that does not exceed $150,000,000, plus 0.60% for the portion of the face amount of the Additional FFB Promissory Note that exceeds $150,000,000, 25% of which was paid by the Borrower prior to the Guarantee Issuance Date and 75% of which shall be payable prior to or concurrently with the Guarantee Issuance Date.
"DOE Maintenance Fee" A fee payable to DOE by the Borrower for DOE's administrative expenses in servicing and monitoring the Project and the DOE Guaranteed Loan during the construction, startup, commissioning and operation of the Project in the amount of four hundred thousand Dollars ($400,000) for the first full calendar year after the Guarantee Issuance Date, subject to escalation on January 1 of such year and each year thereafter as determined in the following sentence, until completion of the second refueling outage for both Units, at which time such fee shall be reset on January 1 of the following year to the sum of (i) two hundred thousand Dollars ($200,000) and (ii) one-half of the Dollar amount of total escalation accrued hereunder during the period commencing on January 1, 2020 and ending on January 1 of the year following the completion of the second refueling outage for both Units, subject to further escalation on January 1 of each year thereafter as determined in the following sentence for each remaining calendar year over the scheduled term of the DOE Guaranteed Loan. The DOE Maintenance Fee shall be modified in an amount equal to the percentage determined by the sum of (i) the percentage (rounded to the nearest 1/10%) by which the ECI for the Base Quarter of the year before the preceding calendar year deviates from the ECI for the Base Quarter of the second year before the preceding calendar year, if at all, plus (ii) the percentage

Exhibit A - Page 10

(rounded to the nearest 1/10%) by which the amount of the comparability payment for federal government employees in the Washington Metropolitan Area (as defined by the United States Office of Management and Budget) recommended by the President's Pay Agent, if any, for the calendar year before the preceding calendar year deviates from the amount of such comparability payment, if any, recommended by the President's Pay Agent for the second calendar year before the preceding calendar year. Examples of calculations of the DOE Maintenance Fee calculations are attached hereto as Exhibit N solely for illustrative purposes.
"DOE Modification Reimbursement Payments" Amounts payable to DOE in the event that the Project experiences any technical, financial, legal or other events that require DOE to incur time or expenses (including third-party expenses) beyond standard monitoring of compliance with and administration of the Loan Documents, to reimburse DOE in full for (i) such amounts as DOE reasonably determines are its additional internal administrative costs, including in connection with any prospective or actual related amendment or waiver of the Agreement or any terms hereof, internal administrative costs associated with determining whether any such prospective amendment or waiver would constitute a "modification" for purposes of the Federal Credit Reform Act of 1990 and OMB Circular A-11 and (ii) amounts paid by DOE to Independent Consultants, to the extent that such third parties are not paid directly by or on behalf of the Borrower.
"Dollars" or "$" The lawful currency of the United States of America.
"DOL Letter" That letter dated June 18, 2010 from the United States Department of Labor to Scott Blake Harris, General Counsel, U.S. Department of Energy, attached hereto as Exhibit J.
"Drawstop Notice" As defined in Section 2.4.2(a).
"Drawstop Withdrawal Notice" As defined in Section 2.4.2(b).
"ECI" The Employment Cost Index, as published by the Bureau of Labor Statistics for the relevant period.
"Eligible Base Project Costs" Eligible Project Costs, in an aggregate amount equal to Ten Billion One Hundred Six Million Seven Hundred Sixty-Four Thousand Five Hundred Twenty-Five Dollars ($10,106,764,525).
"Eligible Project Costs" Those portions of Project Costs that are eligible for funding as "Project Costs" as defined in the Applicable Regulations.
"Employee Benefit Plan" (i) All "employee benefit plans" (as defined in Section 3(3) of ERISA) other than any Multiemployer Plans that are or at any time within the last six years have been maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or been obligated to make, contributions within the last six years or with respect to which the Borrower or any ERISA Affiliate has incurred any material liability or obligation within the last six years, (ii) all Pension Plans and (iii) all Qualified Plans.

Exhibit A - Page 11

"Environmental Claim" Any and all administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations (excluding routine inspections), proceedings, clean-up, removal or remedial actions or orders relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including (a) any and all claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety or the environment.
"Environmental Impact Statement" A detailed written statement as required by Section 102(2)(C) of NEPA.
"Environmental Laws" All Governmental Rules relating in any way to the environment, preservation or reclamation of natural resources, flora or fauna, the management, release or threatened release of any Hazardous Substance, or to health and safety matters.
"EPC Contract" The Engineering, Procurement and Construction Agreement, dated as of April 8, 2008, between the Borrower, acting for itself and as Owners' Agent, and the EPC Contractor.
"EPC Contractor" As the context shall require, (a) Westinghouse Electric Company LLC and WECTEC Global Project Services Inc., collectively or (b) either such Person, individually.
"Equity Interests" Any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of a Person, including partnership interests and limited liability company interests; provided that such common or preferred equity or preference share capital includes rights to vote in the election of the board of directors or similar governing body of such Person.
"ERISA" The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and any publicly available rulings issued that have the force of law, thereunder.
"ERISA Affiliate" As applied to any person (as defined in Section 3(9) of ERISA), means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Internal Revenue Code or Section 4001(b) of ERISA of which that person is a member, (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Internal Revenue Code of which that person is a member.

Exhibit A - Page 12

"ERISA Event":

(i)
a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event;

(ii)
the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days;

(iii)	a withdrawal by the Borrower or an ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in either event in liability under Sections 4063 or 4064 of ERISA;

(iv)
the withdrawal of the Borrower or an ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in liability therefor, or the receipt by the Borrower or an ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA,

(v)
the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan, which in either case results in liability therefor or the receipt of notice of termination of a Multiemployer Plan under Section 4041A of ERISA or the institution of proceedings by the PBGC to terminate a Multiemployer Plan, if in either case liability therefor is asserted by the Multiemployer Plan;

(vi)
the imposition of liability on the Borrower or an ERISA Affiliate with respect to any Pension Plan pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii)
the failure by the Borrower or an ERISA Affiliate to make by its due date any required contribution to any Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

(viii)	the institution by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

Exhibit A - Page 13

(ix)
the imposition of any material liability under Title I or Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or an ERISA Affiliate;

(x)	an application for a funding waiver under Section 302 of ERISA with respect to any Pension Plan;

(xi)
the imposition of any lien on any of the rights, properties or assets of the Borrower or an ERISA Affiliate, or the posting of a bond or other security by such entities, in either case pursuant to Title I or IV of ERISA or to Sections 412, 430 or 436 of the Internal Revenue Code;

(xii)	the making of any amendment to any Pension Plan that results in the imposition of a lien or the posting of a bond or other security by the Borrower or an ERISA Affiliate;

(xiii)
the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) involving the assets of an Employee Benefit Plan, if the Borrower has liability therefor;

(xiv)	the receipt by the Borrower of notice of the final determination by the Internal Revenue Service that a Qualified Plan's qualification or tax exempt status should be revoked;

(xv)
a determination that any Employee Benefit Plan is, or is reasonably expected to be, in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code) if the Borrower has any liability (whether direct or contingent) therefor; or

(xvi)
the receipt by the Borrower or an ERISA Affiliate of any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is reasonably expected to be, in "endangered", "seriously endangered" or "critical" status, within the meaning of Section 305 of ERISA if the Borrower has any liability (whether direct or contingent) therefor.

"Event of Default" Any of the events described in Section 8.1.
"Event of Loss" Any event that causes any portion of the Project, the Borrower's Undivided Interest or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.
"Event of Taking" Any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any part of the Borrower's Undivided Interest or the Collateral.
"Exchange Act" The Securities and Exchange Act of 1934.

Exhibit A - Page 14

"Existing Loan Documents" As defined in Section 10.24.
"Facility Licenses" The IP License and the Triggering Event IP License.
"FFB" The Federal Financing Bank, a body corporate and instrumentality of the United States of America.
"FFB Advance Request" An "Advance Request" as defined in the Additional FFB Note Purchase Agreement or the Original FFB Note Purchase Agreement, as applicable.
"FFB Advance Request Approval Notice" An "Advance Request Approval Notice" as defined in the Additional FFB Note Purchase Agreement or the Original FFB Note Purchase Agreement, as applicable, in each case signed by DOE.
"FFB Credit Facility Commitment" The commitment of FFB to make Advances pursuant to the terms of the Additional FFB Note Purchase Agreement and the Original FFB Note Purchase Agreement in an aggregate principal amount not to exceed five billion one hundred thirty million six hundred thirty-two thousand eight hundred ninety-six Dollars ($5,130,632,896), as may be reduced pursuant to Section 2.2.2.
"FFB Credit Facility Documents" The Additional FFB Credit Facility Documents and the Original FFB Credit Facility Documents.
"FFB Late Charge Rate" The interest rate applicable from time to time under the Additional FFB Promissory Note or the Original FFB Promissory Note, as applicable, with respect to Overdue Amounts.
"FFB Note Purchase Agreement" As the context shall require, (a) the Original Note Purchase Agreement and the Additional Note Purchase Agreement, collectively or (b) either such note purchase agreement, individually.
"FFB Program Financing Agreement" The Program Financing Agreement, dated as of September 2, 2009, between FFB and the Secretary of Energy.
"FFB Promissory Note" As the context shall require, (a) the Original Promissory Note and the Additional Promissory Note, collectively or (b) either such promissory note, individually.
"FFB Subaccount" As defined in Section 8.1.
"Financial Officer" With respect to any Person, the Chief Financial Officer, the Controller or Comptroller and any Assistant Controller or Assistant Comptroller, or the Treasurer or any Assistant Treasurer.
"Financial Officer Certificate" A certificate executed by a Financial Officer of the Borrower, in form and substance reasonably acceptable to DOE, that (i) with respect to any certificate delivered pursuant to Section 4.1, is dated as of the Guarantee Issuance Date or

Exhibit A - Page 15

(ii) with respect to any other certification to be made by a Financial Officer pursuant to any Loan Document, addresses such matters as are specified in such Loan Document.
"Financial Plan" The Financial Plan included in Section 2.1, setting forth all sources of funds needed to pay Project Costs to achieve completion of the Project, including the DOE Guaranteed Loan.
"Financial Statements" With respect to any Person, such Person's quarterly or annual balance sheet and statements of income and cash flows for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with GAAP; provided that, in the case of unaudited Financial Statements, such statements may be subject to changes resulting from audits and normal year-end adjustments and, in the case of audited Financial Statements, such statements may include changes with which the Borrower's Accountant shall concur.
"First Principal Payment Date" As defined in the Original FFB Promissory Note.
"Fiscal Year" The accounting year of the Borrower beginning on January 1 of each year and ending on December 31 of each year, or such other accounting year as shall be adopted by the Borrower.
"Foreign Asset Control Regulations" The United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor.
"Fuel Budget" As defined in the Nuclear Managing Board Agreement.
"Fuel Disposal Agreements" The Contract DE-CR01-09RW09005 (Vogtle Electric Generating Plant, Unit 3), dated November 5, 2008, as amended on November 5, 2008, between the Operator and the U.S. Department of Energy, and the Contract DE-CR01-09RW09006 (Vogtle Electric Generating Plant, Unit 4), dated November 5, 2008, as amended on November 5, 2008, between the Operator and the U.S. Department of Energy.
"Fuel Disposal Contractor" Any counterparty to a Fuel Disposal Agreement or any Additional Project Document for the disposal of fuel for the Project.
"Fuel Plan" The ten (10) year fuel plan for Plant Hatch, Plant Vogtle Units 1 and 2, and the Units, provided annually to the Nuclear Managing Board by the Operator pursuant to Section 4.2 of the Nuclear Managing Board Agreement.
"Fuel Supply Agreements" The Westinghouse Fuel Assembly Agreement and any Additional Project Documents for the supply of fuel assemblies for the Project.
"Fuel Supply Contractor" Any fuel supplier party to a Fuel Supply Agreement.
"Funding Commitments" As defined in Section 2.7.

Exhibit A - Page 16

"Funding Agreement" The Amended and Restated Vogtle Additional Units Funding Agreement, dated as of January 7, 2019, by and among the Borrower, SPVJ and MEAG.
"GAAP" Generally accepted accounting principles in the U.S. in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of item and amounts.
"Georgia PSC" The Georgia Public Service Commission and any successor thereto.
"Georgia PSC Monthly Status Report" As defined in Section 6.1(a)(i).
"Global Amendment" The Global Amendments to Vogtle Additional Units Agreements, dated as of February 18, 2019, among the Owners.
"Governmental Approval" Any approval, consent, authorization, license, permit, Environmental Impact Statement, Record of Decision, order, certificate, qualification, waiver, exemption, memorandum of agreement, memorandum of understanding or variance, or any other action of a similar nature, applicable to such Person or any of its properties, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.
"Governmental Authority" Any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.
"Governmental Judgment" With respect to any Person, any judgment, order, decision, injunction, arbitral award or any action of a similar nature of any federal, state or local court of competent jurisdiction, arbitrator or arbitral panel, in each case that is applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties are subject.
"Governmental Rule" With respect to any Person, any applicable constitution, statute, law, rule, regulation, code, ordinance, treaty, or any published directive, guideline, requirement or other governmental rule, restriction, order, decision or decree, in each case which has the force of law, enacted, promulgated or issued by a Governmental Authority having jurisdiction over such Person or any of its properties, or any Governmental Judgment.

"Guarantee Issuance Date" The date the Additional DOE Guarantee has been executed by Guarantor, delivered to FFB and FFB has purchased the Additional FFB Promissory Note.
"Guarantor" As defined in the preamble to the Agreement.
"Guaranty Obligations" With respect to any Person, any legally enforceable non-contingent liquidated obligation of such Person which has become due and payable with respect to any guarantee of Indebtedness or Other Obligations of another Person.

Exhibit A - Page 17

"Hazardous Substance" Any waste, substance, or material that is regulated, classified, or otherwise characterized under or pursuant to any Governmental Rule as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect.
"Hedging Agreement" Any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness.
"Improvements" The buildings, fixtures and other improvements to be situated on the Project Site that constitute Additional Unit Properties under the Ownership Agreement, including the Additional Units and the Related Facilities.
"Indebtedness" As to any Person, and at any date, means, without duplication:

(i)	all Indebtedness for Borrowed Money of such Person;

(ii)	all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, or other similar instruments;

(iii)	all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;

(iv)	all Guaranty Obligations of such Person; and

(v)
all Indebtedness described in clauses (i) through (iv) of this definition or Other Obligations of others secured by any Lien upon any property, assets or revenues of such Person, even though such Person has not assumed or become liable for the payment of such liabilities.

"Indebtedness for Borrowed Money" As to any Person, without duplication, (i) all indebtedness (including principal, interest, fees, and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (x) in connection with the provision of credit in the ordinary course of business by any trade creditor or utility or (y) of any amounts payable under the Project Documents) or (ii) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.
"Indemnified Party" As defined in Section 10.17(b)(i).
"Indemnified Person" As defined in Section 10.17(b)(i).
"Independent Consultants" Collectively, the Lender's Engineer, the Insurance Advisor, Norton Rose Fulbright US LLP as legal counsel to DOE, any subcontractors of such consultants, and any other advisor or consultant retained by the Secured Parties after consultation with the Borrower (provided that no such consultation shall be required during the continuation of a Potential Default or Event of Default).

Exhibit A - Page 18

"Ineligible Base Project Costs" The portion of Base Project Costs that are Ineligible Project Costs.
"Ineligible Project Costs" Those portions of Project Costs that are not Eligible Project Costs, including Ineligible Base Project Costs and Overrun Project Costs.
"Initial Advance Date" February 20, 2014.
"INPO" The Institute of Nuclear Power Operations.
"Insolvency Proceedings" Any bankruptcy, insolvency, liquidation, reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, petition for winding up or similar proceeding, under any applicable law, relating to debtor and creditor rights in any jurisdiction and whether voluntary or involuntary.
"Insurance Advisor" The insurance advisor or expert appointed by DOE.
"Insurance Advisor Certificate" A certificate executed by an Authorized Official of the Insurance Advisor that is (i) with respect to any certificate delivered pursuant to Section 4.1, dated as of the Guarantee Issuance Date and substantially in the form attached as Exhibit E to the Agreement, or (ii) with respect to any other certification to be made by the Insurance Advisor pursuant to any Loan Document, addressing such matters as are specified in such Loan Document.
"Intellectual Property Rights" Any and all rights in, arising out of, or associated with the following, whether now or hereafter existing, created, acquired or held: (i) all U.S., international and foreign patents and patent applications and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all trade secret rights; (iii) all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world; (iv) all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all rights in industrial designs and any registrations and applications therefor throughout the world; (vi) all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world; (vii) all rights to any databases and data collections throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.
"Interim Assessment Agreement" The Interim Assessment Agreement, dated March 29, 2017, by and among the Owners and the Service Provider.
"Internal Revenue Code" The United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the

Exhibit A - Page 19

Guarantee Issuance Date and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.
"Investment Company Act" The United States Investment Company Act of 1940.
"IP Agreements" As defined in Section 5.15(a).
"IP Interest" An undivided irrevocable right, title or interest in and to, or a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use, the Technology and Intellectual Property Rights necessary to construct, complete, operate, use and maintain the Project through the Maturity Date.
"IP License" The IP License, dated as of July 20, 2017, by and between the Borrower acting for itself and as Owners' Agent and the Service Provider.
"Knowledge" With respect to the Borrower, the actual knowledge of any Senior Management Person.
"Land Documents" The documents listed in Section 4.1.2(a)(i) and all other contracts and documents entered into prior to, on, or after the Initial Advance Date required for the acquisition of land and rights to land for the Project, all easements, licenses, and covenants, conditions and restrictions in connection with the Project Site, and any and all other documents (including estoppel certificates from landlords) affecting an interest in or right to use the Project Site.
"Last Day for an Advance" As defined in the applicable FFB Promissory Note.
"Lender's Engineer" MPR Associates, Inc., as engineering advisor to DOE, and any replacement engineering advisor to DOE designated by DOE as the Lender's Engineer.
"Lender's Engineer Certificate" A certificate executed by an Authorized Official of the Lender's Engineer that is (i) with respect to any certificate delivered pursuant to Section 4.1, dated as of the Guarantee Issuance Date and substantially in the form attached as Exhibit D-1 to the Agreement, (ii) with respect to any certificate delivered pursuant to Section 4.2, dated no later than fifteen (15) Business Days prior to the relevant Advance Date and substantially in the form attached as Exhibit D-2 to the Agreement, or (iii) with respect to any other certification to be made by the Lender's Engineer pursuant to any Loan Document, addressing such matters as are specified in such Loan Document.
"Lender's Engineer Report" A report or reports of the Lender's Engineer delivered on or before the Initial Advance Date, as supplemented from time to time, including on or prior to and in connection with the Guarantee Issuance Date.
"Letter Agreement for Construction Services" The Letter Agreement, dated July 28, 2006, the Letter Agreement dated July 30, 2008, and the Amendment to the Letter Agreement, dated January 24, 2018, in each case between the Borrower, as Owners' Agent, and the Operator.
"Level Principal Amount" As defined in Section 3.3.3(e).

Exhibit A - Page 20

"Lien" Any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever that has the practical effect of constituting a security interest in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).
"Loan Documents" The Agreement, the FFB Credit Facility Documents, the Security Documents, the Direct Agreements and any other document, agreement, statement or certificate delivered hereunder or thereunder, or pursuant hereto or thereto, or in connection herewith or therewith, that are agreed in writing by DOE and the Borrower to be Loan Documents, but in all cases excluding any Project Documents.
"Major Project Participant" The Borrower and the Operator.
"Mandatory Prepayment Event" The occurrence of any of the following events, and, in the case of the events described in clauses (i) through (vii), the failure of the Borrower to remedy such event within ninety (90) days after (A) the Borrower has Knowledge of such event or (B) receipt of notice from DOE or FFB, shall constitute a Mandatory Prepayment Event:
(i)    both COLs shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect (following the exhaustion of all regulatory and judicial rights of appeal by the Operator and the Borrower);
(ii)    (A) any Required Consent (other than the COLs) necessary for the construction, completion or operation of the Project shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect (following the exhaustion of all regulatory and judicial rights of appeal by the Operator and the Borrower) or (B) the Borrower or the Operator shall be required to suspend construction or operation of the Project as a result of the failure to receive any Required Consent; provided, that no Mandatory Prepayment Event under this clause (ii)(B) shall occur so long as the Borrower or the Operator (as applicable) is diligently pursuing receipt of such Required Consent (including pursuit of regulatory or judicial rights of appeal to the extent applicable) and believes in good faith that such Required Consent (or a functional equivalent thereto that will permit the Project to resume construction or operation, as applicable) is capable of being obtained;
(iii)    (A) the Certificate and/or the certification orders issued by the Georgia PSC in GPSC Docket No. 27800 shall be revoked, terminated, cancelled or determined to be invalid, or the Georgia PSC shall otherwise issue an order directing the Borrower to cancel the Borrower's participation in the Project (in either case following the exhaustion of all regulatory and judicial rights of appeal by the Borrower), or (B) the Georgia PSC shall issue an order authorizing the

Exhibit A - Page 21

Borrower to cancel the Project and the Borrower elects to cancel the Borrower's participation in the Project;
(iv)    the Georgia PSC either disallows or shall not permit the Borrower to recover any amount of Base Project Costs or Overrun Project Costs through rates regulated by the Georgia PSC (or, for the avoidance of doubt, an election by the Borrower not to seek recovery of such costs), or shall cease to regulate the conduct of the Borrower's business, unless (A) the Borrower's inability to recover such amount through regulated rates could not reasonably be expected to have a material adverse effect on (x) the ability of the Borrower to repay the Advances when due and (y) the ability to complete the Project, and (B) the Borrower is continuing to fund Base Project Costs and Overrun Project Costs notwithstanding the inability to recover such amount through rates regulated by the Georgia PSC;
(v)    the Georgia PSC shall cease to regulate the conduct of the Borrower's business, unless such deregulation could not reasonably be expected to have a material adverse effect on the ability of the Borrower to repay the DOE Guaranteed Loan when due;
(vi)    all or substantially all of the Improvements are destroyed or become permanently inoperative as a result of a material Event of Loss, and the Borrower fails to work diligently to repair or restore the Improvements following such Event of Loss;
(vii)     an Event of Taking occurs that results in the inability of the Project to be completed or operated;
(viii)    any representation and warranty in Section 5.15 made or deemed to be made by the Borrower shall be found to have been untrue in any material respect when made or deemed to have been made, unless such materially untrue representation and warranty is capable of being remedied, and such materially untrue representation and warranty is remedied to DOE's satisfaction within ninety (90) days (or such longer period acceptable to DOE) following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such material untruth; provided, that no Mandatory Prepayment Event under this clause (viii) shall occur so long as the Borrower or the Operator (as applicable) is diligently pursuing a cure for such materially untrue representation and warranty pursuant to its rights under the Project Documents or the Borrower acquires the applicable Technology and Intellectual Property Rights from the holder thereof;
(ix)    the Services Agreement is terminated or rejected in an Insolvency Proceeding and either no Triggering Event (as defined in the Triggering Event IP License) has occurred or the Triggering Event IP License is terminated; provided that no Mandatory Prepayment Event will be deemed to have occurred if the Borrower has entered into a Replacement Services Agreement in accordance with the terms of the Owners Direct Agreement.
(x)    (A) the Services Agreement is terminated by the Service Provider; (B) the Construction Completion Agreement is terminated by the CCA Contractor; (C) DOE receives a Project Termination Notice (other than a Triggering Event Cancellation Notice) and (1) the Services Agreement is terminated by the Owners or the Construction Completion Agreement is terminated by the Owners for convenience or (2) the Construction Contract Termination

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Consultation Period expires or DOE completes the assumption of the Services Agreement or Construction Completion Agreement during the Construction Contract Termination Consultation Period, (D) DOE receives a Triggering Event Cancellation Notice, or (E) a No Replacement Event occurs; or
(xi)    a PAE has occurred and (i) no Approval to Continue occurs prior to the earlier of (A) the Chief Executive Officer or Executive Vice President of GPC directing the Chief Executive Officer or Executive Vice President of the Operator to commence the orderly termination of Project work (or the orderly termination of Project work otherwise occurs or is directed) and (B) that date 12 months following the occurrence of such PAE, (ii) one or more Deferral Periods has continued for a period of 12 continuous months, or (iii) a vote of the Owners under the Owners' Continuation Agreement and Amendment has occurred and (A) less than 90% of the Ownership Interests in the Additional Units have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project and (B) such vote results in the cancellation of the Project (whether immediately or after the negotiation period provided for in Section 2.12(d) of the Owners Continuation Agreement and Amendment); provided, however, that in the case of each of clauses (i) and (ii), such 12 month period may be extended so long as the Borrower certifies to DOE on or before the expiry of the applicable 12 month period (and quarterly thereafter) that the Borrower has, and is, diligently pursuing a plan to continue the construction, completion, testing, start up and pre-operational turnover activities of the Project; provided further, however, that such extension of time shall terminate on the earlier of (a) the second anniversary of the date of occurrence of the PAE, or (b) the time the Project is canceled in accordance with the Owners' Continuation Agreement and Amendment.
"Mandatory Prepayment Notice" A notice to the Borrower from DOE stating that a Mandatory Prepayment Event has occurred and is continuing and that a mandatory prepayment of the DOE Guaranteed Loan in accordance with Section 3.3.3(d) and (e) is required.
"Material Adverse Effect" As of any date of determination, a material and adverse effect upon (i) the business, properties or financial condition of the Borrower taken as a whole, (ii) the rights or remedies of FFB or DOE under the applicable Loan Documents, (iii) the ability of the Borrower to observe and perform its obligations under the Loan Documents or (iv) the security or Liens of the Secured Parties on any of the Collateral.
"Maturity Date" February 20, 2044.
"MEAG" Municipal Electric Authority of Georgia, a public body corporate and politic and an instrumentality of the State of Georgia.
"Merger Transaction" As defined in Section 8.1(f).
"Midland" PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association.
"Monthly Construction Reports" As defined in Section 6.1(a)(iv).

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"Multiemployer Plan" A "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that the Borrower or any ERISA Affiliate contributes to or participates in, or with respect to which the Borrower or any ERISA Affiliate has any material liability or other obligation (whether accrued, absolute, contingent or otherwise).
"NCCR Tariff" As defined in Section 4.1.4(d)(ii).
"NCCR Tariff Orders" As defined in Section 4.1.4(c).
"NEPA" The National Environmental Policy Act of 1969 of the United States.
"New Investment Budget" As defined in the Nuclear Managing Board Agreement.
"No Replacement Event" As defined in the Owners Direct Agreement.
"NRC" The U.S. Nuclear Regulatory Commission, an agency of the United States of America.
"Nuclear Managing Board" As defined in the Nuclear Managing Board Agreement.
"Nuclear Managing Board Agreement" The Second Amended and Restated Nuclear Managing Board Agreement for Plant Hatch and Plant Vogtle, dated as of April 21, 2006, among the Owners, as amended by Amendment No. 1, dated as of April 8, 2008, as further amended by Amendment No. 2, dated as of February 20, 2014.
"Nuclear Operating Agreement" The Amended and Restated Nuclear Operating Agreement, dated as of April 21, 2006, as amended, between the Borrower, as Owners' Agent, and the Operator.
"OFAC" Office of Foreign Assets Control, agency of the U.S. Department of the Treasury under the auspices of the Under Secretary of the Treasury for Terrorism and Financial Intelligence.
"OMB" The Office of Management and Budget of the Executive Office of the President of the United States of America.
"Omnibus Amendment" The Omnibus Amendment Regarding Plant Vogtle Additional Units Description made as of December 1, 2013, among the Owners and recorded in Deed Book 905 at page 225, Burke County, Georgia Records.
"OPC" Oglethorpe Power Corporation, an electric membership corporation organized and existing under the laws of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 30% undivided ownership interest in the Project.
"OPC Appropriations Act Certificate" A certificate, executed by an authorized representative of OPC, delivered pursuant to Section 4.1.34 of the Amended and Restated Loan Guarantee Agreement, dated as of the date hereof, between OPC and DOE.

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"Operating Agreement" The Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement, dated as of April 21, 2006 and recorded in Deed Book 598 at pages 240-290, Burke County, Georgia Records, among the Owners, as amended by Amendment No. 1, dated as of April 8, 2008 and recorded in Deed Book 714 at pages 278-284, Burke County, Georgia Records, as further amended by the Omnibus Amendment, as further amended by Amendment No. 2, dated as of February 20, 2014 and recorded in Deed Book 905 at pages 261-271, Burke County, Georgia Records, and as further amended by the Global Amendment.
"Operating Documents" (i) the Fuel Disposal Agreements; (ii) the Nuclear Operating Agreement; (iii) the Westinghouse Fuel Assembly Agreement; (iv) the Westinghouse License Agreement; (v) the Facility Licenses; and (vi) any Additional Project Documents for fuel disposal or assembly or IP Interest.
"Operation and Maintenance Budget" The operation and maintenance budget for each Unit provided annually by the Operator to the Nuclear Managing Board pursuant to Section 4.3 of the Nuclear Managing Board Agreement, containing an estimate of the costs of operation and maintenance services for each Unit for the next calendar year, and a forecast of budget requirements for the succeeding four (4) calendar years.
"Operator" Southern Nuclear Operating Company, Inc., a corporation organized and existing under the laws of the State of Delaware, which will oversee construction of the Project on behalf of the Owners pursuant to the Letter Agreement for Construction Services, and operate the Project on behalf of the Owners pursuant to the Nuclear Operating Agreement.
"Organizational Documents" With respect to any Person, its charter, articles of incorporation and by-laws, memorandum and articles of association, statute, partnership agreement, limited liability company agreement or similar instruments that are required to be registered or lodged in the place of organization of such Person and that establish the legal personality of such Person.
"Original DOE Guarantee" The guarantee of the repayment of the Original DOE Guaranteed Loan provided by DOE as Guarantor for the benefit of FFB pursuant to the Original FFB Credit Facility Documents.
"Original DOE Guaranteed Loan" The loan (and Advances thereunder) made by FFB and guaranteed by DOE pursuant to the Original FFB Credit Facility Documents and, as the context requires, the principal amount of such loan outstanding from time to time and all accrued and unpaid interest thereon.
"Original DOE Guaranteed Loan Credit Subsidy Cost" The Credit Subsidy Cost in respect of the Original DOE Guarantee, as determined by DOE and approved by OMB.
"Original FFB Credit Facility Documents" The Original FFB Note Purchase Agreement; the Original FFB Promissory Note; the Original DOE Guarantee; and all other documents, certificates and instruments required to be delivered on or before the Original Guarantee Issuance Date in connection with the foregoing.

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"Original FFB Note Purchase Agreement" The Note Purchase Agreement, dated as of February 20, 2014, among the Borrower, FFB, and DOE.
"Original FFB Promissory Note" The promissory note issued on February 20, 2014, by the Borrower in favor of FFB, purchased by FFB pursuant to the Original FFB Note Purchase Agreement and guaranteed by the Guarantor.
"Original Guarantee Issuance Date" February 20, 2014.
"Original Loan Guarantee Agreement" The Loan Guarantee Agreement, dated as of February 20, 2014, between the Borrower and DOE.
"Original Owners Direct Agreement" The Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of February 20, 2014, among the Owners, the Owners' Agent, the Borrower, DOE, the Collateral Agent, and each other DOE Collateral Agent (as defined therein) party thereto from time to time, and recorded in the Burke County, Georgia Records.
"Other Obligation" As to any Person, and at any date, means, without duplication:
(i)    all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale or acquisition of the same or similar securities (or property);
(ii)    all obligations in respect of any Hedging Agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto);
(iii)    all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of any default are limited to repossession or sale of such property); and
(iv)    all obligations pursuant to any agreement to purchase materials, supplies or other property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered.
"Overdue Amounts" Any amounts owing under the Additional FFB Promissory Note or the Original FFB Promissory Note, as applicable, that are not paid when and as due.
"Overrun Funding" Funding to be provided by the Borrower pursuant to the Overrun Funding Commitment.
"Overrun Funding Commitment" As defined in Section 2.7.
"Overrun Project Costs" Project Costs incurred in excess of Base Project Costs.
"Owner" Each of the Borrower, MEAG, SPVJ, SPVM, SPVP, OPC and Dalton.

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"Owner Documents" (i) The Development Agreement; (ii) the Nuclear Managing Board Agreement; (iii) the Ownership Agreement; (iv) the Declaration of Covenants; (v) the Cost Allocation Procedures; (vi) the Operating Agreement; (vii) the Owners' Continuation Agreement and Amendment; (viii) the Funding Agreement; and (ix) all other contracts related to the Project entered into by the Owners related to any adjustments of undivided ownership interests in the Project or any changes material to the role of the Borrower with respect to the Project as Owners' Agent or otherwise.
"Owners' Agent" The Borrower, as agent for the Owners under the Owner Documents.
"Owners' Continuation Agreement and Amendment" The Agreement Regarding Additional Participating Party Rights and Amendment No. 3 to Ownership Agreement and Amendment No. 4 to Development Agreement, dated November 2, 2017, among the Owners, as amended by that First Amendment dated August 31, 2018, and as further amended by the Global Amendment.
"Owners Direct Agreement" The Amended and Restated Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of the date hereof, among the Owners, the Owners' Agent, the Borrower, DOE, the Collateral Agent, and each other DOE Collateral Agent (as defined therein) party thereto from time to time, and to be recorded in the Burke County, Georgia Records.
"Ownership Agreement" The Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of April 21, 2006 and recorded in Deed Book 598 at pages 71-229, Burke County, Georgia Records, among the Owners, as amended by Amendment No. 1, dated as of April 8, 2008 and recorded in Deed Book 714 at pages 285-292, Burke County, Georgia Records, as further amended by the Omnibus Amendment, as further amended by Amendment No. 2, dated as of February 20, 2014 and recorded in Deed Book 905 at pages 272-306, Burke County, Georgia Records, as further amended by the Original Owners Direct Agreement, as further amended by the Owners' Continuation Agreement and Amendment, as further amended by the Global Amendment, and as further amended by the Owners Direct Agreement.
"PAE" As defined in the Owners' Continuation Agreement and Amendment.
"Patriot Act" The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
"Payment Date" Each Principal Payment Date and Quarterly Payment Date.
"PBGC" The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
"Pension Plan" An employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the last six years maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or was obligated to make, contributions within the last six years, and (ii) that

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is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.
"Periodic Expenses" All of the following amounts from time to time due under or in connection with the Loan Documents: (i) all recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral, (ii) all fees, charges, and expenses of any Independent Consultants of or to the Secured Parties, and (iii) all other fees, charges, expenses and other amounts (other than interest and principal on the DOE Guaranteed Loan) from time to time due under or in connection with the Loan Documents.
"Permitted Liens" As defined in the Deed to Secure Debt.
"Person" Any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority or any other body, incorporated or unincorporated, whether having distinct legal personality or not.
"Potential Default" An event that, with the giving of notice or passage of time or both, would become an Event of Default.
"Potential Mandatory Prepayment Event" An event that, with the giving of notice or passage of time or both, would become a Mandatory Prepayment Event.
"Pre-Closing Project Costs Report" The report required to be delivered pursuant to Section 4.1.3(a).
"President's Pay Agent" The Secretary of Labor and the Directors of the Office of Management and Budget and the Office of Personnel Management, or such other individuals designated as the President's Pay Agent pursuant to Section 5304(d)(1) of Title 5, United States Code.
"Principal Payment Date" The First Principal Payment Date and each Quarterly Payment Date occurring after the First Principal Payment Date.
"Principal Persons" With respect to the Borrower or the Operator, (a) any officer or director of such Person, (b) any beneficial owner of ten percent (10%) or more of the Equity Interests of such Person that are not Publicly Traded Securities, or (c) any other natural person (whether or not an employee of such Person) with primary management or supervisory responsibilities over a Borrower Entity.
"Principal Project Documents" The Land Documents, the Construction Contracts, the Operating Documents, the Owner Documents, the Letter Agreement for Construction Services and the Bechtel Guarantee.
"Program Requirements" (i) The provisions of Title XVII and the Applicable Regulations and (ii) the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997) and from time to time.

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"Prohibited Jurisdiction" Any jurisdiction that:
(i)    is subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates, including the trade sanctions and economic embargoes administered by OFAC;
(ii)    has been designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or
(iii)    has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.
"Prohibited Person" Any person or entity that is:
(i)    named, identified, or described on the list of "Specially Designated Nationals and Blocked Persons" (Appendix A to 31 C.F.R. chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;
(ii)    named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom United States persons may not conduct business published by OFAC, the U.S. Department of Commerce or the U.S. Department of State;
(iii)    debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any United States federal government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations;
(iv)    indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;
(v)    subject to United States or multilateral economic or trade sanctions in which the United States participates; or
(vi)    owned or Controlled by, or acting on behalf of, any governments, corporations, entities or individuals that are subject to United States or multilateral economic or trade sanctions in which the United States participates.
"Project" As defined in the Recitals to the Agreement.
"Project Costs" All costs incurred by the Borrower attributable to the Borrower's Undivided Interest or otherwise relating to the Borrower's acquisition, development, financing and construction of the Project, including, but not limited to, (i) amounts payable under the Construction Contracts; (ii) interest expense (including amounts capitalized in accordance with

Exhibit A - Page 29

GAAP with respect to the Project), (iii) fees and expenses payable in connection with the FFB Credit Facility Commitment and the DOE Guaranteed Loan prior to the end of the latest Availability Period; (iv) costs to acquire title or use rights to the Project Site, necessary easements and other real property interests; (v) costs and expenses of legal, engineering, accounting, construction management and other advisors or Independent Consultants incurred in connection with the Project; (vi) fees, commissions and expenses payable to the Secured Parties at or prior to the Initial Advance Date; (vii) development costs to the extent permitted to be paid under the Loan Documents; (viii) construction insurance premiums for coverage obtained prior to Commercial Operation of the Second Unit; and (ix) the Borrower's and the Operator's labor costs and general and administration costs.
"Project Documents" The Principal Project Documents and the Additional Project Documents.
"Project Facility" The Project Site and the Improvements.
"Project Management Board Monthly Meeting Materials" As defined in Section 6.1(a)(iv).
"Project Milestone Schedule" The level two schedule of significant development, construction and completion milestones for the completion of the Project prepared by the Operator, based on the then current working plan of the Operator, as updated from time to time in accordance with the requirements of Section 5.20, by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a).
"Project Participant" Any party to a Project Document and any party to a Loan Document, other than the Secured Parties.
"Project Site" The real property defined as the "Identified Sites" in the Ownership Agreement, together with all such additional real property rights that constitute Additional Unit Properties under the Ownership Agreement.
"Project Termination Notice" As defined in the Owners Direct Agreement.
"Protected Information" AP1000 engineering or design or related information of the Service Provider not included in the public version of the AP1000 Design Control Document, including as a representative list of such information: calculations for safety-related systems and components; the Plant Design Model referred to in the Services Agreement; instrumentation and control functional, system, software and interface requirements and functional logic diagrams; designs, design specifications and qualification reports for safety-related and non-safety related equipment; systems design and design specification documents for safety-related and non-safety related systems; design change packages, including E&DCRs; instrumentation and control architecture diagrams, software verification and validation documentation; testing procedures and test results; component data packages; fabrication and construction drawings; and final plant as-built drawings.

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"Protocols and Side Letters" With respect to any agreement, any related protocols or side letters that, individually or collectively, represent a binding agreement between or among the parties thereto.
"Public Inquiries" Inquiries to DOE by (i) members of Congress, (ii) members of (x) the media or (y) other parties that could reasonably be expected to result in a news release or other publication, or (iii) members of the public in response to the issuance of news releases or other reports.
"Public Utility Holding Company Act" or "PUHCA" The United States Public Utility Holding Company Act of 2005.
"Publicly Traded Securities" Equity securities that (i) are listed for trading on the New York Stock Exchange, the American Stock Exchange, the National Market System of the Nasdaq Stock Market or any other national securities exchange or (ii) were issued and sold to the public in an offering registered under the Securities Act of 1933, as amended.
"Qualified Plan" An employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the last six years maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has made, or was obligated to make, contributions within the last six years, and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
"Quarterly Payment Date" Each date for payment of principal or interest or both specified in the FFB Promissory Note, which date is on a quarterly basis.
"Quarterly Prepayment Amount" As defined in Section 3.3.3(e).
"Record of Decision" The public record of decision issued in accordance with 40 C.F.R. § 1505.2 describing a government agency's NEPA decision-making process.
"Register" As defined in Section 10.13(d).
"Related Facilities" The "Related Facilities" as defined in the Ownership Agreement.
"Release" Disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.
"Remediation Plan" With respect to any non-compliance with any Environmental Law, Government Approvals or safety regulations applicable to the project under Section 8.1(e), any non-compliance with Governmental Rule or Program Requirement under Section 8.1(r)(iii), or any non-compliance with any Governmental Rule or Program Requirement under Section 5.10, a plan of correction with a timetable for curing such non-compliance that has been approved by a court of competent jurisdiction, or the lead Governmental Authority with enforcement responsibility with respect to such matter, or DOE, as the case may be.

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"Remedies Instructions" Written instructions to the Collateral Agent from DOE directing the Collateral Agent to exercise or refrain from exercising any rights, remedies, powers or privileges with respect to the Collateral or otherwise under this Agreement or any other Loan Document to which it is a party.
"Replacement EPC Arrangement Monthly Reports" As defined in Section 6.1(a)(ii).
"Replacement Services Agreement" As defined in the Owners Direct Agreement.
"Requested Advance Date" As defined in the FFB Note Purchase Agreement.
"Required Consents" As defined in Section 5.7.
"Required Insurance" Insurance coverage for the Project satisfying the requirements of Section 6.3.
"Required Payment Date" As defined in Section 8.1.
"Required Survey" The survey prepared by Lowe Engineers with respect to the Project Site.
"Restricted Data Site" As defined in Section 4.1.2(b).
"Safeguards Event" As defined in Section 6.1(h)(i).
"SAM" The System for Awards Management database, established in accordance with the Federal Acquisition Streamlining Act of 1994.
"Second Unit" The second Unit to achieve Commercial Operation.
"Secretary Subaccount" As defined in Section 8.1.
"Secured Obligations" All amounts owing to FFB or the Secured Parties under the Loan Documents, including (i) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower under the FFB Credit Facility Documents or this Agreement or otherwise to the Secured Parties (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Transaction Documents, including all interest, fees and Periodic Expenses chargeable to the Borrower and payable by the Borrower hereunder or thereunder, (ii) any and all sums advanced by FFB, the Collateral Agent or any other Secured Party in order to preserve the Collateral or preserve the Secured Parties' security interest in the Collateral, including amounts to cure defaults of the Borrower under the IP Agreements prior to the end of the Construction Contract Termination Consultation Period or the occurrence of a No Replacement Event, and, subject to Section 10.20(b) of this Agreement, Completion Costs and (iii) in the event of any proceeding for the collection or enforcement of the obligations after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party or FFB of its rights under the Security

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Documents and the Direct Agreements, together with any Periodic Expenses, including attorney's fees and court costs.
"Secured Parties" DOE and the Collateral Agent.
"Securitization Property" As defined in the Deed to Secure Debt.
"Security Documents" The documents listed in Section 4.1.1(c) of the Agreement and all other contracts and documents entered into prior to, on, or after the Guarantee Issuance Date that provide any Lien, pledge, charge or security interest to the Collateral Agent for the benefit of the Secured Parties (or any of them) to secure the Secured Obligations.
"Senior Management Person" Any officer of the Borrower or the Operator.
"Service Provider" As the context shall require, (a) Westinghouse Electric Company LLC and WECTEC Global Project Services Inc., collectively or (b) either such Person, individually.
"Services Agreement" The Amended and Restated Services Agreement, dated as of July 20, 2017, between the Borrower acting for itself and as Owners' Agent and the Service Provider.
"Service Provider Monthly Reports" As defined in Section 6.1(a)(ii).
"Settlement Proceeds" The $1,681,760,000 received by the Borrower (in its capacity as Owner) from Toshiba Corporation pursuant to the Toshiba Settlement Agreement minus the $190,074,299 of customer refunds the Borrower is obligated to pay pursuant to an order of the Georgia PSC.
"Shaw Guarantee" The Guaranty Agreement, dated as of April 8, 2008, by The Shaw Group, Inc. in favor of the Borrower, acting for itself and as Owners' Agent.
"Software License" The Software License, dated as of April 8, 2008, between the Borrower, acting for itself and as Owners' Agent, and the EPC Contractor.
"Southern Company" The Southern Company, a Delaware corporation, and its successors and assigns.
"Southern Nuclear Direct Agreement" The Consent to Assignment, dated as of February 20, 2014, among the Operator, the Borrower, DOE and the Collateral Agent.
"Southern Nuclear Monthly Report" As defined in Section 6.1(a)(iii).
"SPVJ" MEAG Power SPVJ, LLC, a limited liability company organized and existing under the laws of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 9.3466423% undivided interest in the Project.

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"SPVJ Appropriations Act Certificate" A certificate, executed by an authorized representative of SPVJ, delivered pursuant to Section 4.1.33 of the Amended and Restated Loan Guarantee Agreement, dated as of the date hereof, between SPVJ and DOE.
"SPVM" MEAG Power SPVM, LLC, a limited liability company organized and existing under the laws of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 7.6886571% undivided interest in the Project.
"SPVM Appropriations Act Certificate" A certificate, executed by an authorized representative of SPVM, delivered pursuant to Section 4.1.33 of the Amended and Restated Loan Guarantee Agreement, dated as of the date hereof, between SPVM and DOE.
"SPVP" MEAG Power SPVP, LLC, a limited liability company organized and existing under the laws of the State of Georgia, which, as of the Guarantee Issuance Date, owns a 5.6647006% undivided interest in the Project.
"SPVP Appropriations Act Certificate" A certificate, executed by an authorized representative of SPVP, delivered pursuant to Section 4.1.33 of the Amended and Restated Loan Guarantee Agreement, dated as of the date hereof, between SPVP and DOE.
"Strategic Plan" The strategic plan for each Unit provided annually to the Nuclear Managing Board by the Operator pursuant to Section 4.1 of the Nuclear Managing Board Agreement, including a schedule of scheduled operating cycles and planned outages for refueling, maintenance and other work for the succeeding five (5) years, and including availability and performance goals and strategic objectives, planned mandatory projects, planned improvement projects (non-mandatory), authorized level of staffing, and low level radioactive waste disposal.
"Summary Project Milestone Schedule – Working Plan" The level one schedule of significant development, construction and completion milestones for the completion of the Project prepared by the Operator, based on the Operator’s then-current working plan for the Project, as updated from time to time and delivered pursuant to Section 6.1(a), as updated from time to time in accordance with the requirements of Section 5.20, by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a).
"Summary Project Milestone Schedule – Regulatory Based" The level one schedule of significant development, construction and completion milestones that the Borrower projects would be consistent with completing the Project in accordance with the then-current projected in-service dates in the most recent Construction Monitoring Report (with individual milestone dates representing a straight-line extension of the comparable individual milestone dates in the Summary Project Milestone Schedule – Working Plan or such other adjustments identified by the Borrower), as updated from time to time and delivered pursuant to Section 6.1(a), as updated from time to time in accordance with the requirements of Section 5.20, by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a).
"Taxes" All taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

Exhibit A - Page 34

"Technology" Regardless of form, any invention (whether or not patentable or reduced to practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, software code, including all source code, object code, firmware, development tools and application programming interfaces (APIs), tools, materials, marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.
"Title Company" Chicago Title Insurance Company.
"Title XVII" Title XVII of the Energy Policy Act of 2005, Pub. L. 109-58, as amended by Section 406 of Div A of Title IV of Pub. L. 111-5 and Section 310 of Title III of Pub. L. 111-85, as may be amended from time to time.
"Toshiba Guarantee" The Guaranty Agreement, dated as of April 8, 2008, by Toshiba Corporation in favor of the Borrower, acting for itself and as Owners' Agent.
"Toshiba Settlement Agreement" The Settlement Agreement, dated as of June 9, 2017, by and between the Owners and Toshiba Corporation.
"Transaction Documents" The Project Documents and the Loan Documents.
"Transmission Facilities" Those interconnection facilities, including the step-up substation and the switchyard, that are to be used for the evacuation of power from the Project and (a) that are or will be jointly owned by the Owners and located at the Project Site and (b) the costs of which have been included in Eligible Project Costs.
“Triggering Event Cancellation Notice” As defined in the Owners Direct Agreement.
"Triggering Event IP License" The Facility IP License in the Event of Triggering Event, dated as of July 20, 2017, by and between the Borrower acting for itself and as Owners' Agent and the Service Provider.
"Uncontrollable Cause" An unforeseeable cause beyond the control and without the fault of DOE, including an act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, act of war, act of terrorism, riot, civil commotion, disruption or failure of the DOE communications systems, closure of the U.S. Government, or an unforeseen or unscheduled closure or evacuation of DOE's offices.
"Uniform Commercial Code" or "UCC" The Uniform Commercial Code of the State of Georgia.
"Units" The two additional nuclear generating units to be located at the Alvin W. Vogtle Nuclear Generating Plant as described in the Ownership Agreement and that comprise part of the Project.
"U.S." The United States of America.

Exhibit A - Page 35

"U.S. Government" The federal government of the United States of America.
"Voidable Transfer" As defined in Section 10.22.
"Westinghouse Direct Agreement" The Consent to Assignment, dated as of July 27, 2017, among the Borrower, the Service Provider and the Collateral Agent.
"Westinghouse Fuel Assembly Agreement" The Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of April 3, 2009, between the Operator, acting as agent for Georgia Power Company (acting for itself and as agent for the other Owners), collectively as owner, and Westinghouse Electric Company LLC, as amended by Amendment No. 1 dated as of June 21, 2012.
"Westinghouse Letter Agreement" The letter agreement, dated as of February 20, 2014, between Westinghouse Electric Company LLC and DOE, under which Westinghouse Electric Company LLC would, at DOE's request following the termination of certain Project Document(s) prior to repayment in full of the DOE Guaranteed Loan, enter into replacement agreement(s) therefor.
"Westinghouse License Agreement" The Amended and Restated License Agreement, dated February 9, 2012, between Southern Nuclear Operating Company, Inc., for itself and as agent for Alabama Power Company and Georgia Power Company (acting for itself and as agent for the other Owners), collectively, as licensee, and Westinghouse Electric Company LLC.

Exhibit A - Page 36

Exhibit B
to Loan Guarantee Agreement

RULES OF INTERPRETATION
For all purposes of the Agreement, including Exhibits, Schedules, Annexes and Appendices hereto, unless otherwise indicated or required by the context:

1.	Plurals and Gender. Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

2.	Use of Or. The word "or" is not exclusive.

3.
Change of Law. Each reference to a Governmental Rule or Environmental Law includes any amendment, supplement or modification of such Governmental Rule or Environmental Law, as the case may be, and all regulations, rulings and other Governmental Rules or Environmental Laws promulgated thereunder.

4.	Successor and Assigns. A reference to a Person includes its successors and permitted assigns.

5.	Including. The words "include," "includes" and "including" are not limiting and mean include, includes and including "without limitation" and "without limitation by specification".

6.
Hereof, Herein, Hereunder. The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

7.
Articles, Sections, Exhibits. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.

8.
Attachments, Replacements, Amendments. References to any document, instrument or agreement (a) shall include all exhibits, schedules, annexes, attachments and appendices thereto, and all exhibits, schedules, annexes, attachments or appendices to any document shall be deemed incorporated by reference in such document, (b) shall include all Protocols and Side Letters related thereto, (c) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (d) shall mean such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time and in effect at any given time.

9.
Periods and Time. References to "days," "weeks," "months" and "years" shall mean calendar days, weeks, months and years, respectively. References to a period of "days," "weeks," "months" and "years" shall mean consecutive days, weeks, months and years, respectively, and such period shall be deemed to begin on the day that the event to which the period relates first occurs. For purposes of computation of time periods, the word "from" means "from but not including" and the words "to" and "until" each mean "to and including." References to a time of day shall mean such time in Washington, D.C.

Exhibit B - Page 1

10.
Ambiguities. The Loan Documents are the result of negotiations among, and have been reviewed by each party to the Loan Documents and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Person.

11.	Terms Defined Elsewhere. Terms that are defined in the preamble, the recitals, or the Sections of the Agreement have the meanings ascribed to them therein.

12.
Headings. The table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof.

13.	Accounting Terms. All accounting terms not specifically defined shall be construed in accordance with GAAP.

14.
Forward-Looking Statements. With respect to preparation or update by any Person of budgets, projections or other forward-looking plans and forecasts (including the Construction Budget, the Financial Plan, the Advance Schedule, the Borrower Base Case Projections, the Summary Project Milestone Schedule – Regulatory Approved, the Anticipated Completion Date, reports under the Nuclear Managing Board Agreement, and all estimates with respect to Project Costs), such Person shall be deemed to represent only that such budgets, projections and forward-looking plans and forecasts were prepared in good faith based upon assumptions believed by such Person to be reasonable at the time of their preparation or update; provided that, with respect to the Project Milestone Schedule and the Summary Project Milestone Schedule – Working Plan, such Person shall be deemed to represent only that such projections and forward-looking plans and forecasts were prepared in good faith and accurately reflect such Person's then-current working plan for construction of the Project at the time of their preparation or update.

Exhibit B - Page 2

Exhibit C-1
to Amended and Restated Loan Guarantee Agreement

[FORM OF] BORROWER GUARANTEE ISSUANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.1.14 of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Borrower Certificate is delivered to you pursuant to Section 4.1.14 of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Borrower Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Section 4.1 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof:

1.
the following documents were delivered (or, in the case of the Westinghouse Fuel Assembly Agreement, the Westinghouse License Agreement, the Services Agreement, the Facility Licenses, the Construction Completion Agreement and the Bechtel Guarantee, were made available on the Restricted Data Site in accordance with Section 4.1.2(b) of the Loan Guarantee Agreement and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement) on or before the Guarantee Issuance Date, including certain of the following documents that were delivered (or were made available on the Restricted Data Site in accordance with Section 4.1.2(b) of the Loan Guarantee Agreement and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement) on or before the Original Guarantee Issuance Date, each of which is (x) a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related Protocols and Side Letters) and (y) duly executed and delivered by the Borrower (as applicable) and is in full force and effect:

a.	the title deed or deeds for the Project Site;

Exhibit C-1 - Page 1

b.	the Services Agreement;

c.	the Fuel Disposal Agreements (other than those to be entered into after the Guarantee Issuance Date);

d.	the Nuclear Operating Agreement;

e.	the Facility Licenses;

f.	the Development Agreement;

g.	the Nuclear Managing Board Agreement;

h.	the Ownership Agreement;

i.	the Declaration of Covenants;

j.	the Cost Allocation Procedures;

k.	the Operating Agreement;

l.	the Letter Agreement for Construction Services;

m.	the Westinghouse Fuel Assembly Agreement;

n.	the Westinghouse License Agreement;

o.	the Construction Completion Agreement

p.	the Bechtel Guarantee;

q.	the Owners’ Continuation Agreement and Amendment;

r.	the Funding Agreement; and

s.	the Global Amendment;

2.
neither the Borrower nor, to the Borrower’s Knowledge, any other party to any of the documents listed above is, or but for the passage of time or giving notice or both will be, in breach of any obligation thereunder except for (1) any such breach identified on Schedule 4.1.2 of the Agreement or (2) any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project;

3.
attached hereto as Appendix A is a detailed description[, with [insert description of other supporting documents reasonably requested by DOE,] of expenditures for Project Costs incurred and paid by the Borrower or any Affiliate of the Borrower prior to the Guarantee Issuance Date for which the Borrower seeks credit to be applied toward Base Funding, and the amounts of such Project Costs have been applied in accordance with the Construction Budget;

Exhibit C-1 - Page 2

4.
attached hereto as Appendix B-1 are true, correct and complete copies of the Borrower’s Organizational Documents, attached hereto as Appendix B-2 is a true, correct and complete copy of the Borrower’s good standing certificate, and attached hereto as Appendix B-3 is a true, correct and complete copy of the Borrower’s incumbency certificate;

5.
attached hereto as Appendix C is a true, correct and complete copy of the Borrower’s resolutions duly adopted by the Borrower’s Board of Directors to authorize (a) the Borrower’s participation in the Project, (b) the financing therefor and the granting of Liens pursuant to the Security Documents and (c) the execution, delivery and performance by the Borrower of the Transaction Documents (including any Direct Agreements) to which the Borrower is party;

6.
the Borrower Base Case Projections, the Summary Project Milestone Schedule – Regulatory Based, the Construction Budget for each Unit, the Advance Schedule and the projection for construction-related jobs and permanent jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan delivered under the Borrower’s Pre-Closing Certificate dated as of March 22, 2019, were prepared in good faith based on assumptions that the Borrower believes are reasonable, in each case as of the date of preparation and as of the date hereof;

7.
the Summary Project Milestone Schedule – Working Plan delivered and the Project Milestone Schedule made available on the Restricted Data Site (and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement) under the Borrower’s Pre-Closing Certificate dated as of March 22, 2019, were prepared by the Operator in good faith and accurately reflect the Operator's then-current working plan for construction of the Project, in each case as of the date of preparation and as of the date hereof;

8.
all necessary consents and waivers under any current Indebtedness or Other Obligations of the Borrower have been duly obtained and is not subject to any conditions, except as disclosed to DOE on Schedule 5.7 to the Loan Guarantee Agreement;

9.
attached hereto (or delivered to DOE on the Original Guarantee Issuance Date) are true, correct and complete copies of the following documents each of which has been duly obtained and are not subject to any waiting period or appeal (except for the waiting periods and appeals that are disclosed to DOE on Schedule 5.7 to the Loan Guarantee Agreement: (a) each COL (with the amendments thereto occurring subsequent to the Original Guarantee Issuance Date being attached hereto as Appendix D-1), (b) Georgia PSC approvals of the issuance of indebtedness under the Loan Documents (with the approval of the Georgia PSC associated with the Additional DOE Guaranteed Loan being attached hereto as Appendix D-2) and (c) [insert description of any other Required Consents listed on Schedule 5.7 to the Loan Guarantee Agreement and requested by DOE (except those identified on Schedule 5.7 to the Loan Guarantee Agreement as to be obtained at a later stage in the development of the Project)], attached hereto as Appendix D-3;

Exhibit C-1 - Page 3

10.
attached hereto (or delivered to DOE on the Original Guarantee Issuance Date) are true, correct and complete copies of the following documents: (a) the final amended certification order and all orders on remand entered by the Georgia PSC in Docket No. 27800-U (collectively, the “Certificate”) through the Guarantee Issuance Date, which orders relate to the Borrower’s right to recover certain Project Costs through regulated rates in accordance with and subject to the requirements of applicable Georgia law (Official Code of Georgia Annotated, 46-3A-1 through 46-3A-11), (b) each order entered by the Georgia PSC on the semi-annual construction monitoring reports filed by the Borrower pursuant to the Certificate (such orders collectively, the “Construction Monitoring Orders”; such reports collectively, the “Construction Monitoring Reports”) through the Guarantee Issuance Date, which orders relate to the Georgia PSC’s verification and approval of expenditures for Project Costs, and which orders issued subsequent to the Original Guarantee Issuance Date are attached hereto as Appendix E-1, and (c) each order in Georgia PSC Dockets 31958, 32539 and 36989 through the Guarantee Issuance Date (the “NCCR Tariff Orders”), which orders relate to the Borrower’s ability to recover financing costs related to certified construction costs associated with the Borrower’s Undivided Interest, and which orders issued subsequent to the Original Guarantee Issuance Date are attached hereto as Appendix E-2;

11.
the Georgia PSC has, subject to Official Code of Georgia Annotated Section 46-3A-7, verified and approved all expenditures incurred for Project Costs identified in all Construction Monitoring Reports for all periods through June 30, 2018, except as set forth on Schedule 4.1.4(d)(i) to the Loan Guarantee Agreement, and the Borrower’s inability to recover all of the expenditures set forth on Schedule 4.1.4(d)(i) through regulated rates could not reasonably be expected to have a material adverse effect on the ability of the Borrower to repay Advances when due or the ability of the Project to be completed;

12.
the NCCR Tariff Orders authorize the Borrower to recover financing costs related to certified construction costs associated with the Borrower’s Undivided Interest through the Nuclear Construction Cost Recovery Schedule tariff (the “NCCR Tariff”) as filed or, if modified, without any material adverse effect on the Borrower’s ability to recover financing costs related to certified construction costs associated with the Borrower’s Undivided Interest through the NCCR Tariff;

13.
except for the Certificate, the Order Approving Stipulation dated January 3, 2017, the Order Approving Stipulation dated February 26, 2019, the Construction Monitoring Orders and the NCCR Tariff Orders, there are no other orders relating to the Borrower’s right to recover Project Costs or financing costs associated with the Borrower’s Undivided Interest;

14.
except as set forth on Schedule 4.1.4(d)(iv) to the Loan Guarantee Agreement, no appeals of the Certificate, the Order Approving Stipulation dated January 3, 2017, the Order Approving Stipulation dated February 26, 2019, the Construction Monitoring Orders or the NCCR Tariff Orders are pending and, except as set forth on Schedule 4.1.4(d)(iv) to the Loan Guarantee Agreement, all rights to appeal the Certificate, the Order Approving

Exhibit C-1 - Page 4

Stipulation dated January 3, 2017, the Construction Monitoring Orders or the NCCR Tariff Orders have expired;

15.	all Required Insurance is in place, and in full force and effect without default and all premiums due thereon [have been paid in full] [are to be paid by other arrangements satisfactory to DOE];

16.	attached hereto as Appendix F are true, correct and complete copies of the certificates or policies with respect to all Required Insurance designating the Secured Parties as additional insureds;

17.	attached hereto as Appendix G is a true, correct and complete copy of the Completion Assessment;

18.
all material environmental requirements applicable to the Project (including required mitigations and the receipt of any required environmental consultations and permits) pursuant to applicable Environmental Laws and Governmental Approvals have been satisfied as of the Guarantee Issuance Date (to the extent such material environmental requirements are required to be satisfied as of the Guarantee Issuance Date) [and attached hereto as Appendix H is a true, correct and complete copy of such other evidence as DOE may request];

19.
the Borrower and, to the DBA Knowledge of the Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter;

20.	Appendix I identifies and describes all immaterial non-compliance with the Davis-Bacon Requirements of which the Borrower has DBA Knowledge;

21.
the Borrower has commenced the cure of the immaterial non-compliance identified in Appendix I and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Guarantee Issuance Date;

22.	attached hereto as Appendix J is a true, correct and complete copy of the Davis-Bacon and Related Acts Compliance Program;

23.	attached hereto as Appendix K are the forms of “Builder’s Risk” policy, “Cargo” policy and “OCIP” policies referred to in Schedule 6.3 (Required Insurances) to the Loan Guarantee Agreement;

24.	the Borrower is in compliance with all of its obligations under the CPA Agreement;

25.
there have been no material changes to the implementation plans for the Project related to providing sufficient supply and disposal of nuclear fuel required to operate the Project in accordance with the COLs, all applicable Governmental Rules and the terms of the Fuel Supply Agreements (other than those to be entered into after the Guarantee Issuance Date) since the Original Guarantee Issuance Date;

Exhibit C-1 - Page 5

26.
no PAE has occurred for which at least 90% of the Ownership Interests in the Project have not been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project;

27.
[to the Borrower’s Knowledge, the Operator is not in breach of its obligations under the Letter Agreement for Construction Services, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the Operator’s breach of its obligations under the Letter Agreement for Construction Services. The measures being taken are as follows: set forth sufficient relevant detail];

28.
[to the Borrower’s Knowledge, the CCA Contractor is not in breach of its obligations under the Construction Completion Agreement, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the CCA Contractor’s breach of its obligations under the Construction Completion Agreement. The measures being taken are as follows: set forth sufficient relevant detail];

29.
[to the Borrower’s Knowledge, the Service Provider is not in breach of its obligations under the Services Agreement, the Westinghouse Direct Agreement, the IP License and the Triggering Event IP License, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the Service Provider’s breach of its obligations under the Services Agreement, [the Westinghouse Direct Agreement,] the IP License Agreement and the Triggering Event IP License. The measures being taken are as follows: set forth sufficient relevant detail];

30.
[the Borrower has exercised its rights [to take over and complete the Service Provider’s scope of work and the IP License for the Project (“Borrower Take-Over”)] and (a) the Borrower Take-Over is legally effective and (b) the Borrower, either directly or through contract, is performing and completing the Service Provider’s scope of work and the IP License for the Project consistent in all material respects with (i) the most recently proposed updated Construction Budget, Summary Project Milestone Schedule – Regulatory Based, and Advance Schedule (provided that such proposed updated Advance Schedule shall not accelerate the estimated date of disbursement of any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.5(e)), (ii) the Services Agreement, the IP License and the Triggering Event IP License, and (iii) the Construction Completion Agreement, in each case, except for any such non-compliance

Exhibit C-1 - Page 6

that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project.]1

31.	[such other certifications as may be required to be made to the Secured Parties by the Borrower as of the Guarantee Issuance Date under the FFB Credit Facility Documents].
This Borrower Certificate is a Loan Document.
(Signature page follows)

______________________________
1This certification to be given in lieu of certification 29 if a Borrower Take-Over has occurred.

Exhibit C-1 - Page 7

IN WITNESS WHEREOF, the undersigned has duly executed this Borrower Certificate on behalf of the Borrower as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation, as Borrower

By:
Name:
Title:

[Signature Page to Borrower Guarantee Issuance Date Certificate]
Exhibit C-1 - Page 8

Exhibit C-2
to Amended and Restated Loan Guarantee Agreement

[FORM OF] BORROWER ADVANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.2.6 of the Amended and Restated Loan Guarantee Agreement)

Advance Notice Date:     _______________, 20__
Requested Advance Date:    _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Borrower Certificate is delivered to you pursuant to Section 4.2.6 of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Borrower Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
The Borrower HEREBY CERTIFIES for the benefit of DOE, that as of both the Advance Notice Date and the Advance Date specified above:

1.
[attached hereto as Appendix A is a proposed updated Advance Schedule, reflecting any changes to the estimated timing and amounts of proposed Advances and Base Funding to be provided][no changes to the current Advance Schedule are required];

2.
[the Advance Schedule is consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Summary Project Milestone Schedule – Regulatory Based and does not accelerate the estimated date of disbursement of (1) any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.5(e) of the Original Loan Guarantee Agreement or (2) any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.5(e) of the Loan Guarantee Agreement];

3.
the proceeds of the requested Advance will be needed for Eligible Project Costs that have been incurred by the Requested Advance Date and attached hereto as Appendix B is a description in reasonable detail of such Eligible Project Costs;

Exhibit C-2 - Page 1

4.
[the invoices relating to Project Costs incurred through September 30, 2018, that were made available in the Borrower’s offices for review by the Lender’s Engineer were true, correct and complete copies of such invoices;][2]

5.
[attached hereto as Appendix C][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement][3] are true, correct and complete copies of each invoice [(other than the invoices provided in clause 4 above)][4] of the Service Provider that is the subject of the requested Advance (whether via direct payment to the Service Provider or via reimbursement to the Borrower);

6.
[attached hereto as Appendix D][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement][5] are true, correct and complete copies of the lien waivers and releases with respect to all work reflected in each invoice of the Service Provider that is the subject of the requested Advance;[4]

7.
[attached hereto as Appendix E][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement][6] are true, correct and complete copies of each invoice [(other than the invoices provided in clause 4 above)][7] of the CCA Contractor that is the subject of the requested Advance (via reimbursement to the Borrower);

8.
[attached hereto as Appendix F][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement][8] are true, correct and complete copies of the lien waivers and releases with respect to all work reflected in each invoice of the CCA Contractor that is the subject of the requested Advance;

__________________________
2To be included only with respect to the initial Advance after the Guarantee Issuance Date.
3Borrower to choose between optional language depending on whether the invoices contain confidential trade secret or proprietary information of the Service Provider.
4To be included only with respect to the initial Advance after the Guarantee Issuance Date.
5Borrower to choose between optional language depending on whether the lien waivers and releases contain confidential trade secret or proprietary information of the Service Provider.
6Borrower to choose between optional language depending on whether the invoices contain confidential trade secret or proprietary information of the CCA Contractor.
7To be included only with respect to the initial Advance after the Guarantee Issuance Date.
8Borrower to choose between optional language depending on whether the lien waivers and releases contain confidential trade secret or proprietary information of the CCA Contractor.

Exhibit C-2 - Page 2

9.	attached hereto as Appendix G is a true, correct and complete copy of a spreadsheet in the form attached as Exhibit M of the Loan Guarantee Agreement;

10.
[attached hereto as Appendix H][provided via the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement][9] is, with respect to each quarterly period subsequent to September 30, 2018, for which Project Costs are the subject of the requested Advance, (i) 15 invoices for Project Costs (other than invoices of the Service Provider or the CCA Contractor) that is in an amount in excess of $500,000, and (ii) a true and correct sample of (A) five legal invoices with respect to Project Costs and (B) 30 other invoices for Project Costs; [and additional invoices of the type described in this paragraph 10 that are not included in such sample][10];

11.
[attached hereto as Appendix I, is a true, correct and complete copy of the Service Provider’s affidavit with respect to the invoice for the final payment by the Owners under the Services Agreement;][11]

12.
[attached hereto as Appendix J, is a true, correct and complete copy of the CCA Contractor’s affidavit with respect to the invoice for the final payment by the Owners under the Construction Completion Agreement;][12]

13.
all DOE Guaranteed Loan Fees and Periodic Expenses (other than Periodic Expenses subject to a fee agreement with the Borrower) in each case incurred and invoiced prior to the date hereof [have been paid in full][are Eligible Project Costs and are to be paid with the proceeds of the requested Advance][are to be paid by other arrangements satisfactory to DOE, consisting of [describe other arrangements]], and with respect to any Periodic Expenses subject to a fee agreement with the Borrower, the Borrower is not in default of its payment obligations under such fee agreement;

14.	attached hereto as Appendix K-1 is a true, correct and complete copy of an updated schedule reflecting the status of all Required Consents;

15.	[attached hereto as Appendix K-2 is a true, correct and complete copy of any Required Consents set forth on Appendix K-1 that have been requested by DOE;]

16.	on both the Advance Notice Date and the Advance Date, the representations and warranties in the Loan Documents (other than those in Sections 5.8, 5.11(a), 5.14(b), (e)
_________________
9Borrower to choose between optional language depending on whether the invoices contain confidential trade secret or proprietary information of the Service Provider or the CCA Contractor.
10To be included if requested by DOE or the Lender’s Engineer.
11To be included in the case of the invoice for the final payment from the Owners under the Services Agreement.
12To be included in the case of the invoice for the final payment from the Owners under the Construction Completion Agreement

Exhibit C-2 - Page 3

and (i), 5.18(a), (c) and (d), 5.24(g) and 5.27 of the Loan Guarantee Agreement, which are made only as of the Guarantee Issuance Date, and those that speak only as to an earlier date, which were true and correct as of such earlier date) are true and correct in all material respects, and no Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event has occurred and is continuing;

17.	all conditions to the requested Advance have been satisfied;

18.
the Borrower and, to the DBA Knowledge of Borrower, all DBA Contract Parties are in material compliance with all Davis-Bacon Requirements, except to the extent that the Davis-Bacon Requirements have been waived by the Department of Labor, including pursuant to the DOL Letter;

19.
Appendix L identifies and describes the immaterial non-compliance with all Davis-Bacon Requirements of which the Borrower has DBA Knowledge, and the Borrower has commenced the cure of such immaterial non-compliance and reasonably believes that such immaterial non-compliance will be cured prior to any Advances subsequent to the Advance for which the Borrower Certificate is being delivered;

20.	all immaterial non-compliance identified on all prior Borrower Certificates in respect of compliance with Davis-Bacon Requirements has been cured;

21.
[[there have been no updates to the Davis-Bacon and Related Acts Compliance Program][attached hereto as Appendix M is a true, correct and complete copy of all updates to the Davis-Bacon and Related Acts Compliance Program];]

22.	the requested Advance conforms to the Advance Schedule;

23.	as of the Advance Notice Date and the Advance Date, GPC is in compliance with all of its obligations under the CPA Agreement;

24.
the amount of Base Funding and Overrun Funding provided by the Borrower prior to or concurrently with the requested Advance has been, or, prior to or concurrently with the requested Advance will be, applied to pay (A) at least 30% of the sum of the Eligible Base Project Costs being financed or reimbursed using the proceeds of the requested Advance plus all other Eligible Project Costs incurred to date, (B) 100% of all Ineligible Base Project Costs previously incurred or then required to be paid, and (C) 100% of all Overrun Project Costs previously incurred or then required to be paid;

25.
[the aggregate principal amount of all Advances outstanding (taking into account the proposed Advance and all previous Advances under the Original FFB Credit Facility Documents and the Additional FFB Credit Facility Documents) does not exceed 70% of (A) the total of Eligible Project Costs the Borrower has incurred minus (B) the Settlement Proceeds;][13]

_________________
13To be included for each Advance under the Additional FFB Credit Facility Documents.

Exhibit C-2 - Page 4

26.
[[the Borrower [has drawn][will draw, concurrently with this Advance,] all remaining FFB Facility Commitments under the Original FFB Credit Facility] [the Availability Period under the Original FFB Promissory Note has expired];][14]

27.
as of the Advance Notice Date and the Advance Date [no PAE has occurred since the Guarantee Issuance Date] [a PAE has occurred and (i) at least 90% of the Ownership Interests in the Project have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project, (ii) no Deferral Period has occurred and is continuing, and (iii) the Borrower has provided DOE with the information required by clause (A) of the first sentence of Section 6.13 of the Loan Guarantee Agreement in connection with such PAE];

28.
[to the Borrower’s Knowledge, the Operator is not in breach of its obligations under the Letter Agreement for Construction Services, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the Operator’s breach of its obligations under the Letter Agreement for Construction Services. The measures being taken are as follows: set forth sufficient relevant detail];

29.
[to the Borrower’s Knowledge, the CCA Contractor is not in breach of its obligations under the Construction Completion Agreement, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the CCA Contractor’s breach of its obligations under the Construction Completion Agreement. The measures being taken are as follows: set forth sufficient relevant detail];

30.
[to the Borrower’s Knowledge, the Service Provider is not in breach of its obligations under the Services Agreement, the Westinghouse Direct Agreement, the IP License and the Triggering Event IP License, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project] or [the Borrower [is taking measures][has taken measures] to mitigate against any material adverse consequences resulting (or that could reasonably result) from the Service Provider’s breach of its obligations under the Services Agreement, [the Westinghouse Direct Agreement,] the IP License Agreement and the Triggering Event IP License. The measures being taken are as follows: set forth sufficient relevant detail]; and

31.
[the Borrower has exercised its rights [to take over and complete the Service Provider’s scope of work and the IP License for the Project (“Borrower Take-Over”)] and (a) the Borrower Take-Over is legally effective and (b) the Borrower, either directly or through contract, is performing and completing the Service Provider’s scope of work and the IP

___________________
14To be included only in the initial Advance under the Additional FFB Credit Facility Documents.

Exhibit C-2 - Page 5

License for the Project consistent in all material respects with (i) the most recently proposed updated Construction Budget, Summary Project Milestone Schedule – Regulatory Based and Advance Schedule (provided that such proposed updated Advance Schedule shall not accelerate the estimated date of disbursement of any Advance amounts reflected in the initial Advance Schedule delivered pursuant to Section 4.1.5(e)), (ii) the Services Agreement, the IP License and the Triggering Event IP License, and (iii) the Construction Completion Agreement, in each case, except for any such non-compliance that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project.]15

This Borrower Certificate is a Loan Document.
(The remainder of this page is intentionally blank.)

______________
15This certification to be given in lieu of certification 30 if a Borrower Take-Over has occurred.

Exhibit C-2 - Page 6

IN WITNESS WHEREOF, the undersigned has duly executed this Borrower Certificate on behalf of the Borrower as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation, as Borrower

By:
Name:
Title:

[Signature Page to Borrower Advance Date Certificate]

Exhibit C-3
to Amended and Restated Loan Guarantee Agreement

FORM OF BORROWER FINANCIAL OFFICER CERTIFICATE

(Delivered pursuant to Section 4.1.6(a) of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Borrower Financial Officer Certificate is delivered to you pursuant to Section 4.1.6(a) of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Borrower Financial Officer Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Sections 4.1.6(a) and 6.1(e) of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor, that as of the date hereof:

1.	attached hereto as Appendix A are true, correct and complete copies of the Borrower’s most recent audited [and unaudited] Financial Statements;

2.
the attached Financial Statements were prepared in accordance with GAAP on a consistent basis and fairly present in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented; and

3.
[no Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event exists][description of the nature and period of existence of any Event of Default, Potential Default, Mandatory Prepayment Event and Potential Mandatory Prepayment Event and the corrective action Borrower has taken or proposes to take with respect thereto].

This Borrower Certificate is a Loan Document.

Exhibit C-3 - Page 1

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Borrower as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation, as Borrower

By:
Name:
Title:

[Signature Page to Borrower Financial Officer Certificate]
Exhibit C-3 - Page 2

Exhibit C-4
to Amended and Restated Loan Guarantee Agreement

FORM OF BORROWER PRE-CLOSING CERTIFICATE

(Delivered pursuant to Section 4.1.3 and Section 4.1.5 of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__ [at least 30 days before the Guarantee Issuance Date (or such shorter period as may be satisfactory to DOE)]
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Borrower Pre-Closing Certificate is delivered to you pursuant to Section 4.1.3 of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Borrower Pre-Closing Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date and those matters set forth under Section 4.1.3 and Section 4.1.5 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor, that as of the date hereof:

1.
attached hereto as Appendix A is a true, correct and complete copy of the Borrower’s Pre-Closing Project Costs Report describing expenditures for Project Costs incurred and paid by the Borrower or any Affiliate of the Borrower prior to the Guarantee Issuance Date and specifying those expenditures for which the Borrower seeks credit to be applied toward Base Funding;

2.
attached hereto are true, correct and complete copies the following documents, each of which was prepared in good faith based upon assumptions believed by the Borrower to be reasonable, in each case as of the date of preparation and as of the Guarantee Issuance Date: (a) the Borrower Base Case Projections, including a summary of the underlying assumptions and explanations thereto, attached hereto as Appendix B; (b) the Construction Budget for each Unit, attached hereto as Appendix C; (d) the Advance Schedule, attached hereto as Appendix D; (e) the projections for construction-related jobs and permanent jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the DOE Guaranteed Loan, attached hereto as Appendix E; and (f) the Summary Project Milestone Schedule – Regulatory Based, attached hereto as Appendix F;

Exhibit C-4 - Page 1

3.
attached hereto as Appendix G is a true, correct and complete copy of the Summary Project Milestone Schedule – Working Plan, which was prepared by the Operator in good faith and accurately reflects the Operator's then-current working plan for construction of the Project as of the date of preparation and as of the Guarantee Issuance Date;

4.
a true, correct and complete copy of the Project Milestone Schedule, which was prepared by the Operator in good faith and accurately reflects the Operator's then-current working plan for construction of the Project as of the date of preparation and as of the Guarantee Issuance Date has been made available to the Guarantor via the Restricted Data Site and has been and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(p)(ii) of the Loan Guarantee Agreement; and

5.	the Project Costs described in the Pre-Closing Project Costs Report have been applied in accordance with the Construction Budget attached hereto.
This Borrower Certificate is a Loan Document.
(Signature page follows)

Exhibit C-4 - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Borrower as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation, as Borrower

By:
Name:
Title:

[Signature Page to Borrower Pre-Closing Certificate]
Exhibit C-4 - Page 3

Exhibit C-5
to Amended and Restated Loan Guarantee Agreement

FORM OF COMPLIANCE PROGRAM CERTIFICATE

(Delivered pursuant to Section 4.1.35 and Section 6.1(q) of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Certificate is delivered to you pursuant to the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.16
All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement. All references to the "Operator" in this Certificate refer to Southern Nuclear Operating Company, Inc., a Delaware corporation.
In connection with the satisfaction of the conditions precedent as of the Guarantee Issuance Date requiring the certification of the Borrower and the Operator, each of the Borrower and the Operator HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor, that as of the date hereof:

1.
the Borrower and the Operator have instituted a compliance program (a general overview of which is attached to this Compliance Program Certificate as Annex A) involving officers and other employees of the Borrower and the Operator with respect to the obligations of the Borrower, including obligations requiring input from the Operator, under the Loan Guarantee Agreement, including the periodic reporting obligations of the Borrower under the Loan Guarantee Agreement (the “Compliance Program”);

2.
the Borrower and the Operator have conducted an annual training program for officers and employees of the Borrower and the Operator involved in the Compliance Program, which training program addresses the obligations of the Borrower, including obligations requiring input from the Operator, under the Loan Guarantee Agreement, including the

________________
16This certificate would be delivered semi-annually pursuant to Section 6.1(q) and as may otherwise be reasonably requested by DOE. This certificate also would be delivered at the closing of Georgia Power’s Amended and Restated Loan Guarantee Agreement. This certificate would not be delivered in connection with each Advance.

Exhibit C-5 - Page 1

periodic reporting obligations of the Borrower and the Operator under the Loan Guarantee Agreement (the “Compliance Training Program”);

3.
the Compliance Training Program includes material communicating the importance of reporting to the DOE material information regarding the Borrower, the Operator and the Project in accordance with the requirements of the Loan Guarantee Agreement; and

4.
To the Knowledge of the undersigned, as of the date of this Compliance Program Certificate, the implementation of the Compliance Training Program, including, without limitation, the “Annual Training Program” described on Annex A, is substantially in accordance with the Compliance Program.

This Certificate is a Loan Document.

Exhibit C-5 - Page 2

IN WITNESS WHEREOF, the undersigned Borrower and Operator have duly executed this Certificate as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation,as Guarantor as Borrower

By:
Name:	W. Paul Bowers
Title:	President and Chief Executive Officer

SOUTHERN NUCLEAR OPERATING COMPANY, INC. as Operator

By:
Name:	Stephen E. Kuczynski
Title:	President and Chief Executive Officer

[Signature Page to Compliance Program Certificate]
Exhibit C-5 - Page 3

ANNEX A
OVERVIEW OF COMPLIANCE PROCESS

Exhibit C-5 - Page 4

Exhibit D-1
to Amended and Restated Loan Guarantee Agreement

[FORM OF] LENDER’S ENGINEER
GUARANTEE ISSUANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.1.14(b) of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
MPR Associates, Inc. (as “Lender’s Engineer”) hereby delivers to you this Lender’s Engineer Guarantee Issuance Date Certificate (the “Certificate”) pursuant to Section 4.1.14(b) of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and among (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
We have read the provisions of the Loan Guarantee Agreement which identify the responsibilities of the Lender’s Engineer related to providing this Certificate as required by Section 4.1.14(b) of the Loan Guarantee Agreement.
We have reviewed the supporting material and data made available to us by the Borrower, including a copy of the Borrower Certificate dated March 22, 2019 (the “Borrower’s Pre-Closing Certificate”) and the Borrower Certificate dated March 22, 2019 (the “Borrower’s Guarantee Issuance Date Certificate”). The Lender’s Engineer’s review is based on the understanding and assumption that we have been provided true, complete and accurate information, which is satisfactory in form and scope to us, from other parties. Unless otherwise expressly noted, the certifications herein, where applicable, are consistent with our review documented in our Lender’s Engineer’s Report, including: the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated November 6, 2009; the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 4, dated April 2013; Supplement to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 4, dated April 8, 2015; Supplement 2 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 1, dated February 23, 2016; Supplement 3 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 0, dated August 24, 2017; and Supplement 4 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 1, dated December 21, 2018.

Exhibit D-1 - Page 1

Based on our review described above of the aforementioned information, and of data provided to us by others which we have not independently verified, the Lender’s Engineer HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof and as of the Guarantee Issuance Date:

1.
the Construction Budget attached as Appendix C to the Borrower’s Pre-Closing Certificate is reasonable and appropriate and consistent with the Advance Schedule and Financial Plan for the Borrower’s Undivided Interest;

2.
the amounts reflected in the Pre-Closing Project Costs Report submitted to the Lender’s Engineer and attached as Appendix A to the Borrower’s Pre-Closing Certificate, have been applied in accordance with the Construction Budget;

3.
the Advance Schedule attached as Appendix [D] to the Borrower’s Pre-Closing Certificate showing the timing and amount of proposed Advances and Base Funding for the Borrower’s Undivided Interest (showing the total number of Advances in each calendar quarter) is consistent with the Financial Plan and supports completion of the Project in accordance with the Summary Project Milestone Schedule – Regulatory Based; and

4.	the Summary Project Milestone Schedule – Regulatory Based attached as Appendix [F] to the Borrower’s Pre-Closing Certificate is achievable for the Project.
(Signature page follows)

Exhibit D-1 - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

MPR ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Lender’s Engineer Guarantee Issuance Date Certificate]
Exhibit D-1 - Page 3

Exhibit D-2
to Amended and Restated Loan Guarantee Agreement

[FORM OF] LENDER’S ENGINEER ADVANCE DATE CERTIFICATE
(For each Advance)

(Delivered pursuant to Section 4.2.6(b) of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__ [no later than fifteen (15) Business Days prior to the relevant Advance Date]
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
MPR Associates, Inc. (as “Lender’s Engineer”) hereby delivers to you this Lender’s Engineer Certificate (the “Certificate”) pursuant to Section 4.2.6(b) of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and among (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
We have read the provisions of the Loan Guarantee Agreement which identify the responsibilities of the Lender’s Engineer related to providing this Certificate as required by Section 4.2.6(b) of the Loan Guarantee Agreement.
We have reviewed the supporting material and data made available to us by the Borrower, including the Borrower Certificate dated [●] (the “Borrower’s Advance Date Certificate”). The Lender’s Engineer’s review is based on the understanding and assumption that we have been provided true, complete and accurate information, which is satisfactory in form and scope to us, from other parties. Unless otherwise expressly noted, the certifications herein, where applicable, are consistent with our review documented in our Lender’s Engineer’s Report, including: the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, dated November 6, 2009; the United States Department of Energy Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 4, dated April 2013; Supplement to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 4, dated April 8, 2015; Supplement 2 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 1, dated February 23, 2016; Supplement 3 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 0, dated August 24, 2017; and Supplement 4 to DOE Loan Guarantee Independent Engineer Report for Vogtle Units 3 & 4, Rev. 1, dated December 21, 2018.

Exhibit D-2 - Page 1

Based on our review described above of the aforementioned information, and of data provided to us by others which we have not independently verified, the Lender’s Engineer HEREBY CERTIFIES for the benefit of DOE that, as of the date hereof, the Lender’s Engineer has reviewed the description of Eligible Project Costs attached as Appendix B to the Borrower’s Advance Date Certificate that have been incurred by the Requested Advance Date, and the proceeds of the requested Advance will be needed for such Eligible Project Costs.
(Signature page follows)

Exhibit D-2 - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

MPR ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Lender’s Engineer Advance Date Certificate]
Exhibit D-2 - Page 3

Exhibit E
to Amended and Restated Loan Guarantee Agreement

[FORM OF] INSURANCE ADVISOR GUARANTEE ISSUANCE DATE CERTIFICATE

(Delivered pursuant to Section 4.1.14(c) of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:

This Insurance Advisor Certificate (the “Certificate”) is delivered to you pursuant to Section 4.1.14(c) of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
This Certificate does not affirmatively or negatively amend, extend, or alter the coverage afforded by the insurance policies.
Pursuant to Section 4.1.10 of the Loan Guarantee Agreement, the Insurance Advisor HEREBY CERTIFIES for the benefit of DOE, that as of the date hereof (a) all Required Insurance as set forth in Schedule 6.3 (Required Insurances) to the Loan Guarantee Agreement (“Schedule 6.3”)) is in place, and in full force and effect without default and all premiums due thereon [have been paid in full] [are to be paid by other arrangements satisfactory to DOE] and (b) attached hereto as Schedule 1 are true, correct and complete copies of the insurance certificates or policies with respect to such Required Insurance, designating the Secured Parties as additional insureds to the extent required by Schedule 6.3.

We have reviewed the Borrower Certificate dated the date hereof (the “Borrower Guarantee Issuance Date Certificate”).
The forms of “Builder’s Risk” policy, “Cargo” policy and “OCIP” policies (as those terms are defined in Schedule 6.3) attached to the Borrower Guarantee Issuance Date Certificate are appropriate forms for purposes of Section I.a.1, I.a.2, and I.a.4 of Schedule 6.3.

(Signature page follows)

Exhibit E - Page 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[ ]

By:
Name:
Title:

[Signature Page to Insurance Advisor Guarantee Issuance Date Certificate]
Exhibit E - Page 2

Exhibit F
to Amended and Restated Loan Guarantee Agreement

[FORM OF] ADVANCE NOTICE
(For Each Advance Date)

(Delivered pursuant to Section 4.2.10 of the Amended and Restated Loan Guarantee Agreement)

Date of this Notice: ___________, 20__
Requested Advance Date: ___________, 20__

To:
U.S. Department of Energy
Loan Programs Office, Loan Programs Office
1000 Independence Avenue, S.W.
Washington, D.C. 20585
Attention: Director, Portfolio Management
E-mail: lpo.portfolio@hq.doe.gov
Telephone: (202) 287-6738
Facsimile: (202) 287-5816
And a copy (which copy shall not constitute notice) to:

Norton Rose Fulbright US LLP
Attention: Peter Fitzgerald
E-mail:
peter.fitzgerald@nortonrosefulbright.com
Telephone: (202) 974-5712
Facsimile: (202) 974-6912

With a copy to the same address (which copy shall not constitute notice):

Attention: Chief Counsel, Legal Division
E-mail: lpolegalnotices@hq.doe.gov
Telephone: (202) 586-4852

And a copy (which copy shall not constitute notice) to:

MPR Associates Inc., as Lender’s Engineer
320 King Street
Alexandria, VA 22314-3230
Attn: Thomas Lubnow
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:

This Advance Notice is delivered to you pursuant to the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and among (i) Georgia Power Company, a Georgia corporation, as Borrower, and (ii) the U.S. Department of Energy, as Guarantor.
All capitalized terms used in this Advance Notice not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
In connection with the satisfaction of the conditions precedent as of the Requested Advance Date listed above and those matters set forth under Section 4.2 of the Loan Guarantee Agreement requiring the Borrower’s certification, the Borrower hereby notifies you that, as of the date hereof:

Exhibit F - Page 1

1.
This Advance Notice constitutes a request for an Advance of US$_______________ under the Loan Guarantee Agreement and the [Original FFB Credit Facility Documents][Additional FFB Credit Facility Documents], such amount being in accordance with the minimum amount and increments required by the [Original FFB Credit Facility Documents][Additional FFB Credit Facility Documents];

2.	The Requested Advance Date for the Advance is the date noted as such on the first page of this Advance Notice;
3.Schedule 1 attached hereto sets forth with respect to the requested Advance:

(b)	the aggregate amount of the Eligible Base Project Costs that have been paid by the Borrower prior to the Requested Advance Date;

(c)	only with respect to Advances under the Additional FFB Credit Facility Documents, the amounts expressed in paragraph (a) above less the Settlement Proceeds;

(d)	the aggregate amount of the Project Costs (Eligible Project Costs and Ineligible Project Costs) that have been paid by the Borrower prior to the Requested Advance Date;

(e)	the aggregate amount of Advances made prior to the Requested Advance Date;

(f)
only with respect to Advances under the Additional FFB Credit Facility Documents, the aggregate amount of Advances made prior to the Requested Advance Date under the Additional FFB Credit Facility Documents;

(g)	the maximum amount of the Advance that the Borrower may request;

(h)	the amount of the requested Advance; and

(i)	the payees to which the proceeds of the requested Advance is to be paid;

4.
Schedule 2 attached hereto includes the FFB Advance Request with respect to the requested Advance, executed by the Borrower, together with any information necessary for FFB and DOE to process such request; and

5.
Schedule 3 attached hereto includes a Borrower Certificate delivered pursuant to Section 4.2.6 of the Loan Guarantee Agreement regarding the matters required to be certified by the Borrower as set forth under Section 4.2 of the Loan Guarantee Agreement in connection with the requested Advance.

(The remainder of this page is intentionally blank.)

Exhibit F - Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Advance Notice on behalf of the Borrower as of the date first written above.

GEORGIA POWER COMPANY, a Georgia corporation, as Borrower

By:
Name:
Title:

Attachments
Schedule 1        Advance Amounts
Schedule 2        FFB Advance Request
Schedule 3        Borrower Certificate[s]

Exhibit F - Page 3

Schedule 1 to Advance Notice
Advance Amounts

(Table below to be used for all Advances under the Original FFB Credit Facility Documents)

1	2	3	4	5	6	7
Advance Date/ Requested Advance Date	Aggregate amount of Eligible Base Project Costs paid by the Borrower prior to the Requested Advance Date [17]	Aggregate amount of Project Costs (Eligible Project Costs and Ineligible Project Costs) paid by the Borrower prior to the Requested Advance Date	Aggregate amount of Advances made prior to the Requested Advance Date	Maximum amount of Advance (70% of the amount in column 2 less the amount in column 4), subject to an aggregate limit of $3,462,409,117 in Advances under the Original FFB Credit Facility Documents	Amount of Requested Advance	Payees
Advances prior to Guarantee Issuance Date
[Initial Advance Date after Guarantee Issuance Date]
[Second Advance Date]

____________________________

[17]	Per LGA definition of “Eligible Base Project Costs” this amount may not exceed $10,106,764,587.

Exhibit F - Page 4

[Third Advance Date]
[Etc.]

Exhibit F - Page 5

(Table below to be used for all Advances under the Additional FFB Credit Facility Documents)

1	2	3	4	5	6	7	8	9
Advance Date/ Requested Advance Date	Aggregate amount of Eligible Base Project Costs paid by the Borrower prior to the Requested Advance Date[18]	Amounts in Column 2 less Settlement Proceeds of $1,491,685,701	Aggregate amount of Project Costs (Eligible Project Costs and Ineligible Project Costs) paid by the Borrower prior to the Requested Advance Date	Aggregate amount of Advances made prior to the Requested Advance Date under both the Original FFB Credit Facility Documents and the Additional FFB Credit Facility Documents	Aggregate Amount of Advances made under the Additional FFB Credit Facility Documents	Maximum amount of Advance is the lesser of: (70% of the amount in column 3 less the amount in column 5); or ($1,668,223,779 less the amount in Column 6)	Amount of Requested Advance	Payees
[Initial Advance Date]
[Second Advance Date]
[Third Advance Date]
[Etc.]

_______________________________

[18]	Per LGA definition of “Eligible Base Project Costs” this amount may not exceed $10,106,764,587.

Exhibit F - Page 6

Schedule 2 to Advance Notice
FFB Advance Request
[See attached.]

Exhibit F - Page 7

DOE (Title XVII)	GEORGIA POWER COMPANY
ADVANCE REQUEST

*********************************************************************************************

PLEASE REFER TO DEPARTMENT OF ENERGY (DOE) REGULATIONS AND INSTRUCTIONS FOR A DESCRIPTION OF (1) ANY OTHER FORMS AND MATERIALS THAT DOE REQUIRES TO BE SUBMITTED IN CONNECTION WITH EACH ADVANCE REQUEST, AND (2) THE TIME LIMITS FOR SUBMITTING THOSE FORMS AND MATERIALS AND THIS ADVANCE REQUEST TO DOE.

PLEASE DIRECT ALL QUESTIONS ON HOW TO COMPLETE THIS ADVANCE REQUEST FORM TO THE DOE CONTACT OFFICE INDICATED BELOW.

WHEN COMPLETED, PLEASE DELIVER THIS FORM (TOGETHER WITH ALL OTHER FORMS AND MATERIAL REQUIRED BY DOE) TO DOE AT THE ADDRESS OF THE DOE CONTACT OFFICE INDICATED BELOW:

United States Department of Energy
Loan Programs Office
1000 Independence Avenue, SW
Washington, DC 20585

Attention:              Director, Portfolio Management

Telephone No.       (202) 287-6738
Facsimile No.       (202) 287-5816
Email Address      lpo.portfolio@hq.doe.gov

*********************************************************************************************

Exhibit F - Page 8

Chief Financial Officer
Federal Financing Bank

Reference is made to the following-described Future Advance Promissory Note (the “Note”) payable to the Federal Financing Bank (“FFB”), which is guaranteed by the Secretary of Energy (the “Secretary”):

NAME OF BORROWER (the “Borrower”):

GEORGIA POWER COMPANY19

FFB NOTE IDENTIFIER:                                                     _____________________20

The undersigned, as an authorized official of the Borrower, hereby requests FFB to make an advance of funds (“this Advance”) under, pursuant to, and in accordance with the applicable terms of the Note.

The undersigned further requests that this Advance be made as follows:

1.	REQUESTED ADVANCE AMOUNT:

The principal amount of this Advance is requested to be

$____________________21.

2.	REQUESTED ADVANCE DATE:

This Advance is requested to be made on:

_______________.22

3.	WIRE INSTRUCTIONS:

Funds in an amount equal to the Requested Advance Amount are requested to be disbursed by electronic funds transfer to the following account(s):

_________________________
19Insert the corporate name of the Borrower. If the corporate name of the Borrower at the time of this Advance is different from the corporate name that appears on page 1 of the Note, add “(formerly _________________)”, and insert in this second blank the corporate name of the Borrower as it appears on page 1 of the Note.
20Insert the “Note Identifier” that FFB assigned to the Note (as provided in the applicable FFB Note Purchase Agreement).
21Insert the particular amount of funds that the Borrower requests to be advanced.
22Insert the particular calendar date that the Borrower requests to be date on which this Advance is to be made, which must be a Business Day.

Exhibit F - Page 9

(IF MORE THAN ONE PAYEE IS TO BE PAID FROM
THE REQUESTED ADVANCE AMOUNT,
PROVIDE THE INFORMATION BELOW FOR EACH PAYEE).

$____________________

A. Correspondent bank (if any) for payee’s bank:

Name of financial institution    ______________________________

Address of financial institution    ______________________________

ABA number of financial institution    _____________________________.

B. Payee’s bank and account:

Name of financial institution    ______________________________

Address of financial institution    ______________________________

ABA number of financial institution    ______________________________

Account name    ______________________________

Account number    ______________________________

Taxpayer ID number     _____________________________

4. MATURITY DATE          ___________________23

The undersigned certifies that the undersigned has been authorized to execute this Advance Request on behalf of the Borrower and to deliver it to Secretary for review and approval before being forwarded to FFB, and that this authority is valid and in full force and effect on the date hereof.

__________________________
23Insert the particular calendar date that the Borrower requests to be date on which this Advance is to mature, which date must meet the criteria for Maturity Dates specified in section 7.3.1(a)(5) of the applicable FFB Note Purchase Agreement referred to in the applicable FFB Promissory Note.

Exhibit F - Page 10

IN WITNESS WHEREOF, the undersigned has executed this Advance Request and caused it to be delivered to the Secretary for review and approval before being forwarded to FFB.

GEORGIA POWER COMPANY

Signature:           ___________________________

Print Name:        ___________________________

Title:                   ___________________________

Date:                  ___________________________

ADVANCE REQUEST APPROVAL NOTICE

Notice is hereby given to FFB that the preceding Advance Request made by the Borrower identified therein has been approved by or on behalf of the Secretary of Energy for purposes of the Note identified therein.

SECRETARY OF ENERGY acting through his or her duly authorized designate

FOR ACCOUNTING USE ONLY: DOE Budget Account Number		Signature:

Print Name:

Title:

Date:

Exhibit F - Page 11

Schedule 3 to Advance Notice
Borrower Certificate[s]
[See attached.]

Exhibit F - Page 12

Exhibit G
to Amended and Restated Loan Guarantee Agreement

DAVIS-BACON ACT REQUIRED PROVISIONS

SECTION (a) MINIMUM WAGES, ETC.
(1) Minimum wages.
(i) All laborers and mechanics employed or working upon the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the contractor and such laborers and mechanics.

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1 (b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(l)(iv) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in Sec. 5.5(a)(4) [paragraph (a)(4) below]. Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein: Provided, That the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under paragraph (a)(l)(ii) of this section) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)(A) The contracting officer shall require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the contract shall be classified in conformance with the wage determination. The contracting officer shall approve an additional classification and wage rate and fringe benefits therefore only when the following criteria have been met:

(1) The work to be performed by the classification requested is not performed by a classification in the wage determination; and
(2) The classification is utilized in the area by the construction industry; and

Exhibit G - Page 1

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(ii)(B) If the contractor and the laborers and mechanics to be employed in the classification (if known), or their representatives, and the contracting officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the contracting officer to the Administrator of the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(ii)(C) In the event the contractor, the laborers or mechanics to be employed in the classification or their representatives, and the contracting officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the contracting officer shall refer the questions, including the views of all interested parties and the recommendation of the contracting officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(ii)(D) The wage rate (including fringe benefits where appropriate) determined pursuant to paragraphs (a)(1)(ii) (B) or (C) of this section, shall be paid to all workers performing work in the classification under this contract from the first day on which work is performed in the classification.

(iii)    Whenever the minimum wage rate prescribed in the contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv)    If the contractor does not make payments to a trustee or other third person, the contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, Provided, That the Secretary of Labor has found, upon the written request of the contractor, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding.

The Department of Energy (“DOE”) shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from the contractor under this contract or any other Federal contract with the same prime

Exhibit G - Page 2

contractor, or any other federally-assisted contract subject to Davis-Bacon prevailing wage requirements, which is held by the same prime contractor, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the contractor or any subcontractor the full amount of wages required by the contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work (or under the United States Housing Act of 1937 or under the Housing Act of 1949 in the construction or development of the project), all or part of the wages required by the contract, DOE may, after written notice to the contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(3) Payrolls and basic records.

(i) Payrolls and basic records relating thereto shall be maintained by the contractor during the course of the work and preserved for a period of three years thereafter for all laborers and mechanics working at the site of the work (or under the United States Housing Act of 1937, or under the Housing Act of 1949, in the construction or development of the project). Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made and actual wages paid. Whenever the Secretary of Labor has found under 29 CFR 5.5(a)(1)(iv) that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. Contractors employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii)(A) The contractor shall submit weekly for each week in which any contract work is performed a copy of all payrolls to the DOE) if the agency is a party to the contract, but if the agency is not such a party, the contractor will submit the payrolls to the applicant, sponsor, or owner, as the case may be, for transmission to DOE. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under 29 CFR 5.5(a)(3)(i), except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee’s social security number). The required weekly payroll information may be submitted in any form desired. Optional Form WH-347 is available for this purpose from

Exhibit G - Page 3

the Wage and Hour Division Web site at https://www.dol.gov/whd/forms/wh347instr.htm or its successor site. The prime contractor is responsible for the submission of copies of payrolls by all subcontractors. Contractors and subcontractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request to DOE if the agency is a party to the contract, but if the agency is not such a party, the contractor will submit them to the applicant, sponsor, or owner, as the case may be, for transmission to DOE, the contractor, or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this section for a prime contractor to require a subcontractor to provide addresses and social security numbers to the prime contractor for its own records, without weekly submission to the sponsoring government agency (or the applicant, sponsor, or owner).

(ii)(B) Each payroll submitted shall be accompanied by a “Statement of Compliance,” signed by the contractor or subcontractor or his or her agent who pays or supervises the payment of the persons employed under the contract and shall certify the following:

(1)    That the payroll for the payroll period contains the information required to be provided under Sec. 5.5 (a)(3)(ii) of Regulations, 29 CFR part 5, the appropriate information is being maintained under Sec. 5.5 (a)(3)(i) of Regulations, 29 CFR part 5, and that such information is correct and complete;

(2)    That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3;

(3)    That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the contract.
(ii)(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the “Statement of Compliance” required by paragraph (a)(3)(ii)(B) of this section.

(ii)(D) The falsification of any of the above certifications may subject the contractor or subcontractor to civil or criminal prosecution under section 1001 of title 18 and section 231 of title 31 of the United States Code.

(iii) The contractor or subcontractor shall make the records required under paragraph (a)(3)(i) of this section available for inspection, copying, or transcription by authorized representatives of DOE or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the contractor or subcontractor fails to submit the required records or to make them available, the Federal agency may, after written notice to the contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or

Exhibit G - Page 4

guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

(4) Apprentices and trainees

(i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services, or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his or her first 90 days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program, but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the contractor as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the contractor’s or subcontractor’s registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be

Exhibit G - Page 5

greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(iii) Equal employment opportunity. The utilization of apprentices, trainees and journeymen under this part shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended, and 29 CFR part 30.

(5)    Compliance with Copeland Act requirements.

The contractor shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this contract.

(6)    Subcontracts.

The contractor or subcontractor shall insert in any subcontracts the clauses contained in 29 CFR 5.5(a)(1) through (10) and such other clauses as DOE may by appropriate instructions require, and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime contractor shall be responsible for the compliance by any subcontractor or lower tier subcontractor with all the contract clauses in 29 CFR 5.5.

(7) Contract termination: debarment.

A breach of the contract clauses in 29 CFR 5.5 may be grounds for termination of the contract, and for debarment as a contractor and a subcontractor as provided in 29 CFR 5.12.

(8) Compliance with Davis-Bacon and Related Acts requirements.

Exhibit G - Page 6

All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this contract.

(9) Disputes concerning labor standards.

Disputes arising out of the labor standards provisions of this contract shall not be subject to the general disputes clause of this contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the contractor (or any of its subcontractors) and the contracting agency, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility.

(i) By entering into this contract, the contractor certifies that neither it (nor he or she) nor any person or firm who has an interest in the contractor’s firm is a person or firm ineligible to be awarded Government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

Exhibit G - Page 7

Exhibit H-1
to Amended and Restated Loan Guarantee Agreement

[FORM OF] LIEN WAIVERS AND RELEASES WITH RESPECT TO CCA CONTRACTOR INVOICES
[FORM OF] INTERIM LIEN WAIVER AND RELEASE UPON PAYMENT

STATE OF GEORGIA
COUNTY OF BURKE

THE UNDERSIGNED, BECHTEL POWER CORPORATION (“CONTRACTOR”), HAS BEEN EMPLOYED BY GEORGIA POWER COMPANY, ACTING FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS (COLLECTIVELY, “OWNERS”) TO FURNISH MATERIALS, EQUIPMENT, SERVICES, AND LABOR (THE “WORK”) FOR THE CONSTRUCTION OF IMPROVEMENTS KNOWN AS UNITS 3 AND 4 OF THE VOGTLE ELECTRIC GENERATING PLANT (THE “VOGTLE PROJECT”) WHICH IS LOCATED IN WAYNESBORO, COUNTY OF BURKE, STATE OF GEORGIA, AND IS OWNED BY GEORGIA POWER COMPANY, OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS AND MORE PARTICULARLY DESCRIBED AS FOLLOWS (THE “PROPERTY”):

ADDITIONAL UNITS PROPERTY

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE 66TH GEORGIA MILITIA DISTRICT, BURKE COUNTY, GEORGIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET; THENCE RUNNING EAST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTHWEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 8000 FEET; THENCE RUNNING WEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 5000 FEET; THENCE RUNNING NORTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET, AND THE POINT OF BEGINNING. PLANT VOGTLE PLANT GRID SYSTEM COORDINATES CAN BE

Exhibit H-1 - Page 1

CONVERTED TO GEORGIA STATE PLANE COORDINATES [EAST ZONE] AS FOLLOWS: PLANT VOGTLE PLANT GRID SYSTEM NORTH+ 1,135,000 FEET = STATE NORTH; PLANT VOGTLE PLANT GRID SYSTEM EAST+ 614,000 FEET = STATE EAST; ALL AS SHOWN ON SOUTHERN NUCLEAR OPERATING COMPANY, INC. DRAWING NO. AR01-0000-X2-0004, VERSION 1.0, JOB NO. 25144, DATED FEBRUARY 22, 2006.
UPON RECEIPT OF THE SUM OF [INSERT PAYMENT AMOUNT] CONTRACTOR WAIVES AND RELEASES ANY AND ALL LIENS OR CLAIMS OF LIENS IT HAS UPON THE FOREGOING DESCRIBED PROPERTY OR ANY RIGHTS AGAINST ANY LABOR AND/OR MATERIAL BOND THROUGH THE DATE OF [INSERT LAST DATE OF WORK COVERED BY INVOICE], AND EXCEPTING THOSE RIGHTS AND LIENS THAT CONTRACTOR MIGHT HAVE IN ANY RETAINED AMOUNTS ON ACCOUNT OF LABOR OR MATERIALS, OR BOTH, FURNISHED BY CONTRACTOR TO OR ON ACCOUNT OF OWNERS FOR SAID VOGTLE PROJECT AND PROPERTY.

[Signatures on following page]

Exhibit H-1 - Page 2

GIVEN UNDER HAND AND SEAL THIS _____ DAY OF ____________, ______.
BECHTEL POWER CORPORATION
BY: ____________________________________________________ (SEAL)

PRINTED NAME: _______________________________________

TITLE: _________________________________________________
WITNESS: ______________________________________________

PRINTED NAME: ________________________________________

_________________________________________________________ (ADDRESS)

NOTICE: WHEN YOU EXECUTE AND SUBMIT THIS DOCUMENT, YOU SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN PAID IN FULL THE AMOUNT STATED ABOVE, EVEN IF YOU HAVE NOT ACTUALLY RECEIVED SUCH PAYMENT, 60 DAYS AFTER THE DATE STATED ABOVE UNLESS YOU FILE EITHER AN AFFIDAVIT OF NONPAYMENT OR A CLAIM OF LIEN PRIOR TO THE EXPIRATION OF SUCH 60 DAY PERIOD. THE FAILURE TO INCLUDE THIS NOTICE LANGUAGE ON THE FACE OF THE FORM SHALL RENDER THE FORM UNENFORCEABLE AND INVALID AS A WAIVER AND RELEASE UNDER O.C.G.A. SECTION 44-14-366.

Exhibit H-1 - Page 3

[FORM OF] LIEN WAIVER AND RELEASE UPON FINAL PAYMENT
STATE OF GEORGIA
COUNTY OF BURKE
THE UNDERSIGNED, BECHTEL POWER CORPORATION (“CONTRACTOR”), HAS BEEN EMPLOYED BY GEORGIA POWER COMPANY, ACTING FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS (COLLECTIVELY, “OWNERS”) TO FURNISH MATERIALS, EQUIPMENT, SERVICES, AND LABOR (THE “WORK”) FOR THE CONSTRUCTION OF IMPROVEMENTS KNOWN AS UNITS 3 AND 4 OF THE VOGTLE ELECTRIC GENERATING PLANT (THE “VOGTLE PROJECT”) WHICH IS LOCATED IN WAYNESBORO, COUNTY OF BURKE, STATE OF GEORGIA, AND IS OWNED BY GEORGIA POWER COMPANY, OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS AND MORE PARTICULARLY DESCRIBED AS FOLLOWS (THE “PROPERTY”):
ADDITIONAL UNITS PROPERTY
ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE 66TH GEORGIA MILITIA DISTRICT, BURKE COUNTY, GEORGIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET; THENCE RUNNING EAST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTHWEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 8000 FEET; THENCE RUNNING WEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 5000 FEET; THENCE RUNNING NORTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET, AND THE POINT OF BEGINNING. PLANT VOGTLE PLANT GRID SYSTEM COORDINATES CAN BE CONVERTED TO GEORGIA STATE PLANE COORDINATES [EAST ZONE] AS FOLLOWS: PLANT VOGTLE PLANT GRID SYSTEM NORTH+ 1,135,000 FEET = STATE NORTH; PLANT VOGTLE PLANT GRID SYSTEM EAST+ 614,000 FEET = STATE EAST;

Exhibit H-1 - Page 4

ALL AS SHOWN ON SOUTHERN NUCLEAR OPERATING COMPANY, INC. DRAWING NO. AR01-0000-X2-0004, VERSION 1.0, JOB NO. 25144, DATED FEBRUARY 22, 2006.
UPON RECEIPT OF THE SUM OF [INSERT PAYMENT AMOUNT] CONTRACTOR WAIVES AND RELEASES ANY AND ALL LIENS OR CLAIMS OF LIENS IT HAS UPON THE FOREGOING DESCRIBED PROPERTY OR ANY RIGHTS AGAINST ANY LABOR AND/OR MATERIAL BOND ON ACCOUNT OF LABOR OR MATERIALS, OR BOTH, FURNISHED BY THE UNDERSIGNED TO OR ON ACCOUNT OF OWNERS FOR SAID PROPERTY.

[Signatures on following page]

Exhibit H-1 - Page 5

GIVEN UNDER HAND AND SEAL THIS _____ DAY OF ____________, ______.

BECHTEL POWER CORPORATION

BY: ____________________________________________________ (SEAL)

PRINTED NAME: _______________________________________

TITLE: _________________________________________________

WITNESS: ______________________________________________

PRINTED NAME: ________________________________________

_________________________________________________________ (ADDRESS)

NOTICE: WHEN YOU EXECUTE AND SUBMIT THIS DOCUMENT, YOU SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN PAID IN FULL THE AMOUNT STATED ABOVE, EVEN IF YOU HAVE NOT ACTUALLY RECEIVED SUCH PAYMENT, 60 DAYS AFTER THE DATE STATED ABOVE UNLESS YOU FILE EITHER AN AFFIDAVIT OF NONPAYMENT OR A CLAIM OF LIEN PRIOR TO THE EXPIRATION OF SUCH 60 DAY PERIOD. THE FAILURE TO INCLUDE THIS NOTICE LANGUAGE ON THE FACE OF THE FORM SHALL RENDER THE FORM UNENFORCEABLE AND INVALID AS A WAIVER AND RELEASE UNDER O.C.G.A. SECTION 44-14-366.

Exhibit H-1 - Page 6

Exhibit H-2
to Amended and Restated Loan Guarantee Agreement

INTERIM LIEN WAIVER AND RELEASE UPON PAYMENT
STATE OF GEORGIA
COUNTY OF BURKE
THE UNDERSIGNED WESTINGHOUSE ELECTRIC COMPANY LLC AND WECTEC GLOBAL PROJECT SERVICES INC. (COLLECTIVELY, "SERVICE PROVIDER") HAS BEEN EMPLOYED BY GEORGIA POWER COMPANY, ACTING FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS (COLLECTIVELY, "OWNERS") TO FURNISH MATERIALS, EQUIPMENT, SERVICES, AND LABOR (THE "WORK") FOR THE CONSTRUCTION OF IMPROVEMENTS KNOWN AS UNITS 3 AND 4 OF THE VOGTLE ELECTRIC GENERATING PLANT (THE "PROJECT") WHICH IS LOCATED IN THE CITY OF WAYNESBORO, COUNTY OF BURKE, STATE OF GEORGIA, AM) IS OWNED BY GEORGIA POWER COMPANY, OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, AND THE CITY OF DALTON, GEORGIA ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS AND MORE PARTICULARLY DESCRIBED AS FOLLOWS (THE "PROPERTY"):
ADDITIONAL UNITS PROPERTY
ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE 66TH GEORGIA MILITIA DISTRICT, BURKE COUNTY, GEORGIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET; THENCE RUNNING EAST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5500 FEET, EAST 8500 FEET; THENCE RUNNING SOUTHWEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 8000 FEET; THENCE RUNNING WEST TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 5000 FEET, EAST 5000 FEET; THENCE RUNNING NORTH TO THE POINT HAVING PLANT VOGTLE PLANT GRID SYSTEM COORDINATES OF NORTH 9500 FEET, EAST 5000 FEET, AND THE POINT OF

Exhibit H-2 - Page 1

Exhibit H-2
to Amended and Restated Loan Guarantee Agreement

BEGINNING. PLANT VOGTLE PLANT GRID SYSTEM COORDINATES CAN BE CONVERTED TO GEORGIA STATE PLANE COORDINATES [EAST ZONE] AS FOLLOWS: PLANT VOGTLE PLANT GRID SYSTEM NORTH+ 1,135,000 FEET = STATE NORTH; PLANT VOGTLE PLANT GRID SYSTEM EAST+ 614,000 FEET = STATE EAST; ALL AS SHOWN ON SOUTHERN NUCLEAR OPERATING COMPANY, INC. DRAWING NO. AR01-0000-X2-0004, VERSION 1.0, JOB NO. 25144, DATED FEBRUARY 22, 2006.
UPON THE RECEIPT OF THE SUM OF $_________________, THE SUBCONTRACTOR, MECHANIC, AND/OR MATERIALMAN WAIVES AND RELEASES ANY AND ALL LIENS OR CLAIMS OF LIENS IT HAS UPON THE FOREGOING DESCRIBED PROPERTY OR ANY RIGHTS AGAINST ANY LABOR AND/OR MATERIAL BOND THROUGH THE DATE OF _______________ AND EXCEPTING THOSE RIGHTS AND LIENS THAT THE SUBCONTRACTOR, MECHANIC, AND/OR MATERIALMAN MIGHT HAVE IN ANY RETAINED AMOUNTS, ON ACCOUNT OF LABOR OR MATERIALS, OR BOTH, FURNISHED BY THE UNDERSIGNED TO OR ON ACCOUNT OF SAID CONTRACTOR FOR SAID BUILDING OR PREMISES.
[signatures on following page]
GIVEN UNDER HAND AND SEAL THIS ____ DAY OF ___________, 20__.

Exhibit H-2 - Page 2

Signed, Sealed, and delivered in the presence of:	WESTINGHOUSE ELECTRIC COMPANY LLC

By:
Unofficial Witness	Name:
Title:

Exhibit H-2 - Page 3

[Affix Notary Seal]	WECTEC GLOBAL PROJECT SERVICES INC. By: ___________________________ Name: ________________________ Title: _____________________________

[Affix Corporate Seal]

NOTICE: WHEN YOU EXECUTE AND SUBMIT THIS DOCUMENT, YOU SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN PAID IN FULL THE AMOUNT STATED ABOVE, EVEN IF YOU HAVE NOT ACTUALLY RECEIVED SUCH PAYMENT, 60 DAYS AFTER THE DATE STATED ABOVE UNLESS YOU FILE EITHER AN AFFIDAVIT OF NONPAYMENT OR A CLAIM OF LIEN PRIOR TO THE EXPIRATION OF SUCH 60 DAY PERIOD. THE FAILURE TO INCLUDE THIS NOTICE LANGUAGE ON THE FACE OF THE FORM SHALL RENDER THE FORM UNENFORCEABLE AND INVALID AS A WAIVER AND RELEASE UNDER O.C.G.A. SECTION 44-14-366.

Exhibit H-2 - Page 4

Exhibit I
to Amended and Restated Loan Guarantee Agreement

FORM OF CONTRACTOR AFFIDAVIT WITH RESPECT TO CCA INVOICES

FORM OF CONTRACTOR’S AFFIDAVIT AND REPRESENTATIONS
[INSERT DATE]
The undersigned ________________________, ________________________ of Bechtel Power Corporation (“Contractor”) does hereby certify and warrant as follows:
1. All Parties Paid. Pursuant to the terms of the Construction Completion Agreement between Contractor and Georgia Power Company (“GPC”), for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority of Georgia, MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC, MEAG Power SPVP, LLC, and The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, “Owners”), dated as of October 23, 2017 (the “Agreement”), Contractor represent that, upon Contractor’s receipt of the final payment in the amount of $[______________], invoiced to Owners on [______________], (i) Contractor will have received full, complete, and final payment for any and all materials, equipment, services and labor furnished by Contractor to or for the benefit of the Vogtle Project (the “Work”), and (ii) Subcontractors supplying labor or materials to Contractor in connection with the Work and the Vogtle Project have been paid in full, or will be paid in full promptly from the proceeds of this payment pursuant to the terms of those parties’ respective agreements with Contractor for labor, services, equipment or materials furnished in relation to the Work and the Vogtle Project.
2. Waiver of Lien Claims. Upon Contractor’s receipt of the final payment in the amount of $[______________], invoiced to Owners on [______________], Contractor waives any and all liens, and releases and forever discharges Owners, any construction lender, each and all of their respective directors, officers, principals, partners, employees, agents, subsidiaries, parent and related firms, successors, insurers, lenders, sureties, and assigns from any and all actions, causes of action, liens, bond rights, stop notices, debts, dues, accounts, covenants, agreements, judgments, claims, and demands of whatsoever nature or character for nonpayment for the Work for which payment is owed and is being made pursuant to the Agreement.
3. Representations. Contractor represents that with regard to each Subcontract with a total current value in excess of $150,000.00, Contractor has secured from such Subcontractor a waiver of lien rights in the form attached to the Agreement as Exhibit ___, with respect to services, labor, materials and/or equipment supplied to or for the benefit of Owners and/or the Vogtle Project for which proper and acceptable invoices have been received from such Subcontractor and processed by Contractor.
4. Authorization. Contractor warrants that it is the sole owner of any and all lien claims related to the Work for which the subject payment is owed, that it has not sold, assigned or conveyed such lien claims to any other party, and that the individual whose signature appears below has personal knowledge of these matters and is fully authorized and qualified to make these representations on behalf of Contractor.

Exhibit I-1 - Page 1

5. Scope of Lien Release. The representations and lien release contained herein are independent covenants and operate, and are effective with respect to, labor, services, materials, or equipment provided to the Project or the Property by or through Contractor, under the Agreement, whether modified orally or in writing, and whether extra or additional to the Agreement.

GIVEN UNDER HAND AND SEAL THIS _____ DAY OF ____________, ______.

Signed, sealed, and delivered                                                                      (SEAL)

this         day of __________, 20__.             Name:

Notary Public

[NOTARIAL SEAL]

My Commission Expires:

Exhibit I-2 - Page 2

Exhibit J
to Loan Guarantee Agreement

DOL LETTER
[See attached.]

Exhibit J

Exhibit K
to Amended and Restated Loan Guarantee Agreement

[FORM OF ADDITIONAL PROJECT DOCUMENT CONSENT TO ASSIGNMENT]

CONSENT TO ASSIGNMENT

This CONSENT TO ASSIGNMENT (this “Agreement”), dated as of [_____ __], 20[__], by and among GEORGIA POWER COMPANY, [___________] (“Contracting Party”), and [PNC BANK, NATIONAL ASSOCIATION, doing business as Midland Loan Services, a division of PNC Bank, National Association,] as collateral agent for the Secured Parties (as defined below) (together with its successors in such capacity, the “Collateral Agent”).

RECITALS

1.    WHEREAS, the Borrower, together with each of the other Owners (as defined herein), intends to expand the facilities at the existing nuclear power generating facility commonly known as the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia, near Waynesboro, Georgia, on the west bank of the Savannah River, by developing, constructing, owning, operating and maintaining two additional nuclear generating units, consisting of two (2) Westinghouse AP1000 nuclear reactors, each with a nominally rated generating capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process (together, the “Project”);

2.    WHEREAS, (a) the Borrower and the Contracting Party have entered into that certain [DESCRIBE ASSIGNED AGREEMENT], pursuant to which the Contracting Party have agreed to [DESCRIBE OBLIGATIONS UNDER ASSIGNED AGREEMENT] (as amended, restated, modified or otherwise supplemented from time to time, the “Assigned Agreement”);

3.    WHEREAS, as of February 20, 2014, the Borrower entered into a Note Purchase Agreement with the Federal Financing Bank, a body corporate and instrumentality of the United States of America (“FFB”), and the U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) (“DOE”) (the “Original FFB Note Purchase Agreement”), pursuant to which a promissory note was issued by the Borrower and purchased by FFB (the “Original FFB Promissory Note”);

Exhibit K - Page 1

4.    WHEREAS, pursuant to that certain Secretary’s Guarantee, dated as of February 20, 2014 (the “Original DOE Guarantee”), by DOE, to and for the benefit of FFB, the DOE is guaranteeing the obligations of the Borrower under the Original FFB Promissory Note (the Original FFB Promissory Note, together with the Original FFB Note Purchase Agreement, Original DOE Guarantee, and certain other documents and instruments executed in connection therewith, the “Original FFB Credit Facility Documents”);

5.    WHEREAS, as of March 22, 2019, the Borrower entered into a Note Purchase Agreement with the FFB and the DOE (the “Additional FFB Note Purchase Agreement” and, together with the Original FFB Note Purchase Agreement, the “Note Purchase Agreements”), pursuant to which a promissory note was issued by the Borrower and purchased by FFB (the “Additional FFB Promissory Note” and, together with the Original FFB Promissory Note, the “FFB Promissory Notes”);

6.    WHEREAS, pursuant to that certain Secretary’s Guarantee, dated as of March 22, 2019 (the “Additional DOE Guarantee” and, together with the Original DOE Guarantee, the “DOE Guarantees”), by DOE (in such capacity under the Original DOE Guarantee and the Additional DOE Guarantee, the “Guarantor”), to and for the benefit of FFB, the Guarantor is guaranteeing the obligations of the Borrower under the Additional FFB Promissory Note (the Additional FFB Promissory Note, together with the Additional FFB Note Purchase Agreement, Additional DOE Guarantee, and certain other documents and instruments executed in connection therewith, the “Additional FFB Credit Facility Documents”, and the Additional FFB Credit Facility Documents and the Original FFB Credit Facility Documents are together the “FFB Credit Facility Documents”);

7.    WHEREAS, pursuant to that certain Loan Guarantee Agreement, dated as of February 20, 2014, and as amended and restated as of March 22, 2019, by and between the Borrower and DOE (the “Loan Guarantee Agreement”), the Borrower agreed to reimburse the Guarantor for any payments made by the Guarantor to FFB under the DOE Guarantees;

8.    WHEREAS, as security for the Borrower’s reimbursement and other obligations under the Loan Guarantee Agreement, the Borrower made a collateral assignment of its right, title and interest in, to and under, and granted a security interest in such right, title and interest in, to and under, the Assigned Agreement (the “Security Interest”) to the Collateral Agent for the benefit of the Secured Parties pursuant to a Deed to Secure Debt and Security Agreement, dated as of February 20, 2014, and as amended and restated as of March 22, 2019 (the “Security Agreement”), by the Borrower to the Collateral Agent;

9.    WHEREAS, pursuant to Section 6.8(d) of the Loan Guarantee Agreement, the Borrower is required to [promptly deliver to DOE this Agreement upon execution of the

Exhibit K - Page 2

Assigned Agreement][use reasonable best efforts to promptly deliver to DOE this Agreement upon the request of DOE];24

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Contracting Party hereby agrees as follows:

SECTION 1: Definitions and Interpretation.

1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

Agreement. “Agreement” shall have the meaning set forth in the preamble.

Assigned Agreement. “Assigned Agreement” shall have the meaning set forth in recital 2.

Borrower. “Borrower” shall have the meaning set forth in the preamble.

Collateral Agent. “Collateral Agent” shall have the meaning set forth in the preamble.

Contracting Party. “Contracting Party” shall have the meaning set forth in the preamble.

Dalton Utilities. “Dalton Utilities” shall mean the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, d/b/a Dalton Utilities, which, as of the date of this Agreement, owns a 1.6% undivided ownership interest in the Project.

Debt Termination Date. “Debt Termination Date” shall mean the first day on which the indebtedness evidenced by each of the FFB Promissory Notes has been indefeasibly paid in cash in full (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents), all commitments of the FFB to the Borrower under each of the FFB Note Purchase Agreements and the other FFB Credit Facility Documents have been terminated, and the Borrower has paid in cash all sums due from the Borrower under the Loan Guarantee Agreement, the FFB Credit Facility Documents and the other Loan Documents (other than unasserted contingent indemnity obligations and other obligations that expressly survive termination of the applicable documents).
DOE. “DOE” shall have the meaning set forth in recital 3.

________________________

24In the event the Additional Project Document is an IP Agreement, the first bracketed language would be included. In the event the Additional Project Document is not an IP Agreement and DOE requests that a consent to assignment be delivered, the second bracketed language would be used.

Exhibit K - Page 3

DOE Guaranteed Loans. “DOE Guaranteed Loans” means the indebtedness evidenced by the FFB Promissory Notes.

DOE Guarantees. “DOE Guarantees” shall have the meaning set forth in recital 6.

FFB. “FFB” shall have the meaning set forth in recital 3.

FFB Credit Facility Documents. “FFB Credit Facility Documents shall have the meaning set forth in recital 6.

Guarantor. “Guarantor” shall have the meaning set forth in recital 6.

Loan Documents. “Loan Documents” shall have the meaning set forth in the Loan Guarantee Agreement.

Loan Guarantee Agreement. “Loan Guarantee Agreement” shall have the meaning set forth in recital 7.

Note Purchase Agreements. “Note Purchase Agreements” shall have the meaning set forth in recital 5.

OPC. “OPC” shall mean Oglethorpe Power Corporation (An Electric Membership Corporation) organized and existing under the laws of the State of Georgia, which, as of the date of this Agreement, owns a 30.0% undivided ownership interest in the Project.

Owners. “Owners” shall mean the Borrower, MEAG Power SPVJ, LLC, MEAG Power SPVP, LLC, MEAG Power SPVM, LLC, OPC and Dalton Utilities.

Person. “Person” shall mean any individual, corporation, company, partnership, firm, limited liability company, voluntary association, joint venture, trust, unincorporated organization, governmental authority, committee, department, authority or any other entity, incorporated or unincorporated, whether having distinct legal personality or not.
Project. “Project” shall have the meaning set forth in recital 1.

Secured Parties. “Secured Parties” shall mean DOE and the Collateral Agent.

Security Agreement. “Security Agreement” shall have the meaning set forth in recital 8.

Security Interest. “Security Interest” shall have the meaning set forth in recital 8.

Termination Date. “Termination Date” shall have the meaning set forth in Section 4.08.

Exhibit K - Page 4

1.02 Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement:

(a)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)    unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)    any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)    any reference to any applicable law shall include all references to such applicable law as amended from time to time;

(h)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and

(i)    all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement.

Exhibit K - Page 5

SECTION 2: Consent to Assignment; General Undertakings.
2.01 Acknowledgement of Financing Arrangements. The Contracting Party acknowledges, on the basis of the Borrower’s representation, that (i) pursuant to the DOE Guarantees, the Guarantor has guaranteed the obligations of the Borrower under the FFB Promissory Notes and pursuant to the FFB Credit Facility Documents, the DOE Guaranteed Loans are being made available to the Borrower for the purpose of financing a portion of the Borrower’s undivided ownership interest in the Project; and (ii) pursuant to the Security Agreement, the Borrower has granted the Security Interest to the Collateral Agent as first priority security for the payment of the obligations of the Borrower arising under or in connection with the Loan Documents.

2.02 Consent to Security.

(a)	[In accordance with [____________] of the Assigned Agreement, the Contracting Party consents to the granting of the Security Interest to the Collateral Agent pursuant to the Security Agreement].[25]

(b)
The Contracting Party agrees that the grant of the Security Interest to the Collateral Agent by the Borrower pursuant to the Security Agreement does not relieve the Contracting Party of its obligations to continue performance of the Assigned Agreement in accordance with its terms.

SECTION 3: Representations and Warranties.

The Contracting Party hereby represents and warrants to the Secured Parties as follows:

3.01 Due Organization. The Contracting Party is duly organized, validly existing and in good standing under the laws of the State of [_______]. The Contracting Party has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Georgia and in any other jurisdiction in which the transaction of its business makes such qualification necessary.
3.02 Authorization. The Contracting Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by the Contracting Party has been duly authorized by the necessary action on the part of the Contracting Party; this Agreement has been duly executed and delivered by the Contracting Party and is the valid and binding obligation of the Contracting Party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.
________________________

[25]	Subject to revision based on review of the Assigned Agreement.

Exhibit K - Page 6

3.03    Non-Contravention. The execution, delivery and performance of this Agreement by the Contracting Party and the consummation of the transactions contemplated hereby do not and will not contravene the organizational documents of the Contracting Party and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which the Contracting Party is a party or by which it or any of its properties is bound or affected.
3.04    Approvals. There are no approvals or consents of governmental authorities or other Persons not yet obtained, the absence of which would materially impair such Contracting Party’s ability to execute, deliver and perform its obligations under this Agreement.
3.05 No Previous Assignments. The Contracting Party (a) has received no written notice of any previous assignment by the Borrower of all or any part of its rights under the Assigned Agreement and (b) has not consented to any previous assignment by the Borrower of all or any part of its rights under the Assigned Agreement.
SECTION 4: Miscellaneous Provisions.
4.01 Governing Law; Submission to Jurisdiction.

(a)    The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of [_______].

(b)    The parties hereto agree to the non-exclusive jurisdiction of the United States District Court for the District of Columbia for any legal proceedings that may be brought by a party hereto arising out of or in connection with this Agreement or for recognition or enforcement of any judgment. Each party hereto accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Agreement. Each party hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing court on the basis of forum non-conveniens or improper venue. For the avoidance of doubt, the parties hereto do not, by this Section 4.01, waive any first-to-file challenges to venue.

4.02 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
4.03 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic transmission, or portable document format shall be effective as delivery of a manually executed counterpart of the Agreement by such party.

Exhibit K - Page 7

4.04 Headings Descriptive. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not affect the construction of or interpretation of and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
4.05 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.06 Amendments, Waivers. No amendment, modification or waiver of any of the provisions of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and signed by each of the parties hereto, and any waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.
4.07 Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative, not alternative, and are not exclusive of any rights or remedies provided by law.
4.08 Termination. This Agreement shall terminate upon the earlier of (the “Termination Date”): (i) the first date on which the Assigned Agreement has expired or been validly terminated in accordance with its terms, and (ii) receipt by the other parties hereto of notice from the Collateral Agent that the Debt Termination Date has occurred (which notice shall only be given after DOE has notified the Collateral Agent of such occurrence). On the Termination Date, this Agreement shall be deemed terminated and each of the parties shall be released, relieved and discharged from any obligation or liability hereunder other than any obligations or liabilities accruing on or prior to the Termination Date.

4.09 Successors and Assigns.

(a)     This Agreement may be assigned by the Collateral Agent with the prior consent of the Contracting Party, which will not be unreasonably withheld, provided that no such consent shall be required in connection with any assignment of this Agreement by the Collateral Agent to any successor Collateral Agent. Upon an assignment of this Agreement by the Collateral Agent, such Collateral Agent will be released from its obligations hereunder, other than any obligations owed to any Party under this Agreement by the Collateral Agent prior to its assignment of this Agreement.

(b)     This Agreement may not be assigned by the Borrower without the prior written consent of the Collateral Agent.

(c)     This Agreement may be assigned by the Contracting Party only in connection with an assignment of the Assigned Agreement (without limiting any rights of the Borrower

Exhibit K - Page 8

under the Assigned Agreement relating to assignment by the Contracting Party). The Contracting Party agrees that any assignment of the Assigned Agreement will not be effected without concurrently assigning this Agreement to the assignee of the Assigned Agreement and such assignee agreeing to be bound by the terms hereof.

4.10 Further Assurances. The parties hereto agree that each of them shall act in a commercially reasonable manner to take such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the purposes of this Agreement, including to perfect in the State of Georgia and elsewhere a Security Interest in favor of the Collateral Agent over the Assigned Agreement.

4.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

4.12 Conflict of Documents. In the event of any ambiguity, conflict or inconsistency between the provisions of this Agreement and the Assigned Agreement with regard to the purposes of this Agreement, the provisions of this Agreement shall prevail and govern with respect to the purposes of this Agreement to the extent of such ambiguity, conflict or inconsistency.

4.13 No Impairment. Each of the Borrower, acting for itself and as agent for the Owners, and the Contracting Party, hereby agrees that none of this Agreement, the acknowledgement by the Contractor Party of the financing arrangements as reflected in the Loan Documents, or the consent by the Contracting Party to the granting of the Security Interest pursuant to the Security Agreement, shall in any manner impair, invalidate or excuse the rights or obligations of the Borrower, acting for itself and as agent for the Owners, or the Contracting Party, under the Assigned Agreement in accordance with its terms.

4.14 Relationship of Parties. This Agreement is not intended to and does not create or establish between the parties any relationship as partners, joint venturers, employer and employee, master and servant, or of principal and agent.

4.15 Notices. All notices, communications, and approvals required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if (a) delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight express mail services (return receipt requested) to the Person(s) and at the address(es) identified below for such Person(s); (b) delivered by facsimile directed to the Person(s) as listed below provided that the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; or (c) delivered by electronic mail directed to the Person(s) as listed below provided that the tracking option on such electronic mail is enabled to provide both a delivery receipt and a read receipt from the addressee (i.e., the sender will receive a return acknowledgement that the electronic mail has been received and read by the addressee); provided, however, if such delivery receipt and read receipt are not received, the subject notice, communication, or required approval shall not be deemed delivered. A party

Exhibit K - Page 9

may change its notice information set forth below by delivery of notice thereof to each other party in accordance with this Section 4.15.

If to the Borrower:

Georgia Power Company
241 Ralph McGill Boulevard
Atlanta, Georgia 30308-3374
Attention: Office of the General Counsel
Facsimile: [________]
Email: [_________]

If to Contracting Party:

[__________]
[__________]
Attention: [________]
Facsimile: [________]
Email: [_________]

With a copy to:

[__________]
[__________]
Attention: [________]
Facsimile: [________]
Email: [_________]

If to the Collateral Agent:

PNC Bank, National Association
doing business as Midland Loan Services, a division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Government Services
Facsimile: (888) 706-3565
Email: mls.doe@midlandls.com

With a copy to:

PNC Bank, National Association
doing business as Midland Loan Services, a division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210

Exhibit K - Page 10

Attention: General Counsel
Facsimile: (888) 706-3565
Email: governmentservices@midlandls.com

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

Exhibit K - Page 11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first above written.

                                                                        GEORGIA POWER COMPANY,
                                                                        as Borrower

                                                                        By:___________________________
                                                                        Name:
                                                                        Title:

                                                                        [___________________]
                                                                        as Contracting Party

                                                                        By:___________________________
                                                                        Name:
                                                                        Title:

                                                                        PNC BANK, NATIONAL ASSOCIATION,
                                                                        Doing business as Midland Loan Services, a
                                                                        Division of PNC Bank, National Association,
                                                                        as Collateral Agent

                                                                        By:_____________________________
                                                                        Name:
                                                                        Title:

Exhibit K - Page 12

Exhibit L-1
to Amended and Restated Loan Guarantee Agreement

FORM OF RESTRICTED DATA SITE NONDISCLOSURE AGREEMENT FOR OUTSIDE LEGAL COUNSEL
[FORM OF] NONDISCLOSURE AGREEMENT
This Nondisclosure Agreement (this “Agreement”) is dated ____________, 20__ and is between _________________ (“Recipient”) and Georgia Power Company, a Georgia corporation (“GPC”).
Recipient is providing advisory and support services to the Department of Energy (“DOE”), Office of the General Counsel, Loan Programs Office, under Matching Order DEM001-09CF01015 (the “Matching Order”).
In order to allow the Recipient to review the following documents (the “Confidential Information”):
i.    the Amended and Restated Services Agreement, between GPC, acting for itself and as agent for the other Owners (as such term is defined therein, the “Owners”), and Westinghouse Electric Company LLC (“Westinghouse”) and WECTEC Global Project Services, Inc. (“WECTEC” and, together with Westinghouse, collectively, the “Service Provider”), dated as of July 20, 2017, as it may be amended from time to time, for Units 3 & 4 at the Vogtle Electric Generating Plant in Waynesboro, Georgia (the “Project”; such agreement, the “Services Agreement”);
ii.    an executed copy of the IP License, between GPC, acting for itself and as agent for the other Owners, and the Service Provider, dated as of July 20, 2017, as it may be amended from time to time (the “IP License”);
iii.    an executed copy of the Facility IP License in the Event of Triggering Event, between GPC, acting for itself and as agent for the other Owners, and the Service Provider, dated as of July 20, 2017, as it may be amended from time to time (the “Triggering Event License” and, together with the IP License, the “Facility Licenses”);
iv.    the Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of April 3, 2009, between Southern Nuclear Operating Company, Inc. (the “Operator”), acting as the agent of Georgia Power Company, collectively as owner, and Westinghouse, as amended by Amendment No. 1 dated as of June 21, 2012, (as it may be further amended from time to time, the “Fuel Fabrication Agreement”); any other contract entered into after the date hereof by GPC or the Operator for the supply of fuel assemblies and/or related required software for the Project, as it may be amended from time to time (each, a “Fuel Supply Agreement”); the Amended and Restated License Agreement dated February 9, 2012, between the Operator, for itself and as agent for Alabama Power Company and Georgia Power Company, collectively, as licensee, and Westinghouse (as it may be amended from time to time, the “License Agreement”); the agreement (if any), to be entered into after the date of this Agreement by Westinghouse

Exhibit L-1 – Page 1

and the Owners or GPC (acting for itself and as agent for the other Owners) if the AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin MonitorTM System and its related deliverables to be used in the operation of the Project (the “BEACON-DMMTM Software”) is not otherwise provided for the Project, pursuant to which the Owners will acquire the BEACON-DMMTM Software including a license for the use thereof (as such agreement may be amended from time to time, the “BEACON Software Agreement”);
v.    any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to GPC, Oglethorpe Power Corporation, Municipal Electric Authority of Georgia, MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC or MEAG Power SPVP, LLC (each a “DOE Borrower”), or the Operator or their participation in the Project, in each case that has, or could reasonably be expected to have, a Material Adverse Effect (as such term is defined in the Amended and Restated Loan Guarantee Agreements by and between each DOE Borrower and DOE (the “DOE Loan Guarantee Agreements”)) or a material adverse effect on the ability of the Project to be completed or operated, only to the extent such items contain Confidential and Proprietary Information as defined in the Services Agreement (“Confidential and Proprietary Information”);
vi.    any notice and a copy of any of the following communications received by a DOE Borrower or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral, docket-specific, non-routine communication requiring action by any licensee with respect to the Project, only to the extent such items contain Confidential and Proprietary Information;
vii.    any notice of any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority (as such term is defined in the DOE Loan Guarantee Agreements) with respect to the Project received by a DOE Borrower or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws (as such term is defined in the DOE Loan Guarantee Agreements) and any written description of any steps that such DOE Borrower or the Operator is taking and proposes to take with respect to the matters described in such notice, only to the extent such items contain Confidential and Proprietary Information;
viii.    notice and a copy of any stop work order issued by a DOE Borrower or the Operator with respect to any work on the Project, only to the extent such items contain Confidential and Proprietary Information;
ix.    any notice of any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the Services Agreement, the Facility Licenses, the Fuel Fabrication Agreement, any other Fuel Supply Agreement,

Exhibit L-1 - Page 2

the BEACON Software Agreement (if any), or the License Agreement and any copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, only to the extent such items contain Confidential and Proprietary Information;
x.    any notice of any event that constitutes an Event of Default, Potential Default, Mandatory Prepayment Event, Potential Mandatory Prepayment Event, Alternate Amortization Event or Potential Alternate Amortization Event (as such terms are defined in the DOE Loan Guarantee Agreements) and any written description of any steps any DOE Borrower has taken or proposes to take to remedy matters described in any such notice, only to the extent such items contain Confidential and Proprietary Information;
xi.    any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to any DOE Borrower or the Operator or their participation in the Project, in each case that has resulted in, or any DOE Borrower believes will result in, Public Inquiries (as such term is defined in the DOE Loan Guarantee Agreements), only to the extent such items contain Confidential and Proprietary Information;
xii.    any lien waivers and releases, with respect to all work reflected in any invoice of the Service Provider and, in the case of the invoice for the final payment from the DOE Borrowers under the Services Agreement, the Service Provider’s affidavit, only to the extent such items contain Confidential and Proprietary Information; and
xiii.    any other notice, document or communication required to be delivered to DOE by the Operator or any DOE Borrower pursuant to the Loan Guarantee Agreement, only to the extent such items contain Confidential and Proprietary Information.
the parties agree as follows.

For the purposes of this Agreement, “Confidential Information” includes the entirety of documents identified in i-xii above, but excludes any terms, conditions or information that have been Publicly Disclosed (as defined herein) or which Recipient has been authorized in writing by GPC to publicly disclose (except pursuant to clause (3) of paragraph A below). For purposes of this Agreement, “Publicly Disclosed” means information which has become generally available to the public other than as a result of disclosure by Recipient in violation of the terms of this Agreement.

A.    In connection with Recipient’s participation in providing the advisory and support services to the DOE, Office of the General Counsel, Loan Programs Office, under the Matching Order:

(1)
Recipient acknowledges that (a) pursuant to the terms of the Services Agreement, the Fuel Fabrication Agreement and the License Agreement, respectively, GPC may not disclose the Confidential Information until and unless the persons to whom such Confidential Information is disclosed agrees to keep such

Exhibit L-1 - Page 3

Confidential Information confidential and (b) Recipient and persons to whom such Confidential Information is disclosed are not obligated to keep confidential any terms, conditions or information that have been Publicly Disclosed.

(2)
Recipient hereby acknowledges, agrees and understands that the Confidential Information is confidential and proprietary business, technical and/or financial information of Westinghouse, WECTEC and/or GPC, and the disclosure of Confidential Information could cause substantial harm to the competitive and commercial interests of Westinghouse, WECTEC and/or GPC.

(3)
Recipient hereby agrees and confirms that Recipient will protect the confidentiality of such Confidential Information, including any information or analysis derived from it, and not disclose it to any third party, except to the individuals and entities under the circumstances described below in this paragraph. Specifically, Recipient will not disclose nor release any Confidential Information, to anyone either during or after the period of performance of the Matching Order other than:

(a)
Individuals within Recipient’s organization who are directly concerned with the performance of the Matching Order and who have executed an agreement in the same form as this Agreement or who are secretarial or word processing personnel who Recipient has provided with the Confidential Information solely for the purpose of Recipient’s performance of the Matching Order;

(b)	Other individuals who are employees of the United States’ government in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project; and

(c)
As required by law, including without limitation pursuant to any direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall provide written notice to GPC, by email, fax or overnight courier at the addresses below or such other addresses as GPC may notify to Recipient in writing from time to time, in advance of any such disclosure so as to allow GPC the opportunity to seek to limit the extent of disclosure of the Confidential Information and/or to seek a protective order or other appropriate remedy (and/or waive compliance with the provisions of this Agreement); and if such limitation or protective order or other appropriate remedy is not obtained before Recipient is legally required to produce such Confidential Information (or compliance with the provisions of this Agreement is waived), Recipient after consultation with GPC shall disclose only the minimum amount of Confidential Information that Recipient in good faith and in its sole discretion believes is legally required.

Exhibit L-1 - Page 4

Georgia Power Company
241 Ralph McGill Blvd.
BIN 10240
Atlanta, GA 30308
Attention: Office of the General Counsel
Fax: 404-506-2725
Email: mmlackey@southernco.com

With copies to:

Balch & Bingham LLP
1710 Sixth Avenue North
Birmingham, AL 35203-2015
Attention: Stan Blanton, Partner
Fax: (205) 488-5879
Email: SBLANTON@balch.com

Westinghouse Electric Company LLC
1000 Westinghouse Drive
Cranberry Township, Pennsylvania 16066
Attention: Office of the Chief Legal Officer
Facsimile: 724-940-8508
Email: sweenemt@westinghouse.com

WECTEC Global Project Services, Inc.
1000 Westinghouse Drive
Cranberry Township, Pennsylvania 16066
Attention: Office of the Chief Legal Officer
Facsimile: 724-940-8508
Email: sweenemt@westinghouse.com

GPC’s agent, the Operator, will provide access to the Confidential Information on a secure confidential, password-protected electronic data site (i.e., read-only access) (the “Restricted Data Site”) that will allow Recipient to review the Confidential Information on a need to know and use basis solely for the purpose of monitoring the Project for the DOE Borrowers’ DOE Loan Guarantees (and no other guaranteed loans or related projects).

B.    GPC acknowledges that Recipient may be required under the terms of the Matching Order to prepare written summaries of the Confidential Information (the “Summaries”) for review by DOE and such individuals as set forth in clause (3)(b) of paragraph A above. In Recipient’s review of the Confidential Information, Recipient shall be entitled to prepare such written notes and analyses as Recipient shall deem appropriate for purposes of preparing the Summaries.

Exhibit L-1 - Page 5

C.    In the event that DOE, pursuant to its rights under the DOE Loan Guarantee Agreements, delivers a written notification to GPC directing GPC to deliver a copy of a document constituting Confidential Information to one or more attorneys at [Norton Rose Fulbright US LLP][Hunton Andrews Kurth LLP] (as outside counsel for DOE), GPC will, upon reasonable notice, deliver one copy of such Confidential Information (the “NRF {or Hunton} Copy”) to Recipient. In the event of such delivery, Recipient agrees to hold the NRF {or Hunton} Copy in the strictest confidence and to maintain the secrecy and/or nonpublic nature of the NRF {or Hunton} Copy. Recipient shall number each additional copy of the NRF {or Hunton} Copy, which shall be treated in the same manner as the NRF {or Hunton} Copy, and shall allow only those individuals identified in clause (1)(a) of paragraph A above to have access to the NRF {or Hunton} Copy or any copy thereof; provided that Recipient shall be permitted to disclose the NRF {or Hunton} Copy as required by law, including without limitation pursuant to any direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall provide written notice to GPC in advance of any such disclosure in accordance with, and shall follow the further procedures set out in, clause (3)(c) of paragraph A above. Recipient shall provide notice to GPC of the number of additional copies of the NRF {or Hunton} Copy that have been made.

D.    Consistent with subpart (g) of the Nondisclosure Acknowledgement executed at the request of DOE by [Recipient][individuals within Recipient’s organization who are directly concerned with the performance of the Matching Order] (“Nondisclosure Acknowledgement”), Recipient acknowledges that the Confidential Information is Loan Guarantee Information and will be utilized in accordance with the task or subtask assignment only and acknowledges that the disclosure of this Confidential Information is otherwise restricted by Westinghouse, WECTEC and/or GPC as submitters.

E.    Recipient hereby agrees that the representations and commitments made in subparts (a) and (h) of the Nondisclosure Acknowledgement extend to Confidential Information supplied by Westinghouse, WECTEC and/or GPC with respect to the use and review of the Confidential Information.

F.    This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

[The remainder of this page is intentionally blank.]

Exhibit L-1 - Page 6

ACCEPTED AND AGREED

By: _____________________
Name: _____________________
Title: _____________________
Date: _____________________

ACKNOWLEDGED AND AGREED
GEORGIA POWER COMPANY

By: _____________________
Name: _____________________
Title: _____________________
Date: _____________________

Exhibit L-1 - Page 7

Exhibit L-2
to Loan Guarantee Agreement

FORM OF NONDISCLOSURE AGREEMENT FOR LENDER’S ENGINEER

[FORM OF] NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated [___________] and is between [____________, a ________ corporation] [[___________], an employee of _______________]26
(“Recipient”) and Georgia Power Company (“GPC”). Capitalized terms used but not otherwise defined in this Agreement have the meanings provided in the EPC Agreement, as defined in Article 2(b)(i) below.

1.    Recipient is participating in providing technical advisory and support services to the Department of Energy, Loan Programs Office (“DOE”), under Contract No. DE-DT002463 (the “Contract”), in connection with (a) DOE’s negotiation of certain loan guarantee agreements and related financing documents between DOE and each of GPC, Oglethorpe Power Corporation and/or the Municipal Electric Authority of Georgia or any of its wholly owned subsidiaries (each, a “DOE Borrower”) pursuant to which DOE would guarantee the repayment of a loan to such DOE Borrower for the construction, operation and ownership of Vogtle Units 3 and 4 (the “Project”) and (b) the related due diligence (each such guarantee, a “DOE Loan Guarantee”; such loan guarantee agreements collectively, the “DOE Loan Guarantee Agreements”).
2.     (a)    In order to permit Recipient to review Confidential Information (as hereinafter defined) of GPC and/or its Contractor, a consortium composed of Westinghouse Electric Company, LLC (“Westinghouse”) and Stone & Webster, Inc. (“Stone & Webster”), that may be contained in the materials described in Article 2(b) hereof (the “Documents”), GPC and Recipient desire to enter into this Agreement which shall apply to any review of Confidential Information contained in the Documents after the date hereof by Recipient. For the purposes of this Agreement, “Confidential Information” means the entirety of Documents identified in Section 2(b) below, but excludes any Publicly Disclosed Information (as defined herein) or which Recipient has been authorized in writing by GPC to publicly disclose (excluding the disclosures permitted to be made by Recipient pursuant to Article 3.C below). For purposes of this Agreement, “Publicly Disclosed Information” means terms, conditions or other information that has become generally available to the public other than: (i) as a result of disclosure by Recipient, or (ii) any Confidential Information that Recipient knows has been disclosed by a third party (x) approved to receive such Confidential Information hereunder in violation of the terms of this Agreement or (y) in violation of any obligation of confidentiality of such third party similar to the terms of this Agreement.
(b)     The Documents to which this Agreement shall apply are:
____________________
26For Lender’s Engineer’s NDA, use first bracketed option; for each individual Lender’s Engineer employee’s NDA, use second bracketed option.

Exhibit L-2 – Page 1

i.the Engineering, Procurement and Construction Agreement between GPC, acting for itself and as agent for the other Owners (as such term is defined therein, the “Owners”), and a consortium consisting of Westinghouse and Stone & Webster (collectively, the “Contractor”), dated as of April 8, 2008, as it may be amended from time to time, for the Project (the “EPC Agreement”);

ii.an executed copy of the Toshiba Guarantee, as it may be amended from time to time in the form attached as Exhibit V-1 to the EPC Agreement;

iii.an executed copy of the Shaw Guarantee, as it may be amended from time to time in the form attached as Exhibit V-2 to the EPC Agreement;

iv.an executed copy of the Software License (as it may be amended from time to time, the “Software License”) attached as Exhibit M to the EPC Agreement;

v.the Contract for AP1000 Fuel Fabrication, Design and Related Services, dated as of April 3, 2009, between Southern Nuclear Operating Company, Inc. (the “Operator”), acting as the agent of Georgia Power Company, collectively as owner, and Westinghouse, as amended by Amendment No. 1 dated as of June 21, 2012, (as it may be further amended from time to time, the “Fuel Fabrication Agreement”); any other contract entered into after the date hereof by GPC or the Operator for the supply of fuel assemblies and/or related required software for the Project, as it may be amended from time to time (each, a “Fuel Supply Agreement”); the Amended and Restated License Agreement dated February 9, 2012, between the Operator, for itself and as agent for Alabama Power Company and Georgia Power Company, collectively, as licensee, and Westinghouse (as it may be amended from time to time, the “License Agreement”); the agreement (if any), to be entered into after the date of this Agreement by Westinghouse and the Owners or GPC (acting for itself and as agent for the other Owners) if the AP1000-compatible version of Best Estimate Analysis for Core Operation Nuclear - Direct Margin MonitorTM System and its related deliverables to be used in the operation of the Project (the “BEACON-DMMTM Software”) is not otherwise provided for the Project, pursuant to which the Owners will acquire the BEACON-DMMTM Software including a license for the use thereof (as such agreement may be amended from time to time, the “BEACON Software Agreement”);

vi.each Monthly Status Report provided by Contractor to GPC pursuant to the EPC Agreement ;

vii.each monthly construction status report filed by GPC with the Georgia Public Service Commission (“Georgia PSC”);

viii.each monthly project report delivered by the Operator to the co-owners of Vogtle Units 3 & 4;

Exhibit L-2 - Page 2

ix. the level two schedule of significant development, construction and completion milestones for the completion of each Unit, in each case prepared by GPC, as updated from time to time;

x.a copy of the written materials delivered by GPC, as agent for the co-owners of Vogtle Units 3 & 4, to the co-owners in connection with any monthly project management board meeting;

xi.invoices submitted by Contractor to Owners pursuant to the EPC Agreement;

xii. any semi-annual construction monitoring reports filed with the Georgia PSC by GPC pursuant to the final amended certification order and all orders on remand entered by the Georgia PSC in Docket No. 27800-U that contains any Confidential and Proprietary Information;

xiii.any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to GPC, Oglethorpe Power Corporation or the Municipal Electric Authority of Georgia or any of its wholly owned subsidiaries (each, a “DOE Borrower”) or the Operator or their participation in the Project, in each case that has, or could reasonably be expected to have, a Material Adverse Effect (as such term is defined in the DOE Loan Guarantee Agreements) or a material adverse effect on the ability of the Project to be completed or operated, only to the extent such items contain Confidential and Proprietary Information;

xiv.any notice and a copy of any of the following communications received by a DOE Borrower or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral, docket-specific, non-routine communication requiring action by any licensee with respect to the Project, only to the extent such items contain Confidential and Proprietary Information;

xv.any notice of any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority (as such term is defined in the DOE Loan Guarantee Agreements) with respect to the Project received by a DOE Borrower or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws (as such term is defined in the DOE Loan Guarantee Agreements) and any written description of any steps that DOE Borrower or the Operator is taking and proposes to take with respect to the matters described in such notice, only to the extent such items contain Confidential and Proprietary Information;

Exhibit L-2 - Page 3

xvi.notice and a copy of any stop work order issued by a DOE Borrower or the Operator with respect to any work on the Project, only to the extent such items contain Confidential and Proprietary Information;

xvii.any notice of any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the EPC Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Fuel Fabrication Agreement, any other Fuel Supply Agreement, the BEACON Software Agreement (if any) or the License Agreement and any copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, only to the extent such items contain Confidential and Proprietary Information;

xviii.any notice of any event that constitutes an Event of Default, Potential Default, Mandatory Prepayment Event or Potential Mandatory Prepayment Event (as such terms are defined in the DOE Loan Guarantee Agreements) and any written description of any steps any DOE Borrower has taken or proposes to take to remedy matters described in any such notice, only to the extent such items contain Confidential and Proprietary Information;

xix.any notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to any DOE Borrower or the Operator or their participation in the Project, in each case that has resulted in, or any DOE Borrower believes will result in, Public Inquiries (as such term is defined in the DOE Loan Guarantee Agreements), only to the extent such items contain Confidential and Proprietary Information; and

xx.any lien waivers and releases, with respect to all work reflected in any invoice of the Contractor and, in the case of the invoice for the final payment from the DOE Borrowers under the EPC Agreement, the Contractor’s affidavit, only to the extent such items contain Confidential and Proprietary Information.

(c)     Notwithstanding the foregoing, Confidential Information made available to Recipient pursuant to this Agreement shall not include any such Confidential Information consisting of AP1000 engineering or design or related information of Contractor, or Westinghouse, or Stone & Webster individually, not included in the public version of the AP1000 Design Control Document, including as a representative list of such information: calculations for safety-related systems and components; the Plant Design Model; instrumentation and control functional, system, software and interface requirements and functional logic diagrams; designs, design specifications and qualification reports for safety-related and non-safety related equipment; systems design and design specification documents for safety-related and non-safety related systems; design change packages, including E&DCRs; instrumentation and control architecture diagrams, software verification and validation documentation, testing procedures and test results; component data packages; fabrication and construction drawings; and final plant as-built drawings.

Exhibit L-2 - Page 4

(d)     To the extent, as a result of any request from Recipient (or a request from DOE on behalf of Recipient) to be allowed to see any Confidential Information that has been redacted under Section 2(c), GPC obtains from Contractor, or Westinghouse or Stone & Webster individually, permission to disclose such redacted Confidential Information, such Confidential Information will be disclosed by GPC to Recipient in the same manner and under the same conditions as such redacted Confidential Information has been made available by Contractor, or Westinghouse or Stone & Webster individually, to GPC.
3.    In connection with Recipient’s participation in providing the technical advisory and support services to the DOE under the Contract in connection with the Project (the “Purpose”):

A.     Recipient acknowledges GPC may not disclose Confidential Information included in the Documents until and unless the persons to whom such Confidential Information is disclosed agree to keep such information, terms and conditions confidential as provided herein and only to use such Confidential Information for the Purpose. Recipient by this Agreement agrees to keep the Confidential Information contained therein confidential, subject to the terms of this Agreement.

B.     Recipient hereby acknowledges, agrees and understands that the Confidential Information is confidential and proprietary business, technical and financial information of GPC, Westinghouse and/or Stone & Webster, and the disclosure of Confidential Information could cause substantial harm to the competitive and commercial interests of GPC and Contractor, or Westinghouse, or Stone & Webster individually.

C.     Recipient hereby agrees and confirms that, pursuant to Article 3.A. above, Recipient will protect the confidentiality of such Confidential Information, including any information or analysis derived from it, and not disclose it to any third party, except as provided in this Article 3.C.

(1)    Specifically, Recipient will not disclose nor release any Confidential Information obtained in the course of review of the Documents to anyone, either during or after the period of performance of the Contract, other than:

(a)     individuals within Recipient’s organization who are directly concerned with the performance of the Contract and the Purpose, and who have executed a nondisclosure and non-use agreement in substantially the same form of this Agreement, or who are secretarial or word processing personnel to whom Recipient has provided the Confidential Information solely for the purpose of Recipient’s performance of the Contract and the Purpose and who are under the same obligations of confidentiality and nonuse as the Recipient;

(b)     individuals who are employees of the United States’ government in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project, designated in writing, including by e-mail, by an attorney in the DOE, provided (1) such individual employees of the United States’ government have confirmed to Recipient in writing, including by e-mail, that they

Exhibit L-2 - Page 5

have a need to know such Confidential Information in connection with their work in relation to the DOE Borrowers’ DOE Loan Guarantees for the Project;

(c)    with respect to any such Confidential Information obtained in the course of review of the Documents listed in items (i) through (v) and (xiii) through (xx) of Article 2(b), to attorneys at Chadbourne & Parke LLP or Hunton & Williams LLP who have confirmed to Recipient in writing, including by email, that they have entered into a confidentiality agreement with GPC on terms similar to this Agreement with respect to such Documents; and

(d)     as required by law, including without limitation pursuant to direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction, provided that Recipient shall follow the procedure set out in Article 8 below.

(2)    For any such disclosure described in this Article 3, Recipient shall minimize the amount of Confidential Information disclosed to only the Confidential Information that Recipient in good faith and in its discretion believes is required to be disclosed and shall reasonably cooperate with GPC or Contractor, or Westinghouse or Stone & Webster individually, in any efforts that GPC or Contractor, or Westinghouse or Stone & Webster individually, may take to limit disclosure of the Confidential Information.

(3)    Recipient warrants that it is not included in any United States Government published list of persons or entities whose export or import privileges are in any way restricted. Recipient warrants that it shall not disclose any Confidential Information to any third parties if such third party is, at the time of the disclosure, included in any United States Government published list of persons or entities whose export or import privileges are in any way restricted. Recipient acknowledges that Confidential Information may be subject to one or more of the U.S. Government export control laws and regulations, including without limit the U.S. Export Administration Regulations (EAR), and the regulations of the U.S. Department of Energy at 10 CFR Part 810. Accordingly, Recipient shall not transfer or disclose, or permit the transfer or disclosure in any medium, Confidential Information received under this Agreement to: (i) any person that is not a citizen, national, permanent resident alien or “Protected Person” of the United States; (ii) any foreign country; or (iii) any legal entity organized under the laws of a country other than the United States, including without limit its employees, directors, owners, affiliated companies, or agents and representatives, without specific authorization from GPC and Westinghouse and only in accordance with applicable U.S. Government export control regulations.
4.    GPC makes no representation whatsoever (and none is to be implied or relied upon by Recipient) as to the sufficiency or accuracy of the Confidential Information provided hereunder, the ability of Recipient to use the Confidential Information for its intended purpose, or the result to be obtained therefrom. GPC covenants that the Documents that GPC shall make available to the Recipient for its review shall be a true, correct and complete copy of the Documents as of the time that GPC makes the Documents available to the Recipient.

Exhibit L-2 - Page 6

5.    Recipient hereby accepts responsibility for its own acts. To the extent that GPC, Westinghouse or Stone & Webster suffers any damage as a result of either (a) Recipient’s publication or disclosure of the Confidential Information in any way whatsoever to any unauthorized person or (b) the use of the Confidential Information by Recipient, Recipient shall be liable for any and all actual damages suffered by GPC, Westinghouse and/or Stone & Webster as a result of such unauthorized publication, disclosure or use, not to exceed $3,500,000. In addition, Recipient acknowledges that GPC, Westinghouse, and/or Stone &Webster may suffer irreparable harm as a result of Recipient’s actions under either (a) or (b) herein above, and Recipient hereby agrees that GPC, Westinghouse and/or Stone & Webster shall be entitled to seek an injunction or other equitable relief should such action be taken by Recipient. For purposes of this Article 5 and Article 8 below, Westinghouse and/or Stone & Webster shall be considered third party beneficiaries hereunder.

6.    Recipient further agrees that Recipient will not have the right to receive electronic or hard copies of such Documents under this Agreement, but will be entitled to review the Documents from time to time during the term of Recipient’s services under the Contract in the offices of GPC in Atlanta, GA or at the Vogtle 3 & 4 Project site in Waynesboro, GA upon reasonable notice to GPC and Contractor.

7.    GPC acknowledges that in the performance of the Contract, Recipient is required to undertake a review of the Documents and may be required to prepare written summaries of Documents or analyses of the information contained therein for review by DOE and such individuals as set forth in Article 3.C(1)(b) and/or Article 3.C(1)(c) above. In Recipient’s review of the Documents, Recipient shall be entitled to prepare such written notes and analyses as Recipient shall deem appropriate for purposes of preparing such summaries or analyses. All such written summaries, notes and analyses shall contain a prominent statement on the cover page stating the following: “This document contains Confidential Information of GPC, Westinghouse, Stone & Webster, and/or their partners and suppliers.” No such summary, note or analysis, nor any excerpt thereof, shall be disclosed by Recipient to any third party except as provided in Article 3.C above.

8.    If Recipient is notified that it is required by law, including without limitation pursuant to direction or an order from a court or federal office (e.g., the Government Accountability Office) of competent jurisdiction (including by oral questions, interrogatories, subpoena, government investigative demand or similar process) to release Confidential Information, upon Recipient’s receipt of any such notice, Recipient shall provide prompt written notice thereof to GPC, Westinghouse and Stone & Webster, by email, fax or overnight courier at their respective addresses below or such other addresses as they may notify to Recipient in writing from time to time, so as to allow GPC or Contractor, or Westinghouse or Stone & Webster individually, the opportunity to seek to limit the extent of disclosure of the Confidential Information and/or to seek a protective order or other appropriate remedy (and/or waive compliance with the provisions of this Agreement). If such limitation or protective order or other appropriate remedy is not obtained before Recipient is legally required to produce such Confidential Information (or compliance with the provisions of this Agreement is waived), Recipient after consultation with GPC and Westinghouse, shall disclose only the minimum amount of Confidential Information that Recipient in good faith and in its discretion believes is legally required.

Exhibit L-2 - Page 7

If to Westinghouse:
Westinghouse Electric Company LLC
1000 Westinghouse Drive
Cranberry Township, Pennsylvania 16066
Attention: Frank G. Gill
Commercial Director, Vogtle 3 & 4 Project
Facsimile: 1-724-940-8502
Email: gillfg@westinghouse.com

With a copy to:

Westinghouse Electric Company LLC
1000 Westinghouse Drive
Cranberry Township, Pennsylvania 16066
Attention: Sr. Vice President & General Counsel
Facsimile: 1-724-940-8508
Email: sweenemt@westinghouse.com

If to Stone & Webster:

Stone & Webster, Inc.
128 South Tryon Street
Charlotte, NC 28202
Attention: Senior Associate General Counsel
Facsimile: (704) 331-6001
Email: Mark McKain@cbi.com

With a copy to:

Stone & Webster, Inc.
100 Technology Center Drive
Stoughton, Massachusetts 02072
Attention: Nuclear Division Counsel
Facsimile: 617-589-7575
Email: Ken.Jenkins@cbi.com

9.    Recipient acknowledges that the Confidential Information will only be utilized in accordance with the task or subtask assignment pursuant to the Contract for the Purpose and acknowledges that the disclosure of this Confidential Information is otherwise restricted by GPC as submitter.

10.     This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

Exhibit L-2 - Page 8

ACCEPTED AND AGREED

By:___________________
Name:
Title:
Date:

Address for Notices:
___________________
___________________
___________________
E-mail: ___________________
Phone:
Fax:

ACKNOWLEDGED AND AGREED

GEORGIA POWER COMPANY

By:___________________
Name:
Title:
Date:

Address for Notices:
Georgia Power Company
241 Ralph McGill Blvd.
BIN 10240
Atlanta, GA 30308
Attention: Office of the General Counsel
Fax: 404-506-2725
Email: tpbishop@southernco.com

With a copy to:

Balch & Bingham LLP
1710 Sixth Avenue North
Birmingham, AL 35203-2015
Attention: Stan Blanton, Partner
Fax: (205) 488-5879
Email: SBLANTON@balch.com

Exhibit L-2 - Page 9

Exhibit L-3
to Loan Guarantee Agreement

DEFINITIONS OF “COMPETITOR OF WESTINGHOUSE”
(A)    The term “competitor of Westinghouse” means, except as provided in paragraph (B), a person or entity that, on a commercial basis for the purpose of making sales into the market, at the time of determination of whether such person or entity is a competitor of Westinghouse:
(1)    maintains products and equipment as part of such person’s or entity’s on-going commercial nuclear power business that are substantially similar to the products and/or equipment that Westinghouse actively maintains, supplies or provides;
(2)    provides nuclear power facility operations and maintenance services, operator training for nuclear power facility operations, or operations and maintenance, or nuclear power facility operator refresher or requalification training, as part of such person’s or entity’s on-going commercial nuclear power generation business;
(3)    designs, develops, engineers, procures, constructs or supplies commercial nuclear power facilities, or nuclear technology-related products or components for such nuclear power facilities;
(4)    provides nuclear technology-related services (including without limitation initial operator training services, simulator training services and other related operator training services) for nuclear power facilities, nuclear technology-related products or nuclear technology-related components with respect to such facilities, products, components or services; exclusive, however, of the activities identified in paragraph (A)(2);
(5)    supplies fabricated nuclear fuel or non-fuel core components (and related fuel services and information) for commercial nuclear facilities; or
(6)    indicates through its marketing channels that such person or entity will, on a going forward basis as part of its commercial nuclear power business, undertake any of the activities specified in paragraph (A)(1) - (A)(5) above.
The term “competitor of Westinghouse” shall also include any person or entity that partners with, controls, is controlled by, is under common control with, or participates in a joint venture with (an “Affiliate”) any person or entity described in the preceding paragraph (A).
(B)    The term “competitor of Westinghouse” does not include a person or entity that is designated by DOE to hold either or both of the licenses (currently denominated NRC licenses NPF-91 and NPF-92) to own and/or operate the commercial nuclear power facility known as Vogtle Unit 3 and Unit 4 to be constructed pursuant to the New EPC Contract (“Substitute Owner”),
(1)    even if such Substitute Owner or any of its Affiliates performs any of the activities specified in paragraphs (A)(1), (A) (2) or (A)(6) above, provided that such person or entity does so solely for its own account or the account of any of its Affiliates and only at (i) the commercial nuclear power facility to be constructed pursuant to the New EPC Contract, and/or

Exhibit L-3- Page 1

(ii) any other commercial nuclear power facility as to which such Substitute Owner or any of its Affiliates has an ownership interest (or has a contractual right to purchase an ownership interest) or holds a license from the NRC (or has applied for such a license) to own, construct and/or operate such commercial nuclear power facility; and
(2)    without in any way limiting the rights of the Substitute Owner under paragraph (B)(1) above, such Substitute Owner and its Affiliates do not perform any of the activities specified in paragraphs (A)(3), (A)(4) or (A)(5) above (or paragraph (A)(6) above as such paragraph specifically relates to paragraphs (A)(3), (A)(4) or (A)(5) above), and neither such Substitute Owner nor its Affiliates own nor are owned, in whole or in part, by a person or entity that does perform any of the activities specified in paragraphs (A)(3), (A)(4) or (A)(5) above (or paragraph (A)(6) above as such paragraph specifically relates to paragraphs (A)(3), (A)(4) or (A)(5) above).

Exhibit L-3 - Page 2

Exhibit M
to Loan Guarantee Agreement

FORM OF ELIGIBLE PROJECT COST SPREADSHEET

(in $000’s)	Previously reviewed costs (through [____])	Advance Request Period ([____] through [____])	Total Costs
Total Amount of Eligible Project Costs

Original EPC (Shared)
Original EPC Scope Change (Shared)

Total Owners’ Cost (Shared)

Start Up & Testing (Shared)

Interconnect (Shared)

DOE Loan Guarantee Support Costs (Shared)

Independent Evaluator & Monitoring Costs (Shared)

Nuclear Fuel (with Debt Financing) – Eligible (3%) (Shared)

Interim Payments & Liens (Shared)

Site Construction (Shared):
Engineering
Procurement
Contract Construction
Construction Support & Project Management
Total Site Construction (Shared)

Vogtle 3&4 Debt Financing (Non-shared)[1]

GPC Owner’s Costs (legal/regulatory) (Non-shared)

Ad Valorem – Capitalized (Non-shared)

Total Owners’ Costs (Shared) Breakdown)

Labor:
Corporate Labor (through June 30, 2017)
Construction Oversight Labor (through June 30, 2017)
Operational Readiness Labor (through June 30, 2017)
Construction Support (July 1, 2017 through [____])
Total Labor

Sales Tax/INPO Dues
Other Construction Related Costs

Exhibit M - Page 1

Total Owners’ Costs (Shared)

1 Includes capitalized debt financing costs (AFUDC) accrued on construction work in progress (i) through December 2010 and (ii) above the original Georgia PSC-certified capital cost for the Project (which financing costs are not recovered through the NCCR Tariff). Excludes debt financing costs on construction work in progress recovered through the NCCR Tariff.

Exhibit M - Page 2

Exhibit N
to Loan Guarantee Agreement

EXAMPLE CALCULATION OF THE DOE MAINTENANCE FEE

The following example is provided solely for illustrative purposes:

If the following is the calculation of the DOE Maintenance Fee for the calendar year during which completion of the second outage for both Units is achieved:
Base amount of fee                                                               $400,000
Total accrued escalation                                                          $30,000
DOE Maintenance Fee                                                          $430,000

Then, the following would be the calculation of the DOE Maintenance Fee for the first full calendar year after completion of the second outage for both Units:
Base amount of fee                                                               $200,000
One-half of total accrued escalation (50% of $30,000)          $15,000
DOE Maintenance Fee                                                          $215,000
(Future escalation on January 1 of each year thereafter is applied to this $215,000)

Exhibit N - Page 1

Schedule 4.1.2
to Loan Guarantee Agreement

PRINCIPAL PROJECT DOCUMENT MATTERS

None.

Schedule 4.1.2

Schedule 4.1.4(d)(i)
to Amended and Restated Loan Guarantee Agreement

UNAPPROVED EXPENDITURES IN CONSTRUCTION MONITORING REPORTS
On July 30, 2013, the Borrower and the Georgia PSC staff entered into a stipulation to waive the requirement to amend the Certificate to increase the revised total certified cost of six billion one hundred and thirteen million Dollars ($6,113,000,000) as set forth in paragraph 4 of the stipulation adopted by the Georgia PSC in the first Construction Monitoring Order, which increase had been requested in the 8th Construction Monitoring Report, until the completion of Plant Vogtle Unit 3. In accordance with the Georgia Integrated Resource Planning Act, any costs incurred by Georgia Power in excess of the certified amount will not be included in rate base, unless shown to be reasonable and prudent, and any related financing costs during construction potentially would be subject to recovery through allowance for funds used during construction. The stipulation was approved by the Georgia PSC in Administrative Session on September 13, 2013 and the written order of approval was issued on October 8, 2013.
On December 20, 2016, the Georgia PSC voted to approve a settlement agreement (the “Vogtle Cost Settlement Agreement”) resolving certain prudency matters in connection with the fifteenth Construction Monitoring Report.
In August 2017, the Borrower filed its seventeenth Construction Monitoring Report with the Georgia PSC, which included the Company’s recommendation that construction of the Project be continued, with Southern Nuclear as the project manager. On December 21, 2017, the Georgia PSC voted to approve (and issued its related Construction Monitoring Order on January 11, 2018) certain recommendations made by the Company in the seventeenth Construction Monitoring Report and modifying the Vogtle Cost Settlement Agreement. The Vogtle Cost Settlement Agreement, as modified by the January 11, 2018 Construction Monitoring Order, resolved the following regulatory matters related to Plant Vogtle Units 3 and 4:

(i)	none of the $3.3 billion of costs incurred through December 31, 2015 and reflected in the fourteenth Construction Monitoring Report should be disallowed from rate base on the basis of imprudence;

(ii)
the December 31, 2015 agreement between Westinghouse and the Owners (the “Contractor Settlement Agreement”) resolving disputes between the Owners and the EPC Contractor under the EPC Contract was reasonable and prudent and none of the amounts paid pursuant to the Contractor Settlement Agreement should be disallowed from rate base on the basis of imprudence;

(iii)
(a) capital costs incurred up to $5.680 billion would be presumed to be reasonable and prudent with the burden of proof on any party challenging such costs, (b) the Company would have the burden to show that any capital costs above $5.680 billion were prudent, and (c) a revised capital cost forecast of $7.3 billion (after reflecting the impact of the Settlement Proceeds) is found reasonable;

Schedule 4.1.4(d)(i) - Page 1

(iv)	construction of Plant Vogtle Units 3 and 4 should be completed, with Southern Nuclear serving as project manager and Bechtel as primary contractor;

(v)	approved and deemed reasonable the Company’s revised schedule placing Plant Vogtle Units 3 and 4 in service in November 2021 and November 2022, respectively;

(vi)	confirmed that the revised cost forecast does not represent a cost cap and that prudence decisions on cost recovery will be made at a later date, consistent with applicable Georgia law;

(vii)
reduced the return on equity (“ROE”) used to calculate the NCCR tariff (a) from 10.95% (the ROE rate setting point authorized by the Georgia PSC in the 2013 alternative rate plan) to 10.00% effective January 1, 2016, (b) from 10.00% to 8.30%, effective January 1, 2020, and (c) from 8.30% to 5.30%, effective January 1, 2021 (provided that the ROE in no case will be less than the Company’s average cost of long-term debt);

(viii)	reduced the ROE used for AFUDC equity for Plant Vogtle Units 3 and 4 from 10.00% to the Company’s average cost of long-term debt, effective January 1, 2018; and

(ix)	agreed that upon Unit 3 reaching commercial operation, retail base rates would be adjusted to include carrying costs on those capital costs deemed prudent in the Vogtle Cost Settlement Agreement.
The January 11, 2018 Construction Monitoring Order also stated that if Plant Vogtle Units 3 and 4 are not commercially operational by June 1, 2021 and June 1, 2022, respectively, the ROE used to calculate the NCCR tariff will be further reduced by 10 basis points each month (but not lower than the Company’s average cost of long-term debt) until the respective unit is commercially operational. The ROE reductions negatively impacted earnings by approximately $20 million in 2016, $25 million in 2017 and $100 million in 2018 and are estimated to have negative earnings impacts of approximately $75 million in 2019 and an aggregate of $615 million from 2020 to 2022. In its January 11, 2018 Construction Monitoring Order, the Georgia PSC stated if other certain conditions and assumptions upon which the Company’s seventeenth Construction Monitoring Report are based do not materialize, both the Company and the Georgia PSC reserve the right to reconsider the decision to continue construction.
In its January 11, 2018 Construction Monitoring Order, the Georgia PSC verified and approved the expenditures incurred for Project Costs as identified in the Construction Monitoring Report for the period January 1, 2017 through June 30, 2017. The January 11, 2018 Construction Monitoring Order makes no determination of prudence in regard to the approved expenditures.
On December 21, 2017, the Georgia PSC also voted to approve a separate order relating to community solar. This order was issued on January 16, 2018, and authorizes the Company to develop five megawatts of additional community solar projects. The order provides that, to the

Schedule 4.1.4(d)(i) - Page 2

extent allowed by other regulatory bodies, the Company site all or part of the five megawatt community solar facility at the Plant Vogtle site.
In its August 24, 2018 Construction Monitoring Order, the Georgia PSC verified and approved the expenditures incurred for Project Costs as identified in the Construction Monitoring Report for the period July 1, 2017 through December 31, 2017. The August 24, 2018 Construction Monitoring Order makes no determination of prudence in regard to the approved expenditures.
On August 31, 2018, the Borrower filed its nineteenth Construction Monitoring Report which included expenditures incurred for Project Costs of $578 million for the period of January 1, 2018 through June 30, 2018.
In preparation for its nineteenth Construction Monitoring Report, the Borrower requested the Operator to perform a full cost reforecast for the Project. This reforecast, performed prior to the nineteenth Construction Monitoring Order filing, resulted in a $0.7 billion increase to the base capital cost forecast and a $0.4 billion construction contingency.
Although the Borrower believes these incremental costs are reasonable and necessary to complete the Project and the January 11, 2018 Construction Monitoring Order specifically states that the construction of the Project is not subject to a cost cap, the Borrower did not seek rate recovery for these cost increases included in the current base capital cost forecast (or any related financing costs) in the nineteenth Construction Monitoring Report. In connection with future Construction Monitoring Report filings, the Borrower may request the Georgia PSC to evaluate costs currently included in the construction contingency estimate for rate recovery as and when they are appropriately included in the base capital cost forecast. After considering the significant level of uncertainty that exists regarding the future recoverability of costs included in the construction contingency estimate since the ultimate outcome of these matters is subject to the outcome of future assessments by management, as well as Georgia PSC decisions in these future regulatory proceedings, the Borrower recorded a total pre-tax charge to income of $1.1 billion ($0.8 billion after tax) in the second quarter 2018, which includes the total increase in the base capital cost forecast and construction contingency estimate.
On February 26, 2019, the Georgia PSC issued a Construction Monitoring Order that approved a stipulation dated January 24, 2019 (the “January 2019 Stipulation”) between the Georgia PSC Staff and the Borrower. In its February 26, 2019 Construction Monitoring Order, the Georgia PSC verified and approved $526.4 million expenditures incurred for Project Costs as identified in the Construction Monitoring Report for the period January 1, 2018 through June 30, 2018 (which reflected approval of all such costs reflected in the nineteenth Construction Monitoring Report, other than $51.6 million of Project Costs relating to the Borrower’s portion of the $112.9 million administrative claim filed in the Westinghouse bankruptcy proceedings). The February 26, 2019 Construction Monitoring Order provides that the order does not reflect current disallowance of such $51.6 million of Project Costs and that the Borrower may resubmit such costs for consideration in a future VCM proceeding. The February 26, 2019 Construction Monitoring Order makes no determination of prudence in regard to the approved expenditures.

Schedule 4.1.4(d)(i) - Page 3

As provided in the January 2019 Stipulation, as approved by the Georgia PSC in its February 26, 2019 Construction Monitoring Order, the Georgia PSC staff requested, and the Borrower agreed, to delay the filing of its twentieth Construction Monitoring Report and to combine such report with the Borrower’s twenty-first Construction Monitoring Report to be filed no later than August 31, 2019. The January 2019 Stipulation, as approved by the Georgia PSC in its February 26, 2019 Construction Monitoring Order, provides that (i) no later than May 15, 2019, the Borrower will file with the Georgia PSC a report outlining the results of the Operator’s verification of quantities, staffing and productivity, and the impact, if any, on the Project, and (ii) no later than July 31, 2019, the Georgia PSC staff will file with the Georgia PSC its observations on the verification process and results.

Schedule 4.1.4(d)(i) - Page 4

Schedule 4.1.4(d)(iv)
to Amended and Restated Loan Guarantee Agreement

OUTSTANDING RIGHTS TO APPEAL CERTIFICATE, CONSTRUCTION MONITORING ORDERS AND NCCR TARIFF ORDERS
Except as described in the next paragraph, no appeals of the Certificate, the Order Approving Stipulation dated January 3, 2017, the Construction Monitoring Orders or the NCCR Tariff Orders are pending.
On February 12, 2018, Georgia Interfaith Power & Light, Inc. and Partnership for Southern Equity, Inc. filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order (the “GIPL/PSE Action”). On March 8, 2018, Georgia Watch filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order and denial of Georgia Watch’s motion for reconsideration, (together with the GIPL/PSE Action, the “Pending Appeals”), each of which Pending Appeals was dismissed by the Superior Court of Fulton County and each of which Pending Appeals is currently before the Georgia Court of Appeals.
On February 26, 2019, the Georgia PSC issued its Construction Monitoring Order with respect to the Company’s nineteenth Construction Monitoring Report. Section 50-13-19(a) of the Official Code of Georgia Annotated provides that any person who has exhausted all administrative remedies available with the Georgia PSC and who is aggrieved by a final decision in such a contested case is entitled to judicial review. Under Section 50-13-19(b) of the Official Code of Georgia Annotated, proceedings for a review must be instituted by filing a petition within 30 days after the service of the final decision of the Georgia PSC or, if a rehearing of such final decision of the Georgia PSC is requested, within 30 days after the decision thereon.
With respect to any Construction Monitoring Order or NCCR Tariff Order issued after the Guarantee Issuance Date, or any amendments to the Certificate approved by the Georgia PSC after the Guarantee Issuance Date, Section 50-13-19(a) of the Official Code of Georgia Annotated provides that any person who has exhausted all administrative remedies available with the Georgia PSC and who is aggrieved by a final decision in such a contested case is entitled to judicial review. Under Section 50-13-19(b) of the Official Code of Georgia Annotated, proceedings for a review must be instituted by filing a petition within 30 days after the service of the final decision of the Georgia PSC or, if a rehearing of such final decision of the Georgia PSC is requested, within 30 days after the decision thereon.

Schedule 4.1.4(d)(iv)

Schedule 4.1.31
to Amended and Restated Loan Guarantee Agreement

[FORM OF BORROWER APPROPRIATIONS ACT CERTIFICATE]

(Delivered pursuant to Section 4.1.31 of the Amended and Restated Loan Guarantee Agreement)

Date: _______________, 20__
U.S. Department of Energy, as Guarantor
1000 Independence Ave. S.W.
Washington, D.C. 20585
Attn: Director, Portfolio Management
Re: DOE Loan Guarantee, LGPO Loans #1021 and #1349

Ladies and Gentlemen:
This Borrower Appropriations Act Certificate is delivered to you pursuant to Section 4.1.31 of the Amended and Restated Loan Guarantee Agreement, dated as of March 22, 2019 (the “Loan Guarantee Agreement”), by and between (i) Georgia Power Company, a corporation organized and existing under the laws of Georgia (the “Borrower”), as Borrower, and (ii) the U.S. Department of Energy (“DOE”), as Guarantor. All capitalized terms used in this certificate not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.
For purposes of this Borrower Appropriations Act Certificate, the term “project” shall mean the Borrower’s 45.7% undivided ownership interest in two additional nuclear generating units, consisting of two Westinghouse AP1000 nuclear reactors, each with a nominally rated capacity of approximately 1,100 megawatts, natural draft cooling towers, intake and discharge structures, associated transmission facilities, fuel and ancillary structures supporting the power generation process, located at the Alvin W. Vogtle Electric Generating Plant located in Burke County, Georgia.
The Borrower hereby certifies, for the benefit of the Office of Management and Budget (“OMB”) and DOE, that:
(a)    the source of funds for the payment of the Additional DOE Guaranteed Loan Credit Subsidy Cost is not a federal loan or other debt obligation that is guaranteed by the federal government;
(b)    to the Borrower’s Knowledge as of the date hereof, based on its review of the Omnibus Appropriations Act, 2009, P.L. No. 111-8, Division C, Title III, as amended by Section 408 of the Supplemental Appropriations Act, 2009, P.L. No. 111-32 (the “Appropriations Act”), except for the use of the proceeds of the DOE-guaranteed loans provided for in the Loan Guarantee Agreement by the Borrower to finance a portion of the Borrower’s

Schedule 4.1.31 – Page 1

costs of construction in connection with the project, the Borrower does not expect to use, directly or indirectly, funds, personnel, or property (tangible or intangible) of any Federal agency, instrumentality, personnel or affiliated entity through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales, other transaction authority, or other arrangements, to support the project or to obtain goods or services from the project (the “Federal Support Prohibition”), except as set forth below; and
(c)    for the reasons stated below, Borrower believes that the following do not preclude the use of loan guarantee authority in the Appropriations Act for the loan guarantee contemplated to be issued pursuant to the terms of the Loan Guarantee Agreement:
1.    Borrower will obtain nuclear liability insurance under the Price-Anderson Act federal insurance program with respect to the project. Such insurance is a federal insurance program within the meaning of subparagraph (c) of the provisions of the Appropriations Act applicable to Section 1703 of the Title XVII.
2.    The Energy Policy Act of 2005 provided for production tax credits for companies that begin construction on new nuclear reactors by 2014, but required that such reactors be brought into service by 2021. Under the Bipartisan Budget Act of 2018, Plant Vogtle Units 3 and 4 continue to qualify for production tax credits. The Borrower expects to receive these production tax credits with respect to both of the above-referenced new nuclear generating units under construction. These production tax credits constitute otherwise allowable Federal income tax benefits within the meaning of subparagraph (a) of the provisions of the Appropriations Act applicable to Section 1703 of the Title XVII.
3.    In the ordinary course of its business, the Borrower makes sales of electricity to federal government agencies located in its retail service territory at the Borrower’s standard rates of service as approved by the Georgia Public Service Commission. As required by law, these sales are made under an areawide public utility contract, dated December 16, 2014, between the United States of America and Southern Company Services, Inc., as agent for the Borrower (the “GPC Areawide Agreement”).27 The GPC Areawide Agreement has a term of not more than 10 years, and can be terminated by either party with 90 days’ notice. The GPC Areawide Agreement does not require that electricity be delivered from any particular generating source, was not entered into in contemplation of the project, and requires the delivery by GPC of electricity regardless of whether the project is completed. The Borrower’s ordinary course sales of electricity to federal agencies within its retail service territory are not within the scope of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.
____________________________

[27]
The United States of America entered into the GPC Areawide Agreement under the requirements of 48 C.F.R. Section 41.204, which requires the federal government to enter into a bilateral contract for energy services for any federal facility that is expected to purchase in excess of $100,000 of electricity in any year. Based on the areawide public utility contracts identified on the General Services Administration’s website, the federal government has entered into such contracts with more than 90 utilities.

Schedule 4.1.31 – Page 2

4.    Based on existing law, the Borrower does not expect to issue any tax-exempt financing in connection with the project. However, the Borrower may in the future issue tax-exempt bonds to finance all or a portion of its undivided ownership interest in any pollution control or other equipment that comprises a portion of the project if such equipment is eligible under then-current federal income tax law for tax-exempt financing. Any such tax-exempt financing would constitute otherwise allowable Federal income tax benefits within the meaning of subparagraph (a) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII.
5.    NuStart Energy Development LLC, the consortium of nine nuclear power companies operating 58 percent of the nation’s nuclear power plants and two reactor vendors, executed a Cooperative Agreement with DOE in 2005 to demonstrate the Nuclear Regulatory Commission licensing process and to complete the designs for the first advanced nuclear power reactors in the U.S. in 30 years. The Cooperative Agreement was authorized pursuant to the Department of Energy NP 2010 program and committed DOE and NuStart to participate in a 50-50 cost sharing program to complete the detailed engineering  work for two advanced reactor technologies -- the Westinghouse Advanced  Passive 1000 Reactor and the General Electric Economic Simplified Boiling  Water Reactor. The members of NuStart included DTE Energy, Duke Energy, EDF International, Entergy Nuclear, Exelon Corporation, FPL Group, Progress Energy, SCANA Corporation, Tennessee Valley Authority, Southern Nuclear, GE Energy and Westinghouse Electric Company, LLC. NuStart was dissolved in 2012.
The Borrower does not believe that DOE’s general involvement with the AP1000 reactor in connection with NuStart is within the scope of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII. Further, the Cooperative Agreement would constitute a grant or cooperative agreement within the meaning of subparagraph (f) of the provisions of the Appropriations Act applicable to Section 1703 of Title XVII, provided that the obligations of DOE under the Cooperative Agreement were recorded in accordance with 31 U.S.C Section 1501(a)(5) on or before May 1, 2009.

(Signature page follows)

Schedule 4.1.31 – Page 3

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of Borrower as of the date first written above.
GEORGIA POWER COMPANY

By: ______________________________
Name:
Title:

Schedule 4.1.31 – Page 4

Schedule 5.4
to Amended and Restated Loan Guarantee Agreement

EQUITY INTERESTS OF THE BORROWER AND OPERATOR
As shown in the table below, Southern Company owns 100.0% of the Equity Interests of the Borrower:

Class of Stock	Owner of Shares	Shares Outstanding	Votes in Election of Directors	Percentage
Common Stock(1)	Southern	9,261,500	9,261,500	100.0%
Preferred Stock(2)	-	-	-	0.0%
Class A Preferred Stock(3)	-	-	-	0.0%
				100.0%
____________________

(1)
The Borrower has 20,000,000 authorized shares of common stock, no par value per share (the “Common Stock”). As of the date of this Agreement, 9,261,500 shares of the Common Stock are issued and outstanding, all of which are owned by Southern Company. Each share of the Common Stock is entitled to one vote in the election of directors.

(2)
The Borrower has 5,000,000 authorized shares of preferred stock, par value $100 per share (the “Preferred Stock”). Each outstanding share of preferred stock would be entitled to one vote in the election of directors. As of the date of this Agreement, no shares of the Preferred Stock are issued and outstanding.

(3)
The Borrower has 50,000,000 authorized shares of Class A preferred stock, par value $25 per share (the “Class A Preferred Stock”). Each outstanding share of Class A preferred stock would be entitled to one-fourth of one vote in the election of directors. As of the date of this Agreement, no shares of the Class A Preferred Stock are issued and outstanding.

The Borrower’s authorized capital stock also consists of 15,000,000 authorized shares of preference stock, par value $100 per share (the “Preference Stock”). As of the date of this Agreement, outstanding shares of the Preference Stock would not be entitled to vote generally in the election of directors. However, the Borrower’s charter provides that with the approval of the Borrower’s board of directors and the holders of a majority of the outstanding shares of the Common Stock, the Borrower’s charter may be amended to provide that the holders of the Preference Stock be entitled to vote in the election of directors, with each outstanding share of the Preference Stock entitled to such number of votes per share not to exceed one-tenth of a vote per share. As of the date of this Agreement, no shares of the Preference Stock are issued and outstanding.
Southern Company owns 100% of the Equity Interests of the Operator. The Equity Interests of the Operator consist of 1,000 authorized shares of common stock, par value $10.00 per share, all of which are owned by Southern Company.

Schedule 5.4- Page 1

Schedule 5.7
to Amended and Restated Loan Guarantee Agreement

REQUIRED CONSENTS
Order of the Georgia PSC entitled “Order Approving Georgia Power Company’s Application For Financing Authority,” dated October 28, 2013.
Order of the Georgia PSC entitled “Order Approving Georgia Power Company’s Application for Financing Authority,” dated October 30, 2017.

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
1.	Early Site Permit (ESP) and Limited Work Authorization (LWA)	ESP – Site approval for nuclear plant construction; LWA – approval for limited safety-related work	NRC	Federal	ESP-004	August 26, 2009	August 26, 2029
2.	Combined Operating Licenses (COLs)	Safety-related construction for a nuclear power facility	NRC	Federal	NPF-91, NPF-92	February 10, 2012	N/A
3.	Limited Work Authorization (LWA-B)	Approval for nuclear island rebar and embeds and placement of NI base slab	NRC	Federal	LWA-001 LWA-002	February 10, 2012	N/A
4.	Certificate of Registration	Transportation of Hazardous Material	USDOT	Federal	062918550339A	July 1, 2018	June 30, 2019
5.	Migratory Bird Treaty Act Special Purpose – Utility (Avian Mortality Monitoring) F.K.A. Salvage Permit	Handling of migratory bird carcasses and relocation of certain nests	USFWS	Federal	MB745135-0	June 14 2018	March 31, 2021

Schedule 5.7 - Page 1

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
6.	Clean Water Act Section 404 and Rivers and Harbors Act Section 10 Permit	Disturbance of crossing wetland areas or navigable waters; New intake/discharge infrastructure in Savannah River	USACE	Federal	SAS-2007-01837	September 30, 2010; modified March 2, 2011, Renewal September 29, 2015	September 30, 2020
7.	Private Aids to Navigation	Aids to navigation at discharge infrastructure	USCG	Federal	N/A	October 30, 2013	October 30, 2014 (No Longer Applicable)
8.	Section 401 Certification	Compliance with water quality standards	GDNR	State	JPN 200701837	June 1, 2010	N/A
9.	Certificate of Public Convenience and Necessity	Present and future public convenience and necessity requiring the operation of such equipment or facility	GA PSC	State	Docket No. 27800-U	March 17, 2009	N/A
10.	Georgia SIP Synthetic Minor Air Permit	Construction air emission sources	GDNR	State	169-033-039-S-03-0 (amended permit No. 169-033-039-S-01-0)	November 8, 2016 (as amended as a result of a name change effective March 15, 2018)	N/A
11.	Georgia PSD Construction and Part 70 Operating Air Permit	Construction of plant air emission sources	GDNR	State	4911-033-0030-V-02-3	April 9, 2010 (construction) June 14, 2010 (operation)	N/A
12.	Title V Operating Permit	Operation of air emission sources	GDNR	State	4911-033-0030-V-04-0	October 31, 2018	October 31, 2023

Schedule 5.7 - Page 2

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
13.	Permit to Operate a Public Water System	Operate a public, non-transient, non-community water system	GDNR	State	PG0330056	July 14, 2010	July 13, 2020
14.	Permit to Withdraw Groundwater – Make up Wells 3 and 4	Consumptive use of 100,000 gallons per day or more of groundwater	GDNR	State	017-0003	March 9, 2012	September 1, 2020
15.	Permit to Withdraw Groundwater – Dewatering Activities	Dewater for foundation if needed for more than 60 days	GDNR	State	017-0006	March 9, 2012 (renewed January 23, 2018)	January 23, 2021 (Permit was revoked on March 1, 2019 due to completion of all activities associated with the permit)
16.	Solid Waste Handling Permit	Collection and transportation of garbage and other putrescible waste for disposal in an off-site municipal solid waste landfill	GDNR	State	PBR-017-07COL	December 28, 2000	N/A
17.	Solid Waste Landfill Buffer Variance (Landfill #2)	Variance from buffer requirements for Landfill #2 to accommodate haul road and surface water intake pipe construction	GDNR	State	Permit No. 017-006D(LI)	February 5, 2010	N/A
18.	Private Industrial Landfill Certificate of Clean Closure (Landfill #3)	Certificate of Clean Closure of Landfill #3 to construct Vogtle 3 & 4	GDNR	State	017-007D(LI)	August 13, 2010	N/A

Schedule 5.7 - Page 3

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
19.	No Further Action Status for Removal of Underground Storage Tanks	Removal of USTs to construct Vogtle 3 & 4	GDNR	State	N/A	December 1, 2009	N/A
20.	Hazardous Waste Generation Facility Wide EPA I.D. Number	Necessary to generate hazardous waste	GDNR	State	GAD094066321	November 5, 2013 (amended notification recognized by GDNR)	N/A
21.	Scientific Collecting Permit	State permit for collection of specimens	GDNR	State	1000539913	April 3, 2018	March 31, 20191
22.	State Waters Buffer Variance	Land disturbing activities within 25' state waters buffer	GDNR	State	BV-017-10-01	April 29, 2010	N/A
23.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water (Ready-Mixed Concrete Batch Plant)	GDNR	State	GA0039276	March 27, 2015	March 31, 2020
24.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water (Units 1 & 2)	GDNR	State	GA0026786	June 30, 1999	May 31, 2004 (administratively extended)
25.	Infrastructure Projects Construction Storm Water Permit	Discharge storm water from linear construction sites (e.g. Roadways, transmission line and rail corridor) (On-Site Switchyard)	GDNR	State	GAR100002	September 24, 2013	July 31, 2018 (No Longer Applicable)[2]
26.	Stand-Alone Construction Projects Storm Water Permit	Discharge storm water from site during construction (Construction Activities)	GDNR	State	GAR100001	October 9, 2018	July 31, 2023

Schedule 5.7 - Page 4

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
27.	NPDES Wastewater Permit	Regulates limits of pollutants in liquid discharge to surface water	GDNR	State	GA0039420	September 23, 2015	September 30, 2020
28.	General Permit for Industrial Storm Water Discharges	Discharge storm water associated with industrial activity	GDNR	State		Future Consent
29.	Permit to Withdraw Surface Water	Surface water withdrawal	GDNR	State	017-0191-11	December 5, 2014	December 4, 2024
30.	General Permit to Transport Radioactive Materials	Transportation of radioactive materials in the State of Georgia	GDNR/GDPS	State		Future Consent
31.	Tennessee Radioactive Waste License-for-Delivery	Transportation of radioactive materials into the State of Tennessee	TDEC	State		Future Consent
32.	Utah Radiation Control Rule	Transportation of radioactive materials into the State of Utah	UDEQ	State		Future Consent
33.	South Carolina Radioactive Waste Transport Permit	Transportation of radioactive materials into the State of South Carolina	SCDHEC	State		Future Consent
34.	Texas Radioactive Waste Transport	Transportation of radioactive materials into the State of Texas	TCEQ	State		Future Consent
35.	Scientific Collecting Permit	State permit for collection of specimens	SCDNR	State	F-18-43	March 6, 2018	December 31, 2018 (currently being renewed)[3]

Schedule 5.7 - Page 5

	Permit	Activity Covered	Agency	Jurisdiction	Permit/Reference No.	Date Received	Expiration Date
36.	Building Permit (Security Training Facility) and Certificate of Occupancy (Training Center B)	Construction, alteration, repair, or demolition of any building or structure within the boundaries of Burke County	Burke County	County	Permit No. 751 (Security) Permit Nos. 764 & 765 (Security) Permit No. B-28-10 (Training Center B)	Sept. 24, 2013 (No. 751) Oct. 3, 2013 (Nos. 764 & 765) July 20, 2011 (Training Center B)	N/A
37.	Utility Encroachment Permit	Placement of utilities on County right of way	Burke County	County	6-26	November 12, 2013	N/A
38.	Hazardous Waste Generation Facility Wide EPA I.D. Number	Necessary to generate hazardous waste	GDNR	State	GAR000075085	October 8, 2014 (Standalone Vogtle 3&4 EPA ID to support construction)	N/A
39.	Nationwide 18 Permit, Minor Discharges	Installation of the Dissolved Oxygen Injection System in Savannah River, as required by the Surface Water Withdrawal Permit	USACE	Federal	SAS-2005-01902	November 22, 2016	March 17, 2018[4] (project delayed; permit not needed until project restarts)
1 No work will be performed past the expiration date until issuance of the renewed permit. Any such cessation of work is not expected to impact the Summary Project Milestone Schedule – Regulatory Based.
2 We no longer have active linear projects and therefore will not be re-applying for this coverage.
3 Renewal application has been submitted and under review. No work is currently being performed until issuance of the renewed permit. Such cessation of work is not expected to impact the Summary Project Milestone Schedule – Regulatory Based.
4 Project was delayed with the transition of the Vogtle 3&4 Project. A new permit will be sought at a future date prior to the need to conduct this work.
As noted in the expiration date column of this Schedule 5.7, many of the Governmental Approvals identified on this Schedule 5.7 expire. The Borrower or Operator must timely apply for a renewal or reissuance of such Governmental Approvals, and such Governmental Approvals must be renewed or reissued in connection with the construction and operation of the Project.

Schedule 5.7 - Page 6

We note that Governmental Authorities retain the right to suspend, modify or revoke Governmental Approvals, including the Governmental Approvals identified on this Schedule 5.7 and that Borrower or Operator may seek a modification of the Governmental Approvals identified on this Schedule 5.7.
On February 12, 2018, Georgia Interfaith Power & Light, Inc. and Partnership for Southern Equity, Inc. filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order (the “GIPL/PSE Action”). On March 8, 2018, Georgia Watch filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order and denial of Georgia Watch’s motion for reconsideration, (together with the GIPL/PSE Action, the “Pending Appeals”), each of which Pending Appeals was dismissed by the Superior Court of Fulton County and each of which Pending Appeals is currently before the Georgia Court of Appeals.

Schedule 5.7 - Page 7

Schedule 5.8
to Amended and Restated Loan Guarantee Agreement

GOVERNMENTAL JUDGMENTS

On February 12, 2018, Georgia Interfaith Power & Light, Inc. and Partnership for Southern Equity, Inc. filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order (the “GIPL/PSE Action”). On March 8, 2018, Georgia Watch filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order and denial of Georgia Watch’s motion for reconsideration, (together with the GIPL/PSE Action, the “Pending Appeals”), each of which Pending Appeals was dismissed by the Superior Court of Fulton County and each of which Pending Appeals is currently before the Georgia Court of Appeals.

Schedule 5.8

Schedule 5.11(a)
to Amended and Restated Loan Guarantee Agreement

COMPLIANCE WITH ENVIRONMENTAL LAWS

None.

Schedule 5.11(a)

Schedule 6.3
to Amended and Restated Loan Guarantee Agreement

REQUIRED INSURANCES
Capitalized terms used in this Schedule 6.3 and not otherwise defined in this Schedule 6.3 shall have the meanings assigned to them in the Loan Guarantee Agreement. All insurance requirements in this Schedule 6.3 are subject to the qualification, contained in Section 6.3 of the Loan Guarantee Agreement, that such coverages, endorsements and/or waivers are available from time to time on commercially reasonable terms, conditions and price.
Section I. Insurance during Construction

(a)
Required Insurance. The Borrower, on its own behalf and as agent for the other Owners, shall maintain at the expense of the Owners, or shall cause any construction contractor to maintain, the following insurance policies, with not less than the limits and coverage provisions set forth in this Section I(a):

1. NEIL Builder’s Risk Policy No. BR10-001 (“Builder’s Risk”), substantially in the form attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.
2. Global cargo transit insurance Layered Program Policy Number B0509JQ046809 (“Cargo”), substantially in the form attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.
3. Delay in startup insurance (“DSU”) provided under the Builder’s Risk and Cargo insurance policies described in subsections (a)(1) and (a)(2) above.
4. Owner-Controlled Insurance Program (“OCIP”) Policy Numbers GLO5477145 and WC5477146 (Zurich), 7275653 (National Union), MNU754229/01/2010 (Axis), WCSINAT50011710 (Starr), US00012178LI10A (XL America), and IE00014117LI10A (XL Dublin), substantially in the forms attached to the Borrower Certificate delivered pursuant to Section 4.1.14(a) of the Loan Guarantee Agreement.
5. Sudden and accidental pollution insurance policy with respect to the Project with a limit of not less than $2,000,000 per occurrence, $4,000,000 aggregate until Final Completion (as defined in the Construction Completion Agreement). Such coverage may be included in the OCIP coverage.

(a)
Endorsements to Policies. Borrower shall use commercially reasonable efforts to ensure that all insurance policies (except as indicated otherwise in items 1 and 3 below) described in Section I(a) above are endorsed as follows:

1.	to provide a severability of interests or cross liability clause (only for liability policies under the OCIP coverage);

Schedule 6.3 - Page 1

2.	to provide that such policy shall be primary and not excess to or contributing with any insurance or self‑insurance maintained by the Secured Parties;

3.	with respect to the Builder’s Risk coverage maintained by the Borrower, on its own behalf and as agent for the other Owners, to name the Secured Parties as additional insureds;

4.
with respect to insurance policies maintained by any Third Party, to waive any rights by the insurance carriers to subrogate against the Borrower or the Secured Parties, and with respect to insurance policies maintained by the Borrower, to waive any rights by all insurance carriers to subrogate against the Secured Parties; and

5.
The Borrower, on its own behalf and as agent for the other Owners, shall use commercially reasonable efforts to provide that no policy cancellations or material changes that reduce coverage on the Secured Parties’ interests (other than any such policy cancellations with respect to the Builder’s Risk, Cargo and DSU coverages) shall become effective except upon at least 30 days prior written notice to DOE.

6.
The Borrower, on its own behalf and as agent for the other Owners, shall use commercially reasonable efforts to provide that no policy cancellations of the Builder’s Risk, Cargo and DSU coverages can be made unless for non-payment of premium, for which the Borrower will use commercially reasonable efforts to require the insurer to give at least 10 days prior written notice to DOE.

Section II. Insurance during Operation

(a)
Required Insurance. The Borrower, on its own behalf and as agent for the other Owners, shall, or shall cause the Operator to, procure at the expense of the Owners and maintain in full force and effect the following insurance policies with respect to the Project with not less than the limits and coverage provisions set forth in this Section II(a). Coverage required by this Section II(a) shall be effective with no lapse of coverage between the expiration/cancellation of the NEIL Builder’s Risk policy and placing into effect the nuclear property damage insurance policy (Section II(a)(1) below) from (1) Final Completion (as defined in the Construction Completion Agreement), (2) such other date that is consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants, or (3) as otherwise mutually agreed upon by the Borrower and DOE (following consultation with the Insurance Advisor); provided, however, that nuclear-related insurance coverages shall be put into effect whenever required by the regulations of the NRC.

1.
Nuclear property damage insurance in accordance with the regulations of the NRC and otherwise consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

Schedule 6.3 - Page 2

2.
Nuclear accidental outage insurance related to any property damage that causes an interruption of operations, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

3.
Nuclear suppliers and transporters liability insurance not covered under the nuclear liability insurance (Section II(a)(5) below), consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

4.
The following conventional (non-nuclear) liability insurance, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants: government-mandated workers’ compensation, employer’s liability, general liability, automobile liability and excess liability.

5.	Nuclear liability insurance coverage in accordance with the regulations of the NRC.

6.	Nuclear worker liability insurance, consistent with the then-current generally accepted practices of owners and operators of U.S. commercial nuclear power plants.

(b)
Endorsements to Policies. The Borrower, on its own behalf and as agent for the other Owners, shall use commercially reasonable efforts to provide that all insurance policies (except as indicated otherwise in items 1 and 3 below) maintained by Borrower and Operator pursuant to Section II(a) are endorsed to:

1.	provide a severability of interest or cross liability clause (on general liability coverage only);

2.	provide that the insurance shall be primary and not excess to or contributing with any other insurance or self‑insurance maintained by the Secured Parties;

3.	except for any workers’ compensation and employer’s liability insurance, name the Secured Parties as additional insureds;

4.
contain provisions that no policy cancellations or material changes that reduce coverage on the Secured Parties’ interests (other than any such policy cancellations with respect to the nuclear property damage insurance coverage (Section II(a)(1) above)) shall become effective except upon at least 30 days prior written notice to DOE;

5.
contain provisions that no policy cancellations of the nuclear property damage insurance coverage (Section II(a)(1) above) can be made unless for non-payment of premium, for which the Borrower will use commercially reasonable efforts to require the insurer to give at least 10 days prior written notice to DOE; and

Schedule 6.3 - Page 3

6.	waive any subrogation rights that the insurers may have against the Secured Parties.

(c)
Evidence of Insurance. The Borrower, on its own behalf and as agent for the other Owners, shall, or shall cause the Operator, upon request from DOE from time to time, to deliver to DOE evidence of insurance required to be maintained by the Borrower or Operator under this Section II, including certificates of insurance and, when available, at DOE’s request, certified copies of any insurance policies.

Section III. General Conditions applying to all Insurance Required under Sections I and II

(a)	Retrospective Rated Policies. It is understood and agreed that certain policies are rated on a retrospective rated basis which is acceptable.

(b)
Non-renewal; Tail Coverage. In the event that any policy required to be maintained by Borrower pursuant to this Schedule 6.3 is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Borrower shall use commercially reasonable efforts to obtain for each such policy or policies a ten-year extended reporting period coverage (“Tail Coverage”) dated back to the original effective date of such coverage. Borrower shall provide DOE with evidence of any such Tail Coverage.

Schedule 6.3 - Page 4

Schedule 6.11(h)(i)
to Amended and Restated Loan Guarantee Agreement

DAVIS-BACON ACT WAGE DETERMINATION(S)28

1.
For all construction (as defined in DOL regulations at 29 CFR 5.2 to include installation where appropriate, hereinafter “construction”) under this Agreement and subcontracts hereunder, incorporate the following “Heavy” wage determination schedule and conformances: GA90 Modification 0 (1/03/14), found at: https://www.wdol.gov/wdol/scafiles/archive/davisbacon/2014/ga90.r0, and attached hereto as Exhibit 1.

2.
For all construction under this Agreement and subcontracts hereunder, on sheltered enclosures with walk-in access for the purpose of housing persons, machinery, equipment, incorporate the following “Building” wage determination schedule: GA126 Modification 1 (1/17/14) found at https://www.wdol.gov/wdol/scafiles/archive/davisbacon/2014/ga126.r1, and attached hereto as Exhibit 2.

3.
For all construction under this Agreement and subcontracts hereunder, on paved roads and other paved surfaces, please use GA7 Modification 0 (1/3/14) “Highway” schedule found at https://www.wdol.gov/wdol/scafiles/archive/davisbacon/2014/ga7.r0, and attached hereto as Exhibit 3.

___________________

[28]	To be updated as necessary with conformed wage classifications.

Schedule 6.11(h)(i) - Page 1

Exhibit 1

General Decision Number: GA140090 01/03/2014 GA90
Superseded General Decision Number: GA20130090
State: Georgia
Construction Type: Heavy
Heavy Construction, Includes Water and Sewer Lines, and Heavy Construction on Treatment Plant Sites and Industrial Sites (Refineries, Power Plants, Chemical and Manufacturing Plants, Paper Mills, Etc.)
Counties: Burke, McDuffie and Richmond Counties in Georgia.
Modification Number              Publication Date
0                         01/03/2014
* ELEC1579-002 10/01/2013

	Rates	Fringes
ELECTRICIAN	$23.00	11.40

ENGI0474-029 07/01/2013

BURKE & RICHMOND COUNTIES

	Rates	Fringes
POWER EQUIPMENT OPERATOR:
Crane: 119 Tons and Under	$24.55	12.30
Crane: 120 to 249 Tons	$25.55	12.30
Crane: 250 to 499 Tons	$26.55	12.30
Crane: 500 Tons and Larger	$27.55	12.30
Mechanic	$24.55	12.30

ENGI0926-032 07/01/2013

MCDUFFIE COUNTY

Schedule 6.11(h)(i) - Page 2

	Rates	Fringes
POWER EQUIPMENT OPERATOR: Crane, Mechanic	$27.88	10.13
SUGA2012-108 08/11/2012
	Rates	Fringes
CARPENTER (Form Work Only)	$15.44	0.00
CARPENTER, Excludes Form Work	$14.76	0.00
CEMENT MASON/CONCRETE FINISHER	$16.96	0.00
IRONWORKER, REINFORCING	$13.30	1.66
LABORER: Common or General	$9.84	0.00
LABORER: Pipelayer	$9.48	0.00
OPERATOR: Backhoe/Excavator/Trackhoe	$12.80	0.00
OPERATOR: Bulldozer	$14.58	0.00
OPERATOR: Grader/Blade	$20.24	0.00
OPERATOR: Loader	$16.59	4.13
OPERATOR: Piledriver	$18.72	2.06
OPERATOR: Roller	$12.04	0.69
TRUCK DRIVER: Dump Truck	$12.79	0.00
TRUCK DRIVER: Lowboy Truck	$17.28	1.84

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Schedule 6.11(h)(i) - Page 3

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).
The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.
Union Identifiers
An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example: PLUM0198-005 07/01/2011. The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.
Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.
0000/9999: weighted union wage rates will be published annually each
January. Non-Union Identifiers
Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data. Example: SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination. A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.
Survey wage rates will remain in effect and will not change until a new survey is conducted.
WAGE DETERMINATION APPEALS PROCESS
1. Has there been an initial decision in the matter? This can be:
an existing published wage determination
a survey underlying a wage determination

Schedule 6.11(h)(i) - Page 4

a Wage and Hour Division letter setting forth a position on a wage determination matter a conformance (additional classification and rate) ruling
On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.
With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:
Branch of Construction Wage Determinations
Wage and Hour Division
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210
2.If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:
Wage and Hour Administrator
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210
The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.
3.If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:
Administrative Review Board
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210
4.All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

Schedule 6.11(h)(i) - Page 5

RE:	Project No.: Units 3 and 4 of Vogtle Electric Plant
Wage Decision No.: GA140090 Mod. 0
Location: Burke County, GA
WHD Number: 4790

PROPOSED CLASSIFICATIONS	PROPOSED HOURLY RATE	FRINGE BENEFITS
Asbestos Worker/Insulator	$23.92	$12.04
Millwright	$26.95	$11.55
Sprinkler Fitter	$25.99	$15.87
Mechanic Services	$18.21	$12.35
Machinist	$26.95	$11.55
Well Driller	$24.55	$12.35
The request for Mechanic Services is not approved because the work to be performed by this classification may be performed by a classification already included in the wage decision [see 29 C.F.R., section 5.5(a)(1)(ii)(A)(1)]. The appropriate classification is Mechanic at a rate of $24.55 per hour plus $12.30 in fringe benefits and shall be paid to all workers performing work in the classification under this contract from the first day on which work is performed.
The Machinist is not subject as the Davis-Bacon Act provides that prevailing wages are to be paid to all mechanics and laborers employed directly upon the site of work. The regulations [see 29 C.F.R., section 5.2(1)] define the site of work as limited to the physical place or places where the construction called for in the contract will remain when work on it is completed and other adjacent or nearby property used in the construction.
The remaining classifications and wage rates are approved and the wage rates proposed must be paid to all workers performing work within the classifications under this contract from the first day work is performed.

Schedule 6.11(h)(i) - Page 6

RE:    Construction of Units 3 and 4 at Vogtle Electric Generating Plant Site
Wage Decision No.: GA140090 MOD 0
Location: Burke County, Georgia
WHD Number: 2509

The proposed additional classifications and wage rates are:

PROPOSED CLASSIFICATIONS	BASIC HOURLY RATE	FRINGE BENEFITS
Laborer: Air Compressor	$10.00	$0.00
Laborer: Hydroblast/Hydrolaser	$10.00	$0.00
Laborer: Nozzleman (on vacuum truck)	$10.00	$0.00
Operator: Vacuum Truck	$12.80	$0.00

The above conformed classifications and wage rates are approved and the wage rates proposed must be paid to all workers performing work within the classifications under this contract from the first day work is performed.

Schedule 6.11(h)(i) - Page 7

Exhibit 2

General Decision Number: GA140126 01/17/2014 GA126

Superseded General Decision Number: GA20130126

State: Georgia

Construction Type: Building

County: Burke County in Georgia.

Modification Number              Publication Date
            0                                          01/03/2014
            1                                          01/17/2014

BOIL0026-001 01/01/2013

	Rates	Fringes
BOILERMAKER	$24.91	19.69
* ELEV0032-001 01/01/2014

	Rates	Fringes
ELEVATOR MECHANIC	$36.96	26.785 +a+b

PAID HOLIDAYS:

*    a. New Year’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day, the Friday after Thanksgiving, and Christmas Day.

*    b. Employer contributes 8% of regular hourly rate to vacation pay credit for employee who has worked in business more than 5 years; 6% for less than 5 years’ service.

ENGI0474-003 07/01/2013
	Rates	Fringes
POWER EQUIPMENT OPERATOR: Backhoe/Excavator, Bobcat/Skid Steer/Skid Loader, Bulldozer, Forklift (under 15 tons), and Loader Crane (over 10 tons) and Forklift	$22.72	12.30
(15 tons and over)	$24.55	12.30
Crane (over 120 tons)	$25.55	12.30
Crane (over 250 tons)	$26.55	12.30
Oiler	$20.38	12.30

Schedule 6.11(h)(i) - Page 8

PLUM0150-006 10/01/2012
	Rates	Fringes
PLUMBER/PIPEFITTER	$22.94	12.71

SHEE0085-003 08/01/2012
	Rates	Fringes
SHEET METAL WORKER (Including HVAC Duct
Installation; Excluding Metal Roof Installation)	$28.34	11.55

SUGA2012-033 08/11/2012
	Rates	Fringes
BRICKLAYER	$16.00	0.00
CARPENTER, Includes Drywall Hanging and Metal Stud Installation	$15.28	0.00
CEMENT MASON/CONCRETE FINISHER	$16.58	0.00
DRYWALL FINISHER/TAPER	$17.00	0.00
ELECTRICIAN	$19.71	3.60
HVAC MECHANIC (Installation of HVAC Unit Only, Excludes Installation of HVAC Pipe and Duct)	$18.00	3.89
IRONWORKER, REINFORCING	$17.94	0.00
IRONWORKER, STRUCTURAL	$20.00	0.35
LABORER: Common or General	$10.25	0.32
LABORER: Mason Tender – Brick	$9.00	0.00
LABORER: Pipelayer	$12.00	0.23
OPERATOR: Grader/Blade	$17.52	0.00
PAINTER: Brush, Roller and Spray	$16.00	1.62
ROOFER (Installation of Metal Roofs Only)	$15.02	0.00
ROOFER, Excludes Installation of Metal Roofs	$10.76	0.00
TILE FINISHER	$10.31	0.00
TILE SETTER	$19.50	0.00
TRUCK DRIVER: Dump Truck	$12.70	0.00
TRUCK DRIVER: Lowboy Truck	$17.41	0.00

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Schedule 6.11(h)(i) - Page 9

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.

Union Identifiers

An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example: PLUM0198-005 07/01/2011. The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.
Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.
0000/9999: weighted union wage rates will be published annually each January.

Non-Union Identifiers
Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data. Example: SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination. A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.
Survey wage rates will remain in effect and will not change until a new survey is conducted.
WAGE DETERMINATION APPEALS PROCESS
1.) Has there been an initial decision in the matter? This can be:
an existing published wage determination
a survey underlying a wage determination

Schedule 6.11(h)(i) - Page 10

a Wage and Hour Division letter setting forth a position on a wage determination matter a conformance (additional classification and rate) ruling
On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.
With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:
Branch of Construction Wage Determinations
Wage and Hour Division
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210
If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

            Branch of Construction Wage Determinations
            Wage and Hour Division
            U.S. Department of Labor
            200 Constitution Avenue, N.W.
            Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:
Wage and Hour Administrator
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

Schedule 6.11(h)(i) - Page 11

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:
Administrative Review Board
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

================================================================

END OF GENERAL DECISION

Schedule 6.11(h)(i) - Page 12

Exhibit 3

General Decision Number: GA140007 01/03/2014 GA7

Superseded General Decision Number: GA20130007

State: Georgia

Construction Type: Highway

Counties: Burke, Columbia, Glascock, Hancock, Jefferson,
Jenkins, Lincoln, McDuffie, Richmond, Taliaferro, Warren,
Washington and Wilkes Counties in Georgia.

HIGHWAY CONSTRUCTION PROJECTS

Modification Number                                                         Publication Date
           0                                                                                01/03/2014

SUGA2011-007 03/07/2011

Rates	Fringes
CARPENTER	$11.45

CEMENT MASON/CONCRETE FINISHER	$11.46

LABORER
Asphalt Raker	$11.00
Asphalt Screed Person	$10.50
Common or General	$8.93
Form Setter	$10.35
Guardrail Erector	$13.50
Milling Machine Ground Person	$10.00
Pipe Layer	$10.20

POWER EQUIPMENT OPERATOR:
Asphalt Distributor	$14.10
Asphalt Paver/Spreader	$12.00
Backhoe/Excavator	$10.80
Bulldozer	$11.60
Compactor	$10.00
Crane/Dragline	$17.50
Front End Loader	$10.70
Material Transfer Vehicle (Shuttle Buggy)	$11.30

Schedule 6.11(h)(i) - Page 13

Mechanic	$12.75
Milling Machine	$11.50
Motorgrader Fine Grade	$14.55
Motorgrader/Blade	$16.00
Roller	$10.00
Water Truck	$11.25

TRUCK DRIVER
26,000 GVW & Under	$10.79
26,001 GVW & Over	$12.75
----------------------------------------------------------------

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

================================================================

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

----------------------------------------------------------------

The body of each wage determination lists the classification and wage rates that have been found to be prevailing for the cited type(s) of construction in the area covered by the wage determination. The classifications are listed in alphabetical order of “identifiers” that indicate whether the particular rate is union or non-union.

Union Identifiers

An identifier enclosed in dotted lines beginning with characters other than “SU” denotes that the union classification and rate have found to be prevailing for that classification. Example: PLUM0198-005 07/01/2011. The first four letters , PLUM, indicate the international union and the four-digit number, 0198, that follows indicates the local union number or district council number where applicable , i.e., Plumbers Local 0198. The next number, 005 in the example, is an internal number used in processing the wage determination. The date, 07/01/2011, following these characters is the effective date of the most current negotiated rate/collective bargaining agreement which would be July 1, 2011 in the above example.

Union prevailing wage rates will be updated to reflect any changes in the collective bargaining agreements governing the rates.

0000/9999: weighted union wage rates will be published annually each January.

Schedule 6.11(h)(i) - Page 14

Non-Union Identifiers

Classifications listed under an “SU” identifier were derived from survey data by computing average rates and are not union rates; however, the data used in computing these rates may include both union and non-union data. Example: SULA2004-007 5/13/2010. SU indicates the rates are not union majority rates, LA indicates the State of Louisiana; 2004 is the year of the survey; and 007 is an internal number used in producing the wage determination. A 1993 or later date, 5/13/2010, indicates the classifications and rates under that identifier were issued as a General Wage Determination on that date.

Survey wage rates will remain in effect and will not change until a new survey is conducted.

----------------------------------------------------------------

                              WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

* an existing published wage determination
* a survey underlying a wage determination
* a Wage and Hour Division letter setting forth a position on a wage determination matter
* a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations
Wage and Hour Division
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

Schedule 6.11(h)(i) - Page 15

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

================================================================

END OF GENERAL DECISION

Schedule 6.11(h)(i) - Page 16

Schedule 7.4
to Amended and Restated Loan Guarantee Agreement

PROVISIONS OF CERTAIN PROJECT DOCUMENTS
NOT TO BE AMENDED WITHOUT DOE CONSENT

a.	Development Agreement

i.	Section 1.4 (Ownership of Additional Units as Tenants in Common);

ii.	Section 1.5 (Authorization of Georgia Power as Agent for the Participating Parties) (third sentence, which provides the standards of Agent conduct);

iii.	Section 2.1 (Grant of Right to Use Existing Resources);

iv.	Exhibit A (Identified Sites);

b.	Ownership Agreement

i.	Section 4.1 (Tenants in Common);

ii.	Section 4.2 (Alienation and Assignment);

iii.	Section 4.9(c) (Property Rights);

iv.	Section 7.7 (Non-Payment);

v.	Section 7.10 (Right of Lenders to Make Payments);

vi.	Definition of “Additional Unit Property”;

vii.	Definition of “Additional Unit Properties”;

viii.	Definition of “Additional Unit”;

ix.	Definition of “Additional Units”;

x.	Definition of “Agent”;

xi.	Definition of “COL”;

xii.	Definition of “Commercial Operation”;

xiii.	Definition of “Cost of Construction”;

xiv.	Definition of “Decommissioning”;

xv.	Definition of “ESP”;

Schedule 7.4 - Page 1

xvi.	Definition of “Existing Unit Ownership Agreement”;

xvii.	Definition of “Existing Units”;

xviii.	Definition of “Final Percentage Interest”;

xix.	Definition of “Identified Site”;

xx.	Definition of “Identified Sites”;

xxi.	Definition of “Initial Percentage Interest”;

xxii.	Definition of “Major Milestone”;

xxiii.	Definition of “Maximum Binding Percentage”;

xxiv.	Definition of “Minimum Binding Percentage”;

xxv.	Definition of “Ownership Interest”;

xxvi.	Definition of “Party”;

xxvii.	Definition of “Participating Party”;

xxviii.	Definition of “Participating Parties”;

xxix.	Definition of “Plant Vogtle”;

xxx.	Definition of “Related Facilities”;

xxxi.	Definition of “Supplemental Percentage Interest”;

xxxii.	Definition of “Uniform System of Accounts”;

xxxiii.	Definition of “Weighted Ownership Interest in Plant Vogtle”;

xxxiv.	Exhibit A-1 (Description of Identified Sites);

c.	Operating Agreement

i.	Article II (Operating Agent);

ii.	Section 3.1 (Operation);

iii.	Section 3.3 (Agreements to Recognize Successor Agent);

iv.	Section 3.4 (Agreements to Acknowledge Information Rights);

d.	Nuclear Managing Board Agreement

Schedule 7.4 - Page 2

i.	Section 5.1.1 (Information to be Provided to the Participants) (last sentence);

ii.	Section 5.6 (Civil Penalties and Meetings);

e.	Declaration of Covenants

i.	Section 9(e) (Notice) (last paragraph);

f.	Nuclear Operating Agreement:

i.	Sections 2.7.2 (initial paragraph) and 2.7.2.1 (Contracts with Non-affiliated Third Parties);

ii.	Section 3.6 (Management Audit);

iii.	Section 3.7 (Civil Penalties and Meetings);

iv.	Section 5.1.7 (Right to Audit Costs and Inspect Records);

v.	Section 6.3 (Safeguards Information) (with respect to the last sentence only);

vi.	Section 6.1(b) (Confidentiality);

vii.	Section 10.1 (Termination) (lead-in paragraph; clauses (i) and (ii));

viii.	Section 11.8 (Sale or Disposal of Property);

ix.	Section 11.13 (Third-Party Beneficiaries);

g.	Letter Agreement for Construction Services:

i.	Section 3(a) (Assignment to Successor/Replacement of Co-owners’ Agent);

ii.	Section 3(c) (Vendor and Supplier Confidential Information);

iii.	Section 6 (Audit Obligations);

iv.	Section 7 (Third-Party Beneficiaries);

v.	Section 8 (Term and Termination) (second paragraph and clauses (i) and (ii)); and

v.i	Section 9 (Plant Access and Safety Conscious Work Environment) (with respect to the last sentence only).

Schedule 7.4 - Page 3

Schedule 10.1
to Amended and Restated Loan Guarantee Agreement

ADDRESSES
If to the Guarantor:

United States Department of Energy
Loan Programs Office
1000 Independence Avenue, SW
Washington, D.C. 20585
Attention: Director, Portfolio Management
Facsimile: (202) 287-5816
Email: lpo.portfolio@hq.doe.gov

with copies to:

United States Department of Energy
Loan Programs Office
1000 Independence Ave., SW
Washington, D.C. 20585
Attention: Chief Counsel, Legal Division
Email: lpolegalnotices@hq.doe.gov
Telephone: (202) 586-4852

If to FFB:

The Federal Financing Bank
Main Treasury Building
1500 Pennsylvania Ave, NW
Washington, DC 20220
Attention: Chief Financial Officer
Telephone: (202) 622-2470
Facsimile: (202) 622-0707

If to the Collateral Agent:

PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, KS 66210
Attention: Government Services
Telephone: (913) 253-9000
Facsimile: (888) 706-3565
Email address: mls.doe@midlandls.com

with a copy to (which copy shall not constitute notice):

Schedule 10.1 - Page 1

PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, KS 66210
Attention: General Counsel
Telephone: (913) 253-9000
Facsimile: (888) 706-3565
Email address: governmentservices@midlandls.com

If to the Borrower:

Georgia Power Company
241 Ralph McGill Blvd.
BIN 10240
Atlanta, GA 30308
Attention: Office of the General Counsel
Facsimile: 404-506-2725
Email: mmlackey@southernco.com

If to the Operator:

Southern Nuclear Operating Company, Inc.
c/o Balch & Bingham LLP
1710 Sixth Avenue North
Birmingham, AL 35203-2015
Attention: Stan Blanton, Partner
Facsimile: (205) 488-5879
Email: SBLANTON@balch.com

If to OPC:

Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, Georgia 30034-5336
Attention: Chief Financial Officer
Facsimile: 770-270-7977
Email: betsy.higgins@opc.com

With a copy to:

Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, GA 30084-5336
Attention: General Counsel
Facsimile: 770-270-7977

Schedule 10.1 - Page 2

Email: annalisa.bloodworth@opc.com

If to MEAG:

Municipal Electric Authority of Georgia
1470 Riveredge Pkwy, NW
Atlanta, Georgia 30328-4686
Attention: President and CEO
Facsimile: 866-422-2976
Email: jfuller@meagpower.org

With a copy to:

Municipal Electric Authority of Georgia
1470 Riveredge Pkwy, NW
Atlanta, Georgia 30328-4686
Attention: Senior Vice President & General Counsel
Facsimile: 866-422-2976
Email: pdegnan@meagpower.org

Schedule 10.1 - Page 3